As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-221224

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banco Santander (México), S.A., Institución de Banca Múltiple,

Grupo Financiero Santander México

(Exact Name of Registrant as Specified in Its Charter)

United Mexican States	3711	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Banco Santander (México), S.A., Institución de Banca Múltiple,

Grupo Financiero Santander México
Avenida Prolongación Paseo de la Reforma 500

Colonia Lomas de Santa Fe

Delegación Álvaro Obregón

01219 Mexico City

Tel. No.: +(52) 55-5257-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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Banco Santander S.A. New York Branch 45 E. 53rd Street Attn: James H. Bathon, Chief Legal Officer Tel. No.: 212-350-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

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Copy to:

Nicholas A. Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel. No.: 212-450-4000	Fernando Borja Mujica Avenida Prolongación Paseo de la Reforma 500 Colonia Lomas de Santa Fe Delegación Álvaro Obregón 01219 Mexico City Tel. No.: +(52) 55-5257-8000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)                                  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)                       ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company             ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount Of Registration Fee(4)
Series B shares in the form of American depositary shares(5)	1,698,594,651	Not applicable	U.S.$3,034,608,360	U.S.$ 377,808.74(6)
(1)	This Registration Statement relates to Series B shares of the Registrant, par value Ps.3.780782962 per share (the “SanMex shares”), to be issued to holders of Series B shares, par value Ps.3.780782962 per share (the “GFSM shares”), of Grupo Financiero Santander México, S.A.B. de C.V., a Mexican publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) (“GFSM”), in connection with the proposed merger of GFSM with and into the Registrant.

(2)	Represents the number of SanMex shares expected to be issued to shareholders other than Banco Santander, S.A. based on an exchange ratio of one (1) SanMex share for each GFSM share outstanding. The remainder of the securities to be issued in connection with the proposed merger are not registered under this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (referred to as the Securities Act) and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The aggregate offering price of the SanMex shares was calculated as follows: (a) 1,698,594,651, the estimated number of GFSM shares held by shareholders other than Banco Santander, S.A. to be cancelled and exchanged for the Registrant’s shares, multiplied by (b) Ps.34.36, the average of the high and low prices of the GFSM shares on the Bolsa Mexicana de Valores, S.A.B. de C.V. on October 24, 2017, divided by (c) Ps.19.2327, the Mexican peso to U.S. dollar exchange rate on October 24, 2017, as reported on Bloomberg.

(4)	Calculated at a rate equal to 0.0001245 multiplied by the proposed maximum aggregate offering price.
(5)	ADSs representing the GFSM shares registered on Form F-6 (File No. 333-183694) will become ADSs representing the SanMex shares upon the effectiveness of the Merger, when the GFSM shares underlying the ADSs are substituted for SanMex shares.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS

Merger of Grupo Financiero Santander Mexico, S.A.B. de C.V. with and into
Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México

Banco Santander (México), S.A., Institución de Banca Múltiple,
Grupo Financiero Santander México
(incorporated in the United Mexican States as a sociedad anónima)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

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This prospectus relates to the Series B shares (“SanMex shares”) of Banco Santander (México), S.A. Institución de Banca Múltiple, Grupo Financiero Santander México (“SanMex”), to be issued by SanMex to holders of Series B shares (“GFSM shares”) of Grupo Financiero Santander México, S.A.B. de C.V. (“GFSM”) subject to certain conditions in connection with the proposed merger of GFSM with and into SanMex, a substantially wholly owned subsidiary of GFSM organized under Mexican law (the “Merger”).

The Merger is part of a reorganization of the Group. The purpose of the Merger is to allow the controlling shareholder of the Group, Banco Santander, S.A. (“Banco Santander Parent”), to include in its capital for bank regulatory purposes the minority interests in the Group, as more fully described below. The business carried out by SanMex and its subsidiaries following the Merger will be the same as the business currently carried out by GFSM and its subsidiaries prior to the Merger; however, as more fully described below, immediately following the Merger, SanMex will sell all of the shares of Casa de Bolsa (as defined herein) owned by it as a result of the Merger to a new holding company to be incorporated in Mexico by Banco Santander Parent pursuant to the Mexican Financial Groups Law (the “New HoldCo”). Casa de Bolsa represented 0.08% of the Group’s net income in the year ended December 31, 2016 and 0.96% of the Group’s shareholders’ equity at that date. As part of the reorganization, Banco Santander Parent will own 99.99% of the New HoldCo, which will in turn own 74.96% of the outstanding shares of SanMex and 99.99% of the outstanding shares of Casa de Bolsa. In this prospectus, “Group” refers to the economic entity currently represented by GFSM and its subsidiaries prior to the Merger which, following the Merger, will be represented by SanMex and its subsidiaries, as the context requires. Subject to requisite shareholders’ approval, GFSM shareholders will receive in the Merger one (1) SanMex share for each GFSM share that they hold.

Holders of GFSM shares are to vote on the Merger and certain related transactions at an ordinary and extraordinary general meeting of GFSM shareholders scheduled for early December 2017. The Merger must be approved at the ordinary and extraordinary general meeting of GFSM shareholders with the affirmative vote of holders of at least 50% of the share capital of GFSM, provided that at least 75% in a first call, or 50% in a second call, of the issued share capital is represented at the meeting. The Merger is subject to the satisfaction and/or waiver of certain conditions, including obtaining all of the required governmental authorizations.

At June 30, 2017, Banco Santander Parent owned 74.97% of GFSM’s share capital and has expressed its intention to vote to approve the Merger.

Upon effectiveness of the Merger, the pre-Merger shareholders of GFSM will hold substantially the same percentage of SanMex shares as they held of GFSM shares before the Merger. Assuming the GFSM shareholders approve the Merger and the conditions to closing are satisfied, the Merger will become fully effective as of the date on which the minutes of the shareholders’ meetings of GFSM and SanMex at which shareholders approved the Merger (the “merger resolutions”) are registered in Mexico’s Public Registry of Commerce. See “The Merger—Effectiveness of the Merger.”

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. If you hold GFSM shares through an intermediary such as a broker/dealer or clearing agency, you should consult with that intermediary about how to obtain information on the relevant shareholders’ meeting of GFSM.

SanMex will apply to list the SanMex shares and American Depositary Shares, or ADSs, on the NYSE, where trading is expected to commence on the first business day following the effectiveness of the Merger. SanMex has applied for admission to listing and trading of the SanMex shares on the Bolsa Mexicana de Valores, S.A.B. de C.V. (“BMV”). The listing on the BMV is expected to occur shortly following the effectiveness of the Merger, subject to the approval by the Mexican competent authorities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, passed on the merits or fairness of the transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We encourage you to read this prospectus carefully in its entirety, including the “Risk Factors” section that begins on page 13.

Prospectus dated December 1, 2017

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WHERE YOU CAN FIND MORE INFORMATION

SanMex has filed a registration statement on Form F-4 (including exhibits, schedules and amendments) to register with the SEC the SanMex shares to be issued in the Merger. This prospectus is a part of that registration statement on Form F-4. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information included in the registration statement. You should refer to the registration statement on Form F-4 (File No. 333-221224), for information omitted from this prospectus.

GFSM files annual reports on Form 20-F and furnishes reports to the SEC on Form 6-K under the rules and regulations that apply to foreign private issuers. SanMex is not yet subject to the reporting requirements of the Exchange Act and, therefore, has not yet filed any annual reports on Form 20-F or furnished any reports on Form 6-K; however, SanMex will commence filing and furnishing such reports immediately upon consummation of the Merger. As foreign private issuers, GFSM, SanMex and their shareholders are exempt from some of the reporting requirements of the Exchange Act, including the proxy solicitation rules, the rules regarding the furnishing of annual reports to stockholders and Section 16 short-swing profit reporting for officers, directors and holders of more than 10% of a company’s shares. The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. You may refer to the public filings of GFSM and SanMex that are available on the website of the SEC to obtain updated information following the effectiveness of the Merger.

You may read and copy any materials filed by GFSM and SanMex with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1-800-SEC-0330. Investors may also inspect and copy this material at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, NY 10005. In addition to the public reference facilities maintained by the SEC and the NYSE, investors may obtain the registration statement, upon written request, from JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), at its corporate trust office located at the address set forth below.

GFSM provides annual reports in English of all notices relating to meetings of its shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication made generally available to shareholders. The Depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The Depositary will mail copies of those notices, reports and communications to you if we ask the Depositary to do so and furnish sufficient copies of materials for that purpose.

GFSM also files annual and quarterly reports and other information, all of which is in Spanish, with the Mexican Stock Exchange in accordance with the requirements applicable to issuers of securities registered with the RNV maintained by the CNBV.

You may also request a copy of such documents at no cost by calling or writing to Grupo Financiero Santander México, S.A.B. de C.V., Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219 Mexico City, Telephone: +(52) 55-5257-8000, no later than November 22, 2017 or five business days before the date of the GFSM ordinary and extraordinary general meeting.

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You should rely only on the information contained in this prospectus to vote on the Merger. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering the Series B shares only in jurisdictions where permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the date of the effectiveness of the Merger.

This prospectus is made available by SanMex in connection with the Merger pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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This prospectus does not constitute an offer to buy, sell or exchange securities or a solicitation of an offer to buy, sell or exchange any securities in Mexico or a solicitation of a proxy under Mexican law. This prospectus is not a prospectus or an offer document within the meaning of Mexican law and the rules of Comisión Nacional Bancaria y de Valores (“CNBV”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which GFSM has already filed with or furnished to the SEC:

1.	Annual report of GFSM on Form 20-F for the fiscal year ended December 31, 2016 filed on April 28, 2017.

2.	GFSM’s report on Form 6-K filed on October 30, 2017 (first report on such day) relating to GFSM’s second quarter 2017 results, including its financial statements prepared in accordance with IFRS at and for the six months ended June 30, 2017 (“GFSM Q2 Form 6-K”).

3.	GFSM’s report on Form 6-K filed on October 30, 2017 (second report on such day) containing SanMex’s financial statements prepared in accordance with IFRS at and for the six months ended June 30, 2017 and at and for the years ended December 31, 2016, 2015 and 2014 (“SanMex Form 6-K”).

4.	GFSM’s report on Form 6-K filed on November 16, 2017 containing reconciliations of Mexican GAAP to IFRS for each of GFSM and SanMex as of and for the nine-month period ended September 30, 2017 and unaudited pro forma condensed consolidated financial information as of and for the nine-month period ended September 30, 2017.

While GFSM has prepared its consolidated financial statements as of and for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 included in its annual report on Form 20-F and incorporated by reference in this prospectus in accordance with International Financial Reporting Standards, or IFRS, data reported by the CNBV for the Mexican financial sector as a whole as well as individual financial institutions in Mexico, including GFSM, is prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to GFSM’s results prepared in accordance with IFRS. Unless otherwise indicated, all financial information provided in GFSM’s annual report on Form 20-F has been prepared in accordance with IFRS. However, unless otherwise indicated, GFSM’s financial information provided in any reports on Form 6-K incorporated by reference in this prospectus are prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to its results prepared in accordance with IFRS. IFRS differs in certain significant respects from Mexican Banking GAAP. For a discussion of the most significant differences between Mexican Banking GAAP and IFRS as they relate to us, see note 1.b to GFSM’s consolidated financial statements included in its annual report on Form 20-F for the year ended December 31, 2016 and incorporated by reference in this prospectus.

All subsequent reports that we or GFSM file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We and GFSM may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in this prospectus or in the most recent document incorporated by reference herein.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Avenida Prolongación Paseo de la Reforma 500

Colonia Lomas de Santa Fe

Delegación Álvaro Obregón

01219 Mexico City

Telephone: +(52) 55-5257-8000

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the Merger and the ordinary and extraordinary general shareholders’ meeting of GFSM called to vote on the Merger and brief answers to those questions. SanMex and GFSM urge you to read carefully the remainder of this prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the ordinary and extraordinary general meeting. Please see “Where You Can Find More Information.”

References in this prospectus to “SanMex,” “we,” “us,” or “our” refer to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, a company organized under the laws of Mexico. References in this prospectus to “GFSM” or “the Group” refer to Grupo Financiero Santander México, S.A.B. de C.V., a publicly traded variable capital stock corporation organized under the laws of Mexico. References to “the Group” refer to GFSM and its consolidated subsidiaries prior to the Merger and to SanMex and its consolidated subsidiaries after the Merger, as the context requires. References to “shareholders” refer to holders of shares of GFSM and SanMex and holders of American Depositary Shares (“ADSs”) representing the shares of GFSM and SanMex, collectively.

Q: Why am I receiving this prospectus?

A: You are receiving this prospectus because you own Series B shares of GFSM, par value Ps.3.780782962 per share (“GFSM shares”), or ADSs representing GFSM shares.

This prospectus describes the proposal to the shareholders of GFSM to approve the Merger and related matters on which GFSM shareholders are being requested to vote. This prospectus also gives you information about SanMex and GFSM and other background information to assist you in making an informed decision.

None of the Merger, the merger agreement or this prospectus constitutes an offer of securities under Mexican law and this prospectus is not a prospectus or an offering document within the meaning of Mexican law and the rules of the CNBV.

Q: What is the Merger?

The Merger and related transactions consist of:

•	the merger of GFSM with and into SanMex, as the surviving company (the “Merger”), pursuant to which GFSM’s shareholders will receive one (1) SanMex share for each GFSM share that they hold;

•	immediately following the effectiveness of the Merger, the contribution in kind by Banco Santander Parent (as defined herein) of all of the SanMex shares it holds to a new financial group that will be incorporated in Mexico by Banco Santander Parent once the required authorizations have been obtained (“New HoldCo”); and

•	immediately following the effectiveness of the Merger, the sale by SanMex to New HoldCo of 99.99% of the shares of Casa de Bolsa. Payment of the purchase price of the Casa de Bolsa shares will be made in a period no longer than six (6) months from the date of sale.

As a result of the Merger, the registration of the GFSM Series B shares with the RNV will be cancelled and the shares will be delisted from the BMV, and the SanMex Series B shares will be registered with the RNV and listed on the Mexican Stock Exchange. Once the Merger is completed, New HoldCo will hold 74.96% of the SanMex shares and 99.99% of the Casa de Bolsa shares. Banco Santander Parent will hold 99.99% of New HoldCo. We refer to these transactions collectively as the “Corporate Restructuring.”

See “The Merger” for more detail on the Corporate Restructuring.

Q: What will I receive in the Merger?

A: As described in more detail below under “The Merger—Merger Consideration,” upon effectiveness of the Merger, each GFSM share will entitle its holder to receive one (1) share of SanMex (a “SanMex share”), par value Ps.3.780782962 per share (the “Merger Consideration”). If you hold GFSM ADSs, your GFSM shares underlying your ADSs will be substituted for SanMex shares upon effectiveness of the Merger and your GFSM ADSs will become SanMex ADSs representing the same ratio of five (5) Series B shares per ADS that you hold.

Q: When is the Merger expected to be completed?

A: The Merger will be submitted for the approval of the shareholders at an ordinary and extraordinary general meeting of GFSM and SanMex shareholders to be held in early December 2017. Assuming it is approved, the Merger is subject to certain closing conditions relating to obtaining all of the required governmental authorizations. If the Merger is approved and these closing conditions are met, the Merger will become fully effective as of the date on which the merger resolutions are registered in Mexico’s Public Registry of Commerce. For additional details regarding these conditions precedent, see “The Merger—Closing Conditions,” “The Merger—Effectiveness of the Merger” and “Risk Factors—Risks Related to the Merger and the SanMex shares.”

The contribution in kind of all of SanMex shares held by Banco Santander Parent and the sale of 99.99% of the Casa de Bolsa shares to New HoldCo will occur immediately after the Merger is fully effective. See “The Merger—Implementation of the Corporate Restructuring” for more details.

Q: If the Merger is completed, will my SanMex shares be listed for trading?

A: Yes, if the Merger is completed, your SanMex shares will be listed for trading on the BMV.

Q: When will I receive the Merger Consideration?

A: You will receive the Merger Consideration upon effectiveness of the Merger, which is expected to occur in late 2017 or early 2018.

Q: How was the ratio to exchange SanMex shares for each and every GFSM share in the Merger calculated?

A: In addition to approving the Merger, the SanMex shareholders will be asked to approve a series of corporate actions in order to achieve an exchange ratio of GFSM shares to SanMex shares of 1:1. These actions include an issuance of shares to existing holders in connection with a reallocation of capital from Share premium to Share capital followed by a reverse stock split of SanMex shares. At the same time, in addition to approving the Merger, GFSM shareholders will be asked to approve the declaration of a dividend in cash to the shareholders of GFSM in an amount of approximately Ps.1,816 million.

Because SanMex has a small number of minority shareholders, representing approximately 0.0088% of SanMex’s share capital, the proportionate ownership of SanMex represented by each share will be reduced by 0.00000883% from the proportionate ownership in GFSM represented by each GFSM share.

Q: Are GFSM shareholders entitled to exercise dissenters’, appraisal or similar rights?

A: No, GFSM shareholders are not entitled to exercise dissenters’, appraisal or similar rights.

Q: How will my shareholder rights as a holder of GFSM shares change after the Merger?

A: Because the rights of shareholders in Mexican public entities are governed by the Mexican Securities Market Law and both GFSM and SanMex are corporations governed by the Mexican General Corporation Law, almost all shareholders’ rights, such as the percentage of shares required to elect directors, call a shareholders’ meeting, oppose a resolution of the shareholders’ meeting or amend the bylaws, will be unaffected. Most other corporate governance requirements to which GFSM is currently subject, such as a minimum 25% of independent directors, will also be unaffected and continue to be applicable to SanMex after the Merger because it will be a public company under Mexican law.

GFSM is a financial services holding company governed by the Mexican Financial Groups Law and SanMex is a commercial bank governed by the Mexican Banking Law. As such, although SanMex, will be subject to the same Mexican securities and corporate law frameworks noted above, it will be subject to a different regulatory framework than GFSM. As a result, the Merger will give rise to certain governance-related differences in the bylaws. These changes will have no material effect on shareholders’ rights.

See “Comparison of Rights of Shareholders of GFSM and SanMex” for further information.

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Q: Will the bylaws of SanMex following the Merger be substantially identical to GFSM’s current bylaws?

A: The bylaws of SanMex will be substantially identical to GFSM’s current bylaws. Because GFSM is a financial services holding company and SanMex is a bank, there will be certain governance-related differences in the bylaws of SanMex as compared to the current bylaws of GFSM. These differences will have no material effect on your rights as a shareholder. See “Comparison of Rights of Shareholders of GFSM and SanMex” for further information.

Q: What potential negative consequences did GFSM consider regarding the Merger?

A: GFSM considered a number of potential negative consequences in connection with its evaluation of the Merger, such as the fact that GFSM does not expect the Merger to result in any significant cost savings or synergies.

See “Risk Factors—Risks Related to the Merger and the SanMex shares” for more information.

Q: Is closing of the Merger subject to the exercise of creditors’ rights?

A: No. Pursuant to the Mexican Banking Law, upon effectiveness of the Merger and the publication of the relevant notices, creditors of GFSM and SanMex or any other creditor of any direct or indirect subsidiary of GFSM will have the right, within the following 90 calendar days, to judicially oppose the Merger and demand the payment of the amounts due to them. This opposition will not suspend the Merger.

Q: After the consummation of the Merger, will I own the same equity ownership in SanMex that I own in GFSM prior to the approval of the transaction?

A: Upon consummation of the Merger, you will have substantially the same proportionate ownership in SanMex as you currently have in GFSM. Because SanMex has a small number of minority shareholders, representing approximately 0.0088% of SanMex’s share capital, the proportionate ownership of SanMex represented by each share will be reduced by 0.00000883% from the proportionate ownership in GFSM represented by each GFSM share.

Q: Are there any risks in the Merger that I should consider?

A: There are risks associated with all reorganizations, including the Merger. These risks are discussed in more detail in the section entitled “Risk Factors—Risks Related to the Merger and the SanMex shares”

Q: Is any GFSM shareholder entitled to exchange their GFSM shares for SanMex shares pursuant to a different exchange ratio than the exchange ratio approved for the Merger?

A: No. All GFSM shareholders will be entitled to exchange their GFSM shares for shares of SanMex pursuant to the same exchange ratio of 1:1.

Q: Is any GFSM shareholder entitled to receive merger consideration other than SanMex shares in connection with the Merger?

A: No. Each GFSM shareholder will only receive one (1) SanMex share for each GFSM share that such shareholder holds.

Q: What are the material tax consequences of the Merger to GFSM shareholders?

A: The tax consequences of the Merger for any particular shareholder will depend on the shareholder’s particular facts and circumstances. Moreover, the descriptions below and elsewhere in this prospectus do not relate to the tax laws of any jurisdiction other than the U.S. and Mexico. Accordingly, shareholders are urged to consult their tax advisors to determine the tax consequences of the Merger to them considering their particular circumstances, including the effect of any state, local or national law.

Mexican tax consequences

The Merger is expected to be neutral for Mexican federal tax purposes. Under Mexican law, a merger is deemed neutral for Mexican federal tax purposes, so long as the surviving entity (i) submits to the Mexican tax authorities a notice with respect to such merger, (ii) files the tax returns of the merged entity corresponding to the fiscal year in which the merger took place, and (iii) continues carrying out the activities that that were conducted by both entities, for a period of at least one year following the merger. Assuming SanMex complies with each of the requirements set forth above, the Merger will be neutral for federal tax purposes and will not have any material tax implications for shareholders. SanMex has confirmed that it will comply with all of such requirements. See “Tax Consequences—Material Mexican Tax Consequences” for a more detailed discussion of Mexican tax consequences.

U.S. tax consequences

The Merger is expected to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, unless GFSM was a passive foreign investment company (a “PFIC”) during a U.S. holder’s holding period in GFSM shares or ADSs, a U.S. holder will generally not recognize gain or loss on the exchange of GFSM shares or ADSs for SanMex shares or ADSs pursuant to the Merger. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders, see “Tax Consequences—Material U.S. Federal Income Tax Consequences.”

Q: Under Mexican General Corporation Law, what corporate approvals of GFSM are required for the Merger to be approved?

A: Under Mexican General Corporation Law, approval of the shareholders is required for the Merger to be approved.

Q: Are there any approvals, whether corporate, governmental or from other third parties, required for the consummation of the Merger other than the GFSM corporate approvals?

A: Yes, the Merger requires approvals from the CNBV, the Mexican Central Bank and the Ministry of Finance and the prior opinion of Mexico’s Antitrust Commission (COFECE).

Q: When and where will the ordinary and extraordinary general meeting of the GFSM shareholders be held?

A: The ordinary and extraordinary general meeting of the GFSM shareholders is expected to be held in early December 2017 at our offices in Mexico City and is expected to begin at 12:00 p.m. (Mexican Time).

Q: What matters will be voted on at the ordinary and extraordinary general meeting of the GFSM shareholders?

A: The GFSM shareholders will be asked to consider and vote, among other things, on the following resolutions at the ordinary and extraordinary general meeting of the GFSM shareholders:

•	to authorize and approve the Merger, which involves the merger of GFSM, as the merging entity, with and into SanMex, as the surviving entity;

•	to approve the sale of the Casa de Bolsa shares to New HoldCo;

•	to approve payment of a dividend to shareholders; and

•	related resolutions.

See “The Merger—Implementation of the Corporate Restructuring” for more information.

The ordinary and extraordinary general meeting of GFSM is expected to be held as specified in the notice of call, which is expected to be published on GFSM’s website and the website of the BMV in early November 2017.

Q: Who is entitled to vote the GFSM shares at the ordinary and extraordinary general meeting?

A: Pursuant to GFSM’s bylaws, the record date for any meeting of the GFSM shareholders is three (3) business days prior to the date of the meeting, which is expected to be in early December 2017 for the ordinary and extraordinary general shareholders’ meeting of GFSM. Holders of GFSM shares on the GFSM share record date are entitled to attend and vote at the ordinary and extraordinary general meeting of the GFSM shareholders. Holders of GFSM shares may appoint a proxy holder to vote on their behalf.

The Depositary will establish and notify the GFSM ADSs holders of a record date for the GFSM ADSs. Holders of GFSM ADSs on the GFSM ADS record date must instruct the Depositary as to how to vote the shares represented by their ADSs in accordance with the procedures established by the Depositary for that purpose.

Q: When will the ordinary and extraordinary general meeting of the GFSM shareholders be considered regularly convened and the resolutions at such ordinary and extraordinary general meeting validly adopted?

A: The quorum required to hold a meeting is 75% of the outstanding capital stock of GFSM in a first call and 50% of the outstanding capital stock of GFSM in a second call. All shareholders are entitled to vote at such shareholders’ meeting. The resolutions at such ordinary and extraordinary general meeting will be considered validly approved upon the affirmative vote of shareholders holding shares representing at least 50% of the outstanding capital stock of each of GFSM and the resolutions will be subject to certain conditions, including obtaining the corresponding authorizations from the Mexican authorities.

Q: How do I vote my GFSM shares?

A: If you are a GFSM shareholder as of the GFSM share record date, you are entitled to attend the ordinary and extraordinary general meeting of the GFSM shareholders in person and vote at such meeting. As provided by law, if you are entitled to attend the ordinary and extraordinary general meeting of the GFSM shareholders, you may appoint a proxy to vote on your behalf.

No voting materials will be mailed to you. In order to vote your GFSM shares at the ordinary and extraordinary general meeting of the GFSM shareholders, you must either attend the ordinary and extraordinary general meeting and vote in person or confer with your proxy.

If you own ADSs registered in your name, in order to vote the shares underlying those ADSs you must instruct the Depositary as to how to vote such shares in accordance with the procedures established by the Depositary for that purpose.

Q: If my GFSM shares or ADSs are held through a bank or a broker (e.g., in “street name”), will my bank or broker vote my shares or ADSs for me?

A: If you are a beneficial owner and your GFSM shares or ADSs are held through a bank or broker or a custodian (e.g., in “street name”), you will receive or should seek information from the bank, broker or custodian holding your shares or ADSs concerning how to instruct your bank, broker or custodian as to how to vote your shares or ADSs. Alternatively, if you wish to vote in person then you need to:

•	obtain a proxy from your bank, broker or other custodian (the registered shareholder) appointing you to vote the GFSM shares or ADSs held on your behalf by that bank, broker or custodian; or

•	ask your depository bank to deliver to GFSM the communication certifying that GFSM shares are registered in your name as of the ordinary and extraordinary general meeting record date.

Q: Will I have to pay brokerage commissions in connection with the exchange of my GFSM shares?

A: You will not have to pay brokerage commissions as a result of the exchange of your GFSM shares into SanMex shares in connection with the Merger if your GFSM shares are registered in your name in the share register of GFSM. If your GFSM shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with such bank, broker or custodian as to whether or not such bank, broker or custodian may charge any transaction fee or service charge in connection with the exchange of shares in connection with the Merger.

Q: When will I receive my SanMex shares or SanMex ADSs?

A: You will receive your SanMex shares upon effectiveness of the Merger and the deposit of the share certificates with Indeval.

If you hold GFSM ADSs, your GFSM ADSs will become SanMex ADSs upon the effectiveness of the Merger, when the GFSM shares underlying the ADSs are substituted for SanMex shares. From that time forward, your ADSs will represent only SanMex shares.

Q: How can I attend the ordinary and extraordinary general meeting of the GFSM shareholders in person?

A: The ordinary and extraordinary general meeting of the GFSM shareholders is expected to be held in early December 2017 at our offices in Mexico City, and is expected to begin at 12:00 p.m. (Mexican Time). If you are a GFSM shareholder and you wish to attend the ordinary and extraordinary general meeting of the GFSM shareholders in person, you must request the authorized intermediary with whom your GFSM shares are deposited to deliver to GFSM the communication certifying that the GFSM shares are registered in your name as of the ordinary and extraordinary general meeting record date.

Q: Do any of GFSM’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A: Yes. Some of the directors and executive officers of GFSM may have interests in the Merger that are different from, or in addition to, the interests of the other GFSM shareholders. For instance, certain of our directors and executive officers are affiliates of Banco Santander Parent, who will benefit from the Merger in the form of improved regulatory capital ratios. Please see “The Merger—Interests of Certain Persons in the Merger” for a more detailed discussion of how some of GFSM’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of GFSM other shareholders generally.

Q: How will GFSM’s directors and executive officers vote at the ordinary and extraordinary general meeting of GFSM shareholders on the resolution to approve the Merger and related matters?

A: GFSM currently expects that all directors and executive officers who beneficially own GFSM shares will vote all of their GFSM shares (representing less than one percent of the outstanding GFSM shares as of June 30, 2017, without taking into consideration any GFSM share grants granted to the directors and executive officers) in favor of the resolution to approve the Merger and related matters.

Q: What do I need to do now?

A: You are urged to carefully read this prospectus, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote in person, by proxy, or by instructing your broker, so that your GFSM shares are represented and voted at the ordinary and extraordinary general meeting.

If you hold your GFSM shares in “street name” through a broker or custodian, you must instruct your broker or custodian as to how to vote your GFSM shares using the instructions provided to you by your broker or custodian.

Q: Who can help answer my questions?

A: If you have any further questions about the Merger or if you need additional copies of this prospectus, please contact:

Grupo Financiero Santander México, S.A.B. de C.V.
Investor Relations
Avenida Prolongación Paseo de la Reforma 500

Colonia Lomas de Santa Fe

Delegación Álvaro Obregón

01219 Mexico City
Tel: +52 (55) 52691827
Email: investor@santander.com.mx

Q: Where can I find more information about the companies?

A: You can find more information about SanMex and GFSM in the documents described under “Where You Can Find More Information.”

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Definitions

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Grupo Financiero Santander Mexico” or “GFSM” refer to Grupo Financiero Santander México, S.A.B. de C.V., together with its consolidated subsidiaries, prior to the Merger described in this prospectus, and all references to “SanMex,” “Banco Santander Mexico,” the “Bank,” “we,” “our,” “ours,” “us” or similar terms refer to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, together with its consolidated subsidiaries, including following the Merger described in this prospectus. When we refer to the “Group,” we refer to GFSM and its consolidated subsidiaries prior to the Merger and to SanMex and its consolidated subsidiaries after the Merger, as the context requires.

When we refer to “Banco Santander Parent” or the “Parent,” we refer to our controlling shareholder, Banco Santander, S.A., a Spanish bank. When we refer to “Casa de Bolsa Santander” or “Casa de Bolsa” we refer to Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander México, a Mexican broker-dealer. When we refer to “Gestión Santander,” we refer to SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión (formerly Gestión Santander, S.A. de C.V., Grupo Financiero Santander México) (entity sold in December 2013). When we refer to “Seguros Santander,” we refer to Zurich Santander Seguros México, S.A. (formerly, Seguros Santander, S.A., Grupo Financiero Santander) (entity sold in November 2011).

When we refer to the “Santander Group,” we refer to the worldwide Banco Santander Parent conglomerate and its consolidated subsidiaries.

References in this prospectus to certain financial terms have the following meanings:

•	References to “IFRS” are to the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the IFRS Interpretations Committee.

•	References to “Mexican Banking GAAP” are to the accounting standards and regulations prescribed by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”) for credit institutions, as amended. These accounting standards apply to holding companies when the principal subsidiary is a bank.

•	References to “audited financial statements” or “consolidated financial statements” are to the audited consolidated financial statements of GFSM as of December 31, 2014, 2015 and 2016, and for each of the fiscal years ended December 31, 2014, 2015 and 2016 or the audited consolidated financial statements of SanMex as of December 31, 2014, 2015 and 2016 and for each of the fiscal years ended December 31, 2014, 2015 and 2016, as indicated, in each case together with the notes thereto. The audited financial statements were prepared in accordance with IFRS and are contained in this prospectus.

•	References to the “unaudited interim financial statements” are to the interim consolidated financial statements of GFSM or SanMex, as indicated, as of and for the six months ended June 30, 2017, together with the notes thereto. The unaudited interim financial statements were prepared in accordance with IFRS.

•	References herein to “UDIs” are to Unidades de Inversión, a peso-equivalent unit of account indexed for Mexican inflation. UDIs are units of account created by the Mexican Central Bank on April 4, 1995, the value of which in pesos is indexed to inflation on a daily basis, as measured by the change in the National Consumer Price Index (Índice Nacional de Precios al Consumidor). Under a UDI-based loan or financial instrument, the borrower’s nominal peso principal balance is converted either at origination or upon restructuring to a UDI principal balance and interest on the loan or financial instrument is calculated on the outstanding UDI balance of the loan or financial instrument. Principal and interest payments are made by the borrower in an amount of pesos equivalent to the amount due in UDIs at the stated value of UDIs on the day of payment. As of December 31, 2016 and June 30, 2017, one UDI was equal to Ps.5.56288 (U.S.$0.2697) and Ps.5.75141 (U.S.$0.3184), respectively.

As used in this prospectus, the following terms relating to our capital adequacy have the meanings set forth below, unless otherwise indicated. See “Item 4. Information on the Company—B. Business Overview—Supervision and Regulation” of GFSM’s annual report on Form 20-F.

•	“Capital Ratio” refers to the ratio of the total net capital (capital neto) to risk-weighted assets calculated in accordance with the methodology established or adopted from time to time by the CNBV pursuant to the Mexican Capitalization Requirements.

•	“General Rules Applicable to Mexican Banks” means the General Provisions Applicable to Credit Institutions (Disposiciones de Carácter General Aplicables a las Instituciones de Crédito) issued by the CNBV.

•	“Mexican Capitalization Requirements” refers to the capitalization requirements for commercial banks, including SanMex, set forth in the Mexican Banking Law (Ley de Instituciones de Crédito) and the General Rules Applicable to Mexican Banks, as such laws and regulations may be amended from time to time or superseded.

•	“Tier 1 capital (capital básico)” means the basic capital (capital básico) of the Total Net Capital (capital neto), as such term is determined based on the Mexican Capitalization Requirements, as such determination may be amended from time to time, which is comprised of Fundamental Capital (capital fundamental) and Additional Tier 1 Capital (capital básico no fundamental).

•	“Tier 2 capital (capital complementario)” means the additional capital (capital complementario) of the Total Net Capital (capital neto), as such term is determined based on the Mexican Capitalization Requirements, as such determination may be amended from time to time.

As used in this prospectus, the term “billion” means one thousand million (1,000,000,000).

In this prospectus, the term “Mexico” refers to the United Mexican States. The terms “Mexican government” or the “government” refer to the federal government of Mexico, and the term “Mexican Central Bank” refers to Banco de México. References to “U.S.$,” “U.S. dollars” and “dollars” are to United States dollars, and references to “Mexican pesos,” “pesos,” or “Ps.” are to Mexican pesos. References to “euros” or “U.S.$” are to the common legal currency of the member states participating in the European Economic and Monetary Union.

Financial and Other Information

Market position. We make statements in this prospectus about our competitive position and market share in the Mexican financial services industry and the market size of the Mexican financial services industry. We have made these statements on the basis of statistics and other information from third-party sources, primarily the CNBV, that we believe are reliable.

Currency and accounting standards. We and GFSM maintain our financial books and records in pesos. Our and GFSM’s consolidated income statement data for each of the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and our and GFSM’s consolidated balance sheet data as of December 31, 2012, 2013, 2014, 2015 and 2016, in each case to the extent incorporated by reference into or included in this prospectus, have been audited under the standards of the Public Company Accounting Oversight Board (United States), or “PCAOB,” and are prepared in accordance with IFRS. Our and GFSM’s unaudited consolidated income statement data as of and for the six months ended June 30, 2017, to the extent incorporated by reference into or included in this prospectus, have been prepared in accordance with IFRS.

For regulatory purposes, including Mexican Central Bank regulations and the reporting requirements of the CNBV, we concurrently prepare and will continue to prepare and make available to our shareholders statutory financial statements in accordance with Mexican Banking GAAP, which prescribes generally accepted accounting criteria for all financial institutions in Mexico.

IFRS differs in certain significant respects from Mexican Banking GAAP. While we and GFSM have prepared our consolidated financial data as of and for the years ended December 31, 2014, 2015 and 2016, as applicable, in accordance with IFRS, data reported by the CNBV for the Mexican financial sector as a whole as well as individual financial institutions in Mexico, such as us, is prepared in accordance with Mexican Banking GAAP and, thus, may not be comparable to our results prepared in accordance with IFRS. All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico, including financial information as to net income, return-on-average equity and non-performing loans, among others, are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP. Unless otherwise indicated, all financial information provided in this prospectus has been prepared in accordance with IFRS.

Effect of rounding. Certain amounts and percentages included in this prospectus, the audited financial statements and the unaudited interim financial statements have been rounded for ease of presentation. Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this prospectus, GFSM’s annual report on Form 20-F, the GFSM Q2 Form 6-K and the SanMex Form 6-K may vary from those obtained by performing the same calculations using the figures in our audited financial statements or unaudited interim financial statements, as applicable. Certain other amounts that appear in this prospectus may not sum due to rounding.

Exchange rates and translation into U.S. dollars. This prospectus contains translations of certain peso amounts into U.S. dollars at specified rates solely for your convenience. These translations should not be construed as representations by us that the peso amounts actually represent such U.S. dollar amounts or could, at this time, be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated peso amounts into U.S. dollars at an exchange rate of Ps.20.6194 to U.S.$1.00, the rate calculated on December 30, 2016 (the last business day in December) and published on January 2, 2017 in the Official Gazette of the Federation (Diario Oficial de la Federación) by the Mexican Central Bank, as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico (tipo de cambio para solventar obligaciones denominadas en moneda extranjera). Unless otherwise indicated, we have translated peso amounts into U.S. dollars as of and for the six months ended June 30, 2017 at an exchange rate of Ps.18.0626 to U.S.$1.00, the rate calculated on June 30, 2017 and published on July 3, 2017 in the Official Gazette of the Federation (Diario Oficial de la Federación) by the Mexican Central Bank, as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico (tipo de cambio para solventar obligaciones denominadas en moneda extranjera). The translation of income statement transactions expressed in pesos using such rates may result in presentation of dollar amounts that differ from the U.S. dollar amounts that would have been obtained by translating Mexican pesos into U.S. dollars at the exchange rate prevailing when such transactions were recorded. See “Exchange Rates” for information regarding exchange rates between the peso and the U.S. dollar for the periods specified therein.

Refinements to our impairment models. During 2015, we revised our estimates for allowance for impairment losses on loans and receivables of all loan portfolios and for the provision for off-balance sheet risk with the purpose of making certain refinements to the impairment models as part of our policy to continuously refine the existing impairment models and accounting estimates. Our application of these refined models for the year ended December 31, 2015 does not materially affect the comparability of our financial position, results of operations and several financial measures when compared to prior years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México— Critical Accounting Policies—Allowance for impairment losses and provisions for off-balance sheet risk” and Note 2.h to our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

GLOSSARY OF SELECTED TERMS

The following is a glossary of selected terms used in this prospectus.

Afore	An entity established pursuant to Mexican law that manages independent retirement accounts. The main functions of an Afore include, among others, (i) managing pension funds, (ii) creating and managing individual pension accounts for each worker, (iii) creating, managing and operating specialized pension funds known as Siefores, (iv) distributing and purchasing Siefores’ stock, (v) contracting pension insurance, and (vi) distributing, in certain cases, the individual funds directly to the pensioned worker

ALCO	Our Assets and Liabilities Committee (Comité de Activos y Pasivos), which is responsible for determining guidelines for managing risk with respect to financial margin, net worth and long-term liquidity

Basel III	An international framework of capital and liquidity standards for internationally active banking organizations that includes, among other things, the definition of capital, capital requirements, the treatment of counterparty credit risk, the leverage ratio and the global liquidity standard. The Basel III framework was designed by the Basel Committee in 2010

Basel Committee	Basel Committee on Banking Supervision, which includes the supervisory authorities of twelve major industrial countries

Bonding Companies Law	Ley Federal de Instituciones de Fianzas

BSC	Banking Stability Committee (Comité de Estabilidad Bancaria)

Cetes	Mexican Treasury bills (Certificados de la Tesorería de la Federación)

CDI	Certificate of interbank deposit

CNBV	Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores)

CNSF	Mexican National Insurance and Bonding Commission (Comisión Nacional de Seguros y Fianzas)

COFECE	Mexican Antitrust Commission (Comisión Federal de Competencia Económica)

CONSAR	Mexican National Commission for the Retirement Savings Systems (Comisión Nacional del Sistema de Ahorro para el Retiro)

CONDUSEF	Mexican National Commission for the Protection and Defense of Financial Service Users (Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros)

CRM	Customer relationship management

Exchange Act	Securities Exchange Act of 1934, as amended

General Corporation Law	Ley General de Sociedades Mercantiles

General Law of Ancillary Credit Organizations and Activities	Ley General de Organizaciones y Actividades Auxiliares del Crédito

General Law of Negotiable Instruments and Credit Transactions	Ley General de Títulos y Operaciones de Crédito

IAS	International Accounting Standards

IASB	International Accounting Standards Board

IFRS	International Financial Reporting Standards, accounting standards issued by the International Accounting Standards Board, and interpretations issued by the International Financial Reporting Standards Interpretations Committee

IMPI	Mexican Institute of Industrial Property (Instituto Mexicano de la Propiedad Industrial)

Infonavit	Mexican Institute of the National Housing Fund for Workers (Instituto Nacional para el Fomento de la Vivienda de los Trabajadores)

Insurance Companies Law	Ley General de Instituciones y Sociedades Mutualistas de Seguros

Investment Services Rules	Disposiciones de Carácter General Aplicables a las Entidades Financieras y otras Personas que Proporcionan Servicios de Inversión

IPAB	Mexican Institute for the Protection of Bank Savings (Instituto para la Protección al Ahorro Bancario)

IPC	Mexican Stock Exchange Prices and Quotations Index (Índice de Precios y Cotizaciones)

Law of the Mexican Central Bank	Ley del Banco de México

LCR	Liquidity coverage ratio

LGD	Loss given default

MexDer	Mexican Derivatives Exchange (Mercado Mexicano de Derivados, S.A. de C.V.)

Mexican Banking GAAP	The financial accounting standards and regulations prescribed by the CNBV for financial institutions, as amended

Mexican Banking Law	Ley de Instituciones de Crédito

Mexican Central Bank	Banco de México

Mexican Commerce Code	Código de Comercio

Mexican Financial Groups Law	Ley para Regular las Agrupaciones Financieras

Mexican Mutual Funds Law	Ley de Sociedades de Inversión

Mexican Securities Market Law	Ley del Mercado de Valores

Mexican Stock Exchange	Bolsa Mexicana de Valores, S.A.B. de C.V.

MIEA	Internal Methodology with Advanced Approach (Metodología Interna con Enfoque Avanzado)

MIEB	Internal Methodology with Basic Approach (Metodología Interna con Enfoque Básico)

MVE	Market value of equity

NAFIN	Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, a Mexican government bank that provides support for SMEs

NAFTA	North American Free Trade Agreement

National Consumer Price Index	Índice Nacional de Precios al Consumidor

NIM	Net interest margin

NIM Sensitivity	Net interest margin sensitivity is the difference between the return on assets and the financial cost of our financial liabilities based on a one-year time frame and a parallel movement of 100 basis points (1%) in market interest rates

NYSE	New York Stock Exchange

NSFR	Net Stable Funding Ratio

Official Gazette of the Federation	Diario Oficial de la Federación

PCAOB	Public Company Accounting Oversight Board (United States)

PD	Probability of default

Public Registry of Commerce	Registro Público de Comercio

RNV	Mexican National Securities Registry (Registro Nacional de Valores)

RWA	Risk-weighted assets

SEC	U.S. Securities and Exchange Commission

SHCP	Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público)

SHF	Mexican Federal Mortgage Agency (Sociedad Hipotecaria Federal)

Siefores	Specialized pension funds (Sociedades de Inversión Especializadas de Fondos para el Retiro) established pursuant to Mexican law

SME	Small and medium-sized enterprises, consisting of small companies with annual revenue of less than Ps.200,000,000 (U.S.$9,699,603)

Sofoles	Sociedades Financieras de Objeto Limitado, non-banking institutions in Mexico that focused primarily on offering credit or financing for specific purposes (housing, automobiles, personal loans, etc.) to middle- and low-income individuals. All existing Sofol authorizations automatically terminated on July 19, 2013. Existing Sofoles had the option of converting to Sofomes or otherwise extending their corporate purpose to include activities carried out by Sofomes

Sofomes	Sociedades Financieras de Objeto Múltiple, non-banking institutions in Mexico that engage in lending and/or financial leasing and/or factoring services and may be regulated or non-regulated

TIIE	Mexican benchmark interbank money market rate (Tasa de Interés Interbancaria de Equilibrio)

UDI	Unidades de inversión, a peso-equivalent unit of account indexed for Mexican inflation

VaR	Value at risk, an estimate of the expected maximum loss in the market value of a given portfolio over a one-day time horizon at a 99% confidence interval

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, principally under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Banco Santander México.” These statements appear throughout this prospectus and include statements regarding our intent, belief or current expectations in connection with:

•	asset growth and sources of funding;

•	growth of our fee-based business;

•	expansion of our distribution network;

•	financing plans;

•	competition;

•	impact of regulation and the interpretation thereof;

•	action to modify or revoke Banco Santander Mexico’s banking license;

•	exposure to market risks including interest rate risk, foreign exchange risk and equity price risk;

•	exposure to credit risks including credit default risk and settlement risk;

•	projected capital expenditures;

•	capitalization requirements and level of reserves;

•	investment in its information technology platform;

•	liquidity;

•	trends affecting the economy generally;

•	trends affecting our financial condition and our results of operations; and

•	the other risk factors described under “Risk Factors” below.

Many important factors, in addition to those discussed elsewhere in this prospectus and in GFSM’s annual report on Form 20-F incorporated herein by reference, could cause SanMex’s actual results to differ substantially from those anticipated in GFSM’s forward-looking statements, including, among other things:

•	changes in capital markets in general that may affect policies or attitudes towards lending to Mexico or Mexican companies;

•	changes in economic conditions, in Mexico in particular, in the United States or globally;

•	the monetary, foreign exchange and interest rate policies of the Mexican Central Bank;

•	inflation;

•	deflation;

•	unemployment;

•	unanticipated turbulence in interest rates;

•	movements in foreign exchange rates;

•	movements in equity prices or other rates or prices;

•	changes in Mexican and foreign policies, legislation and regulations;

•	changes in requirements to make contributions to, for the receipt of support from programs organized by or requiring deposits to be made or assessments observed or imposed by, the Mexican government;

•	changes in taxes and tax laws;

•	competition, changes in competition and pricing environments;

•	our inability to hedge certain risks economically;

•	economic conditions that affect consumer spending and the ability of customers to comply with obligations;

•	the adequacy of allowance for impairment losses and other losses;

•	increased default by borrowers;

•	our inability to successfully and effectively integrate acquisitions or to evaluate risks arising from asset acquisitions;

•	technological changes;

•	changes in consumer spending and saving habits;

•	increased costs;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

•	changes in, or failure to comply with, banking regulations or their interpretation; and

•	the other risk factors discussed under “Item 3. Key Information—D. Risk Factors” in GFSM’s annual report on Form 20-F.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. We undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public accountants have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

SUMMARY

This summary highlights selected information from this prospectus and might not contain all of the information that is important to you. You should read carefully the entire prospectus, including the Appendices to which this prospectus refers, to understand fully the Merger and the related transactions.

Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México

We are the second-largest bank in Mexico based on total assets, deposits and net income and fourth in terms of total loans as of June 30, 2017, in each case as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. As a bank and through our subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking and securities underwriting.

As of June 30, 2017, we had total loans, net of allowance for impairment losses, of Ps.582,088 million (U.S.$32,226 million), total assets of Ps.1,275,454 million (U.S.$70,614 million), total deposits of Ps.853,082 million (U.S.$47,229 million), total equity of Ps.111,077 million (U.S.$6,150 million) and 1,374 offices located throughout Mexico, and for the six months ended June 30, 2017, we had net income of Ps.9,315 million (U.S.$517 million), which represented a return-on-average equity, or ROAE, of 17.38% for that period.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals, SMEs and medium and large companies in Mexico, while also providing integrated financial services to low-income individuals. We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, SMEs and middle-market corporations. Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, information technology systems and our internal practices, as well as enhancing our distribution channels in order to maximize service in our key client segments.

The following chart sets forth the Retail Banking and Global Corporate Banking operating segments of the Bank and their main focus.

Retail Banking	Global Corporate Banking

Focusing on the following categories of clients:

•      Individuals, with a net wealth of less than Ps.5 million, categorized as classic, preferred, premier or select

•      Private banking, for individuals with net wealth in excess of Ps.15 million

•      Individuals, with a net wealth between Ps.5 million and Ps.15 million are attended to by either the Individuals segment or the Private Banking segment described above, depending on the product offerings that would suit them best

•      SMEs, with annual gross revenues of less than Ps.200 million

•      Middle-market corporations, with annual gross revenues of more than Ps.200 million that are not clients of Global Corporate Banking

•      Government institutions, comprised of Mexican federal government agencies, state agencies and municipalities, as well as Mexican universities

Offering our largest clients (mainly Mexican and multinational corporations, financial groups and large institutional clients) financial services and products such as:

•     Global transaction banking (GTB), which includes cash management, working capital solutions, security services and trade finance solutions

•     Financial Solutions and Advisory (FS&A), which includes origination, structuring and distribution of structured credit and debt products, debt capital markets, project finance and asset based finance

•     Corporate finance, which includes mergers and acquisitions and equity capital markets services

•      Markets, including “plain vanilla” and tailored fixed income and foreign exchange and equity investment and hedging solutions

•      Global Corporate Banking products and solutions for retail customers, which offers retail segment clients’ tailor-made corporate banking products and solutions in order to meet specific needs

In addition, we have a Corporate Activities operating segment comprised of all other operational and administrative activities that are not assigned to a specific segment or product listed above. These activities include the centralized management of our financial investments, the financial management of our structural interest rate risk and foreign exchange position and the management of our liquidity and equity through securities offerings and the management of assets and liabilities.

After the Merger, we will operate as an independent subsidiary within the Santander Group and our principal shareholder, Banco Santander Parent, will have no liability for our banking operations, except for the amount of its respective holding of our capital stock. Banco Santander Parent, currently the controlling shareholder of GFSM, currently beneficially owns, directly and indirectly, 74.97% of GFSM’s common stock (including Series B and Series F shares), which in turns owns 99.99% of our common stock. We believe that our relationship with Banco Santander Parent and the Santander Group as a whole offers us significant competitive advantages over other banks in Mexico. As of June 30, 2017, the Santander Group had total assets of U.S.$1,445 billion (U.S.$1,648 billion), equity of U.S.$100,955 million (U.S.$115,134 million) and a market capitalization of U.S.$84,461 million (U.S.$96,324 million). It also generated an attributable profit of U.S.$1,749 million (U.S.$1,995 million) in the six months ended June 30, 2017 and had 13,825 branches and 201,596 employees as of June 30, 2017. We represented approximately 7% of the Santander Group’s attributable profit in the six months ended June 30, 2017, making us the fifth largest contributor of attributable profits to the Santander Group. We also represented approximately 4% of the Santander Group’s assets in the six months ended June 30, 2017, according to the quarterly financial report of the Santander Group for the six months ended June 30, 2017.

Our principal executive offices are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, Mexico City, Mexico. Our telephone number at that address is +52 55 5257-8000 and our website is www.santander.com.mx. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

Summary of the Terms and Conditions of the Merger

The terms and conditions of the Merger are set forth in (i) the form of merger agreement approved by the Board of Directors of SanMex and the Board of Directors of GFSM for submission to shareholders, in each case on October 26, 2017, and (ii) the minutes of the shareholders’ meetings of GFSM and SanMex approving the Merger (the “merger resolutions”). You should read the form of merger agreement included in this prospectus and the summary of the merger resolutions, which has been mailed to shareholders, carefully as they are legal documents that govern the terms of the Merger.

If the Merger is approved by the requisite vote of the GFSM shareholders, GFSM will be merged into SanMex. Upon effectiveness of the Merger, GFSM will cease to exist as a separate legal entity and SanMex will succeed to all of the assets and liabilities of GFSM.

The closing of the Merger shall take place at a date and time specified by GFSM, referred to as the “closing date,” after satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions described in “The Merger—Closing Conditions.”

If the Merger is completed, GFSM shareholders will receive one (1) SanMex share for each one (1) GFSM share that they hold (the “exchange ratio”).

The Merger is subject to the following closing conditions that are not yet satisfied at the date of this prospectus, including:

•	The authorization of the Merger by the SHCP pursuant to Article 17 of the Mexican Financial Groups Law;

•	The corresponding approvals by the CNBV with respect to the investments in the capital stock of Banco Santander Mexico and Casa de Bolsa by investors who, as a result of the Merger, will acquire an interest equal to or greater than 5% in these entities;

•	The authorization by the CNBV for the contribution of the shares of Banco Santander Mexico to New HoldCo;

•	The authorization by the CNBV with respect to the transfer of the shares of Casa de Bolsa to New HoldCo;

•	The authorization by the CNBV to the cancellation of the registration of the shares of GFSM in the RNV, without the need of launching a mandatory tender offer or creating a special purpose trust, as set forth in Article 108, item II of Mexico’s Securities Market Law and Article 98 with respect to the exemption provided for in Article 102, item VI of Mexico’s Securities Market Law;

•	The authorization by the CNBV with respect to the registration of the Series B shares of Banco Santander Mexico with the RNV; and

•	The approval by the COFECE in terms of Mexico’s Antitrust Law.

Timetable for the Merger

The Merger is expected to occur on the following timetable:

•	GFSM and SanMex announce the Merger on October 26, 2017.

•	GFSM and SanMex hold ordinary and extraordinary shareholders’ meetings in early December 2017, at which shareholders of GFSM and SanMex will be asked to approve the Merger.

•	Assuming the shareholders of GFSM and SanMex approve the Merger and other closing conditions are met or waived, the Merger becomes effective as of the date on which the merger resolutions are registered in Mexico’s Public Registry of Commerce.

Accounting Treatment

GFSM prepares its consolidated financial statements in accordance with IFRS. Following the Merger, SanMex will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Merger consists of a common control transaction that does not meet the definition of a business combination and therefore is outside the scope of application of IFRS 3—Business Combinations. Accordingly, it will be accounted for as an equity transaction at the existing carrying amounts.

Comparison of Shareholder Rights

For a comparison of the rights of shareholders of GFSM and SanMex, please see “Comparison of Rights of Shareholders of GFSM and SanMex.”

Regulatory Filings and Approvals Necessary to Complete the Merger

Pursuant to the Mexican Banking Law, the Merger requires the prior approval of the CNBV and the Mexican Central Bank, the Ministry of Finance and the prior opinion of Mexico’s Antitrust Commission (COFECE). In addition, the authorization of the CNBV and the BMV are required to list the SanMex shares on the BMV.

Shareholding Structure

Currently, our shareholding structure is as follows:

	Series F Shares	Amount	Series B Shares	Amount	Total Shares	Amount	%
Fixed capital
Grupo Financiero Santander México, S.A.B. de C.V.	67,792,912,762	$6,779,291,276.20	13,055,349,690	$1,305,534,969	80,848,262,452	8,084,826,245.20	99.991168%
Diverse shareholders			7,141,351	$714,135.10	7,141,351	$714,135.10	0.008832%
Total Capital Stock	67,792,912,762	$6,779,291,276.20	13,062,491,041	$1,306,249,104.10	80,855,403,803	$8,085,540,380.30	100.00%

In connection with the Merger and assuming the GFSM and SanMex shareholders approve of such actions, SanMex and GFSM will take the following corporate actions with respect to their share capital:

•	SanMex will increase its share capital through a reallocation of shareholders’ equity from Share premium to Share capital for an amount of Ps.17,572 million.

•	SanMex will issue 175,723,458,800 shares of its capital stock, nominal value of Ps.0.10 per share;

•	SanMex will effect a reverse split of its share capital, increasing the nominal value of its shares from Ps.0.10 per share to Ps.3.780782962 per share and resulting in a cancellation of 264,441,701,428 shares of SanMex.

•	SanMex will issue new shares at the rate of Ps.3.780782962 per share and make certain adjustments to its share capital such that the total number of SanMex shares issued and outstanding after the Merger will be 6,786,994,305.

•	GFSM will declare a cash dividend to GFSM shareholders for an amount of approximately Ps.1,816 million from Accumulated reserves, equivalent to Ps.0.2676015655 per share, to be paid to GFSM shareholders in proportion to the number of GFSM shares held by each shareholder.

Immediately following the Corporate Restructuring (as defined herein), our shareholding structure will be as follows:

	Series F Shares(1)	Total Amount(2)	Series B Shares(1)	Total Amount(2)	Total Number of Shares(1)	Total Amount(2)%
Share Capital
New HoldCo	3,464,309,145	$13,097,800,991	1,623,491,117	$6,138,067,554	5,087,800,262	$19,235,868,545	74.96%
Santander Global Facilities, S.A. de C.V.		1	1,340	$5,066	1,340	$5,066.25	0.00%
Diverse shareholders			1,699,192,703	$6,424,278,821	1,699,192,703	$6,424,278,821	25.04%
Total Shareholders’ Equity	3,464,309,145	$13,097,800,991	3,322,685,160	$12,562,351,441	6,786,994,305	$25,660,152,432	100.00%

(1)	Number of shares represented by Total Shareholders’ Equity does not include shares to be held in treasury.

(2)	Based on par value of Ps.3.780782962 per share.

Risk Factors

Investing in SanMex shares involves risks, some of which relate to the Merger. See “Risk Factors” beginning on page 13.

Summary Historical Financial Data

GFSM

For the selected historical consolidated financial data of GFSM, please see GFSM’s annual report on Form 20-F and the GFSM Q2 Form 6-K incorporated herein by reference.

SanMex

The following sets forth selected historical consolidated financial data of SanMex and has been derived from:

•	the unaudited interim financial statements for the six months ended June 30, 2017 and 2016, incorporated herein by reference to the SanMex Form 6-K; and

•	the audited financial statements for the years ended December 31, 2016 and 2015, incorporated herein by reference to the SanMex Form 6-K.

The unaudited interim financial statements incorporated by reference herein to the SanMex Form 6-K have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited interim financial statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

The following information should be read in conjunction with “Presentation of Financial and Other Information,” “Selected Historical Consolidated Financial And Other Data,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SanMex,” and the unaudited interim financial statements and the audited financial statements incorporated by reference to the SanMex Form 6-K. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data for the Six Months Ended June 30, 2016 and 2017

	For the six months ended June 30,
	2016		2017		2017
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	36,346	Ps.	47,209	U.S.$	2,614
Interest expenses and similar charges		(12,640)		(20,004)		(1,107)
Net interest income		23,706		27,205		1,507
Dividend income		93		147		8
Fee and commission income (net)		6,952		7,400		410
Gains/(losses) on financial assets and liabilities (net)		1,268		1,964		109
Exchange differences (net)		(3)		9		—
Other operating income		303		267		15
Other operating expenses		(1,573)		(1,721)		(95)
Total income		30,746		35,271		1,954
Administrative expenses		(10,952)		(12,193)		(675)
Personnel expenses		(5,755)		(5,996)		(332)
Other general administrative expenses		(5,197)		(6,197)		(343)
Depreciation and amortization		(1,077)		(1,218)		(67)
Impairment losses on financial assets (net)		(8,027)		(9,865)		(546)
Loans and receivables(3)		(8,027)		(9,865)		(546)
Impairment losses on other assets (net)		(54)		(26)		(1)
Other intangible assets		—		—		—
Non-current assets held for sale		(54)		(26)		(1)
Provisions (net)(4)		(384)		(118)		(7)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		1		2		—
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		27		57		3
Operating profit before tax		10,280		11,910		661
Income tax		(2,641)		(2,595)		(144)
Profit from continuing operations		7,639		9,315		517
Profit from discontinued operations (net)		—		—		—
Profit for the year	Ps.	7,639	Ps.	9,315	U.S.$	517
Profit attributable to the Parent		7,639		9,315		517
Profit attributable to non-controlling interests		—		—		—

Earnings per share from continuing and discontinued operations:
Basic earnings per share		0.09		0.12		0.01
Diluted earnings per share		0.09		0.12		0.01
Earnings per share from continuing operations:
Basic earnings per share		0.09		0.12		0.01
Diluted earnings per share(5)		0.09		0.12		0.01

	For the six months ended June 30,
	2016	2017	2017
	(Millions of pesos)(1)		(Millions of U.S. dollars)(1)(2)
Cash dividend per share (pesos) (6)	0.05	0.05	0.003
Cash dividend per share (U.S. dollar) (2)(6)	0.002	0.003	0.003
Weighted average shares outstanding	80,855,403,803	80,855,403,803	80,855,403,803
Dilutive effect of rights on shares(5)	—	—	—
Adjusted number of shares	80,855,403,803	80,855,403,803	80,855,403,803

________________________

(1)	Except per share amounts. Share amounts are presented in thousands of shares.

(2)	Results for the six months ended June 30, 2017 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(3)	Impairment losses on loans and receivables less recoveries of loans previously charged off (net of legal expenses).

(4)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

(5)	To calculate diluted earnings per share, the amount of Profit attributable to the Parent and the weighted average number of shares issued, net of treasury shares, are adjusted to take into account all the dilutive effects relating to potential share issuances.

(6)	On May 27, 2016, we paid a dividend of Ps.3,844 million, equal to Ps.0.048 per share. On December 30, 2016, we paid a dividend of Ps.13,624 million, equal to Ps.0.168 per share. On May 30, 2017, we paid a dividend of Ps.4,234 million, equal to Ps.0.052 per share.

(7)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Consolidated Balance Sheet Data as of June 30, 2017

	As of June 30,
	2017		2017
	(Millions of pesos)		(Millions of U.S. dollars)(1)
Assets
Cash and balances with Mexican Central Bank	Ps.	47,669	U.S.$	2,639
Financial assets held for trading		247,758		13,717
Other financial assets at fair value through profit or loss		111,050		6,148
Available-for-sale financial assets		152,527		8,444
Loans and receivables		660,430		36,563
Hedging derivatives		14,868		823
Non-current assets held for sale		1,111		62
Tangible assets		5,598		310
Intangible assets		6,097		338
Tax assets		20,747		1,149
Other assets		7,599		421
Total assets	Ps.	1,275,454	U.S.$	70,614

	As of June 30,
	2017		2017
	(Millions of pesos)		(Millions of U.S. dollars)(1)
Liabilities
Financial liabilities held for trading	Ps.	238,084	U.S.$	13,181
Other financial liabilities at fair value through profit or loss		87,467		4,842
Financial liabilities at amortized cost		811,568		44,931
Hedging derivatives		5,092		282
Provisions(2)		7,221		400
Tax liabilities		62		3
Other liabilities		14,883		825
Total liabilities	Ps.	1,164,377	U.S.$	64,464

Shareholders’ equity	Ps.	111,716	U.S.$	6,186
Share capital		8,086		448
Share premium		16,956		939
Accumulated reserves		77,359		4,282
Profit for the year attributable to the Parent		9,315		517
Valuation adjustments		(697)		(39)
Non-controlling interests		58		3
Total equity	Ps.	111,077	U.S.$	6,150
Total liabilities and equity	Ps.	1,275,454	U.S.$	70,614

________________________

(1)	The balance as of June 30, 2017 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Includes provisions for pensions and similar obligations, provisions for off-balance sheet risk and provisions for tax and legal matters. See Note 10. a) of our unaudited interim financial statements.

Consolidated Income Statement Data for the Years Ended December 31, 2015 and 2016

	For the year ended December 31,
		2015		2016(7)		2016
	(Millions of pesos)(1)					(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	64,230	Ps.	77,453	U.S.	3,756
Interest expenses and similar charges		(21,242)		(28,323)		(1,374)
Net interest income		42,988		49,130		2,382
Dividend income		104		94		5
Fee and commission income (net)		13,632		13,940		676
Gains/(losses) on financial assets and liabilities (net)		2,504		3,760		182
Exchange differences (net)		6		2		—
Other operating income		472		486		24
Other operating expenses		(3,010)		(3,361)		(163)
Total income		56,696		64,051		3,106

	For the year ended December 31,
		2015		2016(7)		2016
	(Millions of pesos)(1)					(Millions of U.S. dollars)(1)(2)
Administrative expenses		(20,780)		(22,655)		(1,098)
Personnel expenses		(10,625)		(11,472)		(556)
Other general administrative expenses		(10,155)		(11,183)		(542)
Depreciation and amortization		(1,863)		(2,058)		(100)
Impairment losses on financial assets (net)		(16,041)		(16,661)		(808)
Loans and receivables(3)		(16,041)		(16,661)		(808)
Impairment losses on other assets (net)		—		—		—
Other intangible assets		—		—		—
Non-current assets held for sale		—		—		—
Provisions (net)(4)		258		(881)		(43)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		7		20		1
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		91		71		3
Operating profit before tax		18,368		21,887		1,061
Income tax		(4,304)		(5,351)		(260)
Profit from continuing operations		14,064		16,536		801
Profit from discontinued operations (net)		—		—		—
Profit for the year	Ps.	14,064	Ps.	16,536	U.S.	801
Profit attributable to the Parent		14,051		16,536		801
Profit attributable to non-controlling interests		13		—		—

Earnings per share from continuing and discontinued operations:
Basic earnings per share		0.17		0.20		0.01
Diluted earnings per share		0.17		0.20		0.01
Earnings per share from continuing operations:
Basic earnings per share		0.17		0.20		0.01
Diluted earnings per share(5)		0.17		0.20		0.01
Cash dividend per share (pesos)(6)		0.08		0.22		0.0105
Cash dividend per share (U.S. dollar)(2)(6)		0.002		0.003		0.003
Weighted average shares outstanding		80,855,403,803		80,855,403,803		80,855,403,803
Dilutive effect of rights on shares(5)		—		—		—
Adjusted number of shares		80,855,403,803		80,855,403,803		80,855,403,803

________________________

(1)	Except per share amounts. Share amounts are presented in thousands of shares.

(2)	Results for the year ended December 31, 2016 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.20.6194 per U.S.$1.00 as calculated on December 30, 2016 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(3)	Impairment losses on loans and receivables less recoveries of loans previously charged off (net of legal expenses).

(4)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

(5)	To calculate diluted earnings per share, the amount of Profit attributable to the Parent and the weighted average number of shares issued, net of treasury shares, are adjusted to take into account all the dilutive effects relating to potential share issuances.

(6)	On May 27, 2016, we paid a dividend of Ps.3,844 million, equal to Ps.0.048 per share. On December 30, 2016, we paid a dividend of Ps.13,624 million, equal to Ps.0.168 per share.

(7)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Consolidated Balance Sheet Data as of December 31, 2015 and 2016

	As of December 31,
	2015		2016		2016
Assets	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Cash and balances with Mexican Central Bank	Ps.	59,788	Ps.	78,663	U.S.	3,815
Financial assets held for trading		326,872		342,582		16,615
Other financial assets at fair value through profit or loss		28,437		42,340		2,053
Available-for-sale financial assets		113,873		154,644		7,500
Loans and receivables		598,712		675,498		32,760
Hedging derivatives		12,121		15,003		728
Non-current assets held for sale		1,101		1,107		54
Tangible assets		5,547		5,692		276
Intangible assets		4,877		5,772		280
Tax assets		18,659		23,301		1,130
Other assets		5,847		6,335		307
Total assets	Ps.	1,175,834	Ps.	1,350,937	U.S.	65,518

Liabilities
Financial liabilities held for trading	Ps.	172,573	Ps.	266,828	U.S.	12,941
Other financial liabilities at fair value through profit or loss		208,341		136,860		6,637
Financial liabilities at amortized cost		659,209		806,091		39,094
Hedging derivatives		9,568		14,287		693
Provisions(2)		6,580		7,202		349
Tax liabilities		643		44		2
Other liabilities		11,162		14,398		699
Total liabilities	Ps.	1,068,076	Ps.	1,245,710	U.S.	60,415

	As of December 31,
	2015		2016		2016
Assets	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)

Shareholders’ equity
Share capital	Ps.	8,086	Ps.	8,086	U.S.	392
Share premium		16,956		16,956		822
Accumulated reserves		68,235		65,190		3,162
Profit for the year attributable to the Parent		14,051		16,536		801
Valuation adjustments		372		(1,596)		(77)
Non-controlling interests		58		55		3
Total equity		107,758		105,227		5,103
Total liabilities and equity	Ps.	1,175,834	Ps.	1,350,937	U.S.	65,518

________________________

(1)	The balance as of December 31, 2016 has been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.20.6194 per U.S.$1.00 as calculated on December 30, 2016 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Includes provisions for pensions and similar obligations, provisions for off-balance sheet risk and provisions for tax and legal matters.

Per Share Data

The following tables present selected historical per share data of SanMex and GFSM at and for the six months ended June 30, 2017 and the year ended December 31, 2016 as well as on a pro forma basis giving effect to the Merger and the sale of the Casa de Bolsa shares. The selected historical per share information of SanMex and GFSM at and for the six months ended June 30, 2017 and at and for the year ended December 31, 2016, set forth below has been derived from the unaudited interim financial statements and the audited financial statements, respectively. You should read the information in this section together with the unaudited interim financial statements and the audited financial statements incorporated by reference into this prospectus.

	SanMex(2)	GFSM	Pro Forma(2)(3)
	At and for the six months ended June 30, 2017
	(in Ps.)
Basic earnings per ordinary share	0.12	1.38	1.37
Cash dividends per ordinary per share(1)	0.05	0.62	0.89
Book value per ordinary share (net of treasury shares)	0.12	1.38	1.33

________________________

(1)	Dividends are paid in Mexican pesos.

(2)	Per share amounts based on the total outstanding number of SanMex shares following the pre-Merger capital restructuring.

(3)	Per SanMex share on a pro forma basis giving effect to the Merger as if it had occurred on January 1, 2017.

	SanMex(2)	GFSM	Pro Forma(2)(3)
	At and for the year ended December 31, 2016
	(in Ps.)
Basic earnings per ordinary share	0.20	2.43	2.43
Cash dividends per ordinary per share(1)	0.22	2.58	2.84
Book value per ordinary share (net of treasury shares)	0.20	2.43	2.36

________________________

(1)	Dividends, if and when declared, are paid in Mexican pesos.

(2)	Per share amounts based on the total outstanding number of SanMex shares following the pre-Merger capital restructuring.

(3)	Per SanMex share on a pro forma basis giving effect to the merger as if it had occurred on January 1, 2016.

Per Share Market Price

On October 25, 2017, the last full trading day prior to the first public announcement of the proposed transaction on October 26, 2017, the closing sale price of GFSM shares (as reported by BMV) was Ps.34.05. There is currently no public market for the SanMex shares.

Directors’ and Senior Management’s Share Ownership of GFSM and BSM

As of June 30, 2017, GFSM directors and executive officers collectively held GFSM shares entitling them to 0.03% of the vote of all GFSM shares. The vote required to approve the merger plan is 50% of the GFSM shares called for this purpose, provided a quorum of 75% of GFSM’s issued share capital in a first call or 50% in a second call is present.

As of June 30, 2017, BSM directors and executive officers collectively held GFSM shares entitling them to 0.03% of the vote of all GFSM shares. The vote required to approve the merger plan is 50% of the GFSM shares of GFSM shareholders called for this purpose, provided a quorum of 75% of GFSM’s issued share capital in a first call or 50% in a second call is present.

Dissenters’, Appraisal or Similar Rights

There are no dissenters’, appraisal or similar rights available under Mexican law in connection with the Merger.

Other Events

Unrelated to the Corporate Restructuring, SanMex will engage in two related party corporate transactions:

•	SanMex will sell its custody business to Banco S3, S.A., Institución de Banca Múltiple, a subsidiary of Banco Santander Parent, for a purchase price of Ps.850 million, provided that it receives the requisite corporate and regulatory authorizations for such sale.

•	SanMex will acquire from Banco Santander Parent all of the shares of Isban México, S.A. de C.V. (“Isban”), a subsidiary of Banco Santander Parent that handles all of the technology needs of SanMex, for a purchase price of Ps.225 million pesos. SanMex will seek to leverage the acquisition of Isban to create a new model for information technology that is faster and more flexible.

RISK FACTORS

Investing in SanMex shares involves risks, some of which are related to the Merger. In considering the proposed Merger you should carefully consider the following information about these risks, as well as the other information included in this prospectus. Our business, our financial condition or our results of operations could be materially adversely affected by any of these risks.

Risks Associated with Our Business

The risks associated with our business are substantially the same as those associated with GFSM’s business. For information about the risks associated with our business, please see “Item 3. Key Information—D. Risk Factors—Risks Associated with Our Business” of GFSM’s annual report on Form 20-F.

Risks Relating to Mexico

For information about risks relating to Mexico and their impact on us, please see “Item 3. Key Information—D. Risk Factors—Risks Relating to Mexico” of GFSM’s annual report on Form 20-F.

Risks Relating to the ADSs and Our Series B Shares

As a holder of our ADSs and/or Series B Shares after the Merger, you will be exposed to the same risks as you currently exposed to as a holder of GFSM’s ADSs and/or Series B Shares. For information about the risks relating to ownership of our ADSs and our Series B Shares, please see “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs and Our Series B Shares” of GFSM’s annual report on Form 20-F.

Risks Related to the Merger and the SanMex shares

There is no trading market for the SanMex shares, and there can be no assurance that a liquid trading market for our shares and ADSs will develop or be sustained.

Prior to the Merger, there has been no market for the SanMex shares although GFSM shares will be traded on the BMV until completion of the Merger. Prior to the completion of the Merger, SanMex will file listing applications to list the SanMex shares on the BMV and ADSs representing the SanMex shares on the NYSE. However, there can be no assurance that an active market for the SanMex shares or ADSs will develop on the BMV or the NYSE, as applicable, after closing of the Merger.

Even if a market does develop, the Mexican securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States and there can be no assurance that any such market will be sustained. A limited trading market in general and our concentrated ownership in particular may impair the ability of an ADS holder to sell in the Mexican market Series B shares obtained upon withdrawal of such shares from the ADR facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of the ADSs.

In addition, if the trading volume of our ADSs on the NYSE or our Series B shares on the BMV were to decline below certain levels at a subsequent date, the ADSs or the Series B shares could be delisted or deregistered, further reducing liquidity of our ADSs and Series B shares.

Certain of GFSM’s directors and executive officers have other interests that may result in their interests in the Merger being different from those of other GFSM shareholders.

Some of GFSM’s directors and executive officers who have approved submitting the merger plan are affiliates of Banco Santander Parent, who will benefit from the Merger in the form of improved regulatory capital ratios, and may therefore have interests that are different from those of other GFSM shareholders.

The Merger is not expected to result in any significant operational cost savings or synergies.

Following the Merger, the business and operations of GFSM will be assumed by SanMex, but they will remain substantially unchanged. Therefore, SanMex and GFSM do not expect that the Merger will result in any significant operational cost savings or synergies. For a discussion of the anticipated organizational and capital markets impacts, see “The Merger—Implementation of the Corporate Restructuring.”

The Merger could be completed even if one or more of the conditions to the Merger are not satisfied.

Following shareholder approval, the effectiveness of the Merger will be subject to satisfaction or (to the extent permissible by law) waiver of certain of closing conditions. Following the approval of the Merger by the GFSM shareholders, in the event that GFSM considers waiving certain of the closing conditions of the Merger, shareholder approval of any such waiver may not be required or sought.

THE GFSM ORDINARY AND EXTRAORDINARY GENERAL MEETING DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED

At the ordinary and extraordinary general meeting of GFSM’s shareholders, to be held in early December 2017 at our offices in Mexico City and which is expected to begin at 12:00 p.m., GFSM’s shareholders will vote on the following proposals:

•	to authorize and approve the merger plan regarding the Merger, which involves the merger of GFSM, as the merging entity, with and into SanMex, as the surviving entity;

•	to approve the sale of the Casa de Bolsa shares to New HoldCo;

•	to approve payment of a dividend to shareholders; and

•	related resolutions.

See “The Merger—Implementation of Corporate Restructuring” for further information.

Quorum—Vote Required—Shareholders Entitled to Vote

The Merger must be approved by the shareholders of GFSM and SanMex at the ordinary and extraordinary general meetings of the shareholders of each of GFSM and SanMex to be held in early December 2017. In order for the Merger to be approved, shareholders holding shares representing at least 50% of the outstanding capital stock of each of GFSM and SanMex must vote in favor of the Merger. The quorum required to hold such meetings is 75% of the outstanding capital stock of GFSM or SanMex, as applicable, in a first call, and 50% of the outstanding capital stock of GFSM or SanMex, as applicable, in a second call. All shareholders are entitled to vote in such shareholders’ meetings.

Shareholders will be informed of the GFSM ordinary and extraordinary general meeting by publication of a notice on GFSM website and the website of the BMV in early November 2017.

Dissenters’, Appraisal or Similar Rights

There are no dissenters’, appraisal or similar rights available under Mexican law in connection with the Merger.

Interests in the Transaction

For a description of the interests of certain directors and executive officers of GFSM in the transaction see “The Merger—Interests of Certain Persons in the Merger.”

Creditor Opposition Rights

Pursuant to the Mexican Banking Law, upon effectiveness of the Merger and the publication of the relevant notices, creditors of GFSM and SanMex or any other creditor of any direct or indirect subsidiary of GFSM will have the right, within the following 90 calendar days, to judicially oppose the Merger and demand the payment of their loans. This opposition will not suspend the Merger.

Shareholding Structure

Upon effectiveness of the Merger, the pre-Merger shareholders of GFSM will hold substantially the same percentage of SanMex shares as of GFSM shares held before the Merger. Banco Santander Parent is currently the largest shareholder of GFSM through its 74.97% shareholding interest and will hold the substantially same interest in SanMex shares following the Merger. Because SanMex has a small number of minority shareholders, representing approximately 0.0088% of SanMex’s share capital, the proportionate ownership of SanMex represented by each share will be reduced by 0.00000883% from the proportionate ownership in GFSM represented by each GFSM share.

THE MERGER

The following is a description of the material aspects of the Merger and related transactions. While SanMex believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire prospectus as well as the form of merger agreement filed as exhibits to our registration statement on Form F-4 filed with the SEC on October 30, 2017, as amended (the “Registration Statement”), and the summary of the merger resolutions, which has been mailed to shareholders.

Objectives of the Corporate Restructuring

The primary purpose of the Merger is to allow Banco Santander Parent to comply with certain guidelines issued by the European Central Bank, which contain provisions establishing that the participation of a company’s minority shareholders may only be considered for regulatory capital purposes at consolidated level if (i) the company in which they own shares collects deposits from the public and (ii) such company’s equity is regulated. Currently, because GFSM does not collect deposits, Banco Santander Parent is not able to include the minority interests of the Group in its regulatory capital. After the Merger, the minority shareholders of the Group will hold shares directly in SanMex, which collects deposits, thereby allowing Banco Santander Parent to include these minority interests in its regulatory capital.

Implementation of the Corporate Restructuring

The Corporate Restructuring consists of the following:

•	The Merger of GFSM with and into SanMex, as the surviving company, pursuant to which the shareholders of GFSM will receive one (1) SanMex share for every GFSM share they hold.

The Merger will be carried out in accordance with the provisions of the Mexican General Corporation Law, the Mexican Financial Groups Law and in the Mexican Banking Law. As a result of the Merger, SanMex will suceed to all of the rights and obligations of GFSM.

The Merger will become fully effective as of the date on which the merger resolutions are registered in Mexico’s Public Registry of Commerce. If the Merger does not become fully effective first, it will become effective exclusively between the parties to the Merger, including for accounting purposes only on January 1, 2018.

•	The contribution in kind of all of the SanMex shares held by Banco Santander Parent to New HoldCo. As a result of this contribution, Banco Santander Parent will indirectly hold 99.99% of SanMex.

•	Immediately after the effectiveness of the Merger, the sale by SanMex to New HoldCo of 99.99% of the Casa de Bolsa shares. Payment of the purchase price of the Casa de Bolsa shares will be made in a period no longer than six (6) months from the date of sale. See “—Sale of the Casa de Bolsa Shares” below for further information.

As a result of the Merger, the registration of the GFSM Series B shares with the RNV will be cancelled and the shares will be delisted from the BMV, and the SanMex Series B shares will be registered with the RNV and listed on the BMV. Once the Merger and the other transactions set forth above are completed, New HoldCo will hold 74.96% of the SanMex shares and 99.99% of the Casa de Bolsa shares. Banco Santander Parent will be the sole shareholder of New HoldCo. We refer to the transactions set forth above collectively as the “Corporate Restructuring.”

The following graph sets forth the current corporate structure of the Group:

The following graph sets forth the corporate structure of the Group after the Merger:

On the effective date, the SanMex shares will be delivered, directly or through Indeval, to GFSM shareholders as of the effective date.

Sale of the Casa de Bolsa Shares

Upon completion of the Merger, SanMex will own 99.99% of the share capital of Casa de Bolsa, GFSM’s brokerage subsidiary. However, immediately thereafter, SanMex will sell 99.99% of the Casa de Bolsa shares to New HoldCo. The sale of the Casa de Bolsa shares to New HoldCo, which will be a wholly owned subsidiary of Banco Santander Parent, will be a related party transaction. The price of the Casa de Bolsa shares will be Ps.1,163 million.

In connection with the Merger, SanMex and Casa de Bolsa will enter into a collaboration agreement in which Casa de Bolsa will agree to provide to SanMex, and SanMex will agree to contract exclusively with Casa de Bolsa for, certain operational and other services that SanMex, as a bank, is unable to provide. These services will include, among others, acting as a placement agent and broker-dealer.

The Merger Agreement

The merger agreement governing the Merger was approved for submission to a vote of the shareholders by the Board of Directors of each of GFSM and SanMex on October 26, 2017. The merger agreement and the merger resolutions will set out the main terms and conditions of the Merger to comply with the requirements of Mexican law, as applicable.

The merger agreement is drafted in accordance with and pursuant to the mandatory Mexican law provisions of the Mexican Banking Law, the Mexican Financial Groups Law and the Mexican General Corporation Law. The merger agreement sets out the main terms and conditions of the Merger, as mandatorily prescribed by the applicable provisions of Mexican law.

The merger agreement may be amended at any time before or after the approval of the Merger by the GFSM or SanMex shareholders, but after the approval of the GFSM and SanMex shareholders has been obtained, no amendment may be made to the merger agreement that by law requires further approval by the GFSM and SanMex shareholders without first obtaining the requisite approval of such shareholders.

Merger Consideration and Exchange Ratio

In addition to approving the Merger, the SanMex shareholders will be asked to approve a series of corporate actions to be taken in connection with the Merger in order to achieve an exchange ratio of GFSM shares to SanMex shares of 1:1. These actions include an issuance by SanMex of shares to existing holders in connection with a reallocation of capital from Share premium to Share capital followed by a reverse stock split of SanMex shares. At the same time, in addition to approving the Merger, GFSM shareholders will be asked to approve the declaration of a dividend in cash to the shareholders of GFSM in an amount of approximately Ps.1,816 million.

At the effective time of the Merger, by virtue of such merger and without any action on the part of any holder of GFSM shares, the GFSM shareholders will receive one (1) SanMex share for each one (1) GFSM share that they hold.

Interests of Certain Persons in the Merger

Some of the directors and executive officers of GFSM may have interests in the Merger that are different from, or in addition to, the interests of the other GFSM shareholders. For instance, certain of our directors and executive officers are affiliates of Banco Santander Parent, who will benefit from the Merger in the form of improved regulatory capital ratios.

Positions in SanMex

The executive officers, directors and management of SanMex will be identical to those of GFSM prior to the Merger. See “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management” of GFSM’s annual report on Form 20-F for more information on our executive officers, directors and management.

Treatment of Equity Awards

The Merger will have no impact on the share-based equity plan of the Group.

Closing Conditions

The Merger is subject to the following conditions:

i.	the SHCP approves the Merger;

ii.	the CNBV authorizes the issuance of SanMex shares and transfer of the Casa de Bolsa shares to those persons who as a consequence of the Merger will acquire a participation of 5% or more of the equity of such entities.

iii.	the CNBV authorizes for the transfer of the SanMex shares from Banco Santander Parent to New HoldCo;

iv.	the CNBV authorizes the sale of the Casa de Bolsa shares to New HoldCo;

v.	the CNBV authorizes the cancellation of the registration of GFSM shares with RNV;

vi.	the CNBV grants the registration of SanMex Series B shares with the RNV; and

vii.	the COFECE approves of the concentration of economic activities according to the Mexican Antitrust Law.

Effectiveness of the Merger

If the Merger is approved by the requisite votes of the GFSM and SanMex shareholders and GFSM and SanMex receive the requisite regulatory approvals listed above under “—Closing Conditions,” GFSM and SanMex will enter into the merger agreement and the merger resolutions will be notarized and filed with Mexico’s Public Registry of Commerce.

Once the merger agreement is signed and the merger resolutions are registered with the Public Registry of Commerce, the Merger will become effective and GFSM will be merged with and into SanMex, with SanMex, a sociedad anónima authorized to operate as a multi-purpose banking institution (institución de banca múltiple) under the Mexican Banking Law, as the surviving entity.

Upon the Merger becoming effective in accordance with the Mexican Banking Law, GFSM will cease to exist as a standalone entity. At the effective time of the Merger, by virtue of such merger and without any action on the part of any holder of GFSM or SanMex shares, the GFSM shareholders will receive one (1) SanMex share for each one (1) GFSM share that they hold. The new SanMex Articles of Association will enter into force at the effective time of the Merger. See “The SanMex Shares and Articles of Association” for additional information. The effectiveness of the Merger is currently expected to occur in late 2017 or early 2018.

The foregoing notwithstanding, as a consequence of shareholder approval of the Merger, and even if the Merger has not become effective as described above, it will be considered effective as of January 1, 2018 exclusively as between GFSM and SanMex as the parties to the Merger, including for their respective accounting purposes. The effectiveness between the parties will have no impact on the timing of when GFSM shareholders receive the Merger Consideration.

Plans for SanMex After the Merger

Immediately following the Merger, SanMex will sell all of the shares of Casa de Bolsa owned by it to New HoldCo. Casa de Bolsa represented 0.08% of the Group’s net income in the year ended December 31, 2016 and 0.96% of the Group’s shareholders’ equity at that date.

Upon the sale of the shares of Casa de Bolsa to New HoldCo., SanMex and Casa de Bolsa will enter into a collaboration agreement in which Casa de Bolsa will agree to provide to SanMex, and SanMex will agree to contract exclusively with Casa de Bolsa for, certain operational and other services that SanMex, as a bank, is unable to provide. These services will include, among others, acting as a placement agent and broker-dealer.

Accounting Treatment

Following the Merger, SanMex will prepare its consolidated financial statements in accordance with IFRS. Under IFRS, the Merger consists of common control transaction that does not meet the definition of a business combination and therefore is outside the scope of application of IFRS 3—Business Combinations. Accordingly, it will be accounted for as an equity transaction at the existing carrying amounts.

TAX CONSEQUENCES

Material Mexican Tax Consequences

In the opinion of Mijares, Angoitia, Cortés y Fuentes, S.C. special Mexican tax counsel to SanMex (“Mexican Tax Counsel”), the following are the material Mexican tax consequences under current Mexican law of the dividend to be paid in connection with the Merger, the Merger and the ownership and disposition of SanMex shares and ADSs following the Merger to holders of GFSM shares and ADSs.

The dividend to be paid in connection with the Merger is similar to any other dividend distribution by GFSM and will be taxed in the same manner as described in “Item 10. Additional Information—E. Taxation—Mexican Taxation” of GFSM’s annual report on Form 20—F.

Under Mexican law, a merger is deemed neutral for federal tax purposes, so long as the surviving entity (i) submits to the Mexican tax authorities a notice with respect to such merger, (ii) files the tax returns of the merged entity corresponding to the fiscal year in which the merger took place, and (iii) continues carrying out the activities that that were conducted by both entities, for a period of at least one year following the merger. Assuming SanMex complies with each of the requirements set forth above, the Merger will be neutral for federal tax purposes and will not have any material tax implications for shareholders. SanMex has confirmed that it will comply with all of such requirements.

Holders of GFSM shares and/or ADSs will not recognize any gain or loss on the exchange of their GFSM shares and/or ADSs for SanMex shares and/or ADSs and will have the same cost basis in the SanMex shares and/or ADSs as their cost basis in the GFSM shares or ADSs surrendered. Holders of SanMex shares and ADS following the Merger will be subject to the same tax treatment under applicable Mexican tax laws as the current holders of GFSM shares and ADSs. Please refer to “Item 10. Additional Information—E. Taxation—Mexican Taxation” of GFSM’s annual report on Form 20—F for a description of such tax treatment.

Material U.S. Federal Income Tax Consequences

In the opinion of Davis Polk & Wardwell LLP, special U.S. tax counsel to SanMex (“U.S. Tax Counsel”), the following are the material U.S. federal income tax consequences of the Merger and the ownership and disposition of SanMex shares and ADSs following the Merger to the U.S. holders of GFSM shares and ADSs described below.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations, judicial authorities, published positions of the IRS, the income tax treaty between United States and Mexico (the “Treaty”) and other applicable authorities, all as of the date of this prospectus and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is also based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms. This discussion is limited to U.S. holders that hold their GFSM shares or ADSs (and who will hold their SanMex shares or ADSs after the Merger) as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular U.S. holder such as alternative minimum tax consequences or the Medicare tax on net investment income or to U.S. holders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	S corporations, partnerships or other pass-through entities (and investors in such entities);

•	dealers in securities or currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	U.S. holders that hold their GFSM shares or ADSs or will hold their SanMex shares or ADSs as part of a “straddle,” “conversion transaction” or other integrated transaction or enter into a “constructive sale” with respect to the GFSM shares or ADSs or the SanMex shares or ADSs;

•	U.S. holders who acquired their GFSM shares or ADSs pursuant to the exercise of employee share options or otherwise in connection with the performance of services;

•	U.S. holders who have a functional currency other than the United States dollar; or

•	except as specifically described below, U.S. holders that will own (directly or indirectly) 5% or more of either the total voting power or the total value of the shares of SanMex immediately after the Merger (“5% Transferee Shareholders”).

In addition, this discussion does not address other U.S. federal taxes (such as gift or estate taxes), the tax consequences of the Merger under state, local or non-U.S. tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of GFSM shares or ADSs that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) owns GFSM shares or ADSs, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning GFSM shares or ADSs and their partners should consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances.

In general, a U.S. holder who owns GFSM ADSs or SanMex ADSs will be treated as the owner of the underlying GFSM shares or SanMex shares, respectively, represented by such ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are prereleased, or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rates of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Mexican taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate U.S. holders, each described below, could be affected by actions taken by such parties or intermediaries.

Shareholders are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them, as well as any tax consequences arising under any state, local and non-U.S. tax laws or any other U.S. federal tax laws.

The Merger

Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger, it is the opinion of U.S. Tax Counsel that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion is referred to in this prospectus as the reorganization opinion.

In rendering the reorganization opinion, U.S. Tax Counsel has relied on (i) customary representations and covenants made by GFSM and SanMex, including those contained in certificates of officers of GFSM and SanMex, and (ii) specified assumptions, including an assumption regarding the completion of the Merger in the manner contemplated by the merger agreement. In addition, U.S. Tax Counsel has assumed in rendering the reorganization opinion the absence of changes in existing facts or in law between the date of filing of this prospectus and the closing date of the Merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the Merger could differ from those described below. An opinion of U.S. Tax Counsel neither binds the IRS, nor precludes the IRS or the courts from adopting a contrary position. Neither GFSM nor SanMex intends to obtain a ruling from the IRS on the tax consequences of the Merger.

Subject to the discussions below and under “—Passive Foreign Investment Company Rules”, the material U.S. federal income tax consequences of the exchange by a U.S. holder of GFSM shares or ADSs for SanMex shares or ADSs will be as follows:

•	no gain or loss will be recognized by the U.S. holder on the exchange of GFSM shares or ADSs for SanMex shares or ADSs;

•	the aggregate basis of the SanMex shares or ADSs received in the Merger will be equal to the U.S. holder’s aggregate tax basis in its GFSM shares or ADSs exchanged in Merger;

•	the holding period of the SanMex shares or ADSs received in exchange for GFSM shares or ADSs will include the holding period of the GFSM shares or ADSs for which they are exchanged.

The treatment of the cash dividend of approximately Ps.1,816 million to be declared by GFSM in connection with the Merger is not entirely clear. The dividend may be treated as any other ordinary dividend distribution by GFSM and be subject to tax in the manner described in “Item 10. Additional Information—E. Taxation—Material U.S. Federal Income Tax Consequences—Taxation of Distributions” of GFSM’s annual report on Form 20—F.

Alternatively, the dividend may be treated as additional consideration received in exchange for GFSM shares or ADSs by the U.S. holder. If the dividend is so treated, the U.S. holder will not recognize loss on the exchange, but will recognize gain (if any) equal to the lesser of: (1) the amount of the cash received, and (2) the excess of the sum of the amount of cash received and the fair market value on the closing date of the Merger of the SanMex shares or ADSs received over the U.S. holder’s basis for the GFSM shares or ADSs surrendered in the exchange. A U.S. holder is likely to be required to be required to treat such gain as a dividend unless the U.S. holder’s percentage ownership in SanMex (including shares that the U.S. holder is deemed to own under certain attribution rules) after the Merger is meaningfully reduced from what the U.S. holder’s percentage ownership would have been if the U.S. holder had received solely SanMex shares or ADSs rather than a combination of cash and SanMex shares or ADSs in the Merger. If, however, a U.S. holder’s percentage ownership were treated as meaningfully reduced, the gain recognized would generally be treated as capital gain, and generally would be long term capital gain if the GFSM shares or ADSs have been held for more than one year on the effective time of the Merger.

If the dividend is treated as additional consideration in the Merger, the U.S. holder’s aggregate adjusted basis of the SanMex shares or ADSs received in the Merger will be equal to the U.S. holder’s aggregate tax basis in its GFSM shares or ADSs exchanged in the Merger increased by the amount of gain, if any, recognized, including any portion of the gain that is treated as a dividend, and decreased by the amount of cash received.

U.S. holders should consult their tax advisors as to whether the dividend will be treated as an ordinary dividend distribution or additional consideration received in the exchange and if it is treated as additional consideration whether the gain (if any) on the exchange will be treated as capital gain or dividend income under the Code.

Certain U.S. holders who are “significant holders” will be required to file a statement with their U.S. federal income tax returns in accordance with U.S. Treasury regulations section 1.368-3 setting forth information regarding the parties to the Merger, the date of the Merger, such U.S. holder’s basis in GFSM shares or ADSs surrendered and the fair market value of SanMex shares or ADSs received in the Merger.  U.S. holders are generally required to retain certain records pertaining to the Merger.  U.S. holders should consult their own tax advisors regarding any records retention and reporting requirements that may apply to them.  Additional, special rules will apply to a U.S. holder that is a 5% Transferee Shareholder following the Merger. A 5% Transferee Shareholder will need to enter into a gain recognition agreement and comply with certain reporting requirements in accordance with applicable U.S. Treasury regulations. U.S. holders that may be 5% Transferee Shareholders following the Merger should consult their own tax advisors regarding their need to enter into a gain recognition agreement and any reporting requirements that may apply to them.

Consequences of Owning and Disposing of SanMex Shares and ADSs

Taxation of Distributions. Subject to the discussion under “— Passive Foreign Investment Company Rules” below, distributions paid on SanMex shares or ADSs, other than certain pro rata distributions of SanMex shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because SanMex does not maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. Holders as dividends. Subject to the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. holders (including individuals) may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NYSE, where SanMex ADSs are expected to be traded. Non-corporate U.S. holders should consult their tax advisers to determine whether the favorable rates will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.

The amount of a dividend will include any amounts withheld in respect of Mexican taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. holder’s income on the date of the U.S. holder’s (or in the case of SanMex ADSs, the Depositary’s) receipt of the dividend. The amount of any dividend income paid in pesos will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. holders should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, any Mexican income taxes withheld from dividends on SanMex shares or ADSs at a rate not exceeding the rate provided by the Treaty generally will be creditable against the U.S. holder’s U.S. federal income tax liability. Instead of claiming a credit, the U.S. holder may elect to deduct such Mexican income taxes in computing the U.S. holder’s taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Sale or Other Taxable Disposition of SanMex Shares or ADSs. Subject to the discussion under “—Passive Foreign Investment Company Rules” below, gain or loss realized on the sale or other taxable disposition of SanMex shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the SanMex shares or ADSs for more than one year. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. The amount of the gain or loss will equal the difference between the U.S. holder’s adjusted tax basis in the SanMex shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. If a Mexican tax is withheld on the sale or disposition of SanMex shares or ADSs, a U.S. holder’s amount realized will include the gross amount of the proceeds of the sale or disposition before deduction of the Mexican tax. See “Item. 10 Additional Information—E. Taxation—Mexican Taxation—Taxation on Capital Gains” of GFSM’s Annual Report on Form 20-F for a description of when a disposition may be subject to taxation by Mexico. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Information Reporting and Backup Withholding. Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. holders who are individuals (and certain U.S. entities closely-held by individuals) may be required to report information relating to the SanMex shares or ADSs, unless the shares or ADSs are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the SanMex shares or ADSs.

Passive Foreign Investment Company Rules

Special, generally unfavorable, U.S. federal income tax rules may apply to U.S. holders that have held GFSM shares or ADSs or will hold SanMex shares or ADSs if GFSM or SanMex has been or is a PFIC at any time during which the U.S. holder has held or holds GFSM or SanMex shares or ADSs, and may change the treatment of distributions on and dispositions of SanMex shares or ADSs described above and the treatment of the exchange of GFSM shares or ADSs for SanMex shares or ADSs pursuant to the Merger.

Based on proposed U.S. Treasury regulations, which are proposed to be effective for taxable years beginning after December 31, 1994, GFSM believes that it was not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for the taxable years ending December 31, 2012 or any subsequent completed taxable year and it does not expect to be a PFIC for its current taxable year, and SanMex does not expect to be a PFIC for its current taxable year. However, because the application of the proposed regulations is not entirely clear, because the proposed U.S. Treasury regulations may not be finalized in their current form, and because the composition of SanMex income and assets will vary over time, there can be no assurance that GFSM was not and SanMex will not be a PFIC for any taxable year. The determination of whether a company is a PFIC is made annually and is based upon the composition of its income and assets (including, among others, entities in which the company holds at least a 25% interest), and the nature of its activities.

If GFSM has been a PFIC at any time during the holding period of a U.S. holder, assuming that SanMex is not a PFIC in the taxable year of the Merger, such a U.S. holder would, under proposed regulations which are proposed to be effective from April 11, 1992, recognize gain (but not loss) upon the exchange of its GFSM shares or ADSs for SanMex shares or ADSs. The gain would be equal to the difference between the fair market value of the SanMex shares or ADSs received on the date of the exchange and the U.S. holder’s tax basis in GFSM shares or ADSs exchanged and would be subject to taxation in the manner described below with respect to gain on disposition of SanMex shares or ADSs.

If SanMex were a PFIC for any taxable year during which a U.S. holder held SanMex shares or ADSs, gain recognized by a U.S. holder on a sale or other taxable disposition (including certain pledges) of the SanMex shares or ADSs would generally be allocated ratably over the U.S. holder’s holding period for the SanMex shares or ADSs. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before SanMex became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations for that year, as appropriate, and an interest charge would be imposed. Further, to the extent that any distribution received by a U.S. holder on its SanMex shares or ADSs exceeds 125 percent of the average of the annual distributions on the SanMex shares or ADSs received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the SanMex shares or ADSs. U.S. holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances. Furthermore, if SanMex were a PFIC or, for the taxable year in which SanMex paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. holders would not apply.

If a U.S. holder owns SanMex shares or ADSs during any year in which SanMex is a PFIC, the U.S. holder generally must file annual reports containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. holder’s federal income tax return for that year.

BANCO SANTANDER MÉXICO

History and Development of the Bank

Banco Santander México was incorporated on November 16, 1932, under the name Banco Mexicano. In 1955, Sociedad Mexicana de Crédito Industrial (subsequently Banco Somex), which was incorporated in 1941, purchased a controlling portion of the shares of Banco Mexicano. In 1958, Banco Mexicano merged with Banco Español, with Banco Mexicano as the surviving entity.

In 1970, Banco de Londres y México merged with Compañía General de Aceptaciones (formerly a shareholder of Banco de Londres), with Banco de Londres y México under its new name, Banca Serfin, as the surviving entity.

In 1979, Banco Mexicano changed its corporate name to Banco Mexicano Somex, S.A., operating as a multiple-purpose banking institution.

In 1982, Mexican commercial banks were nationalized by the Mexican government.

In 1990, the Mexican Constitution was amended to permit the total reprivatization of Mexican commercial banks, and the Mexican government enacted the Mexican Banking Law, which led to the reprivatization of such banks starting in 1991. As part of this banking privatization process, in 1992, Grupo InverMéxico acquired Banco Mexicano Somex, which then took the corporate name of Banco Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero InverMéxico.

In 1992, Grupo Financiero Serfin was incorporated following the acquisition of Banca Serfin by Operadora de Bolsa.

In 1997, Banco Santander Parent acquired Grupo InverMéxico, which became Grupo Financiero Santander Mexicano. Banco Mexicano later became Banco Santander Mexicano. In May 2000, Banco Santander Parent acquired Grupo Financiero Serfin, which was merged into Grupo Financiero Santander Mexicano and changed its corporate name to Grupo Financiero Santander Serfin. In 2001, Banco Santander Mexicano adopted the corporate name of Banco Santander Mexicano, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin.

Banco Santander Mexicano and Banca Serfin initially operated independently. In 2004, Banca Serfin was merged into Banco Santander Mexicano, with the surviving entity being Banco Santander Serfin, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Serfin. Subsequently, in 2006, the Bank was renamed Banco Santander, S.A., Institución de Banca Múltiple, Grupo Financiero Santander.

On February 21, 2008, the corporate name of the Bank was changed to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander. GFSM currently owns 99.99% of the Bank’s capital stock.

On December 23, 2010, Banco Santander Mexico entered into a stock and assets purchase agreement to acquire the residential mortgage business of General Electric Capital Corporation and its subsidiaries, or GE Capital, in Mexico, or the GE Capital mortgage business. The purchase price for the acquisition was Ps.2,042 million (U.S.$118 million) and, in addition, we repaid at closing to GE Capital the Ps.21,009 million (U.S.$1,218 million) intercompany debt at that date relating to the GE Capital mortgage business, which GE Capital historically had financed through intercompany debt. The total volume of assets at the time of closing was Ps.23,904 million (U.S.$1,386 million), including a total loan portfolio of Ps.21,926 million (U.S.$1,271 million), while the total volume of liabilities was Ps.21,494 million (U.S.$1,246 million). The transaction closed on April 29, 2011. The acquisition made us the second-largest provider of residential mortgages in Mexico in terms of residential mortgages outstanding in 2011, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV.

Banco Santander Mexico obtained shareholder approval on September 12, 2012 to change its name to Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, and such name change was subsequently authorized by the CNBV.

In November 2012, Banco Santander Mexico completed a debt offering of U.S.$1.0 billion in senior notes in the domestic and international markets. In November 2012, Banco Santander Mexico issued senior notes in an aggregate principal amount of U.S.$1.0 billion, in accordance with the Rule 144A of the Securities Act, under an indenture dated as of November 9, 2012. The notes mature on November 9, 2022, and bear interest at a rate per annum equal to 4.125%. Interest is paid semi-annually in arrears on May 9 and November 9 of each year.

In November 2013, Banco Santander Mexico completed the acquisition of the equity stock of ING Hipotecaria, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad No Regulada, or ING Hipotecaria, a subsidiary of ING Group. Prior to the acquisition, ING Hipotecaria provided mortgage-related products and services to more than 28,000 clients and operated 20 branches throughout Mexico. The net assets acquired amounted to Ps.395 million which includes a loan portfolio with an unpaid principal balance of Ps.11,237 million, and an estimated fair value of Ps.10,772 million. A loan portfolio of approximately Ps.363 million was expected to be uncollectible at the time of the acquisition. As part of the transaction, we made a cash payment of Ps.541.4 million (approximately U.S.$31.4 million) for ING Hipotecaria’s equity. This acquisition solidified Banco Santander Mexico’s position as the second-largest banking mortgage provider in Mexico with an estimated market share of 17.7% as of December 31, 2013, 18.9% as of December 31, 2014, 19.3% as of December 31, 2015, and 18.7% as of December 31, 2016. Since the acquisition, all of the branches operated by ING Hipotecaria have been closed, in an effort to consolidate the distribution network and increase operational efficiency.

On December 13, 2013, ING Hipotecaria obtained shareholder approval to change its name to Santander Vivienda, S.A. de C.V., Sociedad Financiera de Objeto Múltiple Entidad Regulada, or Santander Vivienda. In February 2014, Santander Vivienda obtained the permits required to change its legal name.

In December 2013, Banco Santander Mexico completed a debt offering of U.S.$1.3 billion aggregate principal amount of Basel III compliant Tier 2 Subordinated Capital Notes in the domestic and international capital markets.

During 2014, we reached an agreement with Banco Santander Parent for the purchase of the custodial business to FINESP Holdings II B.V., affiliate of Warburg Pincus and Temasek.

On June 19, 2014, Banco Santander Parent announced having reached a definitive agreement with an affiliate of Warburg Pincus and Temasek to acquire 50% of the custodial businesses of Santander in Spain, Mexico and Brazil through a new entity. The closing was scheduled for the fourth quarter of 2014.

On July 24, 2015, Banco Santander Parent made us an offer to purchase our custodial business, which we accepted. The agreed sale price was Ps.1,191 million. The transfer of the custodial business was subject to the following conditions: (i) the offer was valid until June 30, 2016; (ii) the offer was subject to the same conditions established in the global agreement signed by Banco Santander Parent in connection with the sale of the custodial businesses in Spain, Mexico and Brazil; (iii) authorizations must have been obtained from the Mexican authorities to establish a special purpose entity whose purpose was the operation of the custodial business in Mexico; (iv) the offer was dependent on the global transaction, which if was terminated, would also lead to the termination of the transaction in Mexico; and (v) the transaction should be formalized through the signing of the respective contracts.

Banco Santander Parent received, in August 2016, the authorization of the Mexican authorities for the incorporation and operation of Banco S3 México, S.A., Institución de Banca Múltiple, whose activities shall be focused to the specialized business of deposit, custody and management of securities and cash in Mexico. It is expected that Banco S3 México, S. A., Institución de Banca Múltiple, will initiate operations as an independent subsidiary by the end of 2017.

On November 26, 2014, we entered into an agreement to acquire a non-revolving consumer loans portfolio from Scotiabank Inverlat. The acquisition was completed in April 2015 after obtaining the applicable regulatory approvals. The acquired portfolio consists of 39,252 loans with a face value of Ps.3,179 million and a fair value of Ps.3,002 million.

On December 21, 2016, by means of note UBVA/093/2016, the SHCP approved the merger of two of our subsidiaries Santander Hipotecario, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México, as the merged entity, and Santander Vivienda, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México as merging company. The merger was effective January 1, 2017.

On December 29, 2016, the Bank issued perpetual subordinated non-preferred contingent convertible additional Tier 1 capital notes (the “Tier 1 notes”) in an aggregate principal amount of U.S.$ 500,000,000, under an indenture dated as of December 27, 2016, as supplemented by a first supplemental indenture dated as of December 27, 2016, with the same terms as the perpetual subordinated non-preferred contingent convertible additional Tier 1 capital notes issued by GFSM on the same date. GFSM purchased 100% of the aggregate principal amount of the Tier 1 notes. See “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Debt Securities Outstanding—The Additional Tier 1 Capital Notes” of GFSM’s Annual Report on Form 20-F for more information on the terms the Tier 1 notes.

On October 5, 2017, the SHCP authorized the inclusion of Santander Inclusión Financiera, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México (“Inclusión Financiera”) as a part of the Group. As a result of the purchase, SanMex will hold 99.99% of the capital stock of Inclusión Financiera.

Capital Expenditures and Divestitures

In 2015, our capital expenditures were Ps.2,911 million (U.S.$168.8 million), 71.4% (Ps.2,078 million) of which was for technology and the remainder of which was for furniture, fixtures and equipment (Ps.833 million). In 2016, our capital expenditures were Ps.2,946 million (U.S.$142.9 million), 77.4% (Ps.2,280 million) of which was spent on information technology and the remainder Ps.666 million which was spent on furniture, fixtures and equipment. In the six months ended June 2017, our capital expenditures were Ps.919 million, 60.5% (Ps.556 million) of which was spent on information technology and the remainder Ps.363 million which was spent on furniture, fixtures and equipment.

At the end of 2015, we proudly finished our plan to add 200 new branches to our distribution network. The expansion cost approximately Ps.1.03 billion and it was funded using our working capital.

For 2017, we have a capital expenditures budget of Ps.6,043 million (U.S.$293 million), 70.4% of which (Ps.4,254 million) will be spent on information technology and the rest of which will be spent on furniture, fixtures and equipment (Ps.1,789 million). Our management expects that cash flows from operations will be sufficient to meet our liquidity requirements over the next 12 months, including our expected 2017 capital expenditures.

Business Overview

Overview

We are the second-largest bank in Mexico based on total assets, third in terms of total loans and deposits and fourth in terms of net income as of December 31, 2016, in each case as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. As a bank and through our subsidiaries, we provide a wide range of financial and related services, principally in Mexico, including retail and commercial banking and securities underwriting. As of June 30, 2017, we had total loans, net of allowance for impairment losses, of Ps.580,323 million (U.S.$32,128 million), total assets of Ps.1,275,454 million (U.S.$70,614 million), total deposits of Ps.853,082 million (U.S.$47,229 million), total equity of Ps.111,077 million (U.S.$6,150 million) and 1,374 offices located throughout Mexico, and for the six months ended June 30, 2017, we had net income of Ps.9,315 million (U.S.$517 million), which represented a return-on-average equity, or ROAE, of 17.38% for that period. As of December 31, 2016, we had total assets of Ps.1,350,937 million (U.S.$65,518 million) total deposits of Ps.795,852 million (U.S.$38,597) and total equity of Ps.105,227 million (U.S.$5,103 million) and 1,364 offices located throughout Mexico, and for the year ended December 31, 2016, we had net income of Ps.16,536 million (U.S.$801 million), which represented a return-on-average equity, or ROAE, of 14.89% for that period.

We offer a differentiated financial services platform in Mexico focused on the client segments that we believe are most profitable, such as high- and mid-income individuals, SMEs and medium and large companies in Mexico, while also providing integrated financial services to low-income individuals. We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, SMEs and middle-market corporations. Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, information technology systems and our internal practices, as well as enhancing our distribution channels in order to maximize service in our key client segments.

The following chart sets forth the Retail Banking and Global Corporate Banking operating segments of the Bank and their main focus.

Retail Banking	Global Corporate Banking

Focusing on the following categories of clients:

•      Individuals, with a net wealth of less than Ps.5 million, categorized as classic, preferred, premier or select

•      Private banking, for individuals with net wealth in excess of Ps.15 million

•      Individuals, with a net wealth between Ps.5 million and Ps.15 million are attended to by either the Individuals segment or the Private Banking segment described above, depending on the product offerings that would suit them best

•      SMEs, with annual gross revenues of less than Ps.200 million

•      Middle-market corporations, with annual gross revenues of more than Ps.200 million that are not clients of Global Corporate Banking

•      Government institutions, comprised of Mexican federal government agencies, state agencies and municipalities, as well as Mexican universities

Offering our largest clients (mainly Mexican and multinational corporations, financial groups and large institutional clients) financial services and products such as:

•     Global transaction banking (GTB), which includes cash management, working capital solutions, security services and trade finance solutions

•     Financial Solutions and Advisory (FS&A), which includes origination, structuring and distribution of structured credit and debt products, debt capital markets, project finance and asset based finance

•     Corporate finance, which includes mergers and acquisitions and equity capital markets services

•      Markets, including “plain vanilla” and tailored fixed income and foreign exchange and equity investment and hedging solutions

•      Global Corporate Banking products and solutions for retail customers, which offers retail segment clients’ tailor-made corporate banking products and solutions in order to meet specific needs

In addition, we have a Corporate Activities operating segment comprised of all other operational and administrative activities that are not assigned to a specific segment or product listed above. These activities include the centralized management of our financial investments, the financial management of our structural interest rate risk and foreign exchange position and the management of our liquidity and equity through securities offerings and the management of assets and liabilities.

Our insurance activities are included in the Retail Banking segment.

The following table sets forth the breakdown of our net interest income and operating profit before tax by operating segment.

	IFRS
	Net interest income				Operating profit before tax
	For the year ended December 31,				For the year ended December 31,
	2015		2016		2015		2016
	(Millions of pesos)
Retail Banking	Ps.	37,514	Ps.	42,277	Ps.	12,896	Ps.	15,230
Global Corporate Banking		4,060		4,899		3,454		5,348
Corporate Activities		1,414		1,954		2,018		1,309
Total	Ps.	42,988	Ps.	49,130	Ps.	18,368	Ps.	21,887

The following table shows certain of our financial and operational data.

	IFRS
	As of and for the year ended December 31,
	2015		2016
	(Millions of pesos, except percentages, offices and customer data)
Offices(1)		1,354		1,364
Customers		12,471,093		13,553,067
Total assets	Ps.	1,175,834	Ps.	1,350,937
Loans	Ps.	535,260	Ps.	581,638
Deposits(2)	Ps.	743,632	Ps.	795,852
Total equity	Ps.	107,758	Ps.	105,227
Non-performing loans as a percentage of total loans(3)		3.56%		2.93%
Efficiency(4)		39.94%		38.58%
ROAE(5)		13.71%		14.89%

________________________

(1)	Includes branches (including branches with Select service), SME’s offices, SME’s branches, cash desks (ventanillas — including cash desk with Select service), Santander Select offices (including Centros Select, Espacios Select and, box offices and corner Select) and Santander Select units (módulos).

(2)	Includes Demand, Time deposits, Repurchase agreements, and Deposits from the Mexican Central Bank and credit institutions.

(3)	Since 2015, non-performing loans include (i) all credits past due by more than 90 days, and (ii) other doubtful credits. Other doubtful credits include (i) the sum of all transactions (loans granted) of a customer when the loan balances of such customer classified as impaired are more than 20% of the total outstanding amounts; and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

Prior to 2015, bullet maturity loans (i.e. loans with payment of principal at maturity) were classified as non-performing once more than 30 days past due and revolving loans were classified as past-due when more than 60 days past due.

See Note 2.g.i of our audited financial statements for more details on the classification of impaired loans.

See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

(4)	Efficiency ratios are equal to administrative expenses plus depreciation and amortization, divided by total income.

(5)	Calculated based upon the average daily balance of equity.

After the Merger, we will operate as an independent subsidiary within the Santander Group and our principal shareholder, Banco Santander Parent, will have no liability for our banking operations, except for the amount of its respective holding of our capital stock. Banco Santander Parent, currently the controlling shareholder of GFSM, currently beneficially owns, directly and indirectly, 74.97% of GFSM’s common stock (including Series B and Series F shares), which in turns owns 99.99% of our common stock. We believe that our relationship with Banco Santander Parent and the Santander Group as a whole offers us significant competitive advantages over other banks in Mexico. As of June 30, 2017, the Santander Group had total assets of U.S.$1,445 billion (U.S.$1,648 billion), equity of U.S.$100,955 million (U.S.$115,134 million) and a market capitalization of U.S.$84,461 million (U.S.$96,324 million). It also generated an attributable profit of U.S.$1,749 million (U.S.$1,995 million) in the six months ended June 30, 2017 and had 13,825 branches and 201,596 employees as of June 30, 2017. We represented approximately 7% of the Santander Group’s attributable profit in the six months ended June 30, 2017, making us the fifth largest contributor of attributable profits to the Santander Group. We also represented approximately 4% of the Santander Group’s assets in the six months ended June 30, 2017, according to the quarterly financial report of the Santander Group for the six months ended June 30, 2017.

Our Competitive Strengths

Leading market position in select categories

We rank second in terms of total assets and net income and third in terms of total loans and deposits among private-sector banks in Mexico, with market shares of 15.8%, 14.7%, 13.6% and 14.4%, respectively, as of December 31, 2016, in each case as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. Among the seven largest private-sector banks in Mexico, we believe we hold leading market positions in most of our key product lines, such as mortgages and commercial loans (including loans to SMEs and middle-market corporations).

The following table shows the rankings and market share of Banco Santander Mexico as of December 31, 2016, according to information published by the CNBV. All statements in this prospectus regarding our relative market position and financial performance vis-à-vis the financial services sector in Mexico are based, out of necessity, on information obtained from CNBV reports, and accordingly are presented in accordance with Mexican Banking GAAP. For a more detailed description of our performance relative to the Mexican banking industry, see “—Competition.”

	Mexican Banking GAAP
	As of December 31, 2016
Rankings and Market Share	Rank of Banco Santander Mexico among Banks(1)	Market Share of Banco Santander Mexico among Banks(1)(2)
Total loans	3	14.0%
Deposits	3	14.4%
Total assets	2	15.8%
Asset quality(3)	5	—
Total equity	3	12.5%
Net income	2	14.7%
Efficiency(4)	2	—
ROAE(5)	3	—

________________________

Source: CNBV.

(1)	Among the largest private banks in Mexico in terms of total assets: Banco Santander Mexico; BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer; Banco Nacional de México, S.A., integrante del Grupo Financiero Banamex; Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte; HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC; Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa; and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank.

(2)	We calculate market share data based on information published by the CNBV.

(3)	Defined as total non-performing loans as a percentage of total loans.

(4)	We calculate the efficiency ratio as administrative and promotional expenses, which include depreciation and amortization, divided by total income, using information published by the CNBV.

(5)	Calculated based upon the average balance of equity.

We believe that our scale and market leadership provide us with exceptional competitive opportunities, including the ability to gather market intelligence to support decision-making in determining business opportunities and in meeting our customers’ needs.

Focus on well-defined profitable client segments resulting in superior track record

We believe our market share in our key client segments (high- and mid-income individuals and SMEs) will continue to contribute to our profitability. We have posted ROAE levels of 13.2% and 14.4% in 2015 and 2016, respectively, as determined in accordance with Mexican Banking GAAP, making us the third most profitable bank among the seven largest private-sector banks in Mexico under that metric in 2016, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV.

We developed our client segmentation strategy in 2008 with clearly defined client segments: high- and mid-income individuals, SMEs and middle-market corporations. Since then, we have focused our efforts on further refining our client segmentation, developing our product offerings, developing our information technology systems and our internal practices, as well as enhancing our distribution channels in order to better service our key client segments.

We believe our targeted efforts have helped us organically increase our market share in key business lines such as retail services to middle-market corporations and SMEs. From December 31, 2011 to December 31, 2016, our commercial loans market share (which includes loans to middle-market corporations, institutions, corporate clients and SMEs) increased 40 basis points, from 14.4% to 14.8%, as determined in accordance with Mexican Banking GAAP, according to CNBV data. We are the second-largest provider of residential mortgages in Mexico in terms of residential mortgages outstanding in 2016, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. See “—Our Core Products—Retail Lending—Mortgages.”

Efficient and business-oriented operational platform

Our operational platform efficiently combines our modern business-oriented information technology systems with our multichannel distribution strategy, resulting in innovative ways to serve our clients. Our multichannel distribution strategy consists of using both traditional and alternative distribution channels such as branches, Internet banking, mobile banking and contact centers tailored to each of our client segments and designed to reach a broad spectrum of customers in a cost-efficient manner. We have well-developed customer relationship management, or CRM, tools that allow us to monitor our clients’ behavior and provide them with targeted product offerings through diverse channels. As a consequence, we are able to efficiently leverage alternative distribution channels, such as ATMs, Internet banking and our contact centers, which are complementary to our traditional proprietary branch network, which enables us to deliver better service to our clients and increases our sales ratios. As of December 31, 2016, we had approximately 1.84 million customers with pre-authorized credit offers. We believe our efficient operations allow us to realize synergies and more profitable growth. As of December 31, 2016, we were the second most efficient bank among the seven largest private-sector banks in Mexico, as calculated in accordance with Mexican Banking GAAP, according to information published by the CNBV. For this purpose, we calculate the efficiency ratio as administrative expenses divided by total income, using information published by the CNBV. We believe this is a result of many factors, including our focus on cost-control and best practices that we can leverage from Banco Santander Parent, among others. We believe our efficiency ratio provides us with operating flexibility and enables us to be competitive in pricing versus our peers.

Synergies from our affiliation with the Santander Group

We believe that being an affiliate of the Santander Group offers us significant competitive advantages. The Santander Group is one of the largest banking groups in Latin America in terms of assets, the largest financial group in Spain and a significant financial system participant in various European countries, including the United Kingdom, through its Santander UK subsidiary, Poland and Portugal, among others. Through Santander Consumer, Santander Group also operates a leading consumer finance franchise in the United States as well as in Germany, Italy, Spain and several other European countries. Our relationship with the Santander Group allows us, among other things, to:

•	benefit from the Santander Group’s operational expertise in areas such as internal control and risk management, with practices that have been developed in response to a wide range of market conditions around the world and that we believe will enhance our ability to grow our business within desired risk limits;

•	strengthen our internal auditing function and, as a result of the addition of an internal auditing department that reports concurrently and directly to our Audit Committee and the audit committee of Santander Group, making it more independent from management;

•	enhance our ability to manage credit and market risks through the adoption of policies and know-how developed by Santander Group;

•	leverage the Santander Group’s latest-generation, customer-centered, global information technology platform, which reduces our technology development costs, provides operational synergies with the Santander Group, enhances our ability to support our customers and enables us to deliver products and services targeted to the needs of our customers;

•	utilize the Santander Group’s management training and development, which is composed of a combination of in-house training and development with access to managerial expertise and best practices in other Santander Group units outside Mexico. Santander Group also participates in monitoring key supervisory areas, including risk, auditing, accounting and financial control;

•	access the Santander Group’s multinational client base and benefit from the Santander Group’s global presence, particularly in Latin America;

•	support our large Mexican corporate customers in the internationalization of their businesses, through trade financing, international capital markets access, structured finance and syndicated loans, as well as transactional banking services;

•	benefit from selectively borrowing from Santander Group’s product offerings in other countries as well as from their know-how in systems management;

•	replicate or adapt in Mexico the Santander Group’s successful product offerings and best practices from other countries; and

•	benefit from the Santander Group’s overall market presence and market campaigns such as the Formula 1 sponsorship.

Although we benefit from our affiliation with the Santander Group, our executive officers are responsible for the management of our business independent from Banco Santander Parent.

Strong and sustainable funding and capitalization profile

Our principal source of funding is customer deposits, including repurchase agreements, which represented Ps.656 billion, or 52.7%, of our total liabilities as of December 31, 2016. As of December 31, 2016, customer deposits represented 82.4% of our total deposits. Since we are primarily a transactional bank, customer deposits, a comparatively less expensive source of funding, constitute the main source of liquidity in our financing structure. This has allowed us to manage our reliance on and exposure to riskier sources of funding and manage our liquidity requirements. We believe we have attractive capitalization levels based on our Tier 1 capital ratio, which has been near the median of the seven largest banks in Mexico over the past five years. As of December 31, 2016, our total capitalization ratio was 15.7%, comprised of Tier 1 capital ratio of 11.8% and Tier 2 capital ratio of 4.0%, in each case as calculated in accordance with Mexican Banking GAAP.

Experienced management team and skilled workforce

We benefit from a highly-experienced management team. Our senior management has an average of 21 years of experience in the financial industry and 11 years in the Santander Group. Our management team has guided us through economic cycles and, by anticipating recent macroeconomic developments, our net income has increased at a compound annual growth rate, or CAGR, of 9.24% since 2008, as determined in accordance with Mexican Banking GAAP, compared to 8.11% CAGR increase in the Mexican banking system as a whole over the same period, as determined in accordance with Mexican Banking GAAP, according to data from the CNBV. Our management has concentrated its efforts on establishing a successful working environment and employee culture, and has invested in rigorous personnel selection processes, training programs and evaluation processes to maintain a strong talent base and foster retention. We have promoted the development and strengthening of abilities and skills in managing people and teams. The experience and commitment of our senior management team has been a critical component in the growth of our franchise, as well as in the continuing enhancement of our operations and financial performance.

Our Strategy

During 2016, we enhanced our commercial strategy focusing towards two main objectives: (i) becoming our clients’ primary bank and (ii) being leaders in profitable growth.

Based on our strong profitability and growth in key business lines, we will continue targeting retail banking for Mexico’s upper class, emerging middle class, SMEs and middle-market corporations, the most dynamic and profitable segments of the Mexican economy. We will strengthen our focus on client attraction, client loyalty, deposit growth, the transformation of our distribution and operational model and enhancing our leading banking franchise in Mexico while attaining sustained profitable growth.

We intend to achieve these objectives through the following strategies:

Establish a client centric model that places the customer at the core of our business while we continue to expand and develop our customer base and further enhance customer loyalty

Customers are our main focus and our priority with respect to all of our commercial efforts. We seek to differentiate the Group by providing exceptional service and attractive value, allowing us to increase customer loyalty. We believe this model will allow us to strengthen our position in the retail segment by attracting new high-potential customers, retaining existing customers through transactional products and become their primary bank. We intend to continue to use our extensive distribution network to proactively pursue and strengthen our relationships with high- and mid-income customers through the offering of key products and business solutions for SMEs and middle-market corporations. An important part of our strategy is the segmentation of our customer base. We classify our individual customers in four main categories: “select,” “premier,” “preferred” and “classic” customers. We believe that our clear customer classification allows us to offer our customers a portfolio of targeted products that fit their specific needs.

On May 23, 2016, we launched “Santander Plus” an innovative and comprehensive program focused on client attraction, transactionality, loyalty and digitalization. To join the program, customers have to transfer their payroll account to the Bank and become a digital customer by using internet or mobile banking services. Benefits include cash backs in direct debits and in a select suite of entertainment venues, as well as preferential rates in saving accounts. Furthermore, following our goal to adapt to our customers’ needs and lifestyle, in September 2016, we added additional benefits to our Santander Plus program, such as “Consumer Credit” pursuant to which we give our customers cash back for the opening commission when contracting payroll, cash or express line credits and “Santander Event Protection” which awards our clients who have at least two insured assets with us (home, auto, health and life), with a certificate to celebrate the occurrence of certain important events in their lives. We believe this initiative will become one of our principal engines to attract high potential clients and a valuable tool to foster its loyalty and become their primary bank. As of December 2016, over 1.5 million customers have signed up for this program, of which 52% are new customers.

Furthermore, to take advantage of the new payroll portability regulations, we are seeking to leverage our unique position in the corporate, middle-market and SMEs segments to attract new payroll customers and grow our individual demand deposit base.

In addition, on October 16, 2017, we announced the launch of Tuiio, a financial inclusion program for low income individuals. Tuiio, which will have its own operating model, infrastructure and brand, is a robust financial inclusion program that will leverage technology to support the needs of Mexico’s low-income segment. It aims to generate measurable social impact through productive micro-lending, a digital savings account, its own branch network, staff, ATMs, point-of-sale terminals and electronic banking. The initiative will also include a financial education program for clients, with the purpose of maximizing their skills and developing their employment potential.

Upgrade and enhance our technological platforms and infrastructure and expand our product offering in order to offer our customers innovative & quality services that satisfy their dynamic demands

We are upgrading and enhancing our technological platforms and infrastructure in order to meet our clients’ dynamic needs by providing them with high-quality and innovative products and services. In order to be able to achieve this goal, our strategy requires the digitalization of our businesses.

In order to secure our offerings with a client centric vision, we will continue to improve our CRM tool to drive strategies based on market intelligence; we plan to offer new products and services to existing customers based on our customer segmentation and the development of value-added offerings. Our goal in managing customer relationships is to position our customers at the heart of our business strategy. By improving our information technology systems and our processes, we believe we will be able to produce business intelligence by acquiring detailed information about current and future needs and the behavior of our customers. We believe that this business intelligence will enable us to define our customer segments in greater detail according to the life cycle and income levels, as well as improving the way we serve our customers through various distribution channels.

We will also continue to invest in creating and maintaining strong business support and commercial processes to make our products and services more accessible and improve our relationships with our clients. For example, we have developed a fully integrated commercial network, which manages customer product offerings through an internally designed CRM tool that makes it easier for branch executives to know their portfolios and to approach customers with specific and tailored product offerings, in addition we also defined differentiated on boarding service model optimizing the accounts opening and the digital contracting of loans for our clients and non-clients.

We seek to increase our market share in retail banking by offering innovative banking products and intend to focus on profitable products such as insurance, mortgages, credit cards, personal loans, SMEs and middle-market corporations loans where we believe there is an opportunity to increase our market share. For our non-retail clients, we will continue to offer through our Global Corporate Banking segment an array of comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others. We intend to improve the ways we serve our clients by expanding the multichannel distribution strategy related to each of our client segments, and we will continue to seek to maximize the synergies and leverage the cross-selling opportunities between our corporate and retail businesses. In addition, we have established a division that is focused on enhancing the quality of our products and processes.

During 2016, we continued to strengthen our mortgage business through the implementation of competitive commercial actions. On November 16, 2016, we launched “Santander Personal Mortgage” which offers the only mortgage loans in Mexico at a personalized interest rate, adjusted to each of our customers’ risk profile and needs such as loan-to-value and term. Furthermore, clients who benefit from Santander Personal Mortgage are also entitled to enjoy the benefits of Santander Plus, provided certain conditions are met.

Another initiative to attract and retain customers is the co-branded Santander-Aeroméxico credit card launched in February 2016, as a result of a 10-year exclusive alliance with Mexico’s leading airline. So far, more than 430,000 cards have been issued, 30% of which were for new customers.

Leverage our leading market position to benefit from the significant growth potential of the Mexican banking sector

We seek to continue increasing our market penetration, focusing on our well-defined client segments and targeted products (such as mortgages, consumer lending, SMEs lending and middle-market corporations). At the same time, we intend to continue developing our profitable and client-centered global corporate banking. To achieve these objectives, we will continue to leverage our strong brand name, distribution network and products with customer centricity, as well as seek to capture the benefits of growth in the banking sector as the Mexican economy grows and the level of penetration of financial services in Mexico approaches those of other countries in Latin America. Furthermore, we will continue to focus our marketing efforts to grow our customer base and promote loyalty through the transactional use of our electronic channels, as well as the cross-selling of products and tailored services to increase the number of products used by each of our clients. We intend to achieve this objective through ongoing technological innovation, development of lasting relationships with our customers and by cross-selling credit products, such as mortgage loans, credit card loans, payroll loans, personal loans and insurance products, such as life, automobile, home, health, accident, fraud and unemployment insurance, to our clients. We aim to improve our competitiveness by further strengthening our brand awareness, particularly through the marketing of our products and the use of our multichannel distribution platform and by continuing to focus on the development of innovative products aimed at satisfying the needs of each of our different client segments.

Capitalize on our risk management practices, cost-efficient culture and efficient capital allocation to promote profitable and sustainable growth

As we pursue our growth and profitability objectives, we will sharpen our focus on profitability and efficiency, by seeking to be a more balanced bank with a higher share of consumer loans and lower cost deposits. We aim to underpin this strategy through efficient capital allocation, strong risk management, an efficient overhead structure and productive investments. We will continue applying risk policies aimed at generating an appropriate return of our risk-weighted assets. We intend to continue to carefully monitor the credit quality of our asset portfolio and adapt our risk policies accordingly, particularly any assets in high growth segments such as individuals and SMEs, while diversifying our balance sheet. We plan to maintain a balanced growth profile with a strong emphasis on liquidity, a stable, low-cost funding base and strong capital ratios.

We plan to make efficient use of technology and digitalization through alternative channels, such as mobile banking, internet banking, full-function ATMs and our telephone contact centers, in order to control the expenses associated with the continued expansion of our multichannel distribution strategy. As of December 31, 2016, we were the second most efficient bank among the seven largest private banks in terms of assets in the Mexican banking system, as determined in accordance with Mexican Banking GAAP, according to data from the CNBV. For this purpose, we calculate the efficiency ratio as administrative expenses divided by total income, using information published by the CNBV. We will continue to monitor our administrative and promotional expenses in order to seek to maintain a low efficiency ratio.

Operations Through Subsidiaries

As of December 31, 2016, the subsidiaries of the Bank, are as follows:

•	Santander Consumo, S.A. de C.V. SOFOM, ER. Its main activity is to provide several types of credit, with or without guarantee, to domestic or foreign individuals and corporations, as well as to issue credit cards via current account credit agreements.

•	Santander Hipotecario, S.A. de C.V. SOFOM, ER. Its main activity is to provide mortgages with collateral to domestic individuals and corporations.

•	Santander Vivienda, S.A. de C.V. SOFOM, ER. Its main activity is to provide mortgages with collateral to domestic individuals or corporations.

•	Centro de Capacitacion Santander, A.C. (formerly Instituto Santander Serfin, A.C.). Its main activity is to provide courses, seminaries, lectures, studies and all kinds of events related to the promotion of financial and exchange education.

•	Banco Santander, S.A. Fideicomiso 100740. Its objective is to enter into, clear and settle futures transactions and options agreements on behalf of third parties and to acquire shares of Mercado Mexicano de Derivados, S.A. de C.V. (MexDer).

•	Fideicomiso GFSSLPT Banco Santander, S.A. Its objective is to enter into, clear and settle futures transactions and options agreements in behalf of third parties and to acquire shares of Mercado Mexicano de Derivados, S.A. de C.V. (MexDer).

•	Santander Holding Vivienda, S.A. de C.V. Its main activity is to acquire stocks of financial companies.

•	Santander Servicios Corporativos, S.A. de C.V. Its main activity is to provide administrative, operative, accounting, financial, technical assistance, research, human resources, supervision, marketing and commercial development services in Mexico and abroad.

•	Santander Servicios Especializados, S.A. de C.V. Its main activity is to provide administrative, operative, accounting, financial, technical assistance, research, human resources, supervision, marketing and commercial development services in Mexico and abroad.

•	Santander Inclusión Financiera, S.A. de C.V., SOFOM, ER. Its main business will focus on granting loans to low income individuals, which aims to have a measurable social impact through a competitive and comprehensive micro lending offer.

On December 21, 2016, the SHCP authorized the merger of our subsidiary Santander Vivienda, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México as merging entity with two of our other subsidiaries, Santander Hipotecario, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México and Santander Holding Vivienda, S.A. de C.V. both as merged entities. The merger was effective on January 1, 2017.

On October 5, 2017, the SHCP authorized the inclusion of Santander Inclusión Financiera, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada, Grupo Financiero Santander México (“Inclusión Financiera”) as a part of the Group. As a result of the purchase, SanMex will own 99.99% of the capital stock of Inclusión Financiera.

The following table shows total assets, net income and total equity of each of our principal subsidiaries as of and for the year ended December 31, 2016.

	IFRS
	As of and for the year ended December 31, 2016
	Total assets	Net income	Total equity
	(Millions of pesos)
Santander Consumo	74,416	4,101	17,624
Santander Hipotecario	26,761	1,108	6,359
Santander Vivienda	7,093	(911)	685

________________________

(1)	Includes total assets and net income of Banco Santander Mexico and its subsidiaries on a consolidated basis.

Our principal sources of funding are customer deposits. Customer deposits typically represent a substantial portion of our funding base because of our ability to attract deposits from customers through its extensive retail, wholesale and corporate network. Since we are primarily a commercial bank, customer deposits constitute the main source of liquidity in our financing structure. These deposits currently cover most of our liquidity requirements. Our control and management functions involve planning its funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans. In order to increase liquidity, we rely in part on local peso-denominated issuances. We also have access to international funding through U.S. dollar-denominated issuances with longer maturities. For a further discussion of our funding, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Operating Segments

We have two operating segments: Retail Banking and Global Corporate Banking. These operating segments are identical to those of GFSM. For further detail on our Retail Banking and Global Corporate Banking Segments, please see “Item 4. Information on the Company—B. Business Overview—Retail Banking” and “Item 4. Information on the Company—B. Business Overview—Global Corporate Banking Segment” of GFSM’s annual report on Form 20-F.

Our Core Products

Deposit-Taking and Repurchase Agreements Transactions

We offer our Retail Banking customers a variety of deposit products, such as:

•	current accounts (also referred to as demand deposits), which do not bear interest;

•	traditional savings accounts, which bear interest; and

•	time deposits, which are represented by certificates of deposits, which normally have a maturity of less than 36 months and bear interest at a fixed or floating rate.

In addition, we accept deposits from financial institutions as part of our treasury operations, which are represented by certificates of interbank deposit, or CDIs, and which earn the interbank deposit rate. Besides representing a significant source of stable funding for us, we regard each account holder as a potential customer for the full range of products and services we offer.

We also enter into repurchase agreements transactions. Repurchase agreements are Mexican-law governed sale and repurchase agreements (reportos), also known as repos, pursuant to which a party agrees to a temporary purchase or sale of securities in exchange for (i) a specified premium to be paid or received and (ii) the obligation to resell or repurchase the underlying security. Under a circular issued by the Mexican Central Bank, Mexican banks may enter into repurchase transactions with Mexican and foreign counterparties. Repurchase transactions may be entered into in respect of bank securities, Mexican government securities, debt securities registered with the CNBV and certain foreign securities. Repurchase transactions must be entered into under master agreements, such as the master agreements of the International Securities Market Association and the Public Securities Association. Collateral may be provided in connection with repurchase transactions.

Repurchase agreements totaled Ps.124,525 million at December 31, 2016, a 36.17% decrease compared to the amount at December 31, 2015. We expect to continue using this funding source in the future due to its broad availability and low cost.

The table below presents a breakdown of our total deposits by product type including repurchase agreements at the dates indicated.

	At December 31,
	2015		2016
	(Millions of pesos)
Demand deposits:
Interest-bearing deposits	Ps.	215,028	Ps.	246,101
Non-interest-bearing deposits		132,725		157,222
Subtotal	Ps.	347,753	Ps.	403,323
Time deposits:
Notes with interest payable at maturity	Ps.	109,827	Ps.	124,375
Fixed-term deposits		874		5,454
Foreign currency time deposits		10,943		10,579
Subtotal	Ps.	121,644	Ps.	140,408
Repurchase agreements	Ps.	49,595	Ps.	83,891
Accrued interest(1)		155		578
Other deposits		24,652		27,696
Total customer deposits	Ps.	543,799	Ps.	655,896
Deposits from the Mexican Central Bank and credit institutions(2)		199,833		139,956
Total deposits	Ps.	743,632	Ps.	795,852

________________________

(1)	Mainly from time deposits.

(2)	Includes Ps.145,484 million and Ps.40,634 million of repurchase agreements with the Mexican Central Bank and with credit institutions as of December 31, 2015 and 2016, respectively.

Lending

The following table shows a breakdown of our loan portfolio by customer category at the dates indicated.

	At December 31,				Change, December 31, 2016 vs. December 31, 2015
	2015		2016		(Millions of pesos)		(%)
	(Millions of pesos)
Individuals	Ps.	215,459	Ps.	233,293	Ps.	17,834	8.3%
SMEs		63,499		67,895		4,396	6.9
Middle-market corporations(1)		129,158		148,385		19,227	14.9
Institutions		18,724		31,835		13,111	70.0
Subtotal		426,840		481,408		54,568	12.8
Global corporate clients		127,186		118,120		(9,066)	(7.1)
Total(2)	Ps.	554,026	Ps.	599,528	Ps.	45,502	8.2%

________________________

(1)	Includes private banking.

(2)	These amounts do not include reverse repurchase agreements.

Retail Lending

General

We offer retail lending products to customers through our extensive branch network and on-site service units. See “—Distribution Network.” We divide our customers into separate categories based principally on their monthly income (for individuals) and annual gross revenues (for businesses). We tailor our products and services to the needs of each customer classification. Our loans are generally originated and serviced internally. We believe our underwriting system has the capability to process large application volumes (greater than the expected volume for the upcoming years), maintaining the tight controls and information requirements to improve the decision models.

We make credit available to our customers through the various loan products listed in the table below. The table sets forth the composition of our individual and SME customer total loan portfolio at the dates indicated.

	As of December 31,				Change, December 31, 2016 vs. December 31, 2015
	2015		2016		(Millions of pesos)		(%)
	(Millions of pesos)
Mortgages	Ps.	122,918	Ps.	132,414	Ps.	9,496	7.7%
Credit cards		47,775		51,537		3,762	7.9
SMEs		63,499		67,895		4,396	6.9
Payroll loans		23,110		27,315		4,205	18.2
Personal loans		21,131		21,990		859	4.1
Other		525		37		(488)	(93.0)
Total	Ps.	278,958	Ps.	301,188	Ps.	22,230	8.0%

The Santander Hipotecario residential mortgage portfolio amounted to Ps.30,928 million and Ps.26,262 million as of December 31, 2015 and December 31, 2016, respectively.

The following table shows the annual interest rate applicable to the main categories of retail lending products at December 31, 2016.

Annual interest rate
(%)
Credit cards	23.86
Personal loans (includes payroll loans, personal loans and others)	24.49
Mortgages	9.86

Payroll Loans

Payroll loans are a typical consumer lending product with a differentiated method of payment. We grant loans (after conducting a risk assessment) to clients that receive their salaries through a current account at the Bank. The loan payments are made through automatic charges to the current account and are scheduled according to the payroll frequency of each employee (weekly, biweekly, monthly).

Our clients include employees from the public and private sectors. At December 31, 2016, payroll loans amounted to Ps.27,315 million (U.S.$1,325 million), representing approximately 4.6% of our total loans and advances to customers (excluding reverse repurchase agreements). We held approximately 12.0% of the market share in Mexico in payroll loans at December 31, 2016, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV.

Personal Loans

Personal loans are loans granted to individuals with maturities of up to 48 months and the monthly installments to be paid by the customer may not exceed 30% of such customer’s net monthly salary. Personal loans are not secured by collateral. At December 31, 2016, personal loans amounted to Ps.21,990 million (U.S.$1,066 million), representing approximately 3.7% of our total loans and advances to customers (excluding reverse repurchase agreements), which include the non-revolving consumer loans portfolio acquired from Scotiabank Inverlat on November 26, 2014 consisting of 39,252 loans with a face value of Ps.3,179 million and a fair value of Ps.3,002 million.

Credit Cards

We are the third-largest issuer of credit card loans in the Mexican market according to information published by the CNBV, and we had 3.2 million outstanding credit cards across 3.0 million accounts as of December 31, 2016. As of the same date, we held a 14.5% market share, with a Ps.51,537 million (U.S.$2,499 million) loan portfolio and a delinquency rate of 4.2%, below the average in the Mexican market, in each case as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. As of December 31, 2016, our total credit card loans outstanding represents approximately 8.6% of our total loans and advances to customers (excluding reverse repurchase agreements).

We issue 21 different MasterCard, Visa and, beginning this year, American Express credit cards designed for our different business segments. We mainly issue credit cards to our existing customers, such as deposit account holders and non-deposit account holders. Our income from credit cards includes interchange merchant fees, interest on credit card balances, annual cardholder fees and fees charged for cash advances. We market our credit cards through our branch network and offer preselected credit cards to our customer base across all socioeconomic customer segments. Our growth strategy is based on gaining market share while growing profits, by focusing on product innovation and aggressive customer acquisition efforts through commercial campaigns and managing risk according to different segments and channels. Since 2001, we have launched credit card products designed to serve customer preferences and financial needs and aimed at encouraging demand for our products. The main customer preferences and needs that have been addressed are low rates, no commissions, total protection and miles/rewards programs.

We offer many benefits for our credit card customers, including: (i) the Fiesta Rewards program, in which points are awarded for each dollar of consumption in any establishment and participating hotels, plus a bonus is awarded for the first purchase within the first 100 days of the card’s authorization, and can be redeemed for hotel nights, airline tickets, car rentals, rewards catalog products and gifts; a concierge service and access to over 600 VIP lounges at major airports in over 100 countries are also available; (ii) the Delta Platinum program, which offers welcome bonus, priority boarding on certain flights, concierge services, SkyMiles program (one mile for every dollar spent at any establishment and two miles for every dollar spent on Delta), and concierge and parking benefits in the Mexico City International Airport for up to 15 days paying 50% of the fare; (iii) the Ferrari card, which provides access to major Formula 1 races, the opportunity to take a course in sports driving and access to the Scuderia Ferrari community; and (iv) the American Express card which awards points, special shopping offers in department stores, supermarkets and other shops, extra bonus with triple points, and purchases without interest for the first six months.

In February 2016, we launched a new travel credit card “TDC Santander-Aeromexico”, in conjunction with the most important airline in Mexico, with exclusive benefits for 10 years. This card offers differentiated benefits to different client segments: Santander Aeroméxico Infinite and Santander Aeroméxico Platinum for high income clients and Santander Aeroméxico Blanca for mid income and massive clients. Benefits to our TDC Santander-Aeromexico credit card customers include “premier points” per trips and for each U.S.$1.00 spent, benefits when traveling including preferential boarding, airport transportation and access to airport and premium lounges, free use of Santander ATMs abroad, replacement and cash advance with emergency card abroad, shopping protection and international emergency medical services, among others.

In 2016, TDC Santander-Aeromexico became a priority commercial focus for us, issuing more than 350,000 cards to consumers since the launch of the product in February.

As of December 31, 2016, our credit card portfolio has the second-best performance in terms of asset quality (defined as total non-performing loans as a percentage of total loans) among the seven largest private banks in Mexico, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV.

The following table shows the non-performing loans in our credit card portfolio as a percentage of the total loans in our credit card portfolio for the periods indicated.

	IFRS
	For the years ended December 31,
	2015	2016
Total credit card non-performing loans as a percentage of total credit card loans	3.86%	3.79%

A special risk management unit for the credit card business continuously monitors portfolio performance. New application scores, behavior scores and capacity score models were implemented to manage new growth strategies. In addition, the credit card portfolio is segmented for risk according to behavior models. Depending on risk stratification, different offers are designed to increase, maintain or reduce exposure and profitability.

Our credit card business follows the Santander Group’s corporate model, which provides the following benefits:

•	Standardization throughout the Santander Group’s markets through standardized management of certain “business levers”: acquisition, activation, billing, receivables, retention, loyalty and products.

•	Knowledge transfer across geographies and business levers. Campaign definitions, design and results are shared by the Santander Group’s card units globally by means of an electronic campaign library.

•	Decision-making process based on commercial and business facts and information, supported by strong analytic capabilities and robust infrastructure that enable us to design and execute focused, aggressive strategies and tactics, directed by a group of experts who collectively identify portfolio-relevant trends, patterns and opportunities in order to grow the business.

•	Campaign management. All marketing initiatives and campaigns are run through a proven statistical model that allows the managers of the business levers to measure and analyze each campaign.

•	New product development is subject to a very strict methodology that provides deep opportunity analysis and filtering.

We have invested in simplifying support and commercial processes. Due to our new issuing process, customers can leave the branch with their credit card in less than fifteen minutes. Our contact centers provide segmented customer service and retention activities, utilizing analytical tools as well as predictive retention models.

In addition to issuing credit and debit cards, we also manage ATMs and point-of-sale terminals. The point-of-sale terminals business is a joint venture with Elavon Merchant Services México, or Elavon, which is a subsidiary of U.S. Bancorp, a company that provides end-to-end payment processing services to more than one million merchants in the United States, Europe, Canada and Puerto Rico and other countries. The main contributions of Elavon are its know-how, its portfolio of products and services, its multinational customers with operations in Mexico and its access to the investments that this business requires. Our alliance with Elavon has resulted in what we believe is a more diligent management of our credit card business, focusing on providing new payment solutions and innovative business services for merchants.

Mortgages

We offer loans to our customers for the purchase of real estate secured by mortgages with a maturity of up to 20 years. We have a leading position in this business among non-government-owned banks and, at December 31, 2016, held a 18.7% market share in Mexico in terms of amounts of loans outstanding, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. As of December 31, 2016, we had a total mortgage portfolio of Ps.132,414 million (U.S.$6,422 million), representing approximately 22.09% of our total lending portfolio.

On December 23, 2010, we entered into a stock and assets purchase agreement to acquire the U.S.$2 billion residential mortgage business of General Electric Capital Corporation and its subsidiaries, or GE Capital, in Mexico, or the GE Capital mortgage business. The transaction closed on April 29, 2011. In addition, we repaid at closing to GE Capital the Ps.21,009 million (U.S.$1,218 million) intercompany debt at that date relating to the GE Capital mortgage business, which GE Capital historically had financed through intercompany debt. We did not purchase any loans to developers as part of the GE Capital acquisition or otherwise. The total volume of assets at the time of closing was Ps.23,904 million (U.S.$1,386 million), including a total loan portfolio of Ps.21,926 million (U.S.$1,271 million), while the total volume of liabilities was Ps.21,494 million (U.S.$1,246 million).

On November 29, 2013, we completed the acquisition of the equity stock of ING Hipotecaria, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad No Regulada, or ING Hipotecaria, a subsidiary of ING Group. In February 2014, ING Hipotecaria was renamed Santander Vivienda. Santander Vivienda provides mortgage-related products and services to more than 28,000 clients and operates two branches throughout Mexico. The net assets acquired amounted to Ps.395 million, which included a loan portfolio with an unpaid principal balance of Ps.11,237 million and an estimated fair value of Ps.10,772 million. As part of the transaction, we made a cash payment of Ps.541.4 million (approximately U.S.$31.4 million) for ING Hipotecaria’s equity. Since the acquisition, all of the branches operated by ING Hipotecaria have been closed, in an effort to consolidate the distribution network and increase operational efficiency.

As a result of our acquisitions of the GE Capital residential mortgage business and ING Hipotecaria, during 2014 and 2015, we currently have the second-largest mortgage loans portfolio of the financial system, as determined in accordance with Mexican Banking GAAP, according to information published by the CNBV. The mortgage portfolio of the GE Capital mortgage business represented approximately 26% and 20% of our mortgage portfolio as of December 31, 2015 and 2016, respectively, as determined in accordance with Mexican Banking GAAP. The mortgage portfolio of Santander Vivienda (formerly known as ING Hipotecaria) represented approximately 8% and 6% of our mortgage portfolio as of December 31, 2015 and 2016, respectively, as determined in accordance with Mexican Banking GAAP. We have also engaged in transactions involving the loan portability via mortgage replacement, a process in which the Bank cancels an outstanding client mortgage with another institution and generates a new debt for such client with the Bank. During 2016, Banco Santander Mexico was the market leader in the segment, with a placement of Ps.4,956 million, representing a market share of approximately 40%.

On average, the loan-to-value ratio of our mortgage loans was 53% as of December 31, 2016. We generally do not make any loans for more than 80% of the value of the property to be purchased (if the property value is greater than Ps.5 million) or up to 90% (if the property value is less than or equal to Ps.5 million). Borrowers must meet certain minimum monthly income levels as evidenced by recent payroll information and tax returns. Borrowers must provide satisfactory documentary evidence to confirm their employment or other types of revenue and to otherwise evaluate their ability to pay.

On November 16, 2016, we launched Santander Personal Mortgage which offers the only mortgage loans in Mexico at a personalized interest rate, adjusted to each of our customer’s needs. Further, clients who benefit from Santander Personal Mortgage are also entitled to enjoy the benefits of Santander Plus, provided certain conditions are met.

According to the SHF, there was a deficit of approximately 8.8 million homes in Mexico in 2016, as compared to the approximately 12.8 million home deficit in 2015. This deficit is expected to increase to an estimated 14.2 million homes in 2020, according to the SHF, based on the expected demographic growth of 600,000 families per year in Mexico, according to the SHF. We expect that this systemic housing deficit in Mexico will continue to drive demand for our residential mortgages and related products in the near term.

Insurance Brokerage

We currently distribute insurance products from Zurich Santander Insurance America, S.L. as well as third-party providers. The products we sell, which are underwritten by the joint venture with Zurich Financial Services Group, together with sales of products of its predecessor, Seguros Santander, represented approximately 29.1% and 29.7% of the commissions we earned in 2015 and 2016, respectively.

Total outstanding insurance premiums distributed by us increased 3.4%, or Ps.358.1 million in 2016, as compared to 2015, and total insurance commissions collected by us increased 4.1% in 2016 as compared to 2015. This result was supported by strengthening of our offering with a client-segmented approach and a significant mass media campaign for “Autocompara”, focusing on the improvement of sales force productivity and their incentive scheme.

The products we distribute as part of our insurance brokerage services include life, automobile, home, health, accident, fraud, unemployment and life-savings insurance. We focus on simple standardized banking product-related insurance mainly intended for the retail business. We cross-sell these insurance products with our banking products. The products are sold through our distribution network and we receive a service fee from the insurance providers based on our sales.

We do not bear any underwriting risk in connection with our insurance brokerage services. All underwriting risk is assumed by, and all premiums are payable to, the relevant third-party insurance underwriters.

In 2011, we launched our Autocompara program, which allows potential clients to compare automobile insurance quotes from the seven largest insurance companies in Mexico. Clients may access this program at our branches, on the Internet or by telephone. This program has been advertised through a national publicity campaign, which has allowed us to position ourselves among the top companies in the automobile insurance sector. As of December 31, 2016, automobile insurance products generated commissions of Ps.917.1 million (U.S.$44.5 million) based on a portfolio of approximately 1,366,811 outstanding automobile insurance policies.

In 2016, we launched “Santander Event Protection” program as an additional benefit of Santander Plus for our clients, which awards our clients who have at least two insured assets with us (home, auto, health and life), with a certificate to celebrate the occurrence of certain important events in their lives. This program encourages the integral protection of our customers, increasing the profitability and strengthening our client portfolio though the rewards scheme.

Corporate Lending

We offer a wide range of credit products to our corporate customers, including general corporate and working capital financing and foreign trade financing complemented by deposit-taking and cash management services. As of December 31, 2016, we had approximately 367,311 SME customers, 10,814 middle-market corporation customers and 2,207 government institutional customers. Our middle-market corporation customers include companies across all industry sectors. Our SME and middle-market corporation clients’ coverage is handled by our officers who are appointed according to the customer’s geographic location in the case of middle-market clients, and according to the location of our corporate headquarters in Monterrey and Mexico City in the case of our large domestic companies customers.

Distribution Network

We refer to our strategy of using multiple distribution channels, such as branches, Internet banking, mobile banking, contact centers and third-party branches, tailored to each of our client segments and designed to reach a broad spectrum of customers in a cost-efficient manner as our multichannel distribution strategy. Our multichannel distribution strategy is identical to that of GFSM. For information on our distribution network, please see “Item 4. Information on the Company—B. Business Overview—Distribution Network” of GFSM’s annual report on Form 20-F.

Funding

Our principal source of funding is customer deposits, including repurchase agreements, which represented Ps.655.9 billion (U.S.$31.8 billion), or 52.7%, of our total liabilities as of December 31, 2016. Customer deposits typically represent a large portion of our funding base because of our ability to attract deposits from customers through our extensive retail, wholesale and corporate network. Since we are primarily a commercial bank, customer deposits constitute the main source of liquidity in our financing structure. These deposits currently cover most of our liquidity requirements. Our control and management functions involve planning our funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans. In order to increase liquidity, we rely in part on local peso-denominated issuances. We also have access to international funding through U.S. dollar-denominated issuances with longer maturities. For a further discussion of our funding, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The following table sets forth Banco Santander Mexico’s funding and market share with respect to funding for the periods indicated.

	Mexican Banking GAAP
	As of December 31,
	2012			2013			2014			2015			2016
	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%)) (1)	(Millions of pesos)		(Market share (%)) (1)
Santander	Ps.	425,151	13.2%	Ps.	460,636	13.4%	Ps.	524,047	13.7%	Ps.	600,436	14.0%	Ps.	693,804	14.4%
BBVA Bancomer		697,077	21.7		743,952	21.7		847,427	22.2		973,984	22.7		1,054,695	21.9
Banamex		575,574	17.9		568,614	16.6		589,990	15.5		650,546	15.2		709,443	14.7
Banorte		425,524	13.2		441,869	12.9		492,754	12.9		556,608	13.0		597,009	12.4
HSBC		318,601	9.9		308,318	9.0		341,279	8.9		318,064	7.4		339,300	7.0
Inbursa		156,067	4.8		169,872	5.0		180,948	4.7		183,225	4.3		232,926	4.8
Scotiabank		150,127	4.7		171,319	5.0		186,873	4.9		230,081	5.4		276,787	5.7
Santander + Top 6	Ps.	2,748,121	85.4%	Ps.	2,864,580	83.6%	Ps.	3,163,318	82.9%	Ps.	3,512,944	81.9%		3,903,965	80.9%
Total System	Ps.	3,219,261	100.0%	Ps.	3,424,998	100.0%	Ps.	3,816,826	100.0%	Ps.	4,290,853	100.0%	Ps.	4,825,783	100%

________________________

Source: (1) Funding and market share data are calculated by us, using information published by the CNBV.

The following table sets forth Banco Santander Mexico’s total demand deposits and market share with respect to demand deposits for the periods indicated.

	Mexican Banking GAAP
	As of December 31,
	2012			2013			2014			2015			2016
	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)
Santander	Ps.	210,950	11.8%	Ps.	257,927	12.9%	Ps.	294,269	13.2%	Ps.	347,827	13.6%	Ps.	405,768	13.8%
BBVA Bancomer		472,832	26.5		526,225	26.4		578,467	25.9		682,242	26.7		754,935	25.8
Banamex		400,428	22.5		430,280	21.6		470,042	21.0		483,429	18.9		545,495	18.6
Banorte		199,770	11.2		244,809	12.3		287,838	12.9		337,019	13.2		382,459	13.0
HSBC		187,271	10.5		178,358	8.9		177,870	8.0		187,259	7.3		210,608	7.2
Scotiabank		75,059	4.2		88,336	4.4		99,268	4.4		119,847	4.7		147,174	5.0
Inbursa		59,981	3.4		65,622	3.3		69,473	3.1		77,028	3.0		82,200	2.8
Santander + Top 6(2)	Ps.	1,606,291	90.2%	Ps.	1,791,557	89.9%	Ps.	1,977,227	88.4%	Ps.	2,234,651	87.6%	Ps.	2,528,639	86.3%
Total System	Ps.	1,781,714	100.0%	Ps.	1,993,472	100.0%	Ps.	2,237,273	100.0%	Ps.	2,551,118	100.0%	Ps.	2,931,012	100%

________________________

Source: CNBV.

(1)	Market share data are calculated by us, using information published by the CNBV.

(2)	Total demand deposits and market share data for “Santander + Top 6” are calculated by us, using information published by the CNBV.

The following table sets forth Banco Santander Mexico’s total fixed-term deposits and market share with respect to fixed-term deposits for the periods indicated.

	Mexican Banking GAAP
	As of December 31,
	2012			2013			2014			2015			2016
	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)
Santander	Ps.	186,739	15.5%	Ps.	172,808	14.7%	Ps.	192,547	14.9%	Ps.	208,693	14.5%	Ps.	235,122	15.1%
BBVA Bancomer		199,437	16.6		185,827	15.8		219,339	16.9		270,904	18.8		277,385	17.8
Banorte		204,522	17.0		181,062	15.4		190,211	14.7		204,704	14.2		192,043	12.3
Banamex		132,013	11.0		116,591	9.9		111,989	8.6		142,330	9.9		156,747	10.1
HSBC		108,603	9.0		109,450	9.3		121,387	9.4		93,322	6.5		92,236	5.9
Inbursa		90,944	7.6		91,311	7.8		107,022	8.3		102,432	7.1		136,044	8.7
Scotiabank		69,480	5.8		70,855	6.0		79,155	6.1		95,531	6.6		107,945	6.9
Santander + Top 6	Ps.	991,738	82.5%	Ps.	927,904	78.8%	Ps.	1,021,650	78.9%	Ps.	1,117,916	77.6%	Ps.	1,197,521	77.0%
Total System	Ps.	1,202,330	100.0%	Ps.	1,177,040	100.0%	Ps.	1,295,564	100.0%	Ps.	1,439,870	100.0%	Ps.	1,556,016	100%

________________________

Source: (1) Total fixed-term deposits and market share data are calculated by us, using information published by the CNBV.

The following table sets forth Banco Santander Mexico’s total interbank lending and market share with respect to interbank lending for the periods indicated.

	Mexican Banking GAAP
	As of December 31,
	2012			2013			2014			2015			2016
	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)	(Millions of pesos)		(Market share (%))(1)
Santander	Ps.	27,463	11.7%	Ps.	29,901	11.7%	Ps.	37,231	13.1%	Ps.	43,916	14.6%	Ps.	51,784	15.8%
BBVA Bancomer		24,808	10.5		31,900	12.5		49,621	17.5		20,838	6.9		19,204	5.8
Banamex		43,133	18.3		21,743	8.5		7,959	2.8		24,787	8.3		3,952	1.2
HSBC		22,727	9.7		20,510	8.1		42,021	14.8		37,482	12.5		35,780	10.9
Banorte		21,232	9.0		15,998	6.3		14,705	5.2		14,885	5.0		21,155	6.4
Inbursa		5,143	2.2		12,940	5.1		4,454	1.6		3,765	1.3		14,618	4.4
Scotiabank		5,588	2.4		12,129	4.8		8,450	3.0		14,704	4.9		21,323	6.5
Santander + Top 6(2)	Ps.	150,094	63.8%	Ps.	145,121	57.0%	Ps.	164,441	57.9%	Ps.	160,377	53.5%	Ps.	167,816	51.1%
Total System	Ps.	235,216	100.0%	Ps.	254,486	100.0%	Ps.	283,989	100.0%	Ps.	299,866	100.0%	Ps.	328,533	100%

________________________

Source: CNBV.

(1)	Market share data are calculated by us, using information published by the CNBV.

(2)	Total interbank lending and market share data for “Santander + Top 6” are calculated by us, using information published by the CNBV.

Marketing

After operating for almost 20 years in Mexico, SanMex has become a marketing leader in the Mexican financial services market. We are fifth among all banks in terms of advertising spending, according to December 2016 data provided by Ibope AGB México, an independent agency that monitors advertising and television audience levels. In addition, we are fourth in terms of “unaided brand recognition” and also fourth in the “Most Remembered” category, according to a report prepared by Millward Brown, a global marketing research company, for Banco Santander Parent in November 2016. Our marketing strategy is identical to the marketing strategy of GFSM. For information on our marketing strategy, please see “Item 4. Information on the Company—B. Business Overview—Marketing” of GFSM’s annual report on Form 20-F.

Information Technology

We continuously invest in new technology and the maintenance of our existing equipment and infrastructure in order to improve our value proposition to our customers, increase our efficiency and support business growth. We believe that proper management of technology is key to the proper management of our business. Our modern technology platform is interconnected with the platform of the Santander Group, which enables us to provide seamless coverage to our customers. Additionally, we are incorporating new digital technologies that we believe will allow us to implement modern systems in an agile and flexible way with better offers of value for our clients, who can access to a broad variety of our services both by the traditional channels as well as by the new digital channels. Our information technology systems are identical to the information technology systems of GFSM. For information on our information technology systems, please see “Item 4. Information on the Company—B. Business Overview—Information Technology” of GFSM’s annual report on Form 20-F.

Intellectual Property

In Mexico, ownership of trademarks can be acquired only through a validly approved registration with the IMPI, the agency responsible for registering trademarks and patents in Mexico. After registration, the owner has exclusive use of the trademark in Mexico for ten years. Trademarks registrations can be renewed indefinitely for additional ten-year periods, if the registrant proves that it has used such trademark within the last three years.

We have several trademarks, most of which are brand names of our products or services. All our material trademarks are registered or have been submitted to IMPI for registration by the Santander Group or us.

We own the principal domain names used in our business, which include www.santander.com.mx, www.llamasantander.com.mx, www.valorsantander.com.mx and www.supernetempresas.com.mx. None of the information contained on our websites is incorporated by reference into, or forms part of, this prospectus.

Competition

We face strong domestic competition in all aspects of our business from other Mexican financial groups, commercial banks and insurance companies, as well as from non-Mexican banks and international financial institutions. We compete for both commercial and retail customers with other large Mexican banks, including subsidiaries of foreign banks. In some parts of Mexico, we also compete with regional banks. We also compete with certain non-Mexican banks (principally those based in the United States and Spain) for the business of the largest Mexican industrial groups and governments, as well as high net worth individuals.

For information on the competition we face as well our market position, please see “Item 4. Information on the Company—B. Business Overview—Competition” of GFSM’s annual report on Form 20-F.

Environmental Matters

We have maintained a strategic Social Corporate Responsibility Program (Programa de Responsabilidad Social Corporativa) which promotes our continuous commitment to acting in a responsible manner, thereby contributing to economic development and improving the quality of life of our employees and their families, and the community as a whole. In this context, we have reaffirmed our respect and commitment to the environment by establishing environmental policies and an Environmental Management System (Sistema de Gestión Ambiental, or SGA) in our Corporate Center Santa Fe, Mexico City.

For more information on our environmental initiatives, please see “Item 4. Information on the Company—B. Business Overview—Environmental Matters” of GFSM’s annual report on Form 20-F.

To the best of our knowledge, there are currently no international, federal, state or local environmental laws, rules or regulations that will materially adversely affect our results of operations or our position with respect to our competitors. However, probable future environmental laws may adversely affect our operating results.

The Mexican Financial System

Mexico’s financial system is currently comprised of commercial banks, national development banks, brokerage firms, development trust funds and other non-bank institutions, such as insurance and reinsurance companies, bonding companies, credit unions, savings and loans companies, foreign exchange houses, factoring companies, bonded warehouses, financial leasing companies, mutual fund companies, pension fund management companies, limited purpose financial institutions, multiple purpose financial institutions and limited purpose banks. Our operations are primarily regulated by the Mexican Banking Law, whereas the Mexican Financial Groups Law regulates GFSM. Most major Mexican financial institutions are members of financial groups.

The principal financial authorities that regulate financial institutions are the SHCP, the Mexican Central Bank, the CNBV, the CONSAR, the CNSF, the IPAB and CONDUSEF.

For a description of these financial authorities, Mexican Banking Law and other applicable rules and regulations, please see “Item 4. Information on the Company—B. Business Overview—The Mexican Financial System” of GFSM’s annual report on Form 20-F.

Group Structure

Following the Merger, Banco Santander Parent will indirectly own 74.96% of our total capital stock through the New HoldCo. The Santander Group, through its stand-alone subsidiaries, was one of the largest foreign bank groups in Latin America in terms of assets as of December 31, 2016, based on publicly available annual reports. As of December 31, 2016, the Santander Group had 12,235 branches and a presence in 10 core markets. As a result of its voting control over us, the Santander Group will be in a position to cause the election of a majority of the members of our management and to determine substantially all matters to be decided by a vote of shareholders. For more information on Banco Santander Parent, please see “Business Overview.”

After the Merger, we will maintain control over our various subsidiaries, including our principal subsidiaries Santander Consumo and Santander Hipotecario. See “Business Overview—Operations Through Subsidiaries” for more information on our subsidiaries.

Property, Plants and Equipment

We are domiciled in Mexico City and own our principal executive offices, which are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, Delegación Álvaro Obregón, 01219, Mexico City, Mexico.

We also own two other buildings in Queretaro and rent 152 other buildings for central offices. We also own the buildings of four branches: Martinica located in León in Guanajuato, Interna Santa Fe located in Mexico City and Interna Contact Center and Interna Cetos, both located in Queretaro. The branches operated at rented locations have lease terms varying from 1 to 10 years.

The following table sets forth our main properties as of the date indicated.

Main properties as of December 31, 2016	Number
Central Offices
Owned	3
Rented	152
Total	155
Branches
Owned	4
Rented(1)	1,342
Total(2)	1,346
SME Center
Owned	0
Rented	18
Total	18
Other Property(3)
Owned	0
Rented	1,078
Total	1,078

________________________

(1)	Includes 73 branches under bailment (comodato).

(2)	Consists mainly of back offices, storage, parking lots and ATMs.

For additional information about our property, plants and equipment, see Note 2.k of our audited financial statements.

On April 27, 2012, we entered into an agreement to sell 220 properties (branches, offices and parking lots) to Fibra Uno, a Mexican publicly traded real estate investment trust. The sale of the properties was completed in May 2012 for Ps.3,334 million, which resulted in the recognition of net gains in the amount of Ps.1,730 million. Under the agreement, the properties were immediately leased back to us for a period of 20 years with an annual rent of Ps.275 million. See Note 15 of our audited financial statements.

At the end of 2015, we finished our plan to add 200 new leased branches to our branch network. The expansion cost amounted to approximately Ps.1.03 billion and it was funded using our working capital.

Legal Proceedings

We are subject to certain claims and are party to certain legal proceedings in the normal course of our business. We do not believe that the liabilities related to such claims and proceedings are likely to have, in the aggregate, a material adverse effect on our financial condition or results of operations. There are no material proceedings in which any of our directors, any members of our senior management, or any of our affiliates is either a party adverse to us or to our affiliates or subsidiaries or has a material interest adverse to us or to our affiliates or subsidiaries.

Banco Santander Mexico, in its role as trustee or other fiduciary, is party to certain legal proceedings in the normal course of its business. We do not believe that the liabilities related to such claims and proceedings are likely to have, in the aggregate, a material adverse effect on our consolidated financial condition or results of operations.

We estimate that our aggregate liability, if all legal proceedings were determined adversely to us, could result in significant losses not estimated by us. As of June 30, 2017, we have recognized Ps.1,191 million (U.S.$66 million) as provisions for these legal actions (including tax-related litigation). See Note 24.b of our unaudited interim financial statements. These provisions are presented under the “Different creditors and other Payables” line item in our audited financial statements.

The Group estimates and provides for potential losses that may arise out of litigation, regulatory proceedings and uncertain income tax matters, to the extent that a current obligation exists, the losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and the Group’s final liabilities may ultimately be materially different. The Group’s actual losses may differ materially from recognized amounts.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

GFSM

For the selected historical consolidated financial data of GFSM, please see GFSM’s annual report on Form 20-F and the GFSM Q2 Form 6-K incorporated herein by reference.

SanMex

The following tables set forth selected historical consolidated financial and other data of SanMex and has been derived from:

•	the unaudited interim financial statements for the six months ended June 30, 2017 and 2016, incorporated herein by reference to the SanMex Form 6-K; and

•	the audited financial statements for the years ended December 31, 2016 and 2015, incorporated herein by reference to the SanMex Form 6-K; and

The unaudited interim financial statements incorporated by reference herein have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited interim financial statements. Interim results are not necessarily indicative of results that may be expected for a full year or any future interim period.

The following information should be read in conjunction with “Presentation of Financial and Other Information,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México” the unaudited interim financial statements and the audited financial statements incorporated by reference in this prospectus. Historical results for any period are not necessarily indicative of results to be expected for any future period.

Consolidated Income Statement Data in Accordance with IFRS for the Six Months Ended June 30, 2016 and 2017

	For the six months ended June 30,
	2016		2017		2017
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	36,346	Ps.	47,209	U.S.$	2,614
Interest expenses and similar charges		(12,640)		(20,004)		(1,107)
Net interest income		23,706		27,205		1,507
Dividend income		93		147		8
Fee and commission income (net)		6,952		7,400		410
Gains/(losses) on financial assets and liabilities (net)		1,268		1,964		109
Exchange differences (net)		(3)		9		—
Other operating income		303		267		15
Other operating expenses		(1,573)		(1,721)		(95)
Total income		30,746		35,271		1,954
Administrative expenses		(10,952)		(12,193)		(675)
Personnel expenses		(5,755)		(5,996)		(332)
Other general administrative expenses		(5,197)		(6,197)		(343)
Depreciation and amortization		(1,077)		(1,218)		(67)
Impairment losses on financial assets (net)		(8,027)		(9,865)		(546)
Loans and receivables(3)		(8,027)		(9,865)		(546)
Impairment losses on other assets (net)		(54)		(26)		(1)

	For the six months ended June 30,
	2016		2017		2017
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Other intangible assets		—		—		—
Non-current assets held for sale		(54)		(26)		(1)
Provisions (net)(4)		(384)		(118)		(7)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		1		2		—
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		27		57		3
Operating profit before tax		10,280		11,910		661
Income tax		(2,641)		(2,595)		(144)
Profit from continuing operations		7,639		9,315		517
Profit from discontinued operations (net)		—		—		—
Profit for the year	Ps.	7,639	Ps.	9,315	U.S.$	517
Profit attributable to the Parent		7,639		9,315		517
Profit attributable to non-controlling interests		—		—		—

Earnings per share from continuing and discontinued operations:
Basic earnings per share		0.09		0.12		0.01
Diluted earnings per share		0.09		0.12		0.01
Earnings per share from continuing operations:
Basic earnings per share		0.09		0.12		0.01
Diluted earnings per share(5)		0.09		0.12		0.01
Cash dividend per share (pesos) (6)		0.05		0.05		0.003
Cash dividend per share (U.S. dollar) (2)(6)		0.002		0.003		0.003
Weighted average shares outstanding		80,855,403,803		80,855,403,803		80,855,403,803
Dilutive effect of rights on shares(5)		—		—		—
Adjusted number of shares		80,855,403,803		80,855,403,803		80,855,403,803

________________________

(1)	Except per share amounts. Share amounts are presented in thousands of shares.

(2)	Results for the six months ended June 30, 2017 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(3)	Impairment losses on loans and receivables less recoveries of loans previously charged off (net of legal expenses).

(4)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

(5)	To calculate diluted earnings per share, the amount of Profit attributable to the Parent and the weighted average number of shares issued, net of treasury shares, are adjusted to take into account all the dilutive effects relating to potential share issuances.

(6)	On May 27, 2016, we paid a dividend of Ps.3,844 million, equal to Ps.0.048 per share. On December 30, 2016, we paid a dividend of Ps.13,624 million, equal to Ps.0.168 per share. On May 30, 2017, we paid a dividend of Ps.4,234 million, equal to Ps.0.052 per share.

Consolidated Balance Sheet Data in Accordance with IFRS as of June 30, 2017

	As of June 30,
	2017		2017
	(Millions of pesos)		(Millions of U.S. dollars)(1)
Assets
Cash and balances with Mexican Central Bank	Ps.	47,669	U.S.$	2,639
Financial assets held for trading		247,758		13,717
Other financial assets at fair value through profit or loss		111,050		6,148
Available-for-sale financial assets		152,527		8,444
Loans and receivables		660,430		36,563
Hedging derivatives		14,868		823
Non-current assets held for sale		1,111		62
Tangible assets		5,598		310
Intangible assets		6,097		338
Tax assets		20,747		1,149
Other assets		7,599		421
Total assets	Ps.	1,275,454	U.S.$	70,614

Liabilities
Financial liabilities held for trading	Ps.	238,084	U.S.$	13,181
Other financial liabilities at fair value through profit or loss		87,467		4,842
Financial liabilities at amortized cost		811,568		44,931
Hedging derivatives		5,092		282
Provisions(2)		7,221		400
Tax liabilities		62		3
Other liabilities		14,883		825
Total liabilities	Ps.	1,164,377	U.S.$	64,464

Shareholders’ equity	Ps.	111,716	U.S.$	6,186
Share capital		8,086		448
Share premium		16,956		939
Accumulated reserves		77,359		4,282
Profit for the year attributable to the Parent		9,315		517
Valuation adjustments		(697)		(39)
Non-controlling interests		58		3
Total equity	Ps.	111,077	U.S.$	6,150
Total liabilities and equity	Ps.	1,275,454	U.S.$	70,614

________________________

(1)	The balance as of June 30, 2017 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Includes provisions for pensions and similar obligations, provisions for off-balance sheet risk and provisions for tax and legal matters. See Note 10.a) of our unaudited financial statement.

Consolidated Income Statement Data for the Years Ended December 31, 2015 and 2016

	For the year ended December 31,
	2015		2016(7)		2016
	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Interest income and similar income	Ps.	64,230	Ps.	77,453	U.S.	3,756
Interest expenses and similar charges		(21,242)		(28,323)		(1,374)
Net interest income		42,988		49,130		2,382
Dividend income		104		94		5
Fee and commission income (net)		13,632		13,940		676
Gains/(losses) on financial assets and liabilities (net)		2,504		3,760		182
Exchange differences (net)		6		2		—
Other operating income		472		486		24
Other operating expenses		(3,010)		(3,361)		(163)
Total income		56,696		64,051		3,106
Administrative expenses		(20,780)		(22,655)		(1,098)
Personnel expenses		(10,625)		(11,472)		(556)
Other general administrative expenses		(10,155)		(11,183)		(542)
Depreciation and amortization		(1,863)		(2,058)		(100)
Impairment losses on financial assets (net)		(16,041)		(16,661)		(808)
Loans and receivables(3)		(16,041)		(16,661)		(808)
Impairment losses on other assets (net)		—		—		—
Other intangible assets		—		—		—
Non-current assets held for sale		—		—		—
Provisions (net)(4)		258		(881)		(43)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		7		20		1
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		91		71		3
Operating profit before tax		18,368		21,887		1,061
Income tax		(4,304)		(5,351)		(260)
Profit from continuing operations		14,064		16,536		801
Profit from discontinued operations (net)	Ps.	—	Ps.	—	U.S.	—
Profit for the year		14,064		16,536		801
Profit attributable to the Parent		14,051		16,536		801
Profit attributable to non-controlling interests		13

Earnings per share from continuing and discontinued operations:
Basic earnings per share		0.17		0.20		0.01
Diluted earnings per share		0.17		0.20		0.01
Earnings per share from continuing operations:
Basic earnings per share		0.17		0.20		0.01
Diluted earnings per share(5)		0.17		0.20		0.01

	For the year ended December 31,
	2015	2016	(7)	2016
	(Millions of pesos)(1)			(Millions of U.S. dollars)(1)(2)
Cash dividend per share (pesos) (6)	0.08	0.22
Cash dividend per share (U.S. dollar) (2)(6)	0.0048	0.0105		0.0105
Weighted average shares outstanding	80,855,403,803	80,855,403,803		80,855,403,803
Dilutive effect of rights on shares(5)	—	—		—
Adjusted number of shares	80,855,403,803	80,855,403,803		80,855,403,803

________________________

(1)	Except per share amounts. Share amounts are presented in thousands of shares.

(2)	Results for the year ended December 31, 2016 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.20.6194 per U.S.$1.00 as calculated on December 30, 2016 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(3)	Impairment losses on loans and receivables less recoveries of loans previously charged off (net of legal expenses).

(4)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

(5)	To calculate diluted earnings per share, the amount of Profit attributable to the Parent and the weighted average number of shares issued, net of treasury shares, are adjusted to take into account all the dilutive effects relating to potential share issuances.

(6)	On May 27, 2016, we paid a dividend of Ps.3,844 million, equal to Ps.0.048 per share. On December 30, 2016, we paid a dividend of Ps.13,624 million, equal to Ps.0.168 per share.

(7)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Consolidated Balance Sheet Data as of December 31, 2015 and 2016

	As of December 31,
	2015		2016		2016
Assets	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Cash and balances with Mexican Central Bank	Ps.	59,788	Ps.	78,663	U.S.	3,815
Financial assets held for trading		326,872		342,582		16,615
Other financial assets at fair value through profit or loss		28,437		42,340		2,053
Available-for-sale financial assets		113,873		154,644		7,500
Loans and receivables		598,712		675,498		32,760
Hedging derivatives		12,121		15,003		728
Non-current assets held for sale		1,101		1,107		54
Tangible assets		5,547		5,692		276
Intangible assets		4,877		5,772		280
Tax assets		18,659		23,301		1,130
Other assets		5,847		6,335		307
Total assets	Ps.	1,175,834	Ps.	1,350,937	U.S.	65,518

Liabilities
Financial liabilities held for trading	Ps.	172,573	Ps.	266,828	U.S.	12,941
Other financial liabilities at fair value through profit or loss		208,341		136,860		6,637
Financial liabilities at amortized cost		659,209		806,091		39,094
Hedging derivatives		9,568		14,287		693

	As of December 31,
	2015		2016		2016
Assets	(Millions of pesos)(1)				(Millions of U.S. dollars)(1)(2)
Provisions(2)		6,580		7,202		349
Tax liabilities		643		44		2
Other liabilities		11,162		14,398		699
Total liabilities	Ps.	1,068,076	Ps.	1,245,710	U.S.	60,415

Shareholders’ equity		107,328		106,768		5,177
Share capital	Ps.	8,086	Ps.	8,086	U.S.	392
Share premium		16,956		16,956		822
Accumulated reserves		68,235		65,190		3,162
Profit for the year attributable to the Parent		14,051		16,536		801
Valuation adjustments		372		(1,596)		(77)
Non-controlling interests		58		55		3
Total equity		107,758		105,227		5,103
Total liabilities and equity	Ps.	1,175,834	Ps.	1,350,937	U.S.	65,518

________________________

(1)	The balance as of December 31, 2016 has been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.20.6194 per U.S.$1.00 as calculated on December 30, 2016 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Includes provisions for pensions and similar obligations, provisions for off-balance sheet risk and provisions for tax and legal matters.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information (the “unaudited pro forma financial information”) as of and for the six months ended June 30, 2017 and for the year ended December 31, 2016 has been prepared by applying unaudited pro forma adjustments to (i) the historical interim consolidated balance sheet as of June 30, 2017 included in the unaudited interim financial statements, (ii) the historical interim consolidated income statement for the six months ended June 30, 2017, included in the unaudited interim financial statements, and (iii) the historical consolidated income statement for the year ended December 31, 2016 included in the audited financial statements, respectively, incorporated by reference herein.

The unaudited pro forma financial information for the year ended December 31, 2016 and for the six months ended June 30, 2017 gives effect to the following transactions:

•	The following corporate actions to be taken in connection with the Merger:

o	An increase in SanMex’s share capital as of June 30, 2017 and as of December 31, 2016 through a reallocation shareholders’ equity from Share premium to Share capital for an amount of Ps.17,572 million.

o	The issuance of 175,723,458,800 shares of SanMex’s capital stock, nominal value of Ps.0.10 per share.

o	The declaration of a cash dividend to the shareholders of GFSM for an amount of approximately Ps.1,816 million from Accumulated reserves, equivalent to Ps.0.2676015655 per GFSM share.

o	A reverse split of SanMex’s share capital, increasing the nominal value of its shares from Ps.0.10 per share to Ps.3.780782962 per share and resulting in a cancellation of 264,441,701,428 shares.

o	The issuance of new SanMex shares at the rate of Ps.3.780782962 per share, and certain adjustments to its share capital such that the total number of SanMex shares issued and outstanding after the Merger will be 6,786,994,305.

•	Merger of GFSM, as merged entity, with and into SanMex, as surviving entity.

•	Sale of the Casa de Bolsa shares for Ps.1,163 million to New HoldCo.

For further information, see “The Merger—Implementation of the Corporate Restructuring” appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet has been prepared based on the consolidated IFRS historical balance sheets of SanMex and GFSM appearing elsewhere in this prospectus and give effect on a pro forma basis to the Merger as if it had occurred on January 1, 2017 and January 1, 2016. The unaudited pro forma condensed consolidated income statements have been prepared assuming that the events set forth above had occurred on January 1, 2017 and January 1, 2016. The unaudited pro forma financial information does not purport to represent what our actual results of operations would have been if these transactions had actually occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial condition. The unaudited pro forma financial information is presented for informational purposes only. The historical consolidated income statement and interim consolidated income statement have been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are (1) directly attributable to the above listed transactions, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated financial results.

The unaudited pro forma financial information should be read in conjunction with the information contained in “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” GFSM’s annual report on Form 20-F and the GFSM Q2 Form 6-K, and the audited financial statements and the unaudited interim financial statements incorporated by reference in this prospectus. All unaudited pro forma adjustments and their underlying assumptions are described more fully in the footnotes to our unaudited pro forma financial information.

BANCO SANTANDER MEXICO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2017

	As of June 30, 2017
ASSETS	Bank (consolidated)	Group (standalone)	Brokerage House (standalone)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of pesos)
CASH AND BALANCES WITH THE CENTRAL BANK	47,669	—	—	1,163	1c	48,832

FINANCIAL ASSETS HELD FOR TRADING:	247,758	901	764	(1,072)		248,351
Debt instruments	121,199	901	340	(648)	1b, 1c	121,792
Equity instruments	1,263	—	424	(424)	1b, 1c	1,263
Trading derivatives	125,296	—	—	—		125,296

OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS:	111,050	—	17,612	(17,612)		111,050
Loans and advances to credit institutions – Reverse repurchase agreements	104,366	—	17,612	(17,612)	1c	104,366
Loans and advances to customers – Reverse repurchase agreements	6,684	—	—	—		6,684
		—
AVAILABLE-FOR-SALE FINANCIAL ASSETS:	152,527	—	34	(350)		152,211
Debt instruments	152,142	—	—	—		152,142
Equity instruments	385	—	34	(350)	1b, 1c	69

LOANS AND RECEIVABLES:	660,430	9,039	357	(9,396)		660,430
Loans and advances to credit institutions	66,735	8	195	(203)	1b, 1c	66,735
Loans and advances to customers	582,088	—	162	(162)	1c	582,088
Debt instruments	11,607	9,031	—	(9,031)	1b	11,607

HEDGING DERIVATIVES	14,868	—	—	—		14,868

NON-CURRENT ASSETS HELD FOR SALE	1,111	—	—	—		1,111

INVESTMENTS IN SUBSIDIARIES:
Other investments	—	112,070	57	(112,127)	1b, 1c	—

TANGIBLE ASSETS	5,598	—	3	(3)	1c	5,598

INTANGIBLE ASSETS:	6,097	—	—	—		6,097
Goodwill	1,734	—	—	—		1,734
Other intangible assets	4,363	—	—	—		4,363

TAX ASSETS:	20,747	4	5	(5)		20,751
Current	3,871	4	5	(5)	1c	3,875
Deferred	16,876	—	—	—		16,876

OTHER ASSETS	7,599	11	64	(64)	1c	7,610

TOTAL ASSETS	1,275,454	122,025	18,896	(139,466)		1,276,909

	As of June 30, 2017
LIABILITIES AND EQUITY	Bank (consolidated)	Group (standalone)	Brokerage House (standalone)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of pesos)
FINANCIAL LIABILITIES HELD FOR TRADING:	238,084	—	15,938	(15,938)		238,084
Trading derivatives	132,561	—	—	—		132,561
Short positions	105,523	—	15,938	(15,938)	1c	105,523
		—
OTHER FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS:	87,467	—	1,310	(1,311)		87,466
Deposits from the Central Bank – Repurchase agreements	57,501	—	—	—		57,501
Deposits from credit institutions – Repurchase agreements	863	—	236	(236)	1c	863
Customer deposits – Repurchase agreements	16,929	—	1,074	(1,075)	1c	16,928
Marketable debt securities	12,174	—	—	—		12,174

FINANCIAL LIABILITIES AT AMORTIZED COST:	811,568	9,183	325	(9,671)		811,405
Deposits from credit institutions	89,826	—	—	—		89,826
Customer deposits	601,699	—	—	(315)	1b	601,384
Marketable debt securities	66,575	—	—	—		66,575
Subordinated liabilities	32,933	8,982	—	(9,031)	1b	32,884
Other financial liabilities	20,535	201	325	(325)	1c	20,736

HEDGING DERIVATIVES	5,092	—	—	—		5,092
		—
PROVISIONS:	7,221	—	60	(61)		7,220
Provisions for pensions and similar obligations	4,224	—	44	(45)	1c	4,223
Provisions for tax and legal matters	1,191	—	16	(16)	1c	1,191
Provisions for off-balance sheet risk	857	—	—	—		857
Other provisions	949	—	—	—		949

TAX LIABILITIES:	62	14	89	11		176
Current	5	—	—	100	1c	105
Deferred	57	14	89	(89)	1c	71

OTHER LIABILITIES	14,883	20	67	1,106	1a.(iii)1b, 1c	16,076

TOTAL LIABILITIES	1,164,377	9,217	17,789	(25,864)		1,165,519

SHAREHOLDERS' EQUITY:	111,716	113,528	1,098	(114,291)		112,051
Share capital	8,086	25,658	472	(8,556)	1b, 1c, 1d	25,660
Share premium	16,956	11,415	—	(17,430)	1e	10,941
Accumulated reserves	77,359	67,094	548	(78,834)	1f	66,167
Profit for the year attributable to the Parent	9,315	9,361	78	(9,471)	1b, 1c	9,283

VALUATION ADJUSTMENTS:	(697)	(720)	9	679	1b, 1c	(729)
Available-for-sale financial assets	(1,434)	(1,457)	9	1,416	1b, 1c	(1,466)
Cash flow hedges	737	737	—	(737)	1b	737

TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE PARENT	111,019	112,808	1,107	(113,612)		111,322

NON-CONTROLLING INTERESTS	58	—	—	10	1b, 1c	68

TOTAL EQUITY	111,077	112,808	1,107	(113,602)		111,390
TOTAL LIABILITIES AND EQUITY	1,275,454	122,025	18,896	(139,466)		1,276,909

BANCO SANTANDER MEXICO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2017

	For the six months ended June 30, 2017
	Bank (consolidated)	Group (standalone)	Brokerage House (standalone)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of pesos)
Interest income and similar income	47,209	18	850	(857)	1g, 1h	47,220
Interest expenses and similar charges	(20,004)	(12)	(824)	831	1g, 1h	(20,009)
NET INTEREST INCOME	27,205	6	26	(26)		27,211
Dividend income	147	9,384	21	(9,406)	1g, 1h	146
Fee and commission income	10,090	—	315	(315)	1g, 1h	10,090
Fee and commission expenses	(2,690)	(6)	(49)	49	1g, 1h	(2,696)
Gains/(losses) on financial assets and liabilities (net)	1,964	2	79	(79)	1g, 1h	1,966
Exchange differences (net)	9	—	—	—		9
Other operating income	267	—	13	(18)	1g, 1h	262
Other operating expenses	(1,721)	—	(2)	2	1g, 1h	(1,721)
TOTAL INCOME	35,271	9,386	403	(9,793)		35,267
Administrative expenses:	(12,193)	(23)	(292)	291	1g, 1h	(12,217)
Personnel expenses	(5,996)	—	(192)	192	1g, 1h	(5,996)
Other general administrative expenses	(6,197)	(23)	(100)	99	1g, 1h	(6,221)
Depreciation and amortization	(1,218)	—	—	—		(1,218)
Impairment losses on financial assets (net):	(9,865)	—	—	—		(9,865)
Loans and receivables	(9,865)	—	—	—		(9,865)
Impairment losses on other assets (net):	(26)	—	—	—		(26)
Non-current assets held for sale	(26)	—	—	—		(26)
Provisions (net)	(118)	—	(5)	5	1g, 1h	(118)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale (net)	2	—	—	—		2
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations (net)	57	—	—	1	1g, 1h	58
OPERATING PROFIT BEFORE TAX	11,910	9,363	106	(9,496)		11,883
Income tax	(2,595)	(2)	(28)	25	1g, 1h	(2,600)
PROFIT FOR THE YEAR	9,315	9,361	78	(9,471)		9,283
Profit attributable to the Parent	9,315	9,361	78	(9,471)	1g, 1h	9,283
Profit attributable to non-controlling interests	—	—	—	—		—

BANCO SANTANDER MEXICO

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2016

	For the year ended December 31, 2016
	Bank (consolidated)	Group (standalone)	Brokerage House (standalone)	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(Millions of pesos)
Interest income and similar income	77,453	28	1,330	(1,341)	1g, 1h	77,470
Interest expenses and similar charges	(28,323)	(8)	(1,297)	1,308	1g, 1h	(28,320)
NET INTEREST INCOME	49,130	20	33	(33)		49,150
Dividend income	94	16,549	8	(16,557)	1g, 1h	94
Fee and commission income	18,770	—	583	(584)	1g, 1h	18,769
Fee and commission expenses	(4,830)	(7)	(133)	133	1g, 1h	(4,837)
Gains/(losses) on financial assets and liabilities (net)	3,760	—	87	(87)	1g, 1h	3,760
Exchange differences (net)	2	—	—	—		2
Other operating income	486	—	55	(55)	1g, 1h	486
Other operating expenses	(3,361)	—	(2)	1	1g, 1h	(3,362)
TOTAL INCOME	64,051	16,562	631	(17,182)		64,062
Administrative expenses:	(22,655)	(43)	(595)	595	1g, 1h	(22,698)
Personnel expenses	(11,472)	(2)	(372)	372	1g, 1h	(11,474)
Other general administrative expenses	(11,183)	(41)	(223)	223	1g, 1h	(11,224)
Depreciation and amortization	(2,058)	—	—	—		(2,058)
Impairment losses on financial assets (net):	(16,661)	—	—	—		(16,661)
Loans and receivables	(16,661)	—	—	—		(16,661)
Impairment losses on other assets (net):	—	—	—	—		—
Non-current assets held for sale	—	—	—	—		—
Provisions (net)	(881)	—	(22)	22	1g, 1h	(881)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale (net)	20	—	—	—		20
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations (net)	71	—	—	—		71
OPERATING PROFIT BEFORE TAX	21,887	16,519	14	(16,565)		21,855
Income tax	(5,351)	(15)	—-	1	1g, 1h	(5,365)
PROFIT FOR THE YEAR	16,536	16,504	14	(16,564)		16,490
Profit attributable to the Parent	16,536	16,504	14	(16,564)	1g, 1h	16,490
Profit attributable to non-controlling interests	—	—	—	—		—

1.	Pro Forma adjustments

Unaudited Pro Forma Condensed Consolidated Balance Sheets

The unaudited pro forma condensed consolidated balance sheets as of June 30, 2017 and December 31, 2016 reflect the following adjustments.

(a)	Corporate Actions to Facilitate Restructuring.

(i)	An increase in the Bank’s share capital as of June 30, 2017 and as of December 31, 2016 through a reallocation shareholders’ equity from Share premium to Share capital for an amount of Ps.17,572 million.

(ii)	As a result of the aforementioned capitalization of Share premium, the issuance of 175,723,458,800 (one hundred seventy-five billion seven hundred twenty-three million four hundred fifty-eight thousand eight hundred) shares of the Bank’s capital stock, nominal value of Ps.0.10 per share, of which 147,334,680,830 (one hundred forty-seven billion three hundred thirty-four million six hundred eighty thousand eight hundred thirty) shares correspond to the Series F Shares and 28,388,777,970 (twenty-eight billion three hundred eighty-eight million seven hundred seventy-seven thousand nine hundred seventy) shares correspond to the Series B, resulting in total Bank share capital as follows: 222,990,432,417 (two hundred twenty-two billion nine hundred ninety million four hundred thirty-two thousand four hundred seventeen) Series F shares and 41,451,269,011 (forty-one billion four hundred fifty-one million two hundred sixty-nine thousand eleven) Series B shares, amounting to 264,441,701,428 (two hundred sixty-four billion four hundred forty-one million seven hundred and one thousand four hundred twenty-eight) total shares of the Bank.

(iii)	The declaration of a cash dividend to the shareholders of the Group for an amount of approximately Ps.1,816 million from Accumulated reserves, equivalent to Ps.0.2676015655 per share, to be paid to GFSM shareholders in proportion to the number of shares held by each shareholder. The aforementioned cash dividend is registered in Other liabilities.

(iv)	A reverse split of the Bank’s share capital, increasing the nominal value of the Bank’s shares from Ps.0.10 per share to Ps.3.780782962 per share, resulting in a cancellation of 264,441,701,428 (two hundred sixty-four billion four hundred forty-one million seven hundred and one thousand four hundred twenty-eight) shares of the Bank, as indicated in sub-section (ii) above.

(v)	The issuance of 6,994,363,445 (six billion nine hundred ninety-four million three hundred sixty-three thousand four hundred forty-five) new shares at the rate of Ps.3.780782962 per share, representing the Bank’s share capital.

These adjustments are performed in order to make the nominal and accounting value of the shares of the Group equal to those of the Bank.

(b)	Merger of the Group, as merged entity, with and into the Bank, as surviving entity.

Adjustments as of June 30, 2017 and as of December 31, 2016 for the merger of the Group, as merged entity, with the Bank, as the surviving entity, eliminating intercompany transactions and also including those adjustments to make the nominal and accounting value of the shares of the Group equal to those of the Bank, resulting in the Bank having a total of 6,786,994,305 shares issued and outstanding after the Merger.

(c)	Sale of the Casa de Bolsa shares.

Adjustments as of June 30, 2017 and as of December 31, 2016 reflecting the sale of the Casa de Bolsa shares to New HoldCo. The sale price of the Casa de Bolsa shares amounts to Ps.1,163 million. This amount is registered in Cash and balances with Central Bank with its corresponding tax in Tax liabilities by Ps.100 million.

(d)	These adjustments relate to the capitalization of the Share premium of the Bank for Ps.17,572 million and the elimination of the balances of Share capital of Casa de Bolsa and the Group, amounting to Ps.472 million and Ps.26,658 million, respectively

(e)	These adjustments relate to the recognition of the merging premium for Ps.11,557 million, the cancelation of the Share premium of the Group for Ps.11,415 million and the capitalization of the Share premium for Ps.17,572 million.

(f)	These adjustments relate to the elimination of intercompany transactions for Ps.77,533 million, the declaration to the dividend for Ps.1,816 million and the net impact on Accumulated reserves from the sale of the Casa de Bolsa shares of Ps.515 million.

Unaudited Pro Forma Condensed Consolidated Income Statements

(g)	Merger of the Group, as merged entity, with the Bank as surviving entity.

Adjustments for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 for (i) the merger of the Group, as merged entity, with the Bank, as the surviving entity, eliminating intercompany transactions.

(h)	Sale of the Casa de Bolsa shares.

Adjustments for the six-month period ended June 30, 2017 and for the year ended December 31, 2016 for the unaudited pro forma condensed consolidated income statements reflecting the sale of the Casa de Bolsa shares to New HoldCo.

MARKET PRICES

SanMex’s shares do not currently trade on the Mexican Stock Exchange. GFSM’s ADSs are currently traded on the New York Stock Exchange, or NYSE, under the symbol “BSMX.” GFSM’s Series B shares are currently traded on the Mexican Stock Exchange under the symbol “SANMEX.” There was a low trading volume for GFSM’s Series B shares on the Mexican Stock Exchange due to a low volume of publicly traded securities prior to the Mexican offering in September 2012. Therefore, past high and low closing prices may not represent actual transactions or prices that would have been quoted on a more liquid trading market. The table below shows the high and low closing prices in pesos, the U.S. dollars equivalent per ADS and the average daily trading volume for GFSM’s Series B shares on the Mexican Stock Exchange for the periods indicated:

	Ps. per Series B share				U.S.$ equivalent per ADS(1)				Average daily trading volume
	High		Low		High		Low		of Series B shares
Year
2016	Ps.	36.30	Ps.	26.18	U.S.$	8.80	U.S.$	6.35	3,956,191
2015		34.84		24.52		10.10		7.11	3,732,166
2014		39.16		27.34		13.28		9.27	3,907,283
2013		45.15		33.99		17.25		12.99	5,006,472
2012		42.47		14.00		16.38		5.40	3,055,860
Quarter
Fourth Quarter 2017 (through October 26)		36.86		32.59		9.65		8.53	3,673,114
Third Quarter 2017		38.05		34.73		10.48		9.56	2,937,819
Second Quarter 2017		35.88		32.85		9.93		9.09	2,802,403
First Quarter 2017		34.29		29.49		9.12		7.84	4,446,749
Fourth Quarter 2016		35.03		28.15		8.49		6.83	4,566,426
Third Quarter 2016		36.30		33.36		9.37		8.61	3,426,473
Second Quarter 2016		34.85		29.42		9.44		7.97	3,885,436
First Quarter 2016		31.66		26.18		9.18		7.59	3,976,128
Fourth Quarter 2015		32.77		24.71		9.50		7.16	4,198,426
Third Quarter 2015		29.86		24.52		8.83		7.25	3,324,046
Second Quarter 2015		34.40		27.58		10.97		8.79	4,148,561
First Quarter 2015		34.84		27.94		11.41		9.15	3,262,279
Month
October 2017 (through October 26)		36.86		32.59		9.65		8.53	3,673,114
September 2017		36.97		35.20		10.18		9.69	3,445,208
August 2017		38.05		36.83		10.68		10.34	2,162,825
July 2017		37.37		34.73		10.46		9.72	3,279,234
June 2017		35.54		33.97		9.84		9.40	2,890,834
May 2017		35.38		33.77		9.46		9.03	2,834,222
April 2017		35.88		32.85		9.46		8.66	2,655,432
March 2017		34.29		29.83		9.12		7.94	4,111,358

________________________

Source: Bloomberg.

(1)	Provided for convenience purposes only, based on a ratio of five Series B shares for each ADS and the exchange rate for U.S. dollars on the last day of each period presented, as published in the Official Gazette of the Federation by the Mexican Central Bank as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico.

On October 26, 2017, the closing price for GFSM’s Series B shares on the Mexican Stock Exchange was Ps.32.59 per share, or U.S.$8.53 per ADS, based on a ratio of five Series B shares to one ADS, and translating pesos to U.S. dollars at the exchange rate of Ps.19.10 per U.S.$1.00, the exchange rate for U.S. dollars for that date published in the Official Gazette of the Federation by the Mexican Central Bank as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico.

The trading volume index (índice de bursatilidad) of GFSM’s Series B shares was 8.547 as of September 30, 2017, according to the sensitivity and market risk indicators of the Mexican Stock Exchange. The trading volume index is used to measure the liquidity of shares on a scale of 1 to 10 during a given time period; there are no minimum trading volume requirements, except as specified under “Item 9. The Offer and Listing—C. Markets—The Mexican Securities Market” of GFSM’s annual report on Form 20-F. We are not aware of any suspension in trading of GFSM’s Series B shares on the Mexican Stock Exchange during the past three fiscal years.

The following table shows the quarterly range of the high and low per share closing sales price for GFSM’s ADSs as reported by the New York Stock Exchange.

	U.S.$ equivalent per ADS(1)
	High		Low
Year
2016	U.S.$	10.01	U.S.$	6.75
2015		11.71		7.13
2014		15.06		9.43
2013		17.79		13.07
2012 (since September 26, 2012)		16.77		12.91
Quarter
Fourth Quarter 2017 (through October 26)		10.08		8.46
Third Quarter 2017		10.75		9.52
Second Quarter 2017		9.84		8.75
First Quarter 2017		9.19		6.92
Fourth Quarter 2016		9.26		6.75
Third Quarter 2016		10.01		8.42
Second Quarter 2016		9.58		8.16
First Quarter 2016		9.11		6.86
Fourth Quarter 2015		9.81		7.27
Third Quarter 2015		9.46		7.13
Second Quarter 2015		11.54		8.87
First Quarter 2015		11.71		9.43
Month
October 2017 (through October 26)		10.08		8.46
September 2017		10.41		9.84
August 2017		10.75		10.31
July 2017		10.56		9.52
June 2017		9.84		9.08
May 2017		9.36		8.97
April 2017		9.50		8.75
March 2017		9.19		7.48

EXCHANGE RATES

Mexico has had a free market for foreign exchange since 1994 and the Mexican government allows the peso to float against the U.S. dollar. There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso will not depreciate or appreciate significantly in the future.

External macroeconomic factors, such as the normalization of U.S. monetary policy and the volatility in the global financial markets generated by the results of the 2016 U.S. presidential election, negatively affected the year-end 2016 exchange rate, resulting in a 19.54% depreciation of the peso against the U.S. dollar, from Ps.17.25 as of December 31, 2015 to Ps.20.62 as of December 31, 2016. During the first half of 2017, the peso appreciated 11.6% to Ps.18.06 as of June 30, 2017.

The following tables set forth, for the periods indicated, the low, high, average and period-end exchange rates expressed in pesos per U.S. dollar published by the Mexican Central Bank in the Official Gazette of the Federation as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. The rates shown below are in nominal pesos and have not been restated in constant currency units. No representation is made that the peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. As of October 26, 2017, the exchange rate for U.S. dollars was Ps.19.10 per U.S. dollar.

Year	Low		High		Average(1)		Period End
2012	Ps.	12.63	Ps.	14.39	Ps.	13.14	Ps.	12.97
2013		11.98		13.44		12.87		13.08
2014		12.85		14.79		13.30		14.74
2015		14.56		17.38		15.88		17.25
2016		17.18		21.05		18.69		20.62

________________________

(1)	Average end-of-month exchange rates for 2012, 2013, 2014, 2015 and 2016, respectively.

Month	Low	High	Average(1)	Period End
April 2017	18.49	19.11	18.79	19.07
May 2017	18.42	19.14	18.76	18.69
June 2017	17.88	18.62	18.13	18.06
July 2017	17.49	18.36	17.83	17.86
August 2017	17.62	17.97	17.81	17.81
September 2017	17.64	18.20	17.84	18.16
October (through October 26)	18.21	19.20	18.76	19.10

________________________

(1)	Average daily exchange rates for April, May, June, July, August, September and October (through October 26) 2017.

Unless otherwise indicated, U.S. dollar amounts that have been translated from pesos as of and for the six months ended June 30, 2017 have been so translated at an exchange rate of Ps.18.06 to U.S.$1.00, the exchange rate as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. Unless otherwise indicated, U.S. dollar amounts that have been translated from pesos as of and for the year ended December 31, 2016 at an exchange rate of Ps.20.62 to U.S.$1.00, the rate calculated on December 30, 2016 (the last business day in December) and published on January 2, 2017 in the Official Gazette as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

The Mexican economy has suffered balance-of-payment deficits and shortages in foreign exchange reserves in the past. While the Mexican government, for more than ten years, has not restricted the ability of both Mexican and foreign individuals or entities to convert pesos into U.S. dollars, we cannot assure you that the Mexican government will not institute restrictive exchange control policies in the future. To the extent that the Mexican government institutes restrictive exchange control policies in the future, our ability to transfer or convert pesos into U.S. dollars and other currencies would be adversely affected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Grupo Financiero Santander México, S.A.B de C.V.

For management’s discussion and analysis of financial condition and results of operations for GFSM, please see GFSM’s annual report on Form 20-F and the GFSM Q2 Form 6-K incorporated herein by reference.

Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements as of December 31, 2015 and 2016 and for the years ended December 31, 2015 and 2016, together with the notes thereto, our unaudited interim financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and 2016, together with the notes thereto, in each case incorporated by reference into this prospectus, as well as the information presented under “Presentation of Financial and Other Information” and “Selected Historical Consolidated Financial and Other Data.” We have not included a discussion of our financial condition at December 31, 2015 or of our results of operations in the year ended that date compared to the prior year. We have omitted those discussions because we do not believe that they are material to your consideration of the proposed Corporate Restructuring. Because our financial condition at December 31, 2015 and our results of operations for the years ended that date and December 31, 2014 are not materially different from the financial condition and results of operations of GFSM at that date and for those periods, we refer you to the discussion of that date and periods in “Item 5. Operating and Financial Review and Prospects—Operating Results”in GFSM’s annual report on Form 20-F incorporated by reference herein. Please also see “Unaudited Pro Forma Condensed Consolidated Financial Information” in this prospectus.

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth in “Cautionary Statements Concerning Forward-Looking Statements” and “Risk Factors.”

Principal Factors Affecting Our Financial Condition and Results of Operations

All of our operations are located in Mexico. Consequently, our results of operations and our financial condition are strongly affected by the general economic environment and political conditions existing in Mexico and the applicable regulations. For more detail on the applicable regulations, please see “Item 4. Information on the Company—B. Business Overview—The Mexican Financial System” and “Item 4. Information on the Company—B. Business Overview—Supervision and Regulation” of GFSM’s annual report on Form 20-F.

Economic Environment

In 2014, the Mexican economy grew at an annual GDP growth rate of 2.1%, supported mainly by external demand as domestic consumption continued to lag. At the same time, headline inflation posted a slight increase due to the fiscal reform and was 4.1% at year end, while the peso depreciated 12.6% against the U.S. dollar during the year. The sharp drop in global oil prices, the normalization process of U.S. monetary policy and global economic uncertainty continue to increase volatility in the foreign exchange market.

In 2015, the Mexican economy grew at an annual GDP growth rate of 2.5%, supported mainly by domestic demand. At the same time, headline inflation posted a record low of 2.1%, mainly due to the effects of several measures related to the energy reform, while the peso depreciated 16.7% against the U.S. dollar during the year.

In 2016, the Mexican economy grew at an annual GDP growth rate of 2.3%, supported mainly by domestic demand. The peso depreciated 18.82% against the U.S. dollar and inflation reached 3.4%, during the year. The sharp drop in global oil prices and the significant reduction of oil production in Mexico, together with the increase of interest rates in the U.S. and Mexico and global economic uncertainty increased and will continue to affect the volatility in the foreign exchange market.

In the first half of 2017, the Mexican economy grew at an annual GDP growth rate of 3.0% in seasonally adjusted terms (and 2.3% in non-adjusted terms), supported by resilient domestic consumption and a strengthening of external demand. During this period, the peso appreciated 11.6% against the U.S. dollar, as the depreciation that followed the presidential election in the United States was reversed. Inflation reached 6.31%, due to the delayed effect of exchange rate depreciation and a hike in domestic fuel prices at the start of the year. Monetary policy responded promptly, with a 125 basis points increase in the target rate. The increase in inflation is expected to be temporary, given the monetary policy response, the one-off nature of fuel price increases and the fact that the exchange rate decreased relative to its maximum levels. Any change in the United States’ trade and immigration policies with respect to Mexico, could have a material adverse effect on the Mexican economy.

Effects of Changes in Interest Rates

In 2010, economic activity recovered after the crisis of the previous two years and central banks around the world contributed to the economic recovery with monetary policies that kept interest rates close to zero. Given the fragility of the economic recovery and the situation in the labor markets coming from sharp increases in the prices of commodities, central banks maintained the monetary stimulus in 2010, regardless of inflationary pressures. In this context, the Mexican Central Bank left the interest rate unchanged at 4.5%, a level set in July 2009. The 28-day Mexican Treasury bills (Certificados de la Tesorería de la Federación, or Cetes) rate started at 4.5% and by the end of 2010 was at 4.5%, with an average of 4.4% during the year.

In 2011 and 2012, the Mexican economy continued to recover without experiencing a significant increase in inflation. In this context, monetary authorities in Mexico did not change the reference interest rate during 2012, which was 4.5% from July 2009 to March 2013. Short-term interest rates, as measured by the 28-day Cetes rate, began 2011 at an average level of 4.14% and have remained relatively stable, closing at an average rate of 4.05% during December 2012. In March 2013, the Mexican Central Bank changed the reference interest rate to 4.0%, and in the second half of 2013, further reduced the interest rate by 25 basis points, both in September and October, leaving the target rate at 3.5%. In June 2014, the Mexican Central Bank announced a 50 basis points interest rate reduction due to a weaker-than-expected performance by the economy, leaving the target rate at 3.0%. In December 2015, the Mexican Central Bank increased the target rate by 25 basis points (leaving the rate at 3.25%), in response to the 25 basis points increase in the fed funds rate. During 2016, the Mexican Central Bank increased the target rate by 250 basis points, closing the year at a level of 5.75%. During the first half of 2017, the Mexican Central Bank increased the target rate by 125 basis points, closing at a level of 7.0%.

This low interest rate environment over the past years has impacted both our cost of funding and our interest income in diverse ways depending on the portfolio or activity conducted. The Assets and Liabilities Committee (Comité de Activos y Pasivos, or ALCO) portfolio (which is comprised of fixed rate positions, mainly Mexican sovereign bonds, in addition to fixed rate swaps) provided a hedge against the low interest rate environment experienced during the last years. Our sensitivity to a parallel shift of 100 basis points in the interest rate curve over the course of the last five years has been around 2% of the net interest margin for each year. Therefore, impacts on margin from movements in interest rates have not been material over the last five years. Our balance sheet is currently positioned such that increases in interest rates would result in increases in the net interest margin. This is reflected in the current levels of NIM consumption, which show that a 100 basis points parallel shift in the interest rate curve would result in an increase in the net interest margin, and a 100 basis points parallel decrease in the interest rate curve would result in a decrease in the net interest margin. For further detail, see “Item 11. Quantitative and Qualitative Disclosures About Market Risk—Market Risk—Stress Tests—Assets and Liabilities Management (Banking Books)” of GFSM’s annual report on Form 20-F.

Critical Accounting Policies

The following is a description of certain key accounting policies on which our financial condition and results of operations are dependent. The key accounting policies generally involve complex quantitative analyses or are based on subjective judgments or assumptions. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change. For a full description of our accounting policies, see Notes 1.c and 2 of our audited financial statements and notes 1.c and 2 of our unaudited interim financial statements incorporated by reference into this prospectus.

Fair value measurements and disclosures of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e., an exit price) regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, we consider the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

When there is no market price available for an identical instrument, we measure fair value on the basis of other valuation techniques that are commonly used by the financial markets that maximize the use of relevant observable inputs and minimize the use of unobservable inputs as explained in Note 2.d to our audited financial statements incorporated by reference into this prospectus.

The availability of observable prices or inputs varies by product and market, and may change over time. The level of management judgment required in establishing fair value of financial instruments for which there is a quoted price in an active market is minimal. Similarly, there is little subjectivity or judgment required for instruments valued using valuation models that are standard across the industry and where all parameter inputs are quoted in active markets. The level of subjectivity and degree of management judgment required are more significant for those instruments valued using specialized and sophisticated models and those where some or all of the parameter inputs are not observable.

In making appropriate valuation adjustments, we follow methodologies that consider factors such as liquidity and credit risk (both counterparty credit risk in relation to financial assets and our own credit risk in relation to financial liabilities, which are at fair value through profit or loss).

We are required to disclose the valuation methods used to determine fair value measurements. Specifically, segmentation is required between those valued using quoted market prices in an active market (Level 1), valuation techniques based on observable inputs (Level 2) and valuation techniques using significant unobservable inputs (Level 3). Significant unobservable inputs are defined as inputs for which observable market data are not available and that are significant to the fair value measurement. Such inputs are developed using the best information available about assumptions that market participants would use when pricing the asset or liability Such disclosure is provided in Note 2.d.iii (for assets and liabilities carried at fair value) and Note 44.d (for financial instruments that are carried at amortized cost) to our audited financial statements incorporated by reference into this prospectus.

Deferred tax assets

As further described in Note 2.t to our audited financial statements incorporated by reference into this prospectus, deferred tax assets and liabilities include temporary differences, which are identified as the amounts expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and their related tax bases, and tax loss and tax credit carryforwards. These amounts are measured at the tax rates that are expected to apply in the period when the asset is recovered or the liability is settled.

In determining the amount of deferred tax assets, we use current expectations and estimates on projections of future events and trends which may affect our audited financial statements, including a review of the eligible carryforward periods, available tax planning opportunities and other relevant considerations.

We believe that the accounting estimate related to the deferred tax assets is a critical accounting estimate because it requires significant management judgment and the underlying assumptions used in the estimate can change from period to period (for example, future projected operating performance).

Impairment of financial assets classified as available-for-sale

Our financial assets, other than those at fair value through profit or loss, are assessed for impairment at each reporting date. For investments in debt and equity instruments classified as available-for-sale, evidence of impairment would include, among other things, (i) significant or prolonged decline in fair value, (ii) adverse impact on the future cash flows that were estimated at the transaction date, (iii) indication that the carrying value of the instrument may not be fully recovered, or (iv) specific conditions in an industry or geographical area or specific information regarding the financial condition of the company to which the investment relates. Because the estimate for impairment could change from period to period based upon future events that may or may not occur, we consider this to be a critical accounting estimate.

Allowance for impairment losses and provisions for off-balance sheet risk

We recognize credit losses inherent in financial instruments not measured at fair value considering historical loss experience and other circumstances known at the time of assessment. For these purposes, inherent losses are losses incurred at the reporting date, calculated using statistical methods, which have not yet been allocated to specific transactions.

We use the concept of incurred loss to quantify the credit losses, using statistical models that consider the following four factors: “exposure at default,” “probability of default,” “loss given default” and the “loss identification period” as further discussed in Note 2.g to our audited financial statements incorporated by reference into this prospectus.

The accounting estimates and judgments related to the allowance for impairment losses and provisions for off-balance sheet risk are a critical accounting estimate for us because the underlying assumptions used to assess the impairment can change from period to period and may significantly affect our results of operations, particularly in circumstances of economic and financial uncertainty. Further, the statistical models incorporate numerous estimates and judgments (for example, probability of default, loss recovery rates and segmentation of loans in groups with similar credit risk characteristics). As such, the actual amount of the future cash flows and their timing may differ from the estimates used by management and consequently may cause actual losses to differ from the recognized allowance for impairment losses or provisions for off-balance-sheet risk.

During 2015, we revised our estimates for allowance for impairment losses on loans and receivables of all loan portfolios and for the provision for off-balance sheet risk with the purpose of making certain refinements to the impairment models as part of our policy to continuously refine the existing impairment models and accounting estimates. Our application of these refined models for the year ended December 31, 2015 does not materially affect the comparability of our financial position, results of operations and several financial measures when compared to prior years. See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Defined benefit plans

The net cost of our defined benefit pension plan and other post-employment medical benefits and the present value of our pension obligations are determined using actuarial valuations. An actuarial valuation involves making various assumptions, including the determination of the discount rate, which may differ from actual developments in the future. Any changes in these assumptions will impact the carrying value of our pension obligations which may affect our results of operations. Further details about our pension obligations are included in Note 24.c. to our audited financial statements incorporated by reference into this prospectus.

Goodwill and business combinations

Goodwill and intangible assets include the cost of acquired subsidiaries in excess of the fair value of the tangible net assets recorded in connection with acquisitions as well as acquired intangible assets. Accounting for goodwill and acquired intangible assets requires management’s estimates regarding: (1) the fair value of the acquired intangible assets and the initial amount of goodwill to be recorded, (2) the amortization period (for identified intangible assets other than those with indefinite lives or goodwill) and (3) the recoverability of the carrying value of acquired intangible assets.

To determine the initial amount of goodwill to be recognized on an acquisition, we determine the fair value of the consideration and the fair value of the net assets acquired. We use internal analysis, generally based on discounted cash flow techniques, to determine the fair value of the net assets acquired and non-cash components of the consideration paid. The actual fair value of net assets acquired could differ from the fair value determined, resulting in an under- or over-statement of goodwill.

The useful lives of acquired intangible assets are estimated based on the period over which the assets are expected to contribute directly or indirectly to our future cash flows.

Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating unit (CGU) to which goodwill has been allocated. A cash generating unit is the smallest identifiable group of assets that, as a result of continuing operation, generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The value in use calculation requires that we estimate the future cash flows expected to arise from the CGU and a suitable discount rate to calculate present value. Where the actual future cash flows are less than expected, an impairment loss may arise affecting our results of operations.

Provisions and contingent liabilities

We conduct our business in many different legal, regulatory and tax environments, and, accordingly, legal claims, regulatory proceedings or uncertain income tax matters may arise.

The use of estimates is important in determining provisions for potential losses that may arise from litigation, regulatory proceedings and uncertain income tax matters. We estimate and provide for potential losses that may arise out of litigation, regulatory proceedings and uncertain income tax matters to the extent that a current obligation exists, such losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different.

Our actual losses may differ materially from recognized amounts.

Application of New and Revised IFRS

In 2016, we applied new and revised IFRS standards issued by the IASB that are mandatory for an accounting period beginning on or after January 1, 2016. These revised standards have had no material impact on the disclosures or on the amounts recognized in our audited financial statements. See Note 1.b to our audited financial statements incorporated by reference into prospectus.

Results of Operations for the Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

The following table presents our consolidated results of operations for the six months ended June 30, 2017 and 2016.

	Six months ended June 30,
		2016		2017		2017	2017/2016
		(Millions of pesos)				(Millions of U.S. dollars)(1)	(% Change)
Interest income and similar income	Ps.	36,346	Ps.	47,209	U.S.	2,614	29.89%
Interest expenses and similar charges		(12,640)		(20,004)		(1,107)	58.27%
Net Interest Income		23,706		27,205		1,507	14.76%
Dividend income		93		147		8	58.06%
Fee and commission income (net)		6,952		7,400		410	6.44%
Gains/(losses) on financial assets and liabilities (net)		1,268		1,964		109	55.63%
Exchange differences (net)		(3)		9		—	200.00%
Other operating income		303		267		15	(11.88%	)
Other operating expenses		(1,573)		(1,721)		(95)	8.92%
Total Income		30,746		35,271		1,954	14.74%
Administrative expenses		(10,952)		(12,193)		(675)	11.33%
Personnel expenses		(5,755)		(5,996)		(332)	4.19%
Other general administrative expenses		(5,197)		(6,197)		(343)	19.24%
Depreciation and amortization		(1,077)		(1,218)		(67)	13.09%
Impairment losses on financial assets (net)		(8,027)		(9,865)		(546)	22.90%
Loans and receivables		(8,027)		(9,865)		(546)	22.90%
Impairment losses on other assets (net):		(54)		(26)		(1)	(51.85%	)
Other intangible assets		—		—		—	—

	Six months ended June 30,
		2016		2017		2017	2017/2016
		(Millions of pesos)				(Millions of U.S. dollars)(1)	(% Change)
Non-current assets held for sale		(54)		(26)		(1)	(51.85%	)
Provisions (net)(2)		(384)		(118)		(7)	(69.27%	)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		1		2		—	100.00%
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		27		57		3	111.11%
Operating Profit Before Tax		10,280		11,910		661	15.92%
Income tax		(2,641)		(2,595)		(144)	(1.74%	)
Profit from Continuing Operations		7,639		9,315		517	22.04%
Profit from Discontinued Operations (net)		—		—		—
Profit for the Year	Ps.	7,639	Ps.	9,315	U.S.	517	22.04%
Profit attributable to the Parent		7,639		9,315		517	22.04%
Profit attributable to non-controlling interests		—		—		—	—

________________________

(1)	Results for the six months ended June 30, 2017 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters. See Note 10. a) of our unaudited financial statement

Summary

Profit for the six months ended June 30, 2017 was Ps.9,315 million, a 22.0%, or Ps.1,682 million increase, from Ps.7,633 million for the six months ended June 30, 2016. These results reflect mainly:

•	a Ps.3,498 million, or 14.8%, increase in net interest income due primarily to higher interest income from the loan portfolio and from debt instruments, which resulted from our heightened focus on profitability and a high interest rate environment;

•	a Ps.702 million, or 55.6%, increase in gains on financial assets and liabilities (net), mainly resulting from an increase in exchange rate products, partially offset by a decrease in interest rate products;

•	a Ps.448 million, or 6.4%, increase in net income from fees and commissions (net) mainly resulting from increases in: (i) financial advisory service fees, (ii) collection and payment service fees, (iii) service charges on deposits accounts, (iv) credit and debit card fees and (v) fund management fees.

•	a Ps.266 million, or 69.3% decrease in provisions (net) mainly related to decreased provisions for legal and tax contingencies and lower requirements for provisions for off-balance sheet risk, accompanying a decrese in our outstanding off-balance credit commitments; and

•	a Ps.46 million, or 1.7% decrease in income tax that resulted in a 21.8% effective tax rate in the six month ended June 30, 2016 as compared to 25.7% in the six month ended June 30, 2015, primarily explained by higher inflation during the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.

These positive results were partially offset by:

•	a Ps.1,241 million, or 11.3%, increase in administrative expenses, due primarily to increases in wages and salaries, as well as increases in technology and systems, advertising and communication expenses, maintenance, surveillance and cash courier services, rents, taxes other than income tax and administrative services;

•	a Ps.1,838 million, or 22.9%, increase in impairment losses on loans and receivables (net), principally because of: (i) the recognition of a Ps.359 million loss, which resulted from the sale of a portion of the legacy ING past due portfolio during the first quarter of 2017, a portfolio that was close to be written down; (ii) the recognition of a Ps.655 million loss, which resulted from the sale of a portion of the legacy homebuilders past due portfolio during the second quarter of 2017; and (iii) business volume growth across all segments, mainly in our SMEs and mid-market segments and our revolving consumer credit card loan portfolio; and

•	a Ps.177 million, or 13.9%, increase in other expenses (net), mainly due to higher contributions to the IPAB, resulting from an increase in customer deposits; and

•	a Ps.141 million, or 13.1%, increase in depreciation and amortization due to an increase in investments in technology.

During the six months ended June 30, 2017, we continued to direct our efforts to strengthen client attraction and loyalty, using a strategy of transformation and innovation. The Bank pursued multiple actions throughout the period such as (i) upgrading technological platforms and infrastructure to offer customers innovative and quality services that satisfy their dynamic demands, (ii) strengthening our position in the retail segment by attracting new high-potential customers, retaining existing customers through transactional products and becoming their primary bank by launching new commercial actions and transactional products, and (iii) organically increasing of our market share in key business lines, such as mid-market and SMEs. Among our new products, we launched the Santander Plus program, which rewards the loyalty of current and new customers and the Santander-Aeromexico co-branded credit card. As of June 30, 2017 more than 1.9 million customers have signed up for the Santander Plus program, of which 52% are new customers and more than 600,000 Santander-Aeromexico co-branded credit cards were issued, of which 38% were to new customers.

Net Interest Income

Our interest income and similar income consists mainly of interest from lending activities to customers and credit institutions, which generated Ps.36,829 million, or 78.0% of our total interest and similar income in the six months ended June 30, 2017, with the remaining interest income of Ps.10,380 million consisting of interest from investments in debt instruments, cash and balances with the Mexican Central Bank, income from hedging operations and other interest income. Interest income and similar income increased by Ps.10,863 million, or 29.9%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016.

Our interest expenses and similar charges consist mainly of interest paid on customer deposits. In the six months ended June 30, 2017, interest expense on customer deposits was Ps.11,265 million, representing 56.3% of our total interest expenses and similar charges for that period. Interest expenses from time deposits, demand accounts and repurchase agreements relating to Mexican government securities with non-financial institution customers amounted to Ps.4,593 million, Ps.3,835 million and Ps.2,837 million, respectively, in the six months ended June 30, 2017, representing 23.0%, 19.2% and 14.2% of our total interest expenses and similar charges for the period, respectively. In addition, interest expense on deposits from the Mexican Central Bank and credit institutions (which includes repurchase agreements with financial institutions) was Ps.3,785 million, representing 18.9% of our total interest expense in the six months ended June 30, 2017, while interest expense on subordinated debentures was Ps.766 million, representing 3.8% of our total interest expense in the six months ended June 30, 2017. Finally, interest expense on other liabilities, marketable debt securities and other financial liabilities, other interest expenses and expenses from hedging operations were Ps.2,235 million, Ps.1,750 million, Ps.166 million and Ps.37 million, respectively and represented 11.2%, 8.7%, 0.8% and 0.2%, of our total interest expenses in the six months ended June 30, 2017, respectively. Interest expenses and similar charges increased by Ps.7,365 million, or 58.3%, in the six months ended June 30, 2017 compared to the six months ended June 30, 2016.

Our net interest income in the six months ended June 30, 2017 was Ps.27,205 million, a Ps.3,498 million, or 14.8%, increase from Ps.23,706 million in the six months ended June 30, 2016. This increase was mainly due to an increase in average total interest-earning assets, caused principally by higher interest income from the loan portfolio due to our heightened focus on profitability and a high interest rate environment and debt instruments. This increase was partially offset by an increase in our interest expense, mainly due to higher interest paid on customer deposits and deposits from the Mexican Central Bank and credit institutions, which include repurchase agreements of governmental bonds with financial institutions.

The following table sets forth the components of our interest income and similar income and interest expenses and similar charges in the six months ended June 30, 2016 and 2017.

	Six months ended June 30,
		2016		2017	2016/2017
		(Millions of pesos)			(% Change)
Interest income and similar income
Cash and balances with the Mexican Central Bank	Ps.	655	Ps.	997	52.21%
Loans and advances to credit institutions		940		2,464	162.13%
Loans and advances to customers—excluding credit cards		22,492		27,908	24.08%
Loans and advances to customers—credit cards		5,483		6,457	17.76%
Debt instruments		6,495		8,451	30.12%
Income from hedging operations		237		855	260.76%
Other interest income		44		77	75.00%
Total	Ps.	36,346	Ps.	47,209	29.89%

Interest expense and similar charges
Deposits from the Mexican Central Bank and credit institutions	Ps.	(3,602)	Ps.	(3,785)	5.08%
Customer deposits—Demand accounts		(2,074)		(3,835)	84.91%
Customer deposits—Time deposits		(2,471)		(4,593)	85.88%
Customer deposits—Repurchase agreements		(1,348)		(2,837)	110.46%
Subordinated debentures		(712)		(766)	7.58%
Marketable debt securities and other financial liabilities		(1,133)		(1,750)	54.46%
Other liabilities		(1,035)		(2,235)	115.94%
Expenses from hedging operations		(110)		(37)	(66.36)%
Other interest expenses		(155)		(166)	7.10%
Total	Ps.	(12,640)	Ps.	(20,004)	58.26%
Net interest income	Ps.	23,706	Ps.	27,205	14.76%

The following table sets forth the components of our average loans and advances to customers in the six months ended June 30, 2016 and 2017.

	Six months ended June 30,
		2016		2017	2016/2017
		(Millions of pesos)			(% Change)
Average loans and advances to customers
Commercial, financial and industrial	Ps.	345,453	Ps.	358,120	3.67%
Mortgage		121,840		126,847	4.11%
Installment loans to individuals		92,683		99,959	7.85%
Revolving consumer credit card loans		47,718		51,061	7.01%
Non-revolving consumer loans		44,965		48,898	8.75%
Total	Ps.	559,976	Ps.	584,926	4.46%

Average total interest-earning assets were Ps.1,040,350 million in the six months ended June 30, 2017, a 7.0% or Ps.68,182 million increase from Ps.972,168 million in the six months ended June 30, 2016. This increase was due to (i) an increase in the average volume of loans and advances to credit institutions of Ps.66,828 million, or 91.0%, from Ps.73,447 million in the six months ended June 30, 2016 to Ps.140,275 million in the six months ended June 30, 2017,

(ii) an increase in the average volume of loans and advances to customers excluding credit cards of Ps.21,609 million, or 4.2%, from Ps.512,257 million in the six months ended June 30, 2016 to Ps.533,866 million in the six months ended June 30, 2017, and (iii) an increase in the average volume of revolving consumer credit card loans of Ps.3,341 million, or 7.0%, from Ps.47,719 million in the six months ended June 30, 2016, to Ps.51,060 million in the six months ended June 30, 2017. These increases were partly offset by (i) a decrease in the average balance of debt instruments of Ps.18,853 million, or 6.2%, from Ps.302,957 million in the six months ended June 30, 2016 to Ps.284,104 million in the six months ended June 30, 2017, and (ii) a Ps.4,743 million, or 13.3%, decrease in the average balance of cash and balances with the Mexican Central Bank, from Ps.35,788 million in the six months ended June 30, 2016 to Ps.31,045 million in the six months ended June 30, 2017.

Interest income and similar income from interest-earning assets increased by Ps.10,863 million, or 29.9%, from Ps.36,346 million in the six months ended June 30, 2016 to Ps.47,209 million in the six months ended June 30, 2017, due primarily to an increase in interest income on loans and advances to customers excluding credit cards and on interest income from our debt instruments portfolio, as well as higher interest income on loans and advances to credit institutions, further supported by increases in interest income from revolving consumer credit card loans, from hedging operations and from cash and balances with the Mexican Central Bank. The increase in interest income on loans and advances to customers excluding credit cards was driven primarily by the Ps.21,609 million increase in average volume in our customer loan portfolio excluding credit cards in the six months ended June 30, 2017 compared to the six months ended June 30, 2016, which was comprised of: (i) a Ps.12,668 million increase in average commercial, financial and industrial loans, (ii) a Ps.5,007 million increase in the average volume of our mortgage loan portfolio and (iii) an increase of Ps.3,933 million in the average volume of our non-revolving consumer loan portfolio. Additionally, the increase in the interest income on our revolving consumer credit card portfolio was mainly driven by a Ps.3,341 million increase in the average volume of the credit card loan portfolio. The increase in the average volume of our mortgage loan portfolio was mainly due to organic growth resulting from streamlined approval processes and stronger focus on loan origination through home developers where we have maintained a differentiated value offer, that focuses on a wide range of products and expedited approval processes, while our targeted efforts remain towards mid to high income residences. During the first half of 2017, the growth of our mortgage portfolio was affected by stiff competition from competitors implementing very aggressive pricing to win market share. We maintain a diverse product offering for multiple purposes such as property acquisition, construction, completion of construction projects, mortgage substitutions, land purchase and liquidity. With respect to the commercial segments, we believe our targeted efforts have helped us organically increase our market share in key business lines such as retail services to middle-market corporations and SMEs. As to our non-revolving consumer loan portfolio, growth was mainly driven by payroll loans because of strategic sales efforts focused on these products through the launch of the Santander Plus program. Finally, the increase in our revolving consumer credit card loan portfolio was mainly due to our strong focus on incentivizing credit card use and attracting new clients outside our existing customer pool, targeting the mid and high-income segments while maintaining origination standards through increased commercial activity, effective promotions, reward programs and the new value proposition offered through the co-branded Santander-Aeroméxico credit card launched in February 2016, a product that has enjoyed great success, and as of December 2016 registered over 430,000 cardholders, of which around 30% were new customers. These efforts resulted in higher credit card usage of our full suite of credit cards.

Average interest rates on interest-earning assets increased by 160 basis points, from 7.48% in the six months ended June 30, 2016 to 9.08% in the six months ended June 30, 2017, which was mainly due to a 168 basis points increase in the average interest rate on loans and advances to customers excluding credit cards, from 8.78% in the six months ended June 30, 2016 to 10.46% in the six months ended June 30, 2017, which resulted from the combination of increases to the reference rate enacted by Mexican Central Bank which started in 2016 and continued during the first half of 2017. Additionally, we have maintained a stronger focus on returns on risk-weighted assets and risk-based pricing, which has also had a positive impact on interest rates earned. The 168 basis points increase in the average interest rate on loans and advances to customers excluding credit cards is broken down as follows: (i) a 230 basis points increase in the average interest rate on commercial, financial and industrial loans from 6.36% in the six months ended June 30, 2016 to 8.66% in the six months ended June 30, 2017, (ii) a 33 basis points increase in the average interest rate earned on consumer loans (excluding credit cards) from 24.49% in the six months ended June 30, 2017 to 24.82% in the six months ended June 30, 2017, and (iii) a 12 basis points increase in the average interest rate earned on our mortgage loan portfolio. Additionally, the 160 basis points increase in the average interest rate on interest-earning assets was further supported by (i) a 231 basis points increase in the average interest rate on credit card loans from 22.98% in the six months ended June 30, 2016 to 25.29% in the six months ended June 30, 2017, (ii) a 166 basis points increase in the average interest rate on debt instruments, from 4.29% in the six months ended June 30, 2016 to 5.95% in the six months ended June 30, 2017, and (iii) a 95 basis points increase in the average interest rate on loans and advances to credit institutions in the six months ended June 30, 2017.

Average volume of commercial, financial and industrial loans increased by Ps.12,668 million, from Ps.345,453 million in the six months ended June 30, 2016 to Ps.358,120 million in the six months ended June 30, 2017. This increase was mainly comprised of an increase of (i) Ps.21,291 million in the average volume of loans to middle-market corporations, (ii) Ps.6,149 million in the average volume of loans to SMEs, and (iii) Ps.4,512 million in the average volume of loans to Mexican governmental institutions. These increases in average volumes were partly affected by (i) a decrease of Ps.10,661 million in the average volume of loans to Global Corporate Banking clients and (ii) a decrease of Ps.8,622 million in the average volume of the trading portfolio. The increase in SME average loan volume resulted from increased commercial activity together with more streamlined approval processes, tailored product offerings distributed through specialized branches attended by specialized executives, and increased volume of substitution loans to SMEs. Through our substitution of loans to SMEs, we continued to offer our existing SME clients with a good credit history the opportunity to substitute out of an existing loan that is close to maturity and into a new loan (which may be for an increased amount) to retain these SME clients with good credit histories. This special opportunity is only granted to SME clients meeting specific requirements, including more stringent credit scores and the use of at least three of our transactional products such as insurance, credit cards and payroll accounts. Additionally, we continued developing effective commercial initiatives targeted to expand our SME client base towards larger SMEs. The increase in the average volume of loans to middle-market corporations resulted from our continued strong focus on client attraction and transactionality. Additionally, we continued promoting the agricultural and international businesses. Regarding the agricultural business, we have maintained strategic alliances with major brands in the segment that have allowed us to increase loan origination and attract new customers, while developing tailored products for each sector, considering their production cycles. In the international business, we have maintained a solid performance and a continued positive trend by advising companies in their foreign trade transactions and foreign direct investments. Additionally, the increase in average Global Corporate Banking segment loans, resulted mainly from stronger commercial focus on this segment. Finally, the increase in the average volume of loans to Mexican governmental institutions was mainly due to loans to the federal government, and certain states and financial entities where we seek to maintain reciprocity in transactional business and payroll, given that governmental institutions are one of the main sources of payroll accounts for the Group.

As mentioned before, the combination of increases to the reference rate enacted by Mexican Central Bank during 2017, stronger focus on returns on risk-weighted assets and risk-based pricing resulted in a 230 basis points increase in the average interest rate earned from loans to commercial, financial and industrial clients, from 6.36% in the six months ended June 30, 2016 to 8.66% in the six months ended June 30, 2017 and is broken down as follows: (i) average interest rate earned from loans to middle-market corporations increased by 211 basis points, from 6.35% in the six months ended June 30, 2016 to 8.46% in the six months ended June 30, 2017, (ii) average interest rate earned from loans to SMEs increased by 210 basis points, from 11.78% in the six months ended June 30, 2016 to 13.88% in the six months ended June 30, 2017, (iii) average interest rate earned from loans to the Global Corporate Banking segment increased by 194 basis points from 4.11% in the six months ended June 30, 2016 to 6.05% in the six months ended June 30, 2017, and (iv) average interest rate earned from loans to institutions increased by 281 basis points, from 5.10% in the six months ended June 30, 2016 to 7.91% in the six months ended June 30, 2017.

Interest income earned on our trading portfolio decreased by Ps.137 million, from Ps.234 million in the six months ended June 30, 2016 to Ps.97 million in the six months ended June 30, 2017, due to the combined effect of a decrease of Ps.8,622 million in the average balance of our trading portfolio, from Ps.13,497 million in the six months ended June 30, 2016 to Ps.4,875 million in the six months ended June 30, 2017, and an increase of 52 basis points in the average interest rate earned. The decrease in the average balance of this portfolio was due to a lower customer demand of repurchase agreements.

Interest income earned from debt instruments increased by Ps.1,956 million, from Ps.6,495 million in the six months ended June 30, 2016 to Ps.8,451 million in the six months ended June 30, 2017, or 30.1%, reflecting a combined effect of: (i) an increase of 166 basis points in the average interest earned and (ii) a decrease of Ps.18,853 million in the average balance of the portfolio, from Ps.302,957 million in the six months ended June 30, 2016 to Ps.284,104 million in the six months ended June 30, 2017. The increase in interest income from debt instruments was mainly explained by the combined effect of: (i) a Ps.55,989 million decrease in the average volume of debt instruments administered by our Global Corporate Banking segment which was partly offset by a 300 basis points increase in the average interest rate earned on these instruments, and (ii) a Ps.37,136 million increase in the average balance of debt instruments administered by our Corporate Activities segment, from Ps.112,142 million in the six months ended June 30, 2016 to Ps.149,278 million in the six months ended June 30, 2017, together with a 13 basis points increase from 4.98% in the six months ended June 30, 2016 to 5.11% in the six months ended June 30, 2017 in the average interest rate earned, mainly due to the replacement of maturing debt instruments with higher interest rate instruments. The decrease in volume of debt instruments administered by the Global Corporate Banking segment was mainly due to a decrease in the position in federal government bonds, due to the Global Corporate Banking treasury’s change in strategy in the face of an increasing rate and foreign exchange scenario.

Average total interest-bearing liabilities in the six months ended June 30, 2017 were Ps.945,049 million, a 7.8% or Ps.68,585 million increase from Ps.876,464 million in the six months ended June 30, 2016. Interest expenses and similar charges increased by Ps.7,365 million, or 58.3%, from Ps.12,639 million in the six months ended June 30, 2016 to Ps.20,004 million in the six months ended June 30, 2017. The principal drivers of this increase were (i) an increase of Ps.2,122 million in interest expense on time deposits, due mainly to an increase in the average balance of Ps.42,318 million, mainly resulting from higher demand for low-risk term instruments fueled by market volatility and higher interest rates; (ii) an increase of Ps.1,761 million in interest expense on demand deposits, due primarily to an increase in the average balance of Ps.57,716 million, from Ps.299,254 million in the six months ended June 30, 2016 to Ps.356,970 million in the six months ended June 30, 2017, mainly resulting from marketing campaigns targeting the SME and middle-market segments, together with products offered to middle- and high-income clients, (iii) an increase of Ps.1,489 million in interest expense on repurchase agreements, due primarily to an increase in the average balance of Ps.17,707 million, from Ps.75,944 million in the six months ended June 30, 2016 to Ps.93,651 million in the six months ended June 30, 2017, (iv) an increase of Ps.617 million in interest expense on marketable debt securities and other financial liabilities, due primarily to an increase in the average balance of Ps.5,072 million, from Ps.54,013 million in the six months ended June 30, 2016 to Ps.59,085 million in the six months ended June 30, 2017, (v) an increase of Ps.1,200 million in interest expense on other liabilities, due primarily to an increase in the average balance of Ps.13,782 million, from Ps.56,631 million in the six months ended June 30, 2016 to Ps.70,413 million in the six months ended June 30, 2017, (vi) an increase of Ps.54 million in interest expense on subordinated debentures, from Ps.712 million in the six months ended June 30, 2016 to Ps.766 million in the six months ended June 30, 2017, due to an increase of Ps.1,798 million in the average balance of subordinated debentures, and (vii) an increase of Ps.182 million in interest expense on deposits from Mexican Central Bank and credit institutions, due primarily to a decrease of Ps.69,810 million in the average balance, from Ps.203,345 million in the six months ended June 30, 2016 to Ps.133,535 million in the six months ended June 30, 2017 which was offset by a 213 basis points increase in the average interest rate paid. The increase in interest expense on subordinated debentures was offset by a decrease of Ps.73 million in interest expense on hedging operations, as these instruments are used to hedge the foreign exchange exposure of our senior and subordinated debt.

The positive effect of the increases in our average balance of and interest income earned on interest-earning assets, was partially offset by an increase in the average balance of our interest-bearing liabilities in the six months ended June 30, 2017 compared to the six months ended June 30, 2016 and an increase in the average interest rate on interest-earning assets in the six months ended June 30, 2017 compared to the six months ended June 30, 2016. The combined effect of an increase of 160 basis points in the average yield on our interest-earning assets together with an increase of 135 basis points in the cost of our interest-bearing liabilities resulted in an increase in the net interest spread of 25 basis points. Net interest income increased by Ps.3,498 million, due mainly to the increase in the average volume of interest-earning assets of Ps.68,182 million with an average interest rate of 9.08%, whereas interest-bearing liabilities increased by Ps.68,585 million with an average cost of 4.23%. The average cost of interest-bearing liabilities increased from 2.88% to 4.23%, mainly because of the increases in reference rates enacted by the Mexican Central Bank during 2017, which resulted in higher interest paid on customer deposits and repurchase agreements, and which offset the shift in the deposit base mix towards demand deposits. The interest rate paid on time deposits, which accounted for 23.0% of interest expense and similar charges, increased from 3.01% in the six months ended June 30, 2016 to 4.45% in the six months ended June 30, 2017, while the interest rate paid on demand deposits, which accounted for 19.2% of interest expense and similar charges, increased from 1.39% in the six months ended June 30, 2016 to 2.15% in the six months ended June 30, 2017. Additionally, the interest rate paid on customer deposits repurchase agreements, which accounted for 14.2% of interest expense and similar charges, increased from 3.55% in the six months ended June 30, 2016 to 6.06% in the six months ended June 30, 2017.

See Notes 12 and 13 of our unaudited interim financial statements.

Net Fee and Commission Income

Our net fee and commission income consists mainly of commissions charged to customers for credit and debit cards purchases, sales of insurance products, investment fund management fees, fees from collection and payment services and fees from financial advisory services.

Net fee and commission income in the six months ended June 30, 2017 was Ps.7,400 million, a 6.4% or Ps.448 million increase from Ps.6,952 million in the six months ended June 30, 2016. The following table presents a breakdown, by product, of our fee and commission income and expense in the six months ended June 30, 2016 and 2017.

	Six months ended June 30,
		2016		2017	2016/2017
		(Millions of pesos)			(% Change)
Fee and commission income
Service charges on deposits accounts	Ps.	445	Ps.	501	12.58%
Credit and debit cards		2,521		3,003	19.12%
Insurance		2,199		2,201	0.09%
Collection and payment services		1,178		1,319	11.97%
Investment funds management		712		750	5.34%
Foreign currency transactions		532		551	3.57%
Checks and others		123		125	1.63%
Capital markets and securities activities		197		255	29.44%
Administration and custody		257		274	6.61%
Financial advisory services		543		728	34.07%
Other fees and commissions		421		383	(9.03)%
Total	Ps.	9,128	Ps.	10,090	10.54%
Fee and commission expense
Credit and debit cards	Ps.	(1,182)	Ps.	(1,624)	37.39%
Fund management		(31)		(27)	(12.90)%
Checks and others		(12)		(12)	0.00%
Capital markets and securities activities		(55)		(98)	78.18%
Collections and transactional services		(79)		(95)	20.25%
Other fees and commissions		(817)		(832)	1.84%
Financial advisory services		—		(2)	100.00%
Total	Ps.	(2,176)	Ps.	(2,690)	23.62%
Net fee and commission income	Ps.	6,952	Ps.	7,400	6.44%

Fee and commission income was Ps.10,090 million in the six months ended June 30, 2017, a 10.5% or Ps.962 million increase from Ps.9,128 million in the six months ended June 30, 2016, mainly due to an increase in fees and commissions earned from: (i) credit and debit cards of Ps.482 million, or 19.1%, from Ps.2,521 million in the six months ended June 30, 2016 to Ps.3,003 million in the six months ended June 30, 2017, (ii) financial advisory services of Ps.185 million, or 34.1%, from Ps.543 million in the six months ended June 30, 2016 to Ps.728 million in the six months ended June 30, 2017, (iii) collection and payment services of Ps.141 million, or 12.0%, from Ps.1,178 million in the six months ended June 30, 2016 to Ps.1,319 million in the six months ended June 30, 2017, (iv) capital markets and securities activities of Ps.58 million, or 29.4%, from Ps.197 million in the six months ended June 30, 2016 to Ps.255 million in the six months ended June 30, 2017, (v) service charges on deposit accounts of Ps.56 million or 12.6%, from Ps.445 million in the six months ended June 30, 2016 to Ps.501 million in the six months ended June 30, 2017, (vi) investment funds management of Ps.38 million, or 5.3%, from Ps.712 million in the six months ended June 30, 2016 to Ps.750 million in the six months ended June 30, 2017, and (vii) foreign currency transactions of Ps.19 million, or 3.6%, from Ps.532 million in the six months ended June 30, 2016 to Ps.551 million in the six months ended June 30, 2017.

The increase in fees and commissions earned from credit and debit cards was mainly due to increased commercial activity, effective promotions and reward programs which resulted in higher credit card usage that led to an increase of Ps.8,067 million, or 16.2% in the average of outstanding credit and debit cards balances as of June 30, 2017. Meanwhile, the slowdown in growth in fees and commissions earned from investment funds management mainly resulted from higher demand for term instruments due to the high-interest rate environment. The increase in fees and commissions earned from collection and payment services and foreign currency transactions, resulted from our continued focus on being an integral part of our client’s liquidity management efforts, which led to increased transactional activity. Finally, fees and commissions earned from the sale of insurance have remained flat reflecting soft credit-related insurance tied to the slowdown in volumes offsetting the increase in the sale of life and car insurance products.

Fee and commission expense was Ps.2,690 million in the six months ended June 30, 2017, a 23.6% or Ps.514 million increase from Ps.2,176 million in the six months ended June 30, 2016, mainly due to an increase in fees and commissions paid on credit and debit cards of Ps.442 million, or 37.4%. The increase in fees and commissions paid on credit and debit cards mainly resulted from higher costs related to selling credit cards outside our existing customer pool, including telemarketing, as well as higher reward and issuance costs from the successful performance of the Santander-Aeromexico co-branded credit card. Going forward, we expect that the expenses related to the rewards under our Santander-Aeromexico credit card will tend to stabilize.

Net fees and commissions generated from credit and debit cards increased by Ps.40 million, or 3.0%, from Ps.1,339 million in the six months ended June 30, 2016 to Ps.1,379 million in the six months ended June 30, 2017. The increase in net fees and commissions in 2016 resulted from the combined effect of an increase in the volume of credit and debit cards partly offset by an increase in credit card issuance and rewards costs.

See Notes 36 and 37 of our unaudited interim financial statements.

Gains /(Losses) on Financial Assets and Liabilities (Net)

Our gains and losses consist mostly of gains and losses on financial interests and derivatives. The following table sets forth gains /(losses) on financial assets and liabilities (net) in the six months ended June 30, 2016 and in the six months ended June 30, 2017, by type.

	Six months ended June 30,
		2016		2017	2016/2017
		(Millions of pesos)			(% Change)
Interest rate products	Ps.	782	Ps.	321	(58.95%	)
Debt instruments		765		167	(78.17%	)
Interest rate derivatives		17		154	805.88%
Equity products		(214)		195	(191.12%	)
Equity securities		108		11	(89.81%	)
Equity derivatives		(322)		184	(157.14%	)
Exchange rate products		731		1,500	105.20%
Foreign exchange securities		498		534	7.23%
Foreign exchange derivatives		233		966	314.59%
Other(1)		(31)		(52)	67.74%
Total	Ps.	1,268	Ps.	1,964	54.89%

________________________

(1)	Corresponds to commissions paid to brokers.

Gains on financial assets and liabilities (net) in the six months ended June 30, 2017 were Ps.1,964 million, an increase of Ps.696 million from a gain of Ps.1,268 million in the six months ended June 30, 2016, mainly due to the market making and sale activities of our Global Corporate Banking segment with clients, where gains increased by Ps.840 million, or 122.9% in June 2017 compared to June 2016.

In the first half of 2017, the Mexican economy grew at an annual GDP growth rate of 3.0% in seasonally adjusted terms (and 2.3% in non-adjusted terms), supported by resilient domestic consumption and a strengthening of external demand. During this period, the peso appreciated 11.6% against the U.S. dollar, as the depreciation that followed the presidential election in the United States was reversed. Inflation reached 6.31%, due to the delayed effect of exchange rate depreciation and a hike in domestic fuel prices at the start of the year. Monetary policy was promptly adjusted in Mexico, with a 125 basis points increase in the target rate, resulting in a high interest rate environment. The increase in inflation is expected to be temporary, given the monetary policy response, the one-off nature of fuel price increases and the fact that the exchange rate decreased relative to its maximum levels. Any change in the United States’ trade and immigration policies with respect to Mexico, could have a material adverse effect on the Mexican economy.

Additionally, Mexico’s macroeconomic environment during the first half of 2017 slightly recovered compared with the first half of 2016. However, the country risk, slightly decreased to levels of 193 basis points in June 2017.

The peso slightly appreciated 2.2% in June 2017. As of June 30, 2016, the exchange rate for U.S. dollars was Ps.18.46 per U.S. dollar, and as of June 30, 2017, the exchange rate for U.S. dollars was Ps.18.06.

In this context, the result in gains on financial assets and liabilities (net) was mainly due to the following:

(i) An increase in gains on exchange rate products of Ps.769 million, from a gain of Ps.731 million in the six months ended June 30, 2016 to a gain of Ps.1,500 million in the six months ended June 30, 2017. Results from foreign exchange derivatives increased by Ps.733 million, from a gain of Ps.233 million in the six months ended June 30, 2016 to a gain of Ps.966 million in the six months ended June 30, 2017 mainly due to increases of: (i) Ps.916 million in foreign exchange forwards, (ii) Ps.818 million in foreign exchange options and (iii) Ps.130 million in foreign exchange futures. These increases were partly offset by a decrease of Ps.1,131 million in foreign exchange valuations. Gains in foreign exchange positions increased by Ps.36 million, from a gain of Ps.498 million in the six months ended June 30, 2016 to a gain of Ps.534 million in the six months ended June 30, 2017;

(ii) An increase in equity securities of Ps.409 million in the six months ended June 30, 2017, from a loss of Ps.214 million in the six months ended June 30, 2016, to a gain of Ps.195 million in the six months ended June 30, 2017. The Ps.195 million gain in equity securities in the six months ended June 30, 2017 was mainly explained by a gain of Ps.184 million on equity derivatives, against a loss of Ps.322 million in the six months ended June 30, 2016, which further benefitted from a Ps.11 million gain in equity securities in the six months ended June 30, 2016. As a reference, the Mexican Stock Exchange Prices and Quotations Index (IPC Futures) quote was 45,966.49 at the end of June 2016 and 49,857.49 at the end of June 2017, representing an increase of 8.46%. None of our transactions in equity derivatives in 2015 or 2016 are related to proprietary trading; and

(iii) A decrease in gains on interest rate products of Ps.461 million, from a gain of Ps.782 million in the six months ended June 30, 2016 to a gain of Ps.321 million in the six months ended June 30, 2017. Gains from debt instruments decreased by Ps.598 million, from a gain of Ps.765 million in the six months ended June 30, 2016 to a gain of Ps.1667 million in the six months ended June 30, 2017 mainly due to increases to the interest rate benchmark. Gains in interest rate derivatives increased by Ps.137 million, from a gain of Ps.17 million in the six months ended June 30, 2016 to a gain of Ps.154 million in the six months ended June 30, 2017 mainly resulting from cross-currency swaps.

See Note 38 of our unaudited interim financial statements.

Administrative Expenses

Our administrative expenses consist of personnel and other general expenses. Our personnel expenses consist mainly of salaries, social security contributions, bonuses and our long-term incentive plan for our executives. Our other general expenses mainly consist of: expenses related to technology and systems, administrative services, which are mainly services outsourced in the areas of information technology, taxes other than income tax, rental of properties and hardware, advertising and communication, surveillance and cash courier services and expenses related to maintenance, conservation and repair, among others.

Administrative expenses increased by Ps.1,241 million, or 11.3%, from Ps.10,952 million in the six months ended June 30, 2016 to Ps.12,193 million in the six months ended June 30, 2017, primarily due to increased expenses for personnel, technology and systems, advertising and communication, maintenance, conservation and repair and surveillance and cash courier services.

The following table sets forth administrative expenses in the six months ended June 30, 2016 and 2017, by type.

	Six months ended June 30,
		2016		2017	2016/2017
		(Millions of pesos)			(% Change)
Personnel expenses	Ps.	(5,755)	Ps.	(5,996)	4.19%
Other general expenses		(5,197)		(6,197)	19.24%
Administrative services		(242)		(291)	20.25%
Taxes other than income tax		(690)		(756)	9.57%
Surveillance and cash courier services		(334)		(446)	33.53%
Advertising and communication		(379)		(498)	31.40%
Maintenance, conservation and repair		(518)		(635)	22.59%
Rents		(921)		(999)	8.47%
Technology and systems		(1,208)		(1,486)	23.01%
Stationery and supplies		(97)		(101)	4.12%
Insurance premiums		(41)		(43)	4.88%
Credit cards		(133)		(142)	6.77%
Travel costs		(101)		(119)	17.82%
Operating costs		(237)		(325)	37.13%
Other		(296)		(356)	20.27%
Total administrative expenses	Ps.	(10,952)	Ps.	(12,193)	11.33%

Our personnel expenses increased by Ps.241 million, or 4.2%, from Ps.5,755 million in the six months ended June 30, 2016 to Ps.5,996 million in the six months ended June 30, 2017, primarily because of a 11.1% increase in salaries, together with an overall increase of 2.2% in bonuses, which more than offset a 6.3% decrease in other personnel expenses. Other personnel expenses include personnel benefits such as medical expenses, social security and pension plans.

The increase in personnel expenses resulted from an increase of Ps.137 million, or 2.8%, in retail banking, from Ps.4,965 million in the six months ended June 30, 2016 to Ps.5,102 million in the six months ended June 30, 2017, an increase of Ps.88 million, or 12.1%, in wholesale banking, from Ps.726 million in the six months ended June 30, 2016 to Ps.814 million in the six months ended June 30, 2016, and an increase of Ps.16 million or 25.0%, in corporate activities. The increase in retail banking was due to an increase of Ps.152 million, or 14.0%, in other personnel, from Ps.1,086 million in the six months ended June 30, 2016 to Ps.1,238 million in the six months ended June 30, 2017, an increase of Ps.90 million, or 3.6%, in salaries, from Ps.2,467 million in the six months ended June 30, 2016 to Ps.2,557 million in the six months ended June 30, 2017 and a decrease of Ps.105 million in bonuses, from Ps.1,412 million in the six months ended June 30, 2016 to Ps.1,307 million in the six months ended June 30, 2016. Additionally, personnel expenses in wholesale banking, increased due to an increase of Ps.182 million, or 81.3%, in salaries, an increase of Ps.125 million, or 79.1% in bonuses paid and a decrease of Ps.219 million, or 63.7% in other personnel expenses, from Ps.344 million in the six months ended June 30, 2016 to Ps.125 million in the six months ended June 30, 2017.

Other general expenses increased by Ps.1,000 million, or 19.2%, from Ps.5,197 million in the six months ended June 30, 2016 to Ps.6,197 million in the six months ended June 30, 2016, mainly due to an increase of Ps.278 million, in technology and services. In addition, expenses related to maintenance, conservation and repair, advertising and communication and surveillance and cash courier services increased by Ps.119 million, or 31.4%, by Ps.117 million, or 22.6% and by Ps.112 million, or 33.5%, respectively. These increases in technology and services mainly reflect Santander México’s investments to strengthen business and drive innovation to better serve clients. Finally, increases in advertising and communication reflect the increased investments to market the “Santander” brand at events such as Formula 1 in Mexico, Santander Plus client attraction and loyalty program and the co-branded Santander-Aeroméxico credit card.

See Notes 41 and 42 of our unaudited interim financial statements.

Impairment Losses on Financial Assets (Net)

Our impairment losses on loans and receivables increased by Ps.1,838 million, or 22.9%, from Ps.8,027 million in the six months ended June 30, 2016 to Ps.9,865 million in the six months ended June 30, 2017, mainly reflecting an increase in impairment losses of (i) Ps.843 million in our mortgage portfolio, (ii) Ps.562 million in our commercial, financial and industrial loan portfolio and (iii) Ps.565 million in our revolving consumer credit card loan portfolio. These increases were partly offset by decreases of (i) Ps.122 million in our non-revolving consumer loan portfolio and (ii) Ps.10 million on expenses paid to recovery agencies. The increase in impairment losses was mainly explained by the recognition of losses, which resulted from the sale of a portion of the legacy ING past due portfolio during the first quarter of 2017, the sale of a portion of the legacy homebuilders past due portfolio during the second quarter of 2017 and business volume growth across all segments, primarily in our SMEs and mid-market segments and our revolving consumer credit card loan portfolios which increases our risk exposure.

See Note 12 our unaudited interim financial statements.

Non-performing loans totaled Ps.16,293 million as of June 30, 2017, a decrease of Ps.1,302 million, or 7.40%, as compared to Ps.17,595 million as of December 31, 2016, due to decreases of non-performing loans in our commercial, financial and industrial loan portfolio and our mortgage portfolio of Ps.1,062 million and Ps.454 million, respectively, which was partly affected by increases in non-performing loans in our revolving consumer credit card loan portfolio and our non-revolving consumer loan portfolio of Ps.112 million and Ps.102 million, respectively. The ratio of our non-performing loans as a percentage of total loans, or NPL ratio, decreased from 2.93% as of December 31, 2016 to 2.72% as of June 30, 2017.

The non-performing loan ratio in our mortgage loan portfolio as of June 30, 2017 stood at 4.83%, down from 5.12% in December 2016, caused mainly by the sale of a portion of the legacy ING past due portfolio during the first quarter of 2017.

The decrease in non-performing loans in our commercial, financial and industrial loan portfolio was mainly due to charge-offs made during the second half of 2016 and the sale of a portion of a past due portfolio, both in connection with the homebuilders portfolio. The NPL ratio for our commercial, financial and industrial loan portfolio was 1.84% as of June 30, 2017, improving from 2.21% reported as of December 31, 2016.

Finally, the increase in non-performing loans in our consumer loan portfolio together with significant growth of this portfolio resulted in a non-performing loan ratio of 4.03% as of June 30, 2017, which compares with the 3.80% reported as of June 30, 2016.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio as of December 31, 2016 and June 30, 2017.

	As of December 31, 2016		As of June 30, 2017
	(Millions of pesos, except percentages)
Computable credit risk(1)	Ps.	661,586	Ps.	658,531
Non-performing loans(4)		17,595		16,293
Loan charge-offs		20,045		10,537
Allowance for impairment losses(4)		17,883		18,092
Ratios
Non-performing loans to computable credit risk		2.66%		2.47%
Non-performing loans coverage ratio(2)		101.64%		111.04%
Loan charge-off coverage ratio(3)		3.03%		1.60%

________________________

(1)	Computable credit risk for the year ended December 31, 2016 is the sum of the face amounts of loans (including non-performing loans) amounting to Ps.599,528 million and guarantees and documentary credits amounting to Ps.62,065 million. For the six months ended June 30, 2017 is the sum of the face amounts of loans (including non-performing loans) amounting to Ps.600,180 million and guarantees and documentary credits amounting to Ps.58,351 million. When guarantees or documentary credits are contracted, we record them as off-balance sheet accounts. We present the off-balance sheet information to better demonstrate our total managed credit risk.

(2)	Allowance for impairment losses as a percentage of non-performing loans.

(3)	Loan charge-offs as percentage of computable credit risk.

(4)	See Note 5.b of our unaudited interim financial statements for more details.

The following table shows our non-performing loans by type of loan as of December 31, 2016 and June 30, 2017:

		As of December 31, 2016		As of June 30, 2017	2016/2017
		(Millions of pesos)			(% Change)
Commercial, financial and industrial	Ps.	6,842	Ps.	5,780	(15.52%	)
Mortgage		6,778		6,324	(6.70%	)
Installment loans to individuals		3,975		4,189	5.38%
Revolving consumer credit card loans		1,952		2,064	5.74%
Non-revolving consumer loans		2,023		2,125	5.04%
Total	Ps.	17,595	Ps.	16,293	(7.40%	)

________________________

(1)	See Note 5.b of our unaudited interim financial statements for more details.

Commercial, financial and industrial

Our impairment losses in our commercial, financial and industrial loans portfolio increased by 24.4% to Ps.2,861 million in the six months ended June 30, 2017 from Ps.2,299 million in the six months ended June 30, 2016. The increase is mainly the result of the recognition of a Ps.655 million loss, which resulted from the sale of a portion of the legacy homebuilders past due portfolio during the second quarter of 2017 and business volume growth in our SMEs and mid-market segments.

Non-performing loans in our commercial, financial and industrial loan portfolio, which as of December 31, 2016 represented 38.9% of our total non-performing loans, decreased by Ps.1,062 million, or 15.52%, from December 31, 2016 to June 30, 2017, primarily due to charge-offs made during 2016 in connection with the three principal Mexican companies in the home builder sector and the sale of a portion of the legacy homebuilders past due portfolio during the second quarter. Our NPL ratio with respect to commercial, financial and industrial loans improved from 2.21% as of December 31, 2016 to 1.84% as of June 30, 2017.

Mortgage

Our impairment losses in our mortgage loans portfolio decreased by Ps.843 million in the six months ended June 30, 2017, from a release of Ps.130 million in the six months ended June 30, 2016, which resulted from higher recoveries than impairment losses to Ps.713 million in the six months ended June 30, 2017. Meanwhile, non-performing loans in our mortgage loan portfolio, which as of June 30, 2017 represented 38.8% of our total non-performing loans, decreased by Ps.454 million, or 7.7%, from December 31, 2016 to June 30, 2017, resulting in a non-performing loan ratio of 4.83%, as compared to 5.12% in December 2016.

Installment loans to individuals

Our impairment losses in our installment loans to individuals portfolio increased by Ps.443 million, or 8.2% to Ps.5,870 million in the six months ended June 30, 2017 from Ps.5,427 million in the six months ended June 30, 2016. This increase in impairment losses was mainly due to significant loan growth, especially in revolving credit cards.

Non-performing loans in installment loans to individuals portfolio, which as of June 30, 2017 represented 25.7% of our total non-performing loans, increased Ps.214 million, or 5.4%, from December 31, 2016 to June 30, 2017. This increase was due to an increase of non-performing loans in our revolving credit card loan portfolio of Ps.112 million and an increase in the non-performing loans in our non-revolving consumer loan portfolio of Ps.102 million.

Our NPL ratio with respect to our installment loans to individuals portfolio in the revolving credit card loan portfolio increased from 3.79% as of December 31, 2016 to 3.96% as of June 30, 2017, due to higher loan growth resulting from increased consumer demand and our commercial efforts to incentivize the use of our credit cards.

Our NPL ratio with respect to our installment loans to individuals portfolio in the non-revolving consumer loan portfolio increased from 4.10% as of December 31, 2016 to 4.11% as of June 30, 2017, driven by higher loan growth resulting from increased focus on payroll loans, many of which were originated in 2015 and matured late in 2016.

Non-performing loan coverage ratio

The following table shows our non-performing loan coverage ratio by type of loan as of December 31, 2016 and June 30, 2017:

	As of December 31, 2016	As of June 30, 2017
	(Millions of pesos)
Commercial, financial and industrial	94.46%	120.00%
Mortgage	36.07%	30.28%
Installment loans to individuals	225.79%	220.60%
Revolving consumer credit card loans	253.18%	250.68%
Non-revolving consumer loans	199.36%	191.39%
Total	101.64%	111.04%

The non-performing loan coverage ratio increased from 101.64% to 111.04%, mainly reflecting improvements in the commercial, financial and industrial.

The non-performing loan coverage ratio of our commercial loan portfolio increased from 94.46% in December 2016 to 120.00% in June 2017, mainly driven by a decrease in the non-performing loans portfolio which resulted from charge-offs and the sale of a part due loan made in connection with our exposure to home builders.

With respect to our installment loans to individuals portfolio, the non-performing loan coverage ratio for the non-revolving consumer loans declined from 225.79% in December 2016 to 220.60% in June 2017. Meanwhile, the non-performing loan coverage ratio for the revolving consumer credit card loans slightly decreased from 253.18% to 250.68%.

Finally, regarding our mortgage loan portfolio, the non-performing loan coverage ratio stood at 30.28% in June 2017, down from 36.07% in December 2016.

Provisions (Net)

Our provisions (net) consist mainly of provisions for pensions and other retirement obligations, provisions for off-balance sheet risk, provisions for legal and tax matters and provisions for other matters. Off-balance sheet risks include undrawn lines of credit of credit cards, guarantees and loan commitments of commercial and public sector loans and guarantees and loan commitments of commercial loans to SMEs.

Provisions (net) in the six months ended June 30, 2017 registered a net loss of Ps.118 million, which compares to a net loss of Ps.384 million in the six months ended June 30, 2016. This variation to provisions mainly resulted from decreased provisions for legal and tax contingencies and lower requirements for provisions for off-balance sheet risk, accompanying a decrese in our outstanding off-balance credit commitments.

See Note 24 of our unaudited interim financial statements.

Income Tax

Income tax in the six months ended June 30, 2017 was Ps.2,595 million, a Ps.46 million or 1.7% decrease from Ps.2,641 million in the six months ended June 30, 2016. Our effective tax rates in June 2016 and 2017 were 25.71% and 21.79%, respectively. Our effective tax rate decreased 392 basis points in the six months ended June 30, 2017 compared to the same period of 2016. The variation in income tax paid is primarily explained by higher inflation during the six months ended June 30, 2017 as compared to the six months ended June 30, 2016, while the permanent items in both periods remained stable.

See Notes 26 and 26.b of our unaudited interim financial statements.

Results of Operations by Segment for the Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

The following table presents an overview of certain consolidated income statement data for each of our segments in the six months ended June 30, 2016 and 2017.

	Retail Banking(1)				Global Corporate Banking(2)				Corporate Activities(3)
	For the six months June 30,
	2016		2017		2016		2017		2016		2017
	(Millions of pesos)
Net interest income	Ps.	20,023	Ps.	23,131	Ps.	2,337	Ps.	2,689	Ps.	1,346	Ps.	1,385
Dividend income		—		—		15		2		78		145
Fee and commission income (expense) (net)		6,210		6,543		750		864		(8)		(7)
Gains/(losses) on financial assets and liabilities and exchange differences (net)		375		455		689		1,529		201		(11)
Other operating income (expenses) (net)		(943)		(1,093)		(297)		(217)		(30)		(144)
Total income	Ps.	25,665	Ps.	29,036	Ps.	3,494	Ps.	4,867	Ps.	1,587	Ps.	1,368
Administrative expenses		(9,733)		(10,761)		(1,101)		(1,293)		(118)		(139)
Depreciation and amortization		(984)		(1,110)		(84)		(102)		(9)		(6)
Impairment losses on loans and receivables (net)		(7,500)		(9,213)		(527)		(652)		—		—
Impairment losses on other assets (net)		—		—		—		—		(54)		(26)
Provisions (net)		(78)		57		(18)		—		(288)		(175)
Gain/(losses) on disposal of assets not classified as non-current assets held for sale		—		—		—		—		1		2
Gain/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		—		—		—		—		27		57
Operating profit before tax	Ps.	7,370	Ps.	8,009	Ps.	1,764	Ps.	2,820	Ps.	1,146	Ps.	1,081

________________________

(1)	The Retail Banking segment encompasses the entire commercial banking and asset management business. Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market corporations and government institutions.

(2)	The Global Corporate Banking segment reflects the returns on the corporate banking business, including managed treasury departments and the equities business. Our Global Corporate Banking segment provides comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others.

(3)	The Corporate Activities segment is comprised of all operational and administrative activities that are not assigned to a specific segment or product mentioned above. The Corporate Activities segment includes the financial management division, which manages structural financial risks arising from our commercial activities, mainly liquidity risk and interest rate risk, provides short- and long-term funding for our lending activities and calculates and controls transfer prices for loans and deposits in local and foreign currencies. The financial management division also oversees the use of our resources in compliance with internal and regulatory limits regarding liquidity and regulatory capital requirements.

The following table presents an overview of certain consolidated balance sheet data for each of our segments as of June 30, 2016 and 2017.

	Retail Banking				Global Corporate Banking				Corporate Activities
	As of June 30,
	2016		2017		2016		2017		2016		2017
	(Millions of pesos)
Cash and balances with the Mexican Central Bank	Ps.	43,058	Ps.	41,609	Ps.	17,800	Ps.	5,401	Ps.	15	Ps.	659
Financial assets held for trading		—		—		331,932		247,308		398		450
Other financial assets at fair value through profit or loss		—		—		56,512		111,050		—		—
Available-for-sale financial assets		—		—		—		--		139,252		152,527
Loans and receivables		432,673		467,989		187,763		146,616		28,065		45,825
Hedging derivatives		—		0		—		—		12,036		14,868
Non-current assets held for sale		1,524		994		90		117		--		—
Tangible assets		4,457		4,705		752		794		88		99
Intangible assets		3,151		3,872		427		490		1,735		1,735
Tax assets		—		—		—		—		19,284		20,747
Other assets		1,442		1,546		33		36		5,540		6,017
Total assets	Ps.	486,305	Ps.	520,715	Ps.	595,309	Ps.	511,812	Ps.	206,413	Ps.	242,927
Financial liabilities held for trading	Ps.	—	Ps.	—	Ps.	245,580	Ps.	238,084	Ps.	—	Ps.	—
Other financial liabilities at fair value through profit or loss		7,343		6,266		127,967		62,570		29,168		18,631
Financial liabilities at amortized cost		428,010		489,068		151,976		180,518		152,157		141,982
Hedging derivatives		—		—		—		—		12,425		5,092
Provisions(1)		979		857		275		280		5,757		6,084
Tax liabilities		—		—		—		—		1,387		62
Other liabilities		2,945		3,378		481		552		9,305		10,953
Total liabilities	Ps.	439,277	Ps.	499,569	Ps.	526,279	Ps.	482,004	Ps.	210,199	Ps.	182,804
Total equity	Ps.	51,410	Ps.	49,903	Ps.	23,564	Ps.	20,998	Ps.	37,298	Ps.	40,176
Total liabilities and equity	Ps.	490,687	Ps.	549,472	Ps.	549,843	Ps.	503,002	Ps.	247,497	Ps.	222,980

________________________

(1)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

Retail Banking Segment

Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market corporations and government institutions. We provide commercial banking services to individual customers of all income levels, and offer a wide range of products and services to our individual customers, including demand and term deposits, credit and debit cards, mortgages, and payroll and personal loans. Our Retail Banking segment also serves the middle market and local corporates that are not within the global corporate customers served by our Global Corporate Banking segment. We offer SMEs a variety of services and products including commercial loans, transactional collections and payment services, insurance, hedging and foreign trade services.

Operating profit before taxes attributable to the Retail Banking segment in the six months ended June 30, 2017 was Ps.8,009 million, an 8.7% or Ps.639 million increase from Ps.7,370 million in the six months ended June 30, 2016. This increase was mainly due to:

•	a 15.5% or Ps.3,108 million increase in net interest income, mainly due to an increase of Ps.40,891 million, or 10.7% in the average balance of the loan portfolio excluding credit cards and an increase of Ps.3,341 million, or 7.0% in the average balance of the credit card loan portfolio, both resulting from the organic growth of the portfolio, which was further supported by increases of 125 basis points and 227 basis points, respectively, in the average interest rate of these portfolios, resulting mainly from the increases in reference rates enacted by the Mexican Central Bank during the first half of 2017 and our strong focus on returns on risk-weighted assets;

•	a 5.4% or Ps.333 million increase in net fees and commissions income, from Ps.6,210 million in the six months ended June 30, 2016 to Ps.6,543 million in the six months ended June 30, 2017, due mainly to an increase in fees and commissions earned from collection and payment services, financial advisory services, service charges on deposit accounts, fund management and credit and debit card fees;

•	a Ps.135 million decrease in provisions (net), from a loss of Ps.78 million in the six months ended June 30, 2016 to a gain of Ps.57 million in the six months ended June 30, 2017; and

•	a 21.3% or Ps.80 million increase in gains/(losses) on financial assets and liabilities and exchange differences, from a gain of Ps.375 million in the six months ended June 30, 2016 to a gain of Ps.455 million in the six months ended June 30, 2017.

These positive effects were partially offset by:

•	a 22.8% or Ps.1,713 million increase in impairment losses on loans and receivables, reflecting mainly increases in impairment losses of Ps.843 million in the mortgage portfolio, Ps.565 million in our credit card loan portfolio and Ps.437 million in our commercial portfolio. These increases were partially offset by decreases in impairment losses of Ps.122 million in our non-revolving consumer loan portfolio and Ps.10 million in loan collection and recovery expenses.

•	a 10.6% or Ps.1,028 million increase in administrative expenses, from Ps.9,733 million in the six months ended June 30, 2016 to Ps.10,761 million in the six months ended June 30, 2017, mainly due to increases in technology and systems, advertising and communication expenses, maintenance, conservation and repair and other personnel expenses. Personnel expenses increased Ps.137 million, or 2.8%, resulting from an increase of Ps.152 million, or 14.0%, in other personnel expenses and a decrease of Ps.15 million, or 0.4%, in salaries and bonuses, while technology and systems, advertising and communication and maintenance, conservation and repair expenses increased Ps.249 million, or 23.0%, Ps.122 million, or 33.3% and Ps.114 million, or 22.8%, respectively mainly reflecting the execution of our strategic initiatives to continue supporting business growth, client service and innovation.

Global Corporate Banking Segment

Our Global Corporate Banking segment provides comprehensive products and services, including corporate banking, global transactional banking and investment banking services, relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others, to our Global Corporate Banking segment customers. This segment also includes our proprietary trading operations.

Operating profit before taxes attributable to the Global Corporate Banking segment in the six months ended June 30, 2017 was Ps.2,820 million, representing a Ps.1,056 million, or 59.9% increase from Ps.1,764 million in the six months ended June 30, 2016. This increase was mainly due to:

•	a 121.9% Ps.840 million increase in gains/(losses) on financial assets and liabilities and exchange differences, from a gain of Ps.689 million in the six months ended June 30, 2016 to a gain of Ps.1,529 million in the six months ended June 30, 2017, primarily due to an increase of Ps.458 million in sale activities and Ps.388 million in proprietary trading;

•	a 15.1% or Ps.352 million increase in net interest income, mainly due to an increase of Ps.146 million in interest income from loans and advances to credit institutions, which resulted from a Ps.43,273 million or 90.4% increase in the average balance of loans and advances to credit institutions, a Ps.110 million or 49.2% from hedging operations and a Ps.41 million or 4.4% increase from loans and advances to customers;

•	a 15.2% or Ps.114 million increase in net fees and commissions income, from Ps.750 million in the six months ended June 30, 2016 to Ps.864 million in the six months ended June 30, 2017, mainly due to a increase in net fees and commissions from fees related to foreign trade, financial advisory and administration and custody which offset decrease in net fees and commissions from transportation of cash behalf customers; and

•	a 23.7% or Ps.125 million increase in net impairment losses on loans and receivables, from Ps.527 million in the six months ended June 30, 2016 to Ps.652 million in in the six months ended June 30, 2017.

These positive results were partially offset by:

•	a 17.4% or Ps.192 million increase in administrative expenses, from Ps.1,101 million in the six months ended June 30, 2016 to Ps.1,293 million in the six months ended June 30, 2017, mainly due to increases in bonuses and salaries, as well as higher administrative expenses and technology and systems expenses. Personnel expenses increased Ps.88 million, or 12.1%, resulting from an increase of Ps.307 million, or 80.4%, in salaries and bonuses were partially offset by a decrease of Ps.219 million, or 63.7%, in other personnel expenses, while administrative expenses and technology and systems increased by Ps.41 million and Ps.29 million, respectively.

Corporate Activities Segment

Our Corporate Activities segment is comprised of all operational and administrative activities that are not assigned to a specific segment or product mentioned above. The Corporate Activities segment includes the financial management division, which manages structural financial risks that arise from our commercial activities, mainly liquidity risk and interest rate risk, provides short- and long-term funding for our lending activities and calculates and controls transfer prices for loans and deposits in local and foreign currencies. The financial management division also oversees the use of our resources in compliance with internal and regulatory limits regarding liquidity and regulatory capital requirements.

Through the assignment of a transfer price to each loan or deposit, interest income is divided between our operating segments (Retail Banking and Global Corporate Banking) and the Corporate Activities segment as follows:

•	the difference between the interest rate charged to customers for the loans granted by our operating segments and the transfer price assigned to these loans is assigned as interest income to the respective operating segment;

•	the difference between the interest rate paid to customers for the deposits received by our operating segments and the transfer price assigned to these deposits is assigned as interest income to the respective operating segment; and

•	finally, the difference between the transfer price charged to the loans and the transfer price paid for the deposits is assigned to Corporate Activities as net interest income.

The financial management division determines transfer prices based on interest rates currently prevailing in the market for different durations, which are estimated from the yield of the most representative and liquid short-and medium-term corporate, government and Mexican Central Bank debt securities, and from the Mexican Central Bank’s reference interest rates for long-term securities.

The ALCO manages the risks associated with financial margin and net worth of the banking book, as well as liquidity risk for the entire balance sheet. We hedge the interest rate risk of the balance sheet using strategies that can address specific operations or modify the risk profile as a whole. In recent years, the ALCO portfolio was comprised of fixed rate positions, mainly Mexican sovereign bonds, in addition to fixed rate swaps, to protect the interest rate margin against a lower interest rate environment. As the scenario changed to short-term interest rates increases, we have reduced the volume of activity in the ALCO portfolio, leaving existing positions to mature at their stated maturity.

Operating profit before taxes attributed to Corporate Activities in the six months ended June 30, 2017 was a gain of Ps.1,081 million, a Ps.65 million, or 5.7% decrease from a gain of Ps.1,146 million in the six months ended June 30, 2016. This decrease in operating profit before taxes was mainly due to a Ps.212 million decrease in gains/(losses) on financial assets and liabilities and exchange differences, a Ps.114 million increase in other operating expenses and a Ps.21 million increase in administrative expenses. This negative result was partly offset by a Ps.113 million decrease in provisions (net), a Ps.67 million increase in dividend income, a Ps.39 million increase in net interest income and a Ps.30 million increase in gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations.

Results of Operations for the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

The following table presents our consolidated results of operations for the year ended December 31, 2016 as compared to the year ended December 31, 2015.

	For the year ended December 31,
		2015		2016		2016	2016/2015
		(Millions of pesos)				(Millions of U.S. dollars)(1)	(% Change)
Interest income and similar income	Ps.	64,230	Ps.	77,453	U.S.	3,756	20.59%
Interest expenses and similar charges		(21,242)		(28,323)		(1,374)	33.33%
Net Interest Income		42,988		49,130		2,382	14.29%
Dividend income		104		94		5	(9.62%	)
Fee and commission income (net)		13,632		13,940		676	2.26%
Gains/(losses) on financial assets and liabilities (net)		2,504		3,760		182	50.16%
Exchange differences (net)		6		2		—	(66.67%	)
Other operating income		472		486		24	(2.97%	)
Other operating expenses		(3,010)		(3,361)		(163)	11.66%
Total Income		56,696		64,051		3,106	12.97%
Administrative expenses		(20,780)		(22,655)		(1,098)	9.02%
Personnel expenses		(10,625)		(11,472)		(556)	7.97%
Other general administrative expenses		(10,155)		(11,183)		(542)	10.12%
Depreciation and amortization		(1,863)		(2,058)		(100)	10.47%
Impairment losses on financial assets (net)		(16,041)		(16,661)		(808)	3.87%
Loans and receivables		(16,041)		(16,661)		(808)	3.87%
Impairment losses on other assets (net):		—		—		—	0%
Other intangible assets		—		—		—	0%
Non-current assets held for sale		—		—		—	0%
Provisions (net)(2)		258		(881)		(43)	(441.47%	)
Gains/(losses) on disposal of assets not classified as non-current assets held for sale		7		20		1	185.71%
Gains/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		91		71		3	(21.98%	)
Operating Profit Before Tax		18,368		21,887		1,061	19.16%
Income tax		(4,304)		(5,351)		(260)	24.33%
Profit from Continuing Operations		14,064		16,536		801	17.58%
Profit from Discontinued Operations (net)		—		—		—	0%
Profit for the Year	Ps.	14,064	Ps.	16,536	U.S.	801	17.58%
Profit attributable to the Parent		14,051		16,536		801	17.69%
Profit attributable to non-controlling interests		1		—		—	(100.00%	)

________________________

(1)	Results for the year ended December 31, 2016 have been translated into U.S. dollars, for convenience purposes only, using the exchange rate of Ps.20.6194 per U.S.$1.00 as calculated on December 30, 2016 and reported by the Mexican Central Bank in the Official Gazette of the Federation on January 2, 2017 as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate.

(2)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters. See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Summary

Profit in 2016 was Ps.16,536 million, a 17.6% or Ps.2,472 million increase from Ps.14,051 million in 2015. These results reflect mainly:

•	a Ps.6,142 million, or 14.3%, increase in net interest income due primarily to mainly higher interest income from the loan portfolio and from debt instruments, which resulted from higher interest rates and loan growth;

•	a Ps.1,256 million, or 50.2%, increase in gains on financial assets and liabilities (net), mainly resulting from an increase in gains from foreign exchange derivatives mainly entered into for trading purposes; and

•	a Ps.308 million, or 2.3%, increase in income from fees and commissions (net) mainly resulting from: (i) growth in investment funds management fees, (ii) foreign exchange, (iii) collections and payments and (iv) insurance fees, which offset lower credit and debit card fees and financial advisory service fees. The decline in credit and debit card fees during the year resulted from higher expenses incurred in connection with reward programs and placement fees related to selling credit cards outside our existing customer pool, including telemarketing in an effort to continue growing our volumes in this product segment, while financial advisory fees decreased as a result of challenging market conditions which have slowed down the pace of execution of these transactions.

These positive results were partially offset by:

•	a Ps.1,875 million, or 9.0%, increase in administrative expenses, due primarily to increases in wages and salaries, as well as increases in administrative services, technology and systems, advertising and communication expenses, maintenance, conservation and repair expenses and taxes other than income tax;

•	a Ps.1,139 million increase in provisions (net) mainly related to increased provisions for legal and tax contingencies and higher requirements for provisions for off-balance sheet risk, accompanying growth in credit card lines available;

•	a Ps.1,047 million, or 24.3% increase in income tax that resulted in a 24.4% effective tax rate in the year as compared to 23.4% in 2015;

•	a Ps.620 million, or 3.9%, increase in impairment losses on loans and receivables (net), principally because of business volume growth across all segments, mainly in our commercial, financial and industrial portfolio, revolving consumer credit card loan portfolio and non-revolving consumer loan portfolio; and

•	a Ps.351 million, or 13.3%, increase in other expenses (net), mainly due to higher contributions to the IPAB, resulting from an increase in customer deposits; and

•	a Ps.195 million, or 10.5%, increase in depreciation and amortization due to an increase in investments in technology.

During 2016, we continued to direct our efforts to strengthen client attraction and loyalty, within a strategy of transformation and innovation. The Bank pursued multiple actions throughout the year such as (i) upgrading technological platforms and infrastructure to offer customers innovative and quality services that satisfy their dynamic demands, (ii) strengthening our position in the retail segment by attracting new high-potential customers, retaining existing customers through transactional products and becoming their primary bank by launching new commercial actions and transactional products, and (iii) organically increasing of our market share in key business lines, such as mid-market and SMEs. Among our new products, we launched the Santander Plus program, which rewards the loyalty of current and new customers and the Santander-Aeromexico co-branded credit card. As of December 31, 2016 more than 1,100,000 customers have signed up for the Santander Plus program, of which 50% are new customers and more than 430,000 Santander-Aeromexico co-branded credit cards were issued, of which 30% were to new customers.

Net Interest Income

Our interest income and similar income consists mainly of interest from lending activities to customers and credit institutions, which generated Ps.62,096 million, or 80.2%, of our total interest and similar income in 2016, with the remaining interest income of Ps.15,357 million consisting of interest from investments in debt instruments, cash and balances with the Mexican Central Bank, income from hedging operations and other interest income. Interest income and similar income increased by Ps.13,223 million, or 20.6%, in 2016 compared to 2015.

Our interest expenses and similar charges consist mainly of interest paid on customer deposits. In 2016, interest expense on customer deposits was Ps.14,609 million, representing 51.6% of our total interest expenses and similar charges for that period. Interest expenses from time deposits, demand accounts and repurchase agreements relating to Mexican government securities with non-financial institution customers amounted to Ps.5,731 million, Ps.5,058 million and Ps.3,820 million, respectively, in 2016, representing 20.2%, 17.9% and 13.5% of our total interest expenses and similar charges for the period, respectively. In addition, interest expense on deposits from the Mexican Central Bank and credit institutions (which includes repurchase agreements with financial institutions) was Ps.6,145 million, representing 21.7% of our total interest expense in 2016, while interest expense on subordinated debentures was Ps.1,473 million, representing 5.2% of our total interest expense in 2016. Finally, interest expense on other liabilities, marketable debt securities and other financial liabilities, expenses on hedging operations and other interest expenses were Ps.2,997 million, Ps.2,625 million, Ps.167 million and Ps.306 million, respectively and represented 10.6%, 9.3%, 1.1% and 0.6%, of our total interest expense in 2016, respectively. Interest expenses and similar charges increased by Ps.7,081 million, or 33.3%, in 2016 compared to 2015.

Our net interest income in 2016 was Ps.49,130 million, a Ps.6,142 million or 14.3% increase from Ps.42,988 million in 2015. This increase was mainly due to an increase in average total interest-earning assets, caused principally by growth in our lending activities and debt instruments, partly affected by an increase in our interest expense, mainly due to higher interest we paid on customer deposits and deposits from the Mexican Central Bank and credit institutions which include repurchase agreements of governmental bonds with financial institutions.

The following table sets forth the components of our interest income and similar income and interest expenses and similar charges in 2015 and 2016.

	For the year ended December 31,
		2015		2016	2015/2016
		(Millions of pesos)			(% Change)
Interest income and similar income
Cash and balances with the Mexican Central Bank	Ps.	1,102	Ps.	1,418	28.68%
Loans and advances to credit institutions		2,102		2,832	34.73%
Loans and advances to customers—excluding credit cards		39,911		47,540	19.12%
Loans and advances to customers—credit cards		10,316		11,724	13.65%
Debt instruments		10,513		13,149	25.07%
Income from hedging operations		237		703	196.62%
Other interest income		49		87	77.55%
Total	Ps.	64,230	Ps.	77,453	20.59%

Interest expense and similar charges
Deposits from the Mexican Central Bank and credit institutions	Ps.	(6,001)	Ps.	(6,145)	2.40%
Customer deposits—Demand accounts		(3,191)		(5,058)	58.51%
Customer deposits—Time deposits		(3,990)		(5,731)	43.63%
Customer deposits—Repurchase agreements		(1,845)		(3,820)	107.05%
Subordinated debentures		(1,259)		(1,473)	17.00%
Marketable debt securities and other financial liabilities		(1,893)		(2,625)	38.67%
Other liabilities		(2,389)		(2,998)	25.49%
Expenses from hedging operations		(463)		(167)	(63.93%	)
Other interest expenses		(211)		(306)	45.02%
Total	Ps.	(21,242)	Ps.	(28,323)	33.33%
Net interest income	Ps.	42,988	Ps.	49,130	14.29%

The following table sets forth the components of our average loans and advances to customers in 2015 and 2016.

	As of December 31,
		2015		2016	2015/2016
		(Millions of pesos)			(% Change)
Average loans and advances to customers
Commercial, financial and industrial	Ps.	310,388	Ps.	357,374	15.14%
Mortgage		112,948		124,014	9.80
Installment loans to individuals		83,278		95,290	14.42
Revolving consumer credit card loans		43,713		49,096	12.31
Non-revolving consumer loans		39,565		46,194	16.75
Total	Ps.	506,614	Ps.	576,678	13.83%

Average total interest-earning assets were Ps.989,857 million in 2016, a 12.0% or Ps.106,598 million increase from Ps.883,735 million in 2015. This increase was due to (i) an increase in the average volume of loans and advances to customers excluding credit cards of Ps.64,681 million, or 14.0%, from Ps.462,901 million in 2015 to Ps.527,582 million in 2016, (ii) an increase in the average volume of loans and advances to credit institutions of Ps.20,938 million, or 30.6%, from Ps.68,482 million in 2015 to Ps.89,420 million in 2016, (iii) an increase in the average balance of debt instruments of Ps.17,175 million, or 6.3%, from Ps.272,767 million in 2015 to Ps.289,942 million in 2016, and (iv) an increase in the average volume of revolving consumer credit card loans of Ps.5,383 million, or 12.3%, from Ps.43,713 million in 2015 to Ps.49,096 million in 2016. These increases were partly offset by a Ps.2,055 million, or 5.7%, decrease in the average balance of cash and balances with the Mexican Central Bank.

Interest income and similar income from interest-earning assets increased by Ps.13,223 million, or 20.6%, from Ps.64,230 million in 2015 to Ps.77,453 million in 2016, due primarily to an increase in interest income on loans and advances to customers excluding credit cards and on interest income from our debt instruments portfolio, as well as higher interest income on revolving consumer credit card loans, further supported by increases in interest income from loans and advances to credit institutions, from hedging operations and from cash and balances with the Mexican Central Bank. The increase in interest income on loans and advances to customers excluding credit cards was driven primarily by the Ps.64,681 million increase in average volume in our customer loan portfolio excluding credit cards in 2016 compared to 2015, which was comprised of: (i) a Ps.46,986 million increase in average commercial, financial and industrial loans, (ii) a Ps.11,066 million increase in the average volume of our mortgage loan portfolio and (iii) an increase of Ps.6,629 million in the average volume of our non-revolving consumer loan portfolio. Additionally, the increase in the interest income on our revolving consumer credit card portfolio was mainly driven by a Ps.5,383 million increase in the average volume of the credit card loan portfolio. The increase in the average volume of our mortgage loan portfolio was mainly due to organic growth resulting from streamlined approval processes and stronger focus on loan origination through home developers where we have maintained a differentiated value offer, that focuses on a wide range of products and expedited approval processes, while our targeted efforts remain towards mid to high income residences. In November 2016, we launched “Hipoteca Personal” which assigns a risk-based priced interest rate to each client depending on credit scorings, loan-to-value and required term. We maintain a diverse product offering for multiple purposes such as property acquisition, construction, completion of construction projects, mortgage substitutions, land purchase and liquidity. With respect to the commercial segments, we believe our targeted efforts have helped us organically increase our market share in key business lines such as retail services to middle-market corporations and SMEs. As to our non-revolving consumer loan portfolio, growth was mainly driven by payroll loans because of strategic sales efforts focused on these products through the launch of the Santander Plus program. Finally, the increase in our revolving consumer credit card loan portfolio was mainly due to our strong focus on incentivizing credit card use and attracting new clients outside our existing customer pool, targeting the mid and high-income segments while maintaining origination standards through increased commercial activity, effective promotions, reward programs and the new value proposition offered through the co-branded Santander-Aeroméxico credit card launched in February 2016, a product that has enjoyed great success, and as of December 2016 registered over 430,000 cardholders, of which around 30% were new customers. These efforts resulted in higher credit card usage of our full suite of credit cards.

Average interest rates on interest-earning assets increased by 55 basis points, from 7.27% in 2015 to 7.82% in 2016, which was mainly due to a 39 basis points increase in the average interest rate on loans and advances to customers excluding credit cards, from 8.62% in 2015 to 9.01% in 2016, which resulted from the combination of increases to the reference rate enacted by Mexican Central Bank during 2016 and from a stronger focus on returns on risk-weighted assets and risk-based pricing. The 39 basis points increase in the average interest rate on loans and advances to customers excluding credit cards is broken down as follows: (i) a 6 basis points increase in the average interest rate earned on our mortgage loan portfolio, (ii) a 64 basis points increase in the average interest rate on commercial, financial and industrial loans from 6.07% in 2015 to 6.71% in 2016 and (iii) an 81 basis points decrease in the average interest rate earned on consumer loans (excluding credit cards) from 25.30% in 2015 to 24.49% in 2016, resulting from the introduction of risk-based pricing where new originations corresponded to lower risk clients at reduced interest rates. Additionally, the 55 basis points increase in the average interest rate on interest-earning assets was further supported by (i) a 9 basis points increase in the average interest rate on loans and advances to credit institutions, (ii) a 28 basis points increase in the average interest rate on credit card loans from 23.60% in 2015 to 23.88%, where we continue to see a change in mix in the composition of our credit card loan portfolio, as we are seeing more customers who pay their outstanding balances in full therefore not contributing to interest income; and (iii) a 68 basis points increase in the average interest rate on debt instruments, from 3.86% in 2015 to 4.53% in 2016.

Average volume of commercial, financial and industrial loans increased by Ps.46,986 million, from Ps.310,388 million in 2015 to Ps.357,374 million in 2016. This increase was mainly comprised of an increase of (i) Ps.16,003 million in the average volume of loans to middle-market corporations, (ii) Ps.15,973 million in the average volume of loans to Global Corporate Banking clients, (iii) Ps.12,470 million, in the average volume of loans to Mexican governmental institutions, and (iv) Ps.5,412 million increase in the average volume of loans to SMEs. These increases in average volumes were partly affected by a Ps.2,962 million decrease in the average volume of the trading portfolio. The increase in SME average loan volume resulted from increased commercial activity together with more streamlined approval processes, tailored product offerings distributed through specialized branches attended by specialized executives, and increased volume of substitution loans to SMEs. Through our substitution of loans to SMEs, we continued to offer our existing SME clients with a good credit history the opportunity to substitute out of an existing loan that is close to maturity and into a new loan (which may be for an increased amount) to retain these SME clients with good credit histories. This special opportunity is only granted to SME clients meeting specific requirements, including more stringent credit scores and the use of at least three of our transactional products such as insurance, credit cards and payroll accounts. During 2016, our substitution of loans to SMEs accounted for approximately 14% of SME loans. Additionally, we maintained focus on product bundles that incentivize the sale of fee-based cash management products related to collections, payments and insurance. During 2016, in response to client preferences in the face of potential interest rate increases, we introduced products with fixed interest rate. Additionally, we continued developing effective commercial initiatives targeted to expand our SME client base towards larger SMEs. The increase in the average volume of loans to middle-market corporations resulted from our continued strong focus on client attraction and transactionality. Additionally, we continued promoting the agricultural and international businesses. Regarding the agricultural business, we have maintained strategic alliances with major brands in the segment that have allowed us to increase loan origination and attract new customers, while developing tailored products for each sector, considering their production cycles. In the international business, we have maintained a solid performance and a continued positive trend by advising companies in their foreign trade transactions and foreign direct investments. Additionally, the increase in average Global Corporate Banking segment loans, resulted mainly from stronger commercial focus on this segment. Finally, the increase in the average volume of loans to Mexican governmental institutions was mainly due to loans to the federal government, and certain states and financial entities where we seek to maintain reciprocity in transactional business and payroll, given that governmental institutions are one of the main sources of payroll accounts for the Group.

As mentioned before, the combination of increases to the reference rate enacted by Mexican Central Bank during 2016, stronger focus on returns on risk-weighted assets and risk-based pricing resulted in a 64 basis points increase in the average interest rate earned from loans to commercial, financial and industrial clients, from 6.07% in 2015 to 6.71% in 2016 and is broken down as follows: (i) average interest rate earned from loans to middle-market corporations increased by 64 basis points, from 6.07% in 2015 to 6.71% in 2016, (ii) average interest rate earned from loans to SMEs increased by 84 basis points, from 11.34% in 2015 to 12.18% in 2016, (iii) average interest rate earned from loans to the Global Corporate Banking segment increased by 65 basis points from 3.55% in 2015 to 4.20% in 2016, and (iv) average interest rate earned from loans to institutions increased by 93 basis points, from 4.83% in 2015 to 5.76% in 2016.

Interest income earned on our trading portfolio decreased by Ps.18 million, from Ps.369 million in 2015 to Ps.351 million in 2016, due to the combined effect of a decrease of Ps.2,962 million in the average balance of our trading portfolio, from Ps.11,846 million in 2015 to Ps.8,893 million in 2016, and an increase of 83 basis points in the average interest rate earned. The decrease in the average balance of this portfolio was due to a lower customer demand of repurchase agreements.

Interest income earned from debt instruments increased by Ps.2,636 million, from Ps.10,513 million in 2015 to Ps.13,149 million in 2016, or 25.1%, reflecting an increase of Ps.17,175 million in the average balance of the portfolio, from Ps.272,767 million in 2015 to Ps.289,942 million in 2016. The increase in interest income from debt instruments was mainly explained by the combined effect of: (i) a Ps.33,966 million decrease in the average volume of debt instruments administered by our Global Corporate Banking segment which was partly offset by a 68 basis points increase in the average interest rate earned on these instruments, and (ii) a Ps.51,141 million increase in the average balance of debt instruments administered by our Corporate Activities segment, from Ps.81,374 million in 2015 to Ps.132,514 million in 2016, together with a 65 basis points increase from 3.86% in 2015 to 4.51% in 2016 in the average interest rate earned, mainly due to the replacement of maturing debt instruments with higher interest rate instruments. The decrease in volume of debt instruments administered by the Global Corporate Banking segment was mainly due to a decrease in the position in federal government bonds, due to the Global Corporate Banking treasury’s change in strategy in the face of an increasing rate and foreign exchange scenario.

Average total interest-bearing liabilities in 2016 were Ps.893,128 million, a 9.5% or Ps.77,226 million increase from Ps.815,902 million in 2015. Interest expenses and similar charges increased by Ps.7,081 million, or 33.3%, from Ps.21,242 million in 2015 to Ps.28,323 million in 2016. The principal drivers of this increase were (i) an increase of Ps.1,975 million in interest expense on repurchase agreements, due primarily to an increase in the average balance of Ps.26,816 million, from Ps.63,803 million in 2015 to Ps.90,619 million in 2016, (ii) an increase of Ps.1,867 million in interest expense on demand deposits, due primarily to an increase in the average balance of Ps.71,318 million, from Ps.251,081 million in 2015 to Ps.322,399 million in 2016, mainly resulting campaigns targeting the SMEs and middle-market segments, together with products offered to middle- and high-income clients, (iii) an increase of Ps.1,741 million in interest expense on time deposits, due mainly to an increase in the average balance of Ps.15,173 million, (iv) an increase of Ps.732 million in interest expense on marketable debt securities and other financial liabilities, due primarily to an increase in the average balance of Ps.6,677 million, from Ps.51,021 million in 2015 to Ps.57,968 million in 2016, (v) an increase of Ps.608 million in interest expense on other liabilities, due primarily to a decrease in the average balance of Ps.13,561 million, from Ps.77,733 million in 2015 to Ps.64,172 million in 2016 which was offset by a 160 basis points increase in the average interest rate paid, (vi) an increase of Ps.214 million in interest expense on subordinated debentures, from Ps.1,259 million in 2015 to Ps.1,473 million in 2016, due to an increase of Ps.3,663 million in the average balance of subordinated debentures, and (vii) an increase of Ps.145 million in interest expense on deposits from Mexican Central Bank and credit institutions, due primarily to a decrease of Ps.32,857 million in the average balance, from Ps.195,739 million in 2015 to Ps.162,882 million in 2016 which was offset by a 70 basis points increase in the average interest rate paid. These increases were partially offset by a decrease of Ps.296 million in interest expense on hedging operations mainly due to the 19.5% depreciation of the peso against the U.S. dollar, which offsets the increase in interests paid on subordinated debt and foreign marketable debt securities, as these instruments are used to hedge the foreign exchange exposure of our senior and subordinated debt.

The positive effect of the increases in our average balance of and interest income earned on interest-earning assets, was partially offset by an increase in the average balance of our interest-bearing liabilities in 2016 compared to 2015 and an increase in the average interest rate on interest-earning assets in 2016 compared to 2015. The combined effect of an increase of 55 basis points in the average yield on our interest-earning assets together with an increase of 57 basis points in the cost of our interest-bearing liabilities resulted in a decrease in the net interest spread of 2 basis points. Net interest income increased by Ps.6,142 million, due mainly to the increase in the average volume of interest-earning assets of Ps.106,122 million with an average interest rate of 7.82%, whereas interest-bearing liabilities increased by Ps.77,226 million with an average cost of 3.17%. The average cost of interest-bearing liabilities increased from 2.60% to 3.17%, mainly because of the increases in reference rates enacted by the Mexican Central Bank during 2016 which resulted in higher interest paid on customer deposits and repurchase agreements, which offset the shift in the deposit base mix towards demand deposits. The interest rate paid on time deposits, which accounted for 20.3% of interest expense and similar charges, increased from 2.56% in 2015 to 3.35% in 2016, while the interest rate paid on demand deposits, which accounted for 17.9% of interest expense and similar charges, increased from 1.27% in 2015 to 1.57% in 2016. Additionally, the interest rate paid on customer deposits repurchase agreements, which accounted for 13.2% of interest expense and similar charges, increased from 2.89% in 2015 to 4.22% in 2016.

See Notes 33 and 34 of our audited financial statements.

Net Fee and Commission Income

Our net fee and commission income consists mainly of commissions charged to customers for credit and debit cards purchases, sales of insurance products, investment fund management fees, fees from collection and payment services and fees from financial advisory services.

Net fee and commission income in 2016 was Ps.13,940 million, a 2.3% or Ps.308 million increase from Ps.13,632 million in 2015. The following table presents a breakdown, by product, of our fee and commission income and expense in 2015 and 2016.

	For the Year Ended December 31,
		2015		2016	2015/2016
		(Millions of pesos)			(% Change)
Fee and commission income
Service charges on deposits accounts	Ps.	896	Ps.	951	6.14%
Credit and debit cards		4,687		5,369	14.55%
Insurance		4,104		4,272	4.09%
Collection and payment services		2,114		2,334	10.41%
Investment funds management		1,193		1486	24.56%
Foreign currency transactions		866		1,080	24.71%
Checks and others		257		253	(1.56%	)
Capital markets and securities activities		290		439	51.38%
Administration and custody		464		528	13.79%
Financial advisory services		1,373		1,222	(11.00%	)
Other fees and commissions		893		836	(6.38%	)
Total	Ps.	17,137	Ps.	18,770	9.53%
Fee and commission expense
Credit and debit cards	Ps.	(1,895)	Ps.	(2,894)	52.72%
Fund management		(25)		(4)	(84.00%	)
Checks and others		(23)		(26)	13.04%
Capital markets and securities activities		(102)		(135)	32.35%
Collections and transactional services		(123)		(158)	28.46%
Other fees and commissions		(1,337)		(1,597)	19.45%
Financial advisory services		—		(16)	100.00%
Total	Ps.	(3,505)	Ps.	(4,830)	37.80%
Net fee and commission income	Ps.	13,632	Ps.	13,940	2.26%

Fee and commission income was Ps.18,770 million in 2016, a 9.5% or Ps.1,633 million increase from Ps.17,137 million in 2015, mainly due to an increase in fees and commissions earned from: (i) credit and debit cards of Ps.682 million, or 14.6%, from Ps.4,687 million in 2015 to Ps.5,369 million in 2016, (ii) investment funds management of Ps.293 million, or 24.6%, from Ps.1,193 million in 2015 to Ps.1,486 million in 2016, (iii) collection and payment services of Ps.220 million, or 10.4%, from Ps.2,114 million in 2015 to Ps.2,334 million in 2016, (iv) foreign currency transactions of Ps.214 million, or 24.7%, from Ps.866 million in 2015 to Ps.1,080 million in 2016, (v) the sale of insurance products of Ps.168 million, or 4.1% and (vi) capital markets and securities activities of Ps.149 million, or 51.4%, from Ps.290 million in 2015 to Ps.439 million in 2016. These increases were partly offset by a Ps.151 million, or 11.0% decrease in fees and commissions earned from financial advisory services.

The increase in fees and commissions earned from credit and debit cards was mainly due to increased commercial activity, effective promotions and reward programs which resulted in higher credit card usage that led to an increase of Ps.7,369 million, or 16.0% in the average of outstanding credit and debit cards balances as of December 31, 2016. The increase in fees and commissions earned from investment funds management mainly resulted from better priced mix and the increases in interest rates from the Mexican Central Bank since December

2015. The increase in fees and commissions earned from collection and payment services and foreign currency transactions, resulted from our continued focus on being an integral part of our client’s liquidity management efforts, which led to increased transactional activity. Finally, the increase in fees and commissions earned from the sale of insurance mainly resulted from a 3.3% increase in insurance distribution premiums. This result was supported by the strengthening of our focus on pre-sale and post-sale service quality, a broader product offering through new life and damage insurance products and a solid performance of car insurance sales through our online platform for car insurance Autocompara.

Fee and commission expense was Ps.4,830 million in 2016, a 37.8% or Ps.1,325 million increase from Ps.3,505 million in 2015, mainly due to an increase in fees and commissions paid on credit and debit cards of Ps.999 million, or 52.7%, and an increase in other fees and commissions paid of Ps.260 million, or 19.5%, compared with 2015. The increase in fees and commissions paid on credit and debit cards mainly resulted from higher costs related to selling credit cards outside our existing customer pool, including telemarketing, as well as higher reward and issuance costs from the successful performance of the Santander-Aeromexico co-branded credit card. These fees were also impacted by peso depreciation, as some of the fees paid in connection with the credit and debit card business are dollarized. Going forward, we expect that the expenses related to the rewards under our Santander-Aeromexico credit card will tend to stabilize. The increase in other fees and commissions paid is mainly explained by an increase in fees paid to third-party branches and fees paid to NAFIN to participate in the guarantee programs for SMEs.

Net fees and commissions generated from credit and debit cards decreased by Ps.317 million, or 11.4%, from Ps.2,792 million in 2015 to Ps.2,475 million in 2016. The increase in net fees and commissions in 2016 resulted from the combined effect of an increase in the volume of credit and debit cards together with an increase in credit card issuance costs.

See Notes 36 and 37 of our audited financial statements.

Gains /(Losses) on Financial Assets and Liabilities (Net)

Our gains/(losses) on financial assets and liabilities consist mainly of gains and losses on financial instruments and derivatives. The following table shows a breakdown of our net gains/(losses) on financial assets and liabilities in 2015 and 2016.

	For the Year Ended December 31,
		2015		2016	2015/2016
		(Millions of pesos)			(% Change)
Interest rate products	Ps.	1,411	Ps.	(901)	(163.86%	)
Debt instruments		567		1,208	113.05%
Interest rate derivatives		844		(2,109)	(349.88%	)
Equity products		(581)		(190)	(67.30%	)
Equity securities		96		109	13.54%
Equity derivatives		(677)		(299)	(55.83%	)
Exchange rate products		1,769		4,961	180.44%
Foreign exchange securities		278		683	145.68%
Foreign exchange derivatives		1,491		4,278	186.92%
Other(1)		(95)		(110)	15.79%
Total	Ps.	2,504	Ps.	3,760	50.16%

________________________

(1)	Corresponds to commissions paid to brokers.

Gains on financial assets and liabilities (net) in 2016 were Ps.3,760 million, an increase of Ps.1,256 million from a gain of Ps.2,504 million in 2015, mainly due to the market making activities of our Global Corporate Banking segment with clients, where gains increased by Ps.1,622 million, or 153.0% in 2016 compared to 2015.

During 2016, the Mexican Central Bank made several increases to the interest rate benchmark funding to support the gradual recovery of the economy, as well as to maintain inflation rates near objective levels as the peso sharply depreciated because of falling oil prices and the potential risks of the US elections. The interest rate benchmark was increased by 250 basis points by the end of 2016.

Additionally, Mexico’s macroeconomic environment during 2016 slightly declined compared with 2015. However, the country risk, remained unchanged at levels of 232 basis points in 2016.

The peso depreciated 19.5% in 2016. As of December 31, 2015, the exchange rate for U.S. dollars was Ps.17.25 per U.S. dollar, and as of December 31, 2016, the exchange rate for U.S. dollars was Ps.20.62. During 2016, negative economic conditions and volatility in global financial markets, mainly due to the fall in oil and commodity prices, slow economic activity in emerging markets, the results of the 2016 U.S. presidential election and a “flight to quality” seen in global financial markets, generated greater volatility in the currency markets, which therefore led to currency depreciation.

In this context, the result in gains on financial assets and liabilities (net) was mainly due to the following:

(i) An increase in gains on exchange rate products of Ps.3,192 million, from a gain of Ps.1,769 million in 2015 to a gain of Ps.4,961 million in 2016. Results from foreign exchange derivatives increased by Ps.2,787 million, from a gain of Ps.1,491 million in 2015 to a gain of Ps.4,278 million in 2016 mainly due to increases of: (i) Ps.2,829 million in foreign exchange forwards, (ii) Ps.188 million in foreign exchange futures which offset a decrease of Ps.231 million in foreign exchange options. Gains in foreign exchange positions increased by Ps.405 million, from a gain of Ps.278 million in 2015 to a gain of Ps.683 million in 2016. These gains offset the Ps.3,107 million decrease in cross currency swaps registered in interest rate derivatives;

(ii) A decrease in gains on interest rate products of Ps.2,312 million, from a gain of Ps.1,411 million to a loss of Ps.901 million in 2016. Gains from debt instruments increased by Ps.641 million, from a gain of Ps.567 million in 2015 to a gain of Ps.1,208 million in 2016 mainly due to increases to the interest rate benchmark. Gains in interest rate derivatives decreased by Ps.2,953 million, from a gain of Ps.844 million in 2015 to a loss of Ps.2,109 million in 2016 mainly resulting from cross currency swaps; and

(iii) A loss in equity products of Ps.190 million in 2016, compared with a loss of Ps.581 million in 2015, resulted in an increase of Ps.391 million. The Ps.190 million loss in equity products was mainly explained by a loss of Ps.299 million on equity derivatives, against a loss of Ps.677 million in 2015, which was partly offset by a Ps.109 million gain in equity securities in 2016 which compared to a Ps.96 million gain in 2015. As a reference, the Mexican Stock Exchange Prices and Quotations Index (IPC Futures) quote was 42,977.50 at the end of December 2015 and 45,642.90 at the end of December 2016, representing an increase of 6.20%. None of our transactions in equity derivatives in 2015 or 2016 are related to proprietary trading.

See Note 38 of our audited financial statements.

Exchange Differences (Net)

Our expense from exchange differences arises from the effect that fluctuations in the value of the peso against other currencies have on our net foreign currency positions, which are mainly in U.S. dollars. Exchange differences (net) decreased Ps.4 million in 2016 compared to the Ps.17 million increase in 2015.

See Note 39 of our audited financial statements.

Other Operating Income (Net)

Other operating expense (net) increased by Ps.337 million, or 13.3%, from an expense of Ps.2,538 million in 2015 to a loss of Ps.2,875 million in 2016.

Other operating income increased by Ps.14 million, or 3.0%, from Ps.472 million in 2015 to Ps.486 million in 2016.

Other operating expenses increased by Ps.351 million, or 11.7%, from Ps.3,010 million in 2015 to Ps.3,361 million in 2016, mainly due to the increase of Ps.393 million, or 17.6%, in IPAB’s contributions, from Ps.2,238 million to Ps.2,631 million, due to the general increase in our funding sources, especially total customer deposits, which grew 20.8%.

See Note 40 of our audited financial statements.

Administrative Expenses

Our administrative expenses consist of personnel and other general expenses. Our personnel expenses consist mainly of salaries, social security contributions, bonuses and our long-term incentive plan for our executives. Our other general expenses mainly consist of: expenses related to technology and systems, administrative services, which are mainly services outsourced in the areas of information technology, taxes other than income tax, rental of properties and hardware, advertising and communication, surveillance and cash courier services and expenses related to maintenance, conservation and repair, among others.

Administrative expenses increased by Ps.1,875 million, or 9.0%, from Ps.20,780 million in 2015 to Ps.22,655 million in 2016, primarily due to increased expenses for personnel, administrative services, technology and systems, advertising and communication, maintenance, conservation and repair and taxes other than income tax.

The following table sets forth administrative expenses in 2015 and 2016, by type.

	For the Year Ended December 31,
		2015		2016	2015/2016
		(Millions of pesos)			(% Change)
Personnel expenses	Ps.	(10,625)	Ps.	(11,472)	7.97%
Other general expenses		(10,155)		(11,183)	10.12%
Administrative services		(502)		(926)	84.46%
Taxes other than income tax		(1,280)		(1,360)	6.25%
Surveillance and cash courier services		(611)		(699)	14.40%
Advertising and communication		(722)		(901)	24.79%
Maintenance, conservation and repair		(968)		(1,073)	10.85%
Rents		(1,836)		(1,839)	0.16%
Technology and systems		(2,334)		(2,555)	9.47%
Stationery and supplies		(212)		(197)	(7.08%	)
Insurance premiums		(70)		(82)	17.14%
Credit cards		(257)		(272)	5.84%
Travel costs		(298)		(215)	(27.85%	)
Operating costs		(445)		(490)	10.11%
Other		(620)		(574)	(7.42%	)
Total administrative expenses	Ps.	(20,780)	Ps.	(22,655)	9.02%

Our personnel expenses increased by Ps.847 million, or 8.0%, from Ps.10,625 million in 2015 to Ps.11,472 million in 2016, primarily because of a 1.9% period-over-period average headcount increase, together with an overall increase of 11.8% in bonuses, 6.4% in salaries and 7.6% in other personnel expenses. Other personnel expenses include personnel benefits such as medical expenses, social security and pension plans. The increase in average headcount was mainly in our Retail Banking segment and is related to the hiring of additional employees to accompany business growth.

The increase in personnel expenses resulted from an increase of Ps.593 million, or 6.4%, in retail banking, from Ps.9,280 million in 2015 to Ps.9,873 million in 2016, an increase of Ps.222 million, or 18.0%, in wholesale banking, from Ps.1,236 million in 2015 to Ps.1,458 million in 2016, and an increase of Ps.32 million or 29.4%, in corporate activities. The increase in retail banking was due to an increase of Ps.146 million in bonuses, from Ps.2,266 million in 2015 to Ps.2,412 million in 2016, an increase of Ps.303 million, or 6.4%, in salaries, from Ps.4,765 million in 2015 to Ps.5,068 million in 2016 and an increase of Ps.144 million in other personnel expenses, from Ps.2,249 million in 2015 to Ps.2,393 million in 2016. Additionally, personnel expenses in wholesale banking, increased due to an increase of Ps.141 million, or 63.8%, in bonuses paid and increases of Ps.33 million and Ps.48 million in salaries and other personnel expenses, respectively.

Other general expenses increased by Ps.1,028 million, or 10.1%, from Ps.10,155 million in 2015 to Ps.11,183 million in 2016, mainly due to an increase of Ps.424 million, in administrative expenses. In addition, expenses related to technology and services and maintenance, conservation and repair increased by Ps.221 million, or 9.5%, and by Ps.105 million, or 10.9%, respectively, mainly reflecting Santander México’s investment to strengthen business and drive innovation to better serve clients. Finally, advertising and communication increased by Ps.179 million, or 24.8% reflecting the increased investments to market the “Santander” brand at events such as Formula 1 in Mexico, Santander Plus client attraction and loyalty program and the co-branded Santander-Aeroméxico credit card.

See Notes 41 and 42 of our audited financial statements.

Impairment Losses on Financial Assets (Net)

Our impairment losses on loans and receivables increased by Ps.620 million, or 3.9%, from Ps.16,041 million in 2015 to Ps.16,661 million in 2016, mainly reflecting an increase in impairment losses of (i) Ps.629 million in our non-revolving consumer loan portfolio and (ii) Ps.620 million in our revolving consumer credit card loan portfolio. These increases were partly offset by decreases of (i) Ps.597 million in our commercial, financial and industrial loan portfolio, (ii) Ps.8 million in our mortgage portfolio and (iii) Ps.24 million on expenses paid to recovery agencies. The increase in impairment losses was mainly explained by significant business volume growth across all segments, primarily in the revolving consumer credit card loan portfolio and the non-revolving consumer loan portfolio, which increases our risk exposure; while impairment losses on our commercial, financial and industrial loan portfolio decreased as a result of the recognition of impairment losses in connection with our exposure to the Pemex suppliers and the three major homebuilders made in 2015.

See Note 12 our audited financial statements.

Non-performing loans totaled Ps.17,595 million as of December 31, 2016, a decrease of Ps.2,147 million, or 10.9%, as compared to Ps.19,742 million as of December 31, 2015, due to the decrease of non-performing loans in our commercial, financial and industrial loan portfolio of Ps.2,831 million, which was partly affected by increases in non-performing loans in our non-revolving consumer loan portfolio, our mortgage portfolio and our revolving consumer credit card loan portfolio of Ps.314 million, Ps.264 million and Ps.106 million, respectively. The ratio of our non-performing loans as a percentage of total loans, or NPL ratio, decreased from 3.56% as of December 31, 2015 to 2.93% as of December 31, 2016.

The non-performing loan ratio in our mortgage loan portfolio for 2016 stood at 5.12% down from 5.30% in 2015, caused mainly by the combined effect of a 4.1% increase in non-performing loans, which was offset by a 7.7% increase in total loans.

The decrease in non-performing loans in our commercial, financial and industrial loan portfolio was mainly due to charge-offs made in connection with our exposure to (i) the three principal Mexican companies in the home builder sector and (ii) our exposure to certain mid-market and corporate clients that experienced delays in project execution, resulting in the restructuring of the loans associated with those projects in 2015. These clients, including mostly Pemex suppliers, were within our Global Corporate Banking segment. Our total exposure to the three principal Mexican companies in the home builder sector stood at Ps.2,201 million, of which all was classified as non-performing loans, decreasing Ps.2,032 million from our exposure in 2015. This decrease is mainly explained by improvements relating to the home builders where we charged-off those loans related to projects with no value to be continued. These variations in non-performing loans in combination with significant loan growth resulted in a NPL ratio for our commercial, financial and industrial loan portfolio of 2.21% as of December 31, 2016, improving from the 3.47% reported as of December 31, 2015.

Finally, the increase in non-performing loans in our consumer loan portfolio together with significant growth of this portfolio resulted in a non-performing loan ratio of 3.94% as of December 31, 2016, which compares with the 3.84% reported as of December 31, 2015.

The following table shows the ratio of our impaired assets to total computable credit risk and our coverage ratio as of December 31, 2015 and 2016.

	As of December 31,
		2015(4)		2016
		(Millions of pesos, except percentages)
Computable credit risk(1)	Ps.	594,883	Ps.	661,586
Non-performing loans(4)		19,742		17,595
Loan charge-offs		14,425		20,045
Allowance for impairment losses(4)		18,749		17,883
Ratios
Non-performing loans to computable credit risk		3.32%		2.66%
Non-performing loans coverage ratio(2)		94.97%		101.64%
Loan charge-off coverage ratio(3)		2.42%		3.03%

________________________

(1)	Computable credit risk for the year ended December 31, 2016 is the sum of the face amounts of loans (including non-performing loans) amounting to Ps.599,528 million and guarantees and documentary credits amounting to Ps.62,065 million. When guarantees or documentary credits are contracted, we record them as off-balance sheet accounts. We present the off-balance sheet information to better demonstrate our total managed credit risk.

(2)	Allowance for impairment losses as a percentage of non-performing loans.

(3)	Loan charge-offs as percentage of computable credit risk.

(4)	See Notes 2.g.i and 2.h of our audited financial statements for more details on the classification of impaired loans and for more details on our change in accounting estimates regarding our refinements to impairment models, respectively, and for details on how the refinements to our impairment models impacted 2015 results.

The following table shows our non-performing loans by type of loan as of December 31, 2015 and 2016:

	As of December 31,
		2015	(1)		2016	2015/2016
		(Millions of pesos)				(% Change)
Commercial, financial and industrial	Ps.	9,673		Ps.	6,842	(29.27%	)
Mortgage		6,514			6,778	4.07%
Installment loans to individuals		3,555			3,975	11.81%
Revolving consumer credit card loans		1,846			1,952	5.74%
Non-revolving consumer loans		1,709			2,023	18.37%
Total	Ps.	19,742		Ps.	17,595	(10.87%	)

________________________

(1)	See Notes 2.g.1 and 2.h of our audited financial statements for more details.

Commercial, financial and industrial

Our impairment losses in our commercial, financial and industrial loans portfolio decreased by 11.0% to Ps.4,841 million in 2016 from Ps.5,438 million in 2015. The decrease is mainly the result of the significant growth in the middle market and SME loan portfolio, which was offset by lower impairment losses related to the home builders and Pemex suppliers’ portfolios, where the expected impairment loss decreased because of a lower level of outstanding non-performing loans which decreased driven by charge-offs in these portfolios.

Non-performing loans in our commercial, financial and industrial loan portfolio, which as of December 31, 2016 represented 38.9% of our total non-performing loans, decreased by Ps.2,831 million, or 29.3%, from December 31, 2015 to December 31, 2016, primarily due to charge-offs made during 2016 in connection with the three principal Mexican companies in the home builder sector and those certain loans that had to be restructured during 2014 following the delays in the execution of certain projects. Additionally, non-performing loans in the middle market and SME segments have remained stable and in line with portfolio growth. Our NPL ratio with respect to commercial, financial and industrial loans improved from 3.47% as of December 31, 2015 to 2.21% as of December 31, 2016.

Mortgage

Our impairment losses in our mortgage loans portfolio decreased by 2.7% or Ps.8 million in 2016, from Ps.300 million in 2015 to Ps.292 million in 2016. Meanwhile, non-performing loans in our mortgage loan portfolio, which as of December 31, 2016 represented 38.5% of our total non-performing loans, increased by Ps.264 million, or 4.1%, from December 31, 2015 to December 31, 2016, resulting in a non-performing loan ratio of 5.12%, as compared to 5.30% in 2015. With respect to the acquisition of ING Hipotecaria’s mortgage business, it did not negatively impact our level of non-performing loans as the NPL ratio of the portfolio has stabilized.

Installment loans to individuals

Our impairment losses in our installment loans to individuals portfolio increased by Ps.1,249 million, or 13.2% to Ps.10,728 million in 2015 from Ps.9,479 million in 2015. This increase in impairment losses was mainly due to significant loan growth, especially in payroll loans and revolving credit cards.

Non-performing loans in installment loans to individuals portfolio, which as of December 31, 2016 represented 22.6% of our total non-performing loans, increased Ps.420 million, or 11.8%, from December 31, 2015 to December 31, 2016. This increase was due to an increase of non-performing loans in our revolving credit card loan portfolio of Ps.106 million and an increase in the non-performing loans in our non-revolving consumer loan portfolio of Ps.314 million.

Our NPL ratio with respect to our installment loans to individuals portfolio in the revolving credit card loan portfolio improved from 3.86% as of December 31, 2015 to 3.79% as of December 31, 2016, due to higher loan growth resulting from increased consumer demand and our commercial efforts to incentivize the use of our credit cards.

Our NPL ratio with respect to our installment loans to individuals portfolio in the non-revolving consumer loan portfolio increased from 3.82% as of December 31, 2015 to 4.10% as of December 31, 2016, driven by higher loan growth resulting from increased focus on payroll loans, many of which were originated in 2015 and matured in 2016.

Non-performing loan coverage ratio

The following table shows our non-performing loan coverage ratio by type of loan as of December 31, 2015 and 2016:

	As of December 31,
	2015	2016
	(Millions of pesos)
Commercial, financial and industrial	82.12%	94.46%
Mortgage	39.28%	36.07%
Installment loans to individuals	232.01%	225.79%
Revolving consumer credit card loans	243.12%	253.18%
Non-revolving consumer loans	220.01%	199.36%
Total	94.97%	101.64%

The non-performing loan coverage ratio increased from 94.97% to 101.64%, mainly reflecting improvements in the commercial, financial and industrial and the revolving consumer credit card portfolios.

The non-performing loan coverage ratio of our commercial loan portfolio increased from 82.12% in 2015 to 94.46% in 2016, mainly driven by a decrease in the non-performing loans portfolio which resulted from charge-offs made in 2016 in connection with our exposure to home builders and Pemex suppliers.

With respect to our installment loans to individuals portfolio, the non-performing loan coverage ratio for the non-revolving consumer loans declined from 220.01% in 2015 to 199.36% in 2016. Meanwhile, the non-performing loan coverage ratio for the revolving consumer credit card loans increased from 243.12% to 253.18%.

Finally, regarding our mortgage loan portfolio, the non-performing loan coverage ratio stood at 36.07%, reflecting the combined effect of a 2.7% decrease in allowances for impairment losses and a 4.1% increase in impaired assets.

Provisions (Net)

Our provisions (net) consist mainly of provisions for pensions and other retirement obligations, provisions for off-balance sheet risk, provisions for legal and tax matters and provisions for other matters. Off-balance sheet risks include undrawn lines of credit of credit cards, guarantees and loan commitments of commercial and public-sector loans and guarantees and loan commitments of commercial loans to SMEs.

Provisions (net) in 2016 registered a net loss of Ps.881 million, which compares to a net gain of Ps.258 million in 2015. This variation to provisions mainly resulted from higher provisions for legal and tax contingencies and higher requirements for provisions for other matters, while off-balance sheet risk provisions were affected by significant releases during 2015 as a consequence of the refinements made to our impairment models which resulted in the reduction of the probability of use of undrawn credit lines.

See Note 24 of our audited financial statements.

Income Tax

Income tax in 2016 was Ps.5,351 million, a Ps.1,047 million or 24.3% increase from Ps.4,304 million in 2015. Our effective tax rates in 2015 and 2016 were 23.43% and 24.45%, respectively. Our effective tax rate increased 102 basis points in 2016 compared to 2015. The variation in income tax paid is primarily explained by the increase in income before taxes in 2016 as compared to 2015. The permanent items in both periods remained stable.

See Notes 26 and 26.b of our audited financial statements.

Results of Operations by Segment for the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

The following table presents an overview of certain consolidated income statement data for each of our segments in 2015 and 2016.

	Retail Banking(1)				Global Corporate Banking(2)				Corporate Activities(3)
	For the Year Ended December 31,
	2015		2016		2015		2016		2015		2016
	(Millions of pesos)
Net interest income	Ps.	37,514	Ps.	42,277	Ps.	4,060	Ps.	4,899	Ps.	1,414	Ps.	1,954
Dividend income		—		—		24		--		80		94
Fee and commission income (expense) (net)		11,839		12,211		1,786		1,749		7		(20)
Gains/(losses) on financial assets and liabilities and exchange differences (net)		866		721		1,060		2,682		584		359
Other operating income (expenses) (net)		(2,101)		(2,104)		(466)		(649)		29		(122)
Total income	Ps.	48,118	Ps.	53,105	Ps.	6,464	Ps.	8,681	Ps.	2,114	Ps.	2,265
Administrative expenses		(18,647)		(19,955)		(1,956)		(2,440)		(177)		(260)
Depreciation and amortization		(1,759)		(1,890)		(94)		(158)		(10)		(10)
Impairment losses on loans and receivables (net)		(15,081)		(15,955)		(960)		(706)		—		—
Impairment losses on other assets (net)		—		—		—		—		—		—
Provisions (net)		265		(75)		—		(29)		(7)		(777)
Gain/(losses) on disposal of assets not classified as non-current assets held for sale		—		—		—		—		7		20
Gain/(losses) on disposal of non-current assets held for sale not classified as discontinued operations		—		—		—		—		91		71
Operating profit before tax	Ps.	12,896	Ps.	15,230	Ps.	3,454	Ps.	5,348	Ps.	2,018	Ps.	1,309

________________________

(1)	The Retail Banking segment encompasses the entire commercial banking and asset management business. Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market corporations and government institutions.

(2)	The Global Corporate Banking segment reflects the returns on the corporate banking business, including managed treasury departments and the equities business. Our Global Corporate Banking segment provides comprehensive products and services relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others.

(3)	The Corporate Activities segment is comprised of all operational and administrative activities that are not assigned to a specific segment or product mentioned above. The Corporate Activities segment includes the financial management division, which manages structural financial risks arising from our commercial activities, mainly liquidity risk and interest rate risk, provides short- and long-term funding for our lending activities and calculates and controls transfer prices for loans and deposits in local and foreign currencies. The financial management division also oversees the use of our resources in compliance with internal and regulatory limits regarding liquidity and regulatory capital requirements.

The following table presents an overview of certain consolidated balance sheet data for each of our segments as of December 31, 2015 and 2016.

	Retail Banking				Global Corporate Banking				Corporate Activities
	As of December 31,
	2015		2016		2015		2016		2015		2016
	(Millions of pesos)
Cash and balances with the Mexican Central Bank	Ps.	50,063	Ps.	48,049	Ps.	8,424	Ps.	29,891	Ps.	1,301	Ps.	723
Financial assets held for trading		—		—		326,118		342,195		754		387
Other financial assets at fair value through profit or loss		—		—		28,437		42,340		—		—
Available-for-sale financial assets		—		—		—		—		113,873		154,644
Loans and receivables		414,702		460,891		159,911		172,751		24,099		41,856
Hedging derivatives		—		0		—		—		12,121		15,003
Non-current assets held for sale		13		990		1		117		1,087		—
Tangible assets		4,667		4,789		787		808		93		95
Intangible assets		2,751		3,573		392		464		1,734		1,735
Tax assets		—		—		—		—		18,659		23,301
Other assets		1,203		1,297		28		30		4,616		5,008
Total assets	Ps.	473,399	Ps.	519,589	Ps.	524,098	Ps.	588,596		Ps. 178, 337	Ps.	242,752
Financial liabilities held for trading	Ps.	—	Ps.	—	Ps.	172,573	Ps.	266,829	Ps.	—	Ps.	—
Other financial liabilities at fair value through profit or loss		6,400		7,603		126,864		128,186		75,077		1,071
Financial liabilities at amortized cost		394,518		463,861		113,881		168,297		150,810		173,933
Hedging derivatives		—		—		—		—		9,568		14,287
Provisions(1)		952		874		267		282		5,361		6,046
Tax liabilities		—		—		—		—		643		44
Other liabilities		2,561		3,287		419		537		8,182		10,572
Total liabilities	Ps.	404,431	Ps.	475,625	Ps.	414,004	Ps.	564,131	Ps.	249,641	Ps.	205,953
Total equity	Ps.	57,928	Ps.	60,238	Ps.	19,233	Ps.	27,208	Ps.	30,597	Ps.	17,782
Total liabilities and equity	Ps.	462,359	Ps.	535,863	Ps.	433,237	Ps.	591,339	Ps.	280,238	Ps.	223,735

________________________

(1)	Principally includes provisions for off-balance sheet risk and provisions for tax and legal matters.

Retail Banking Segment

Our Retail Banking segment’s activities include products and services for individuals, private banking clients, SMEs, middle-market corporations and government institutions. We provide commercial banking services to individual customers of all income levels, and offer a wide range of products and services to our individual customers, including demand and term deposits, credit and debit cards, mortgages, and payroll and personal loans. Our Retail Banking segment also serves the middle market and local corporates that are not within the global corporate customers served by our Global Corporate Banking segment. We offer SMEs a variety of services and products including commercial loans, transactional collections and payment services, insurance, hedging and foreign trade services.

Operating profit before taxes attributable to the Retail Banking segment in 2016 was Ps.15,230 million, a 18.1% or Ps.2,334 million increase from Ps.12,896 million in 2015. This increase was mainly due to:

•	a 12.7% or Ps.4,763 million increase in net interest income, mainly due to an increase of Ps.51,580 million, or 15.0% in the average balance of the loan portfolio excluding credit cards and an increase of Ps.5,383 million, or 12.3% in the average balance of the credit card loan portfolio, both resulting from the organic growth of the portfolio, which was further supported by increases of 29 basis points and 28 basis points, respectively, in the average interest rate of these portfolios, resulting mainly from the increases in reference rates enacted by the Mexican Central Bank during 2016 and our strong focus on returns on risk-weighted assets. At the same time, the increase in the average interest rate of our credit card loan portfolio was partly affected by a change in the mix in the composition of such portfolio, with a greater percentage of customers paying their outstanding balances in full, therefore not contributing to interest income; and

•	a 3.1% or Ps.372 million increase in net fees and commissions income, from Ps.11,839 million in 2015 to Ps.12,211 million in 2016, due mainly to an increase in fees and commissions earned from fund management, foreign exchange, insurance products and collection and payment services, partially offset by a decrease in net credit and debit card fees.

These positive effects were partially offset by:

•	a 7.0% or Ps.1,308 million increase in administrative expenses, from Ps.18,647 million in 2015 to Ps.19,955 million in 2016, mainly due to increases in headcount, bonuses and salaries, which resulted in higher personnel expenses as well as higher administrative expense, technology and systems and advertising and communication expenses. Personnel expenses increased Ps.593 million, or 6.4%, resulting from an increase of Ps.449 million, or 6.4%, in salaries and bonuses and an increase of Ps.144 million, or 6.4%, in other personnel expenses, while administrative expenses, technology and systems and advertising and communication expenses increased Ps.250 million, or 67.9%, Ps.169 million, or 8.1%, Ps.168 million, or 23.9%, respectively mainly reflecting the execution of our strategic initiatives to continue supporting business growth, client service and innovation;

•	a 5.8% or Ps.874 million increase in impairment losses on loans and receivables, reflecting mainly an increases in impairment losses of Ps.629 million and Ps.620 million in our consumer and credit card loan portfolios, respectively. Increases which were partially offset by decreases in impairment losses of Ps.343 million in our commercial loan portfolio, Ps.8 million in our mortgage portfolio and Ps.24 million in loan collection and recovery expenses; and

•	a 16.7% or Ps.145 million decrease in gains/(losses) on financial assets and liabilities and exchange differences, from a gain of Ps.866 million in 2015 to a gain of Ps.721 million in 2016, primarily due to losses on derivatives and structured notes that were affected by negative economic conditions and volatility in global financial markets.

Global Corporate Banking Segment

Our Global Corporate Banking segment provides comprehensive products and services, including corporate banking, global transactional banking and investment banking services, relating to finance, guarantees, mergers and acquisitions, equity and fixed income, structured finance, international trade finance, cash management services, collection services and e-banking, including structured loans, syndicated loans, acquisition financing and financing of investment plans, among others, to our Global Corporate Banking segment customers. This segment also includes our proprietary trading operations.

Operating profit before taxes attributable to the Global Corporate Banking segment in 2016 was Ps.5,348 million, representing a Ps.1,894 million, or 54.8% increase from Ps.3,454 million in 2015. This increase was mainly due to:

•	a Ps.1,622 million increase in gains/(losses) on financial assets and liabilities and exchange differences, from a gain of Ps.1,060 million in 2015 to a gain of Ps.2,682 million in 2016, primarily due to an increase of Ps.1,290 million in market making, resulting from higher client activity;

•	a 20.7% or Ps.839 million increase in net interest income, mainly due to an increase of Ps.1,288 million in interest income from loans and advances to customers. The increase in interest income from loans and advances to customers resulted from a Ps.13,010 million, or 11.0% increase in the average portfolio of loans and advances to customers, combined with a 63 basis points increase in the average interest rate, which was partly offset by a 17 basis points decrease in the spread. The 63 basis points increase in the average interest rate earned from loans and advances to corporate customers, mainly resulted from the combination of increases to the reference rate enacted by Mexican Central Bank during 2016 and stronger focus on returns on risk weighted-assets; and

•	a 26.5% or Ps.254 million decrease in net impairment losses on financial assets, from Ps.960 million in 2015 to Ps.706 million in 2016. This decrease mainly resulted from lower impairment losses related to the home builders and Pemex suppliers’ portfolios, where the previous year had registered additional provision requirements as the expected loss had increased, however, during 2016 the expected loss decreased a no further provisioning was required.

These positive results were partially offset by:

•	a 24.7% or Ps.484 million increase in administrative expenses, from Ps.1,956 million in 2015 to Ps.2,440 million in 2016, mainly due to increases in bonuses and salaries, as well as higher administrative expenses and technology and systems expenses. Personnel expenses increased Ps.222 million, or 18.0%, resulting from an increase of Ps.174 million, or 27.0%, in salaries and bonuses and an increase of Ps.48 million, or 8.0%, in other personnel expenses, while administrative expenses and technology and systems increased Ps.140 million and Ps.51 million, respectively;

•	a 39.3% or Ps.183 million decrease in other operating income which mainly resulted from higher contributions to the IPAB, resulting from an increase in customer deposits; and

•	a 2.1% or Ps.37 million decrease in net fees and commissions income, from Ps.1,786 million in 2015 to Ps.1,749 million in 2016, mainly due to a decrease in net fees and commissions from financial advisory which offset increases in net fees and commissions from capital markets and securities activities.

Corporate Activities Segment

Our Corporate Activities segment is comprised of all operational and administrative activities that are not assigned to a specific segment or product mentioned above. The Corporate Activities segment includes the financial management division, which manages structural financial risks that arise from our commercial activities, mainly liquidity risk and interest rate risk, provides short- and long-term funding for our lending activities and calculates and controls transfer prices for loans and deposits in local and foreign currencies. The financial management division also oversees the use of our resources in compliance with internal and regulatory limits regarding liquidity and regulatory capital requirements.

Through the assignment of a transfer price to each loan or deposit, interest income is divided between our operating segments (Retail Banking and Global Corporate Banking) and the Corporate Activities segment as follows:

•	the difference between the interest rate charged to customers for the loans granted by our operating segments and the transfer price assigned to these loans is assigned as interest income to the respective operating segment;

•	the difference between the interest rate paid to customers for the deposits received by our operating segments and the transfer price assigned to these deposits is assigned as interest income to the respective operating segment; and

•	finally, the difference between the transfer price charged to the loans and the transfer price paid for the deposits is assigned to Corporate Activities as net interest income.

The financial management division determines transfer prices based on interest rates currently prevailing in the market for different durations, which are estimated from the yield of the most representative and liquid short-and medium-term corporate, government and Mexican Central Bank debt securities, and from the Mexican Central Bank’s reference interest rates for long-term securities.

The ALCO manages the risks associated with financial margin and net worth of the banking book, as well as liquidity risk for the entire balance sheet. We hedge the interest rate risk of the balance sheet using strategies that can address specific operations or modify the risk profile as a whole. In recent years, the ALCO portfolio was comprised of fixed rate positions, mainly Mexican sovereign bonds, in addition to fixed rate swaps, to protect the interest rate margin against a lower interest rate environment. As the scenario changed to short-term interest rates increases, we have reduced the volume of activity in the ALCO portfolio, leaving existing positions to mature at their stated maturity.

Operating profit before taxes attributed to Corporate Activities in 2016 was a gain of Ps.1,309 million, a Ps.709 million, or 35.1% decrease from a gain of Ps.2,018 million in 2015. This decrease in operating profit before taxes was mainly due to a Ps.770 million decrease in provisions (net), from a gain of Ps.7 million in 2015 to a loss of Ps.777 million in 2016, mainly due to higher provisions for legal and fiscal contingencies. This negative result was partly offset by a Ps.540 million, or 38.2%, increase in net interest income from Ps.1,414 million in 2015 to Ps.1,954 million in 2016 which mainly resulted from interest rates hikes in the short-term.

Liquidity and Capital Resources

Our control and management functions involve planning our funding requirements, structuring the sources of financing to achieve optimal diversification in terms of maturities, instruments and markets and setting forth contingency plans.

Overall, we have a strong liquidity position with total loans, net of allowance for impairment losses, as a percentage of our deposits, representing as of June 30, 2017 and December 31, 2016 approximately 75.9% and 73.1% of our total deposits, 94.1% and 88.7% of our customer deposits and 100.7% and 107.0% of our demand and time deposits, respectively. We constantly review our liquidity position and the forecasted growth of our business lines relative to our loan/deposit ratio.

Banco Santander Parent and its subsidiaries follow a global model in which each unit is responsible for its own capital and funding. We are autonomous in the management of our liquidity and capital needs, with no structural support from GFSM or any other unit of the Group or Banco Santander Parent.

Pursuant to the Mexican Capitalization Requirements, we may be restricted from paying dividends to GFSM if we do not meet our required regulatory capital ratios, do not have sufficient retained earnings or do not maintain legal reserves at required levels. Payment of dividends, distributions and advances by our subsidiaries will be contingent upon our subsidiaries’ earnings and business considerations and is or may be limited by legal, regulatory and contractual restrictions. Additionally, our right to receive any assets of any of our subsidiaries as an equity holder of such subsidiaries, upon their liquidation or reorganization, will be effectively subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

For information about our use of financial instruments for hedging purposes, see Note 13 of our audited financial statements and “Item 11. Quantitative and Qualitative Disclosures About Market Risk—Market Risk” of GFSM’s annual report on Form 20-F.

Risk-Weighted Assets and Regulatory Capital

Pursuant to Mexican Capitalization Requirements, we are required to maintain specified levels of net capital on an unconsolidated basis as a percentage of risk-weighted assets, including credit, market and operational risks. The minimum Capital Ratio currently required by the Mexican Capitalization Requirements in order not to be required to cancel interest payments or principal payments (including the forced conversion of certain securities into shares) is 10.5%. As of June 30, 2017 and December 31, 2016, our Capital Ratio was 16.17% and 15.74%, respectively.

The table below presents our risk-weighted assets and Capital Ratios as of December 31, 2015 and 2016 and June 30, 2017, calculated in accordance with Mexican Banking GAAP:

	Mexican Banking GAAP
	As of December 31,
	2015		2016		2017
	(unaudited)
	(Thousands of pesos, except percentages)
Capital:
Perpetual subordinated non-preferred contingent convertible additional Tier 1 capital notes (AT1)	Ps.	80,327,825	Ps.	71,487,285	Ps.	78,263,455
Tier 1		80,327,825		81,784,659		87,281,615
Tier 2		23,311,400		27,453,243		24,020,928
Total capital		103,639,225		109,237,902		111,302,543
Risk-Weighted Assets:
Credit risk		487,439,953		546,227,285		533,989,522
Market risk		112,427,480		108,027,290		117,006,194
Operational risk		64,255,011		39,609,492		37,156,125
Total risk-weighted assets		664,122,444		693,864,067		688,151,841
Required Regulatory Capital:
Credit risk		38,995,196		43,698,183		42,719,162
Market risk		8,994,198		8,642,183		9,360,496
Operational risk		5,140,401		3,168,759		2,972,490
Total risk-weighted assets	Ps.	53,129,795	Ps.	55,509,125	Ps.	55,052,148
Capital Ratios (credit, market & operational risk)(*):
CET 1 capital to risk-weighted assets		12.10%		10.30%		11.37%
Tier 1 capital to risk-weighted assets		12.10%		11.79%		12.68%
Tier 2 capital to risk-weighted assets		3.51%		3.95%		3.49%
Total capital to risk-weighted assets(1)(2)		15.61%		15.74%		16.17%

________________________

(*)	The capital ratios included in this table are in accordance to the data published by the CNBV.

(1)	Our Capitalization Index as of December 31, 2016 increased 13 basis points from 15.61% as of December 31, 2015 to 15.74% on December 31, 2016, mainly due to a 38% decrease (Ps.1,971 million) in regulatory capital required for operational risk of 4% (Ps.352 million) in regulatory capital required for market risk and increases of 12.1% (Ps.4,707 million) in regulatory capital required for credit risk and 5.40% (Ps.5.599 billion) in total capital. The decrease in AT1 for 2016 is explained by the issuance of U.S.$500 million Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes for the “Non-Core Basic Capital Instruments” on December 29, 2016.

(2)	Our Capitalization Index as of June 30, 2017 increased 43 basis points from 15.74% as of December 31, 2016 to 16.17% on June 30, 2017, mainly due to an 8% increase (Ps.718 million) in regulatory capital required for market risk and decreases of 6% (Ps.196 million) in regulatory capital required for operational risk and 2% (Ps.979 million) in regulatory capital required for credit risk.

The Mexican government has stated that the country will be an early adopter of the Basel III international rules, which will require full implementation by 2019. Basel III is a capital and liquidity reform package for internationally active banking organizations around the world that includes, among other things, the definition of capital, capital requirements, the treatment of counterparty risk, the leverage ratio and the global liquidity standard. On November 28, 2012, the CNBV published changes to the regulations under Basel III standards in Mexico, which resulted in changes to Mexican regulations that affected regulatory capital requirements. The new regulations are applicable to Mexican banks as of January 1, 2013, and require banks to hold a minimum of 4.5% of CET1, and 6% of Tier 1 capital of RWA. In addition, a mandatory capital conservation buffer of 2.5% of RWA is also required, resulting in a 10.5% minimum total capital (including the capital conservation buffer), plus a systemically important bank supplement of the percentage determined by the CNBV, within a four year period ending in 2019, and a countercyclical capital supplement. Due to our classification as Grade III on April 29, 2016, a supplementary capital conservation percentage of 1.20% was imposed on us applicable as of December 2016 at a rate of 0.30% per year. We were already in compliance with the corresponding regulation as of December 31, 2016.

In addition, and in accordance with the regulatory requirement by the CNBV published on June 22, 2016, banking institutions must publish their leverage ratios beginning in September 2016 (and include quarters beginning with December 2015) in the case of systemically important banks. Our leverage ratio as of June 30, 2017 was 7.50%, as of March 31, 2017 was 7.04%, as of December 31, 2016 was 6.35%, as of November 30, 2016, was 7.04%, as of October 31, 2016 was 7.82%, as of September 30, 2016 was 7.72%, as of June 30, 2016 was 7.43%, as of March 31, 2016 was 7.33%, and as of December 31, 2015 was 7.24%.

This ratio is calculated as Tier 1 capital divided by leverage exposure.

Liquidity Management

Liquidity management seeks to ensure that, even under adverse conditions, we have access to funds necessary to cover client needs, maturing liabilities and working capital requirements. Liquidity risk arises in the general funding of our financing, trading and investment activities. It includes the risk of unexpected increases in the cost of funding the portfolio of assets at appropriate maturities and rates, the risk of being unable to liquidate a position in a timely manner at a reasonable price and the risk that we are required to repay liabilities earlier than anticipated.

Our general policy is to maintain adequate liquidity to ensure our ability to honor withdrawals of deposits in amounts and at times consistent with historical data, make repayment of other liabilities at maturity, extend loans and meet our own working capital needs in compliance with the applicable internal and regulatory reserve requirements and liquidity coefficients in all material respects. See “Item 4. Information on the Company—B. Business Overview—Supervision and Regulation—Classification of Loans and Allowance for Impairment Losses—Liquidity Requirements for Foreign Currency-Denominated Liabilities” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk—Liquidity Risk” of GFSM’s annual report on Form 20-F.

Additionally, the Basel III framework has implemented a liquidity coverage ratio, or LCR, and is considering the definition of a Net Stable Funding Ratio, or NSFR. The LCR requires banks to maintain sufficient high-quality liquid assets to cover the net cash outflows that could be encountered under a stress scenario during a one-month period. The NSFR establishes a minimum amount of stable funding a bank will be required to maintain based on the liquidity of our assets and activities over a one-year period.

As part of our liquidity management model, in recent years we have been managing the implementation, monitoring and early compliance with the new liquidity requirements set by international financial legislation.

On December 31, 2014, the CNBV and the Mexican Central Bank published in the Official Gazette of the Federation the General Liquidity Requirements, which entered into effect on January 1, 2015.

On June 22, 2016, the CNBV published in the Official Gazette of the Federation a resolution amending the methodology to calculate the leverage percentage of financial institutions. Such resolution entered into effect on September 1, 2016. We are currently in compliance with these requirements.

We have three principal sources of short-term peso funding: (i) demand deposits, comprised by interest-bearing and non-interest-bearing demand deposits, (ii) time deposits, which include short-term promissory notes with interest payable at maturity (pagarés bancarios), fixed-term deposits and foreign currency time deposits and (iii) repurchase agreements.

The following table shows the composition of our short-term funding described above:

	As of December 31,
	2015		2016		2017
	(Millions of pesos)
Demand deposits:
Interest-bearing deposits	Ps.	215,028	Ps.	246,101	Ps.	255,717
Non-interest-bearing deposits		132,725		157,222		169,144
Subtotal	Ps.	347,753	Ps.	403,323	Ps.	424,861
Time deposits:
Notes with interest payable at maturity	Ps.	109,827	Ps.	124,375	Ps.	135,474
Fixed-term deposits		874		5,454		6,541
Foreign currency time deposits		10,943		10,579		11,078
Subtotal	Ps.	121,644	Ps.	140,408	Ps.	153,093
Repurchase agreements		49,595		83,891		90,301
Accrued interest(1)		155		578		717
Other deposits		24,652		27,696		23,028
Total customer deposits	Ps.	543,799	Ps.	655,896	Ps.	692,000
Deposits from the Mexican Central Bank and credit institutions(2)		199,833		139,956		161,082
Total deposits(3)	Ps.	743,632	Ps.	795,852	Ps.	853,082

________________________

(1)	Mainly from time deposits.

(2)	Includes Ps.145,484 million, Ps.40,634 and Ps.58,364 million of repurchase agreements with the Mexican Central Bank and with credit institutions as of December 31, 2015 and 2016 and June 30, 2017, respectively.

(3)	As of December 31, 2015, we had deposits of Ps.543,799 million from customers, Ps.54,674 million from credit institutions and Ps.145,159 million from the Mexican Central Bank. As of December 31, 2016, we had deposits of Ps.655,896 million from customers, Ps.124,477 million from credit institutions and Ps.15,479 million from the Mexican Central Bank. As of June 30, 2017, we had deposits of Ps.692,000 million from customers, Ps.103,581 million from credit institutions and Ps.57,501 million from the Mexican Central Bank. See “Selected Statistical Information—Liabilities—Deposits.”

Demand deposits are our most important funding source and are also less expensive relative to other sources of funding. Our funding strategy focuses on increasing the source of low-cost funding through new banking products and commercial campaigns oriented to grow the volume of demand deposits from our existing customers and expand our customer base. Consistent with our funding strategy, we were able increase our non-interest-bearing demand deposits by approximately 18.4%, from Ps.132,725 million at December 31, 2015 to Ps.157,222 million at December 31, 2016 as a result of tailored marketing efforts based on the extensive knowledge of our customers that we have developed using information technology and leveraged using CRM strategies.

Short-term promissory notes with interest payable at maturity (pagarés bancarios) are generally issued to meet short-term funding needs and are generally issued with maturities ranging from one to 364 days.

Repurchase agreements are another important instrument in Mexico’s money market as they provide short-term investments to banking customers, mainly with Mexican government-issued paper and to a lesser extent securities issued by other Mexican banks and corporations. We have used repurchase agreements to achieve cost efficiencies and as an additional source of short-term funding.

The following tables show our short-term borrowings that we sold under repurchase agreements for funding our operations as well as short positions from financial liabilities arising out of the outright sale of financial assets acquired under repurchase agreements. Short-term borrowings at year-end from 2015 to 2016 and during the first half of 2017 remained stable. See “Selected Statistical Information—Liabilities—Short-term Borrowings.”

	IFRS for the year ended December 31,						IFRS for the six months ended June 30,
	2015			2016			2017
	Amount		Average rate	Amount		Average rate	Amount		Average rate
	(Millions of pesos, except percentages)
Short-Term Borrowings
Repurchase agreements:
At December 31	Ps.	195,079	3.16%	Ps.	124,525	5.45%	Ps.	75,293	6.80%
Average during year		199,040	2.96		190,943	4.11		167,669	6.30
Maximum month-end balance		256,412	3.12		249,866	5.45		199,054	6.80
Short positions:
At December 31(1)	Ps.	30,071	3.27	Ps.	40,613	5.32	Ps.	19,259	7.06
Average during year		47,880	3.04		49,259	3.92		21,701	6.78
Maximum month-end balance		95,081	3.16		78,075	5.32		28,137	7.06
Total short-term borrowings at year end	Ps.	225,150	3.22%	Ps.	165,138	5.39%	Ps.	94,552	6.93%

________________________

(1)	This amount forms part of the outstanding balance of “Short positions” in our consolidated balance sheet. See Note 9.b of our audited financial statements.

In the future, we expect to continue using the funding sources described above in accordance with their availability, their cost, and our asset and liability management needs. The short-term nature of these funding sources, however, increases our liquidity risk and could cause liquidity problems for us in the future if deposits are not made in the volumes we expect or are not renewed. For example, we are aware of the risk that a substantial number of our depositors may withdraw their demand deposits or not roll over their time deposits upon maturity; however, we believe we can respond to a liquidity problem by increasing the interest rates we pay on time deposits, altering our mix of funding sources and by liquidating our short-term assets. We review our pricing policy daily and we believe we can reflect our cost of funding in the pricing of loans effectively, reducing the impact on net income.

We also have access to short- and long-term funding through the issuance of unsecured bonds (certificados bursátiles bancarios), time deposits (certificados de depósito bancario de dinero a plazo), promissory notes with interest payable at maturity (pagarés con rendimiento liquidable al vencimiento) and international funding through U.S. dollar-denominated issuances with longer maturities. As of June 30, 2017, the balance of our debt securities outstanding totaled Ps.111,682 million. See “—Debt Securities Outstanding.”

The cost of our peso-denominated funding has not been affected by the downgrades of Spain’s sovereign debt, Banco Santander Parent’s debt and our related downgrades. For debt financing, we rely in part on local, peso-denominated issuances, and we continue to be rated, Aaa.mx and AAA(mex) by Moody’s and Fitch Ratings, respectively, with respect to our local peso-denominated long-term debt, with equivalent ratings for our local peso-denominated short-term debt.

We do not rely in any material respect on funding from our parent company, Banco Santander Parent, and Banco Santander Parent does not rely in any material respect on funding from us. As such, the elimination of funding to us from Banco Santander Parent or any deterioration of Banco Santander Parent’s financial condition or increase in its funding costs would not have an impact on us except to the limited extent disclosed under “Item 3. Key Information—D. Risk Factors—Risks Associated with Our Business—Credit, market and liquidity risk may have an adverse effect on our credit ratings and our cost of funds. Any downgrade in our credit rating would likely increase our cost of funding, require us to post additional collateral or take other actions under some of our derivative contracts and adversely affect our interest margins and results of operations” of GFSM’s annual report on Form 20-F.

Our management expects that our cash flows from operations will be sufficient to meet our liquidity requirements over the next 12 months, including our expected 2017 capital expenditures. For 2017, we have a capital expenditures budget of Ps.6,043 million (U.S.$293 million), 70.4% of which (Ps.4,254 million) will be spent on information technology and the rest of which will be spent on furniture, fixtures and equipment (Ps.1,789 million). In 2016, our capital expenditures were Ps.2,946 million (U.S.$143 million), 77.4% of which (Ps.2,280 million) was spent in information technology and the rest was spent on furniture, fixtures and equipment (Ps.666 million).

As of June 30, 2017 and December 31, 2016, total interest-bearing liabilities denominated in dollars amounted to Ps.99,150 million, or U.S.$5,489 million, and Ps.154,819 million, or U.S.$7,508 million, respectively, representing 17.2% and 19.5% of our total deposits and 16.0% and 23.6% of our customer deposits, respectively. The sources of such funding as of December 31, 2015 and 2016 and as of June 30, 2017 were as follows:

	IFRS
	As of December 31,				As of June 30,
	2015		2016		2017		2017
	(Millions of pesos)				(Millions of pesos)		(Millions of U.S.$)(1)
Demand deposits	Ps.	42,673	Ps.	58,815	Ps.	56,430	U.S.$	3,124
Time deposits		29,893		40,427		28,791		1,594
Bank and other loans		23,032		55,577		13,929		771
Total	Ps.	95,598	Ps.	154,819	Ps.	99,150	U.S.$	5,489

________________________

(1)	Translated at the rate of Ps.18.0626 per U.S.$1.00 as calculated on June 30, 2017 and reported by the Mexican Central Bank in the Official Gazette of the Federation on July 3, 2017, as the exchange rate for the payment of obligations denominated in currencies other than pesos and payable within Mexico. These translations should not be construed as representations that the peso amounts represent, have been or could have been converted into, U.S. dollars at such or at any other exchange rate. See “Exchange Rates.”

Foreign Currency Position

Our foreign currency-denominated assets, most of which are U.S. dollar denominated, are funded from a number of sources, including: (i) savings accounts and time deposits from private banking customers and medium and large Mexican companies, primarily in the export sector; (ii) issuance of U.S. dollar-denominated certificates of deposit in the Mexican market; (iii) interbank deposits; (iv) trade and working capital financing facilities from Mexican development banks and from foreign export-import banks; and (v) issuance of euroclearable certificates of deposit for foreign investors. We also obtain funding in foreign currency by swapping funding in Mexican pesos into U.S. dollars or euros through foreign currency derivatives (foreign currency swaps and cross-currency swaps) with certain local and foreign counterparties. Foreign currency funding rates are generally referenced to the London Interbank Offered Rate, or LIBOR.

Mexican Central Bank regulations require that a bank maintain open positions in foreign currencies no higher than a specified level with respect to its total Tier 1 capital. As of June 30, 2017, our foreign currency-denominated assets, including derivative transactions, totaled U.S.$9,485 million (Ps.171,326 million), and our foreign currency-denominated liabilities, including derivative transactions, totaled U.S.$9,300 million (Ps.167,983 million). As part of our asset and liability management strategy, we monitor closely our exposure to foreign currencies, with a view to minimizing the effect of exchange rate movements on our income.

As of June 30, 2017, we are also in compliance with the limits established for us by the Mexican Central Bank for foreign currency-denominated liabilities, which was U.S.$8,284 million (Ps.149,631 million). As of such date, our foreign currency-denominated liabilities were U.S.$5,804 million (Ps.104,835 million). For a discussion of the components of Tier 1 and Tier 2 capital, see “Item 4. Information on the Company—B. Business Overview—Supervision and Regulation” of GFSM’s annual report on Form 20-F.

For the years ended December 31, 2015 and 2016 and the six months ended June 30, 2017, we were in compliance with all regulatory requirements relating to the ratio of U.S. dollar-denominated liabilities to total liabilities.

Deposits and Other Borrowings

The following tables set forth our average daily balance of liabilities for each of the periods presented, in each case together with the related average nominal interest rates paid thereon.

	IFRS
	For the year ended December 31,								For the six months ended June 30,
	2015				2016				2017
	Average Balance		% of Total Average Liabilities and Equity	Average Nominal Rate	Average Balance		% of Total Average Liabilities and Equity	Average Nominal Rate	Average Balance		% of Total Average Liabilities and Equity	Average Nominal Rate
	(Millions of pesos, except percentages)
Demand accounts	Ps.	251,096	24.34%	1.27%	Ps.	322,411	29.31%	1.57%	Ps.	356,980	31.19%	2.15%
Time deposits		156,072	15.13%	2.56%		171,245	15.57%	3.35%		206,291	18.02%	4.45%
Deposits from the Mexican Central Bank and credit institutions		195,739	18.97%	3.07%		162,882	14.81%	3.77%		133,535	11.67%	5.67%
Repurchase agreements		63,803	6.18%	2.89%		90,619	8.24%	4.22%		93,651	8.18%	6.06%
Marketable debt securities and other financial liabilities		51,021	4.94%	3.71%		57,698	5.24%	4.55%		59,085	5.16%	5.92%
Other liabilities(1)		77,733	7.53%	3.07%		64,172	5.83%	4.67%		70,413	6.15%	6.35%
Subordinated liabilities		20,438	1.98%	6.16%		24,101	2.19%	6.11%		25,094	2.19%	6.11%
Subtotal interest-bearing liabilities		815,902	79.07%	2.61%		893,128	81.19%	3.17%		945,049	82.56%	4.23%
Non-interest-bearing liabilities		113,309	10.99%			95,863	8.71%			92,443	8.08%
Total equity		102,565	9.94%			111,083	10.10%			107,176	9.36%
Subtotal non-interest-bearing liabilities and equity		215,874	20.93%			206,946	18.81%			199,619	17.44%
Total liabilities and equity	Ps.	1,031,776	100.00%		Ps.	1,100,074	100.00%		Ps.	1,144,668	100.00%

________________________

(1)	This line includes the amount of financial liabilities arising from the sale of financial assets under reverse repurchase agreements, securities loans and sales of borrowed securities (short positions).

Average time deposits as a share of average total liabilities and equity increased from 15.13% as of December 31, 2015 to 15.57% as of December 31, 2016, while the ratio of average demand accounts to average total liabilities and equity increased from 24.34% to 29.31% over the same period. Average non-interest-bearing liabilities as a share of average total liabilities and equity decreased from 10.99% as of December 31, 2015 to 8.71% as of December 31, 2016.

Average time deposits as a share of average total liabilities and equity increased from 15.57% as of December 31, 2016 to 18.02% as of June 30, 2017, while the ratio of average demand accounts to average total liabilities and equity increased from 29.31% to 31.19% over the same period. Average non-interest-bearing liabilities as a share of average total liabilities and equity decreased from 8.71% as of December 31, 2016 to 8.08% as of June 30,2 017.

Composition of Deposits

The following table sets forth the composition of our demand and time deposits as of December 31, 2015 and 2016 and as of June 30, 2017.

	IFRS
	As of December 31,
	2015		2016		2017
	(Millions of pesos)
Demand deposits
Interest-bearing deposits	Ps.	215,028	Ps.	246,101	Ps.	255,717
Non-interest-bearing deposits		132,725		157,222		169,144
Subtotal	Ps.	347,753	Ps.	403,323	Ps.	424,861
Time deposits
Notes with interest payable at maturity	Ps.	109,827	Ps.	124,375	Ps.	135,474
Fixed-term deposits(1)		874		5,454		6,541
Foreign currency time deposits(2)		10,943		10,579		28,791
Subtotal	Ps.	121,644	Ps.	140,408	Ps.	171,951
Total	Ps.	469,397	Ps.	543,731	Ps.	596,802

________________________

(1)	As of December 31, 2015 and 2016 and June 30, 2017, we had not received any fixed-term deposits from the Mexican Central Bank nor other credit institutions.

(2)	As of December 31, 2015, includes Ps.18,950 million of foreign currency time deposits from other credit institutions. As of December 31, 2016, includes Ps.29,848 million of foreign currency time deposits from other credit institutions. As of June 30, 2017, includes Ps.18,540 million of foreign currency time deposits from other credit institutions.

Debt Securities Outstanding

The following table sets forth the composition, term and rate of our outstanding debt securities as of June 30, 2017.

Instrument	Amount	Maturity Date	Rate
	(Millions of pesos)

Certificates of deposit (unsecured) (2)	800	07/20/2017	7.25%
Certificates of deposit (unsecured) (2)	500	07/27/2017	7.40%
Certificates of deposit (unsecured) (2)	1,000	08/15/2017	7.24%
Certificates of deposit (unsecured) (2)	100	09/11/2017	7.24%
Certificates of deposit (unsecured) (2)	1,000	11/01/2017	8.17%
Certificates of deposit (unsecured) (2)	800	12/11/2017	7.60%
Certificates of deposit (unsecured) (2)	50	07/25/2017	7.21%
Certificates of deposit (unsecured) (2)	1,000	09/25/2017	7.26%
Certificates of deposit (unsecured) (2)	1,000	10/06/2017	8.08%
Certificates of deposit (unsecured) (2)	1,000	02/22/2018	7.40%
Certificates of deposit (unsecured) (2)	750	02/23/2018	8.08%
Certificates of deposit (unsecured) (2)	500	05/24/2018	7.78%
Certificates of deposit (unsecured) (2)	700	05/09/2018	7.19%
Certificates of deposit (unsecured) (2)	1,000	06/08/2018	8.40%
Certificates of deposit (unsecured) (2)	1,000	06/25/2018	7.59%
Certificates of deposit (unsecured) (2)	4	07/31/2017	0.95%
Certificates of deposit (unsecured) (2)	1	07/31/2017	0.90%
Certificates of deposit (unsecured) (2)	1	07/31/2017	0.70%
Certificates of deposit (unsecured) (2)	2	07/31/2017	0.65%
Certificates of deposit (unsecured) (2)	1	07/31/2017	0.75%
Certificates of deposit (unsecured) (2)	2,309	01/26/2018	1.70%
Certificates of deposit (unsecured) (2)	1	07/31/2017	0.55%
Certificates of deposit (unsecured) (2)	8	09/29/2017	0.40%
Certificates of deposit (unsecured) (2)	90	11/01/2017	0.75%
Certificates of deposit (unsecured) (2)	21	11/21/2017	0.70%
Certificates of deposit (unsecured) (2)	32	11/21/2017	0.70%
Certificates of deposit (unsecured) (2)	22	11/22/2017	0.70%
Certificates of deposit (unsecured) (2)	40	02/28/2018	0.65%
Certificates of deposit (unsecured) (2)	22	12/06/2017	0.70%
Certificates of deposit (unsecured) (2)	11	12/18/2017	0.85%
Certificates of deposit (unsecured) (2)	548	07/27/2017	1.05%
Structured bank bonds (3)	31	07/05/2017	7.00%
Structured bank bonds (3)	10	07/10/2017	10.00%
Structured bank bonds (3)	8	07/05/2017	7.80%
Structured bank bonds (3)	18	07/07/2017	Guaranteed rate subject to foreign exchange rate

Instrument	Amount	Maturity Date	Rate
	(Millions of pesos)

Structured bank bonds (3)	9	07/05/2017	6.00%
Structured bank bonds (3)	12	12/20/2017	2.10%
Structured bank bonds (3)	10	07/21/2017	8.00%
Structured bank bonds (3)	54	07/07/2017	3.20%
Structured bank bonds (3)	153	05/31/2018	Guaranteed rate subject to foreign exchange rate
Structured bank bonds (3)	10	07/21/2017	9.80%
Structured bank bonds (3)	27	07/07/2017	6.00%
Structured bank bonds (3)	13	01/04/2018	Guaranteed rate subject to Euro Stoxx Oil & Gas
Structured bank bonds (3)	163	09/14/2017	Guaranteed rate subject to IPC
Structured bank bonds (3)	54	09/14/2017	Guaranteed rate subject to IPC
Structured bank bonds (3)	19	12/14/2017	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	11	02/14/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	10	03/27/2019	Guaranteed rate subject to NIKKEI 225
Structured bank bonds (3)	17	04/03/2019	Guaranteed rate subject to NIKKEI 225
Structured bank bonds (3)	6	04/03/2018	Guaranteed rate subject to SXEE
Structured bank bonds (3)	49	04/26/2019	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	15	04/26/2019	Guaranteed rate subject to SX7E
Structured bank bonds (3)	21	05/23/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	6	06/06/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	29	06/06/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	57	06/06/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	223	07/18/2017	Guaranteed rate subject to IPC
Structured bank bonds (3)	30	10/03/2019	Guaranteed rate subject to NKY, SXE
Structured bank bonds (3)	15	12/19/2019	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	108	02/21/2019	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	170	09/08/2017	Guaranteed rate subject to Euro SX7E
Structured bank bonds (3)	111	11/06/2017	Guaranteed rate subject to S&P500
Structured bank bonds (3)	548	01/04/2018	Guaranteed rate subject to Euro Stoxx Oil & Gas
Structured bank bonds (3)	313	02/19/2018	Guaranteed rate subject to IXE
Structured bank bonds (3)	475	03/02/2018	Guaranteed rate subject to FSTE 100
Structured bank bonds (3)	915	04/03/2018	Guaranteed rate subject to Euro Stoxx Oil & Gas
Structured bank bonds (3)	146	05/16/2018	Guaranteed rate subject to Euro SX5E
Structured bank bonds (3)	125	05/31/2018	Guaranteed rate subject to Euro SX5E
Structured bank bonds (3)	145	06/29/2018	Guaranteed rate subject to Euro SX6E
Structured bank bonds (3)	87	06/29/2018	Guaranteed rate subject to Euro SX6E
Structured bank bonds (3)	452	06/27/2018	2.00%
Structured bank bonds (3)	10	06/29/2018	Guaranteed rate subject to Euro SX6E
Structured bank bonds (3)	504	08/03/2017	Guaranteed rate subject to Euro SX5E
Structured bank bonds (3)	121	07/12/2018	Guaranteed rate subject to Euro SX6E
Structured bank bonds (3)	11	08/02/2018	Guaranteed rate subject to DAX
Structured bank bonds (3)	130	08/10/2017	Guaranteed rate subject to IPC
Structured bank bonds (3)	130	08/30/2018	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	165	08/30/2017	Guaranteed rate subject to IPC
Structured bank bonds (3)	102	09/20/2018	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	131	09/27/2018	Guaranteed rate subject to Euro Stoxx 50
Structured bank bonds (3)	159	10/19/2018	Guaranteed rate subject to INDU
Structured bank bonds (3)	555	10/26/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	227	11/09/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	48	11/09/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	71	11/09/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	814	10/23/2020	TIIE

Instrument	Amount	Maturity Date	Rate
Structured bank bonds (3)	18	11/07/2019	Guaranteed rate subject to SXDP
Structured bank bonds (3)	8	11/05/2020	TIIE
Structured bank bonds (3)	159	11/14/2019	Guaranteed rate subject to SXDP
Structured bank bonds (3)	1,010	06/29/2018	Guaranteed rate subject to Euro SX6E
Structured bank bonds (3)	137	11/23/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	178	12/14/2020	Guaranteed rate subject to SXDP
Structured bank bonds (3)	97	02/23/2021	TIIE
Structured bank bonds (3)	23	03/03/2021	Guaranteed rate subject to SXDP
Structured bank bonds (3)	425	09/06/2017	Guaranteed rate subject to Euro SX5E
Structured bank bonds (3)	7	03/16/2021	TIIE
Structured bank bonds (3)	6	08/02/2018	Guaranteed rate subject to DAX
Structured bank bonds (3)	121	04/26/2019	Guaranteed rate subject to SX7E
Structured bank bonds (3)	376	04/23/2021	TIIE
Structured bank bonds (3)	19	05/12/2021	TIIE
Structured bank bonds (3)	154	06/06/2018	TIIE
Structured bank bonds (3)	229	06/06/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	105	09/04/2019	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	10	12/21/2017	TIIE
Structured bank bonds (3)	4	03/03/2021	Guaranteed rate subject to SXDP
Structured bank bonds (3)	20	03/14/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	88	03/12/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	47	03/22/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	49	02/16/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	23	02/20/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	10	02/21/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	45	03/20/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	61	05/24/2021	TIIE
Structured bank bonds (3)	99	05/09/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	10	05/25//2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	711	05/30/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	13	06/08/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	10	06/26/2019	TIIE
Structured bank bonds (3)	10	06/29/2018	Guaranteed rate subject to IPC
Structured bank bonds (3)	299	06/29/2018	Guaranteed rate subject to IPC/S&P500
Structured bank bonds (3)	10	07/31/2017	8.00%
Structured bank bonds (3)	37	03/05/2018	Guaranteed rate subject to IBEX35
Structured bank bonds (3)	37	03/05/2018	Guaranteed rate subject to NIKKEI 225
Senior notes	17,846	11/09/2022	4.125%
Promissory notes (6)	57	07/10/2017	6.75%
Promissory notes (6)	1,500	07/21/2017	7.00%
Promissory notes (6)	70	07/03/2017	6.95%
Promissory notes (6)	9,994	07/03/2017	7.00%
Promissory notes (6)	6,506	07/03/2017	7.00%
Promissory notes (6)	849	07/03/2017	7.00%
Unsecured bonds (4)	3,000	03/16/2018	8.91%
Unsecured bonds (4)	1,700	03/09/2021	(TIIE + 15 basis points)
Unsecured bonds (4)	3,000	12/06/2018	(TIIE + 18 basis points)
Unsecured bonds (4)	4,000	06/14/2021	(TIIE + 38 basis points)
Unsecured bonds (4)	3,000	09/01/2016	7.19%
Mortgage-backed bonds (5)	143	05/25/2032	5.00%
Mortgage-backed bonds (5)	14	05/25/2032	6.40%
Tier II Subordinated Capital Notes	23,481	01/30/2024	5.95%
Subordinated Additional Tier 1 Capital Notes	9,031	10/20/2046	8.50%
	111,022
Transaction costs and accrued interest	660
Total issuances	111,682

________________________

(1)	Equals funding amounts taking into consideration redemptions. See Note 9.c of our unaudited interim financial statements.

(2)	Referred to in the local Mexican market as certificados de depósito bancario de dinero a plazo.

(3)	Referred to in the local Mexican market as bonos bancarios estructurados.

(4)	Referred to in the local Mexican market as certificados bursátiles bancarios.

(5)	Referred to in the local Mexican market as certificados bursátiles.

(6)	Referred to in the local Mexican market as pagaré con rendimiento liquidable al vencimiento.

The 2022 Notes

In November 2012, Banco Santander Mexico, issued senior notes in an aggregate principal amount of U.S.$1.0 billion under an indenture dated as of November 9, 2012, which we refer to as the 2022 notes. The 2022 notes were issued at an issue price of 98.18%. The 2022 notes mature on November 9, 2022, and bear interest at a rate per annum equal to 4.125%. Interest is paid semi-annually in arrears on May 9 and November 9 of each year. The net proceeds from this issuance were used to extend the duration of our liabilities and to refinance indebtedness maturing in the first half of 2013.

The 2022 notes are redeemable at the option of Banco Santander Mexico at any time prior to maturity, in whole but not in part, at par plus accrued and unpaid interest upon the occurrence of certain specified changes in Mexican laws affecting the withholding tax applicable to payments under the 2022 notes. Banco Santander Mexico may also redeem the 2022 notes, in whole or in part, at the greater of 100% of their principal amount outstanding and a make-whole amount defined as the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points, plus, in each case, accrued interest thereon to the date of redemption and any additional amounts payable with respect thereto.

The 2022 notes are not secured or guaranteed by any of our affiliated companies, by the IPAB or any other Mexican governmental agency, or by any other entity, and the 2022 notes are not convertible, by their terms, into our shares or equity capital. The 2022 notes, other than as set forth below, rank pari passu in right of payment with all of Banco Santander Mexico’s other unsecured obligations other than obligations that are, by their terms, expressly subordinated in right of payment to the 2022 notes. The notes are effectively subordinated to (i) all of Banco Santander Mexico’s secured indebtedness with respect and up to the value of Banco Santander Mexico’s assets securing that indebtedness, (ii) certain direct, unconditional and unsecured general obligations that in case of Banco Santander Mexico’s insolvency are granted preferential treatment pursuant to Mexican law (including tax and labor claims) and (iii) all of the existing and future liabilities of Banco Santander Mexico’s subsidiaries, including trade payables.

The indenture governing the 2022 notes imposes certain restrictions on Banco Santander Mexico’s ability to consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person. However, the indenture does not limit Banco Santander Mexico’s ability to incur senior, secured or other additional indebtedness (including additional 2022 notes), Banco Santander Mexico’s ability to grant liens on its assets and properties, its payment of dividends or require Banco Santander Mexico to create or maintain any reserves.

The indenture governing the 2022 notes also provides for events of default, which, if any of them occurs, would permit or require, as applicable, the principal and interest on all then outstanding 2022 notes to be due and payable immediately.

We may issue additional notes from time to time pursuant to the indenture governing the 2022 notes.

The 2024 Notes

In December 2013, Banco Santander Mexico, issued Basel III compliant Tier 2 Subordinated Capital Notes in an aggregate principal amount of U.S.$1.3 billion under an indenture dated December 19, 2013, which we refer to as the 2024 notes. Our parent, Banco Santander Parent, purchased 75% or U.S.$975 million of the aggregate principal amount of the 2024 notes. The 2024 notes were issued at an issue price of 99.235%. The 2024 notes mature on January 30, 2024, and bear interest at a rate per annum equal to 5.95%. Interest is paid semi-annually in arrears on January 30 and July 30 of each year. The net proceeds from this issuance were used for general corporate purposes, including to enhance our capital in connection with the December 2013 cash dividend payment. See “The SanMex Shares and Articles of Association—Dividends.” After consummation of the 2024 notes offering and the payment of the December 2013 cash dividend, the Bank maintained a Tier 1 capital ratio of 12.8 and a Tier 2 capital ratio of 3.2.

The 2024 notes are redeemable at the option of Banco Santander Mexico on January 30, 2019, only, or at any time if there are certain specified changes in (i) the Mexican laws affecting the withholding tax applicable to payments of interest under the 2024 notes, (ii) the Mexican laws that would change the capital treatment of the 2024 notes or (iii) the applicable tax laws that result in interest on the 2024 notes not being deductible by Banco Santander Mexico.

Principal and interest on the 2024 notes will be deferred and will not be paid under certain circumstances. The indenture governing the 2024 notes provides the Bank with the ability to automatically write-down the current principal amount of the notes upon the occurrence of a trigger event and such write-down will not constitute an event of default.

The 2024 notes are not secured or guaranteed, or otherwise eligible for reimbursement, by the IPAB or any other Mexican governmental agency, or any of the Bank’s subsidiaries or affiliates, including us, or any other entity that is part of us, and the 2024 notes are not convertible, by their terms, into any debt securities, shares or equity capital of any of the Bank’s subsidiaries or affiliates. The 2024 notes constitute subordinated indebtedness and (i) are subordinate and junior in right of payment and in liquidation to all of Banco Santander Mexico’s present and future senior indebtedness, (ii) rank pari passu with all other unsecured subordinated preferred indebtedness and (iii) are senior to subordinated non-preferred indebtedness and all classes of the Bank’s equity or capital stock.

The indenture governing the 2024 notes imposes certain restrictions on Banco Santander Mexico’s ability to consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person. However, the indenture does not limit Banco Santander Mexico’s ability to incur senior, secured or other additional indebtedness (including additional 2024 notes), Banco Santander Mexico’s ability to grant liens on its assets and properties, its payment of dividends or require Banco Santander Mexico to create or maintain any reserves.

The indenture governing the 2024 notes also provides for events of default, which would permit or require, as applicable, the principal and interest on all then outstanding 2024 notes to be due and payable immediately.

The Tier 1 Notes

On December 29, 2016, we issued perpetual subordinated non-preferred contingent convertible additional Tier 1 capital notes in an aggregate principal amount of U.S.$500,000,000, under an indenture dated as of December 27, 2016, as supplemented by a first supplemental indenture dated as of December 27, 2016 (the “Tier 1 Indenture”), which we refer as the Tier 1 notes. The Tier 1 notes were issued at an issue price of 100% with substantially the same terms as perpetual subordinated non-preferred contingent convertible additional Tier 1 capital notes issued concurrently by GFSM. The Tier 1 notes have no fixed maturity or fixed redemption date, and will bear interest at a rate equal to 8.500% per annum. Interest on the Tier 1 notes is paid quarterly in arrears on January 20, April 20, July 20 and October 20 of each year, commencing on April 20, 2017. GFSM acquired 100% of the aggregate principal amount of the Tier 1 notes. We used the net proceeds of the offering of the Back-to-Back Note for general corporate purposes.

For additional information relating to the terms of the Tier 1 notes, see “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Debt Securities Outstanding—The Additional Tier 1 Capital Notes” of GFSM’s annual report on Form 20-F.

Research and Development, Patents and Licenses, etc.

In Mexico, ownership of trademarks can be acquired only through a validly approved registration with the IMPI, the agency responsible for registering trademarks and patents in Mexico. After registration, the owner has exclusive use of the trademark in Mexico for ten years. Trademarks registrations can be renewed indefinitely for additional ten-year periods, if the registrant proves that it has used such trademark within the last three years.

We have several trademarks, most of which are brand names of our products or services. All our material trademarks are registered or have been submitted to IMPI for registration by the Santander Group or us.

We or one of our affiliates owns the principal domain names used in our business, which include www.santander.com.mx, www.llamasantander.com.mx, www.valorsantander.com.mx and www.supernetempresas.com.mx. None of the information contained on our websites is incorporated by reference into, or forms part of, this prospectus.

We do not currently conduct any significant research and development activities.

Trend Information

The Mexican financial services sector is likely to remain competitive with many financial services providers and alternative distribution channels. Additionally, further consolidation in the sector (through mergers, acquisitions or alliances) is likely to occur as other major banks look to increase their market share, combine with complementary businesses or strengthen their balance sheets. In addition, regulatory changes will take place in the future that we expect will increase the overall level of regulation in the sector.

The following are the most important trends, uncertainties and events that are reasonably likely to have a material adverse effect on us or that would cause the disclosed financial information not to be indicative of our future operating results or our financial condition:

•	uncertainties relating to economic growth expectations and interest rate cycles in Mexico and continued instability and volatility in the financial markets, and the impact they may have over the yield curve and exchange rates;

•	the resulting effect of changes in U.S. monetary policy and its effect on global financial markets and on local interest and exchange rates;

•	changes in the credit quality of our loan portfolio because of inorganic or organic growth;

•	increases in our cost of funding could adversely affect our net interest margin as a consequence of timing differences in the repricing of our assets and liabilities;

•	increased competition that may lead to tightening of our margins;

•	inflationary pressures that may lead to increases in interest rates and decreases in growth;

•	acquisitions or restructurings of businesses that do not perform in accordance with our expectations or that subject us to previously unknown risks; and

•	increased regulation, government intervention and new laws prompted by the global financial crisis which could change our industry and require us to modify our businesses or operations.

The Mexican economy continues to be influenced by the U.S. economy, and therefore, any changes in U.S. economic conditions may impact the economy of Mexico. In particular, the possible trend of monetary policy in the U.S., the effect on industrial production as a result of the appreciation of the U.S. dollar against other currencies, and any change to the United States’ trade and immigration policies with respect to Mexico, under the current U.S. administration, could negatively impact the Mexican economy and affect the volatility of its financial markets, interest rates and credit demand, thus having a material adverse effect on our financial condition and results of operations.

Off-Balance Sheet Arrangements

In the ordinary course of our business we are a party of certain activities to manage credit, market and operational risk. These activities include commitments to extend credit not otherwise accounted for as contingent loans, such as overdrafts and credit card lines of credit. We record our off-balance sheet arrangements as memorandum accounts, which are described more fully in Note 31 of our audited financial statements incorporated by reference into this prospectus.

We provide customers with off-balance sheet credit support through loan commitments. Such commitments are agreements to lend to a customer at a future date, subject to compliance with the contractual terms. Since substantial portions of these commitments are expected to expire without our granting of any loans, total commitment amounts do not necessarily represent our actual future cash requirements. These loan commitments totaled Ps.113,715 million, Ps.202,723 million and Ps.190,059 million, as of December 31, 2015 and 2016 and June 30, 2017, respectively.

The credit risk of both on- and off-balance sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, we generally determine the need for specific covenant, guaranty and collateral requirements on a case-by-case basis depending on the nature of the financial instrument and the customer’s creditworthiness. The amount and type of collateral held to reduce credit risk varies, but may include real estate, machinery, equipment, inventory and accounts receivable as well as deposits, stocks, bonds and other tradable securities that are generally held in our possession or at another appropriate custodian or depository. The collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. Additional collateral is required when it is considered necessary by us.

The following table presents our outstanding contingent loans and other off-balance sheet assets as of December 31, 2015 and 2016 and as of June 30, 2017:

	As of December 31,				June 30,
	2015		2016		2017
	(Millions of pesos)
Proprietary record accounts:
Credit commitments	Ps.	113,715	Ps.	202,723	Ps.	190,059
Assets in trust or mandate:
Trusts		141,287		154,308		158,778
Mandates(1)		243		185		175
Assets in custody or under administration(2)		3,346,631		3,162,552		3,459,101
Subtotal	Ps.	3,601,876	Ps.	3,519,768	Ps.	3,808,113
Collateral received	Ps.	59,377	Ps.	67,954	Ps.	134,576
Collateral received and sold or pledged as guarantee(3)		22,609		40,637		86,291
Investment banking transaction on behalf of third parties (net)(4)		432,809		249,350		276,475
Subtotal		514,795		357,941		497,342
Total	Ps.	4,116,671	Ps.	3,877,709	Ps.	4,305,455

________________________

(1)	Assets received are managed under independent management trusts. Mandates include the declared value of the assets subject to mandate contracts entered into by us.

(2)	This account includes the activity of third-party assets and securities received in custody or to be managed by us.

(3)	Collateral received and sold or pledged as guarantee is composed of all collateral received in reverse repurchase agreements in which we are the buying party that in turn is sold by us as a selling party. This balance also includes the obligation of the borrower (or lender) to return to the lender (or borrower) the assets subject to the loan transaction carried out by us.

(4)	Cash and securities owned by customers and held in custody, pledged as collateral and managed by the Bank.

Tabular Disclosure of Contractual Obligations

The table below presents our contractual obligations at June 30, 2017.

	Payment due by period
	Less than 1 year		More than 1 year but less than 3 years		More than 3 years but less than 5 years		More than 5 years		Total
	(Millions of pesos)

Demand deposits	Ps.	424,862	Ps.	—	Ps.	—	Ps.	—	Ps.	424,862
Time deposits		172,372		208		72		7,976		180,628
Bank and other loans(1)		69,546		14,267		1,829		393		86,035
Marketable debt securities(1)		42,736		6,684		8,326		21,003		78,749

	Payment due by period
	Less than 1 year		More than 1 year but less than 3 years		More than 3 years but less than 5 years		More than 5 years		Total
	(Millions of pesos)

Subordinated liabilities		582		—		—		32,351		32,933
Repurchase agreements		75,293		—		—		—		75,293
Short positions		105,523		—		—		—		105,523
Operating lease obligations		564		685		1,176		6,794		9,219
Sundry creditors and other payables		38,193		121		8		4,317		42,639
Contractual interest payments(2)		34,047		9,992		8,513		15,428		67,980
Total	Ps.	963,718	Ps.	31,957	Ps.	19,924	Ps.	88,262	Ps.	1,103,861

________________________

(1)	Includes interest payments that are calculated by applying the interest rate in effect at June 30, 2017.

(2)	Calculated for demand deposits, time deposits, Bank and other loans, marketable debt securities and subordinated liabilities assuming a constant interest rate as of June 30, 2017 over time for all maturities.

The table above does not reflect amounts that we may have to pay on derivative contracts, as the amounts ultimately payable will depend upon movements in financial markets.

Safe Harbor

See “Cautionary Statements Concerning Forward-Looking Statements.”

SELECTED STATISTICAL INFORMATION

The following information for SanMex is included for analytical purposes and is derived from, and should be read in conjunction with, the audited financial statements incorporated by reference herein as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Average balance sheet data has been calculated based upon the sum of daily average for each month in the applicable period. Average income statement and balance sheet data and other related statistical information have been prepared on a consolidated basis. We believe that the average data set forth herein accurately reflect in all material aspects our financial condition and results of operations at the date and for the periods specified.

Average Balance Sheet and Interest Rates

The following tables show our average balance sheet and interest rates for each of the periods presented. With respect to the tables below and the tables under “—Changes in our Net Interest Income—Volume and Rate Analysis” and “—Assets—Earning Assets—Yield Spread,” we have stated average balances on a gross basis, before netting our allowance for impairment losses, except for the total average asset figures, which include such netting. All average data have been calculated using daily averages.

Average Balance Sheets, Income from Interest-Earning Assets and Interest on Interest-Bearing Liabilities

	IFRS for six months ended June 30,
	2016					2017
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate

Cash and balances with the Mexican Central Bank
Pesos	Ps.	35,788	Ps.	655	3.66%	Ps.	31,045	Ps.	997	6.42%
Total	Ps.	35,788	Ps.	655	3.66%	Ps.	31,045	Ps.	997	6.42%
Loans and advances to credit institutions
Pesos	Ps.	46,155	Ps.	844	3.66%	Ps.	68,738	Ps.	2,148	6.25%
Foreign currency(1)		27,292		96	0.70		71,537		316	0.88
Total	Ps.	73,447	Ps.	940	2.56%	Ps.	140,275	Ps.	2,464	3.51%
Loans and advances to customers—excluding credit cards
Pesos	Ps.	425,212	Ps.	21,153	9.95%	Ps.	454,520	Ps.	26,491	11.66%
Foreign currency(1)		87,045		1,339	3.08		79,346		1,417	3.57
Total	Ps.	512,257	Ps.	22,492	8.78%	Ps.	533,866	Ps.	27,908	10.46%
Loans and advances to customers—credit cards
Pesos	Ps.	47,719	Ps.	5,483	22.98%	Ps.	51,060	Ps.	6,457	25.29%
Total	Ps.	47,719	Ps.	5,483	22.98%	Ps.	51,060	Ps.	6,457	25.29%
Debt instruments
Pesos	Ps.	271,052	Ps.	5,839	4.31%	Ps.	234,094	Ps.	7,371	6.30%
Foreign currency(1)		31,905		656	4.11		50,010		1,080	4.32
Total	Ps.	302,957	Ps.	6,495	4.29%	Ps.	284,104	Ps.	8,451	5.95%
Income from hedging operations
Pesos			Ps.	237				Ps.	855
Foreign currency(1)				—					—
Total			Ps.	237				Ps.	855
Other interest-earning assets
Pesos			Ps.	35				Ps.	53
Foreign currency(1)				9					24
Total			Ps.	44				Ps.	77
Total interest-earning assets
Pesos	Ps.	825,926	Ps.	34,246	8.29%	Ps.	839,457	Ps.	44,372	10.57%
Foreign currency(1)		146,242		2,100	2.87		200,893		2,837	2.82
Total	Ps.	972,168	Ps.	36,346	7.48%	Ps.	1,040,350	Ps.	47,209	9.08%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Value are presented in pesos.

	IFRS for six months ended June 30,
	2016					2017
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate

Cash and loans and advances to credit institutions
Pesos	Ps.	19,758				Ps.	23,246
Foreign currency(1)		1,748					1,669
Total	Ps.	21,506				Ps.	24,915
Allowance for impairment losses
Pesos	Ps.	(17,236)				Ps.	(15,883)
Foreign currency(1)		(1,272)					(1,372)
Total	Ps.	(18,508)				Ps.	(17,255)
Tangible assets
Pesos	Ps.	8,728				Ps.	9,564
Total	Ps.	8,728				Ps.	9,564
Intangible assets
Pesos	Ps.	1,931				Ps.	2,045
Total	Ps.	1,931				Ps.	2,045
Other non-interest-earning assets
Pesos	Ps.	96,010				Ps.	82,522
Foreign currency(1)		4,503					2,527
Total	Ps.	100,513				Ps.	85,049
Total non-interest-earning assets
Pesos	Ps.	109,191				Ps.	101,494
Foreign currency(1)		4,979					2,824
Total	Ps.	114,170				Ps.	104,318
Total average assets
Pesos	Ps.	935,117	Ps.	34,246	7.32%	Ps.	940,951	Ps.	44,372	9.43%
Foreign currency(1)		151,221		2,100	2.78		203,717		2,837	2.79
Total	Ps.	1,086,338	Ps.	36,346	6.69%	Ps.	1,144,668	Ps.	47,209	8.25%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Value are presented in pesos.

	IFRS for six months ended June 30,
	2016					2017
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Deposits from the Mexican Central Bank and credit institutions
Pesos		Ps. 177,394		Ps. 3,486	3.93%		Ps. 108,137		Ps. 3,602	6.66%
Foreign currency(1)		25,951		116	0.89		25,398		183	1.44
Total	Ps.	203,345	Ps.	3,602	3.54%	Ps.	133,535	Ps.	3,785	5.67%
Customer deposits— Demand accounts
Pesos	Ps.	245,542	Ps.	2,045	1.67%	Ps.	294,091	Ps.	3,810	2.59%
Foreign currency(1)		53,712		29	0.11		62,879		25	0.08
Total	Ps.	299,254	Ps.	2,074	1.39%	Ps.	356,970	Ps.	3,835	2.15%
Customer deposits—Savings accounts
Pesos	Ps.	8				Ps.	10
Total	Ps.	8				Ps.	10
Customer deposits— Time deposits
Pesos	Ps.	138,464	Ps.	2,428	3.51%	Ps.	154,679	Ps.	4,417	5.71%
Foreign currency(1)		25,509		43	0.34		51,612		176	0.68
Total	Ps.	163,973	Ps.	2,471	3.01%	Ps.	206,291	Ps.	4,593	4.45%
Customer deposits— Repurchase agreements
Pesos	Ps.	75,944	Ps.	1,348	3.55%	Ps.	93,651	Ps.	2,837	6.06%
Total	Ps.	75,944	Ps.	1,348	3.55%	Ps.	93,651	Ps.	2,837	6.06%
Subordinated debentures
Foreign currency(1)	Ps.	23,296	Ps.	712	6.11%	Ps.	25,094	Ps.	766	6.11%
Total	Ps.	23,296	Ps.	712	6.11%	Ps.	25,094	Ps.	766	6.11%
Marketable debt securities and other financial liabilities
Pesos	Ps.	35,882	Ps.	737	4.11%	Ps.	39,417	Ps.	1,318	6.69%
Foreign currency(1)		18,131		396	4.37		19,668		432	4.39
Total	Ps.	54,013	Ps.	1,133	4.20%	Ps.	59,085	Ps.	1,750	5.92%
Other liabilities
Pesos	Ps.	56,631	Ps.	1,035	3.66%	Ps.	70,413	Ps.	2,235	6.35%
Total	Ps.	56,631	Ps.	1,035	3.66%	Ps.	70,413	Ps.	2,235	6.35%
Expense from hedging operation
Pesos			Ps.	110				Ps.	37
Foreign currency (1)
Total			Ps.	110				Ps.	37
Other interest expense
Pesos			Ps.	155				Ps.	166
Foreign currency(1)
Total			Ps.	155				Ps.	166
Total interest-bearing liabilities
Pesos	Ps.	729,865	Ps.	11,344	3.11%	Ps.	760,398	Ps.	18,422	4.85%
Foreign currency(1)		146,599		1,296	1.77		184,651		1,582	1.71
Total	Ps.	876,464	Ps.	12,640	2.88%	Ps.	945,049	Ps.	20,004	4.23%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	IFRS for six months ended June 30,
	2016					2017
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Customer deposits— Demand deposits
Pesos	Ps.	34,321				Ps.	20,140
Foreign currency(1)		16					22
Total	Ps.	34,337				Ps.	20,162
Other liabilities— non-interest-bearing
Pesos	Ps.	66,621				Ps.	58,877
Foreign currency(1)		—					13,404
Total	Ps.	66,621				Ps.	72,281
Total equity
Pesos	Ps.	108,916				Ps.	107,176
Total	Ps.	108,916				Ps.	107,176
Total non-interest-bearing liabilities and equity
Pesos	Ps.	209,858				Ps.	186,193
Foreign currency(1)		16					13,426
Total	Ps.	209,874				Ps.	199,619
Total liabilities and equity
Pesos	Ps.	939,723	Ps.	11,344	2.41%	Ps.	946,591	Ps.	18,422	3.89%
Foreign currency(1)		146,615		1,296	1.77		198,077		1,582	1.60
Total	Ps.	1,086,338	Ps.	12,640	2.33%	Ps.	1,144,668	Ps.	20,004	3.50%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

Changes in our Net Interest Income—Volume and Rate Analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for the six months ended June 30, 2017 compared to the six months ended June 30, 2016. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume. You should read the following tables and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

Change in Financial Income and Expense

	IFRS for the six months ended June 30, 2017 and 2016
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-EARNING ASSETS
Cash and balances with the Mexican Central Bank
Pesos	Ps.	(152)	Ps.	494	Ps.	342
Total	Ps.	(152)	Ps.	494	Ps.	342
Loans and advances to credit institutions
Pesos	Ps.	706	Ps.	598	Ps.	1,304
Foreign currency(1)		195		25		220
Total	Ps.	901	Ps.	623	Ps.	1,524
Loans and advances to customers—excluding credit cards
Pesos	Ps.	1,708	Ps.	3,629	Ps.	5,337
Foreign currency(1)		(137)		215		78
Total	Ps.	1,571	Ps.	3,844	Ps.	5,415

	IFRS for the six months ended June 30, 2017 and 2016
	Volume		Rate		Net Change
	(Millions of pesos)
Loans and advances to customers—credit cards
Pesos	Ps.	422	Ps.	552	Ps.	974
Total	Ps.	422	Ps.	552	Ps.	974
Debt instruments
Pesos	Ps.	(1,164)	Ps.	2,696	Ps.	1,532
Foreign currency(1)		391		33		424
Total	Ps.	(773)	Ps.	2,729	Ps.	1,956
Income from hedging operations
Pesos	Ps.	618		—	Ps.	618
Foreign currency(1)		—		—		—
Total	Ps.	618		—	Ps.	618
Other interest-earning assets
Pesos	Ps.	19		—	Ps.	19
Foreign currency(1)		15		—		15
Total	Ps.	34		—	Ps.	34
Total interest-earning assets
Pesos	Ps.	2,157	Ps.	7,969	Ps.	10,126
Foreign currency(1)		464		273		737
Total	Ps.	2,621	Ps.	8,242	Ps.	10,863

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	IFRS for the six months ended June 30, 2017 and 2016
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-BEARING LIABILITIES
Deposits from the Mexican Central Bank and credit institutions
Pesos	Ps.	(2,307)	Ps.	2,423	Ps.	116
Foreign currency(1)		(4)		71		67
Total	Ps.	(2,311)	Ps.	2,494	Ps.	183
Customer deposits—Demand accounts
Pesos	Ps.	629	Ps.	1,136	Ps.	1,765
Foreign currency(1)		4		(8)		(4)
Total	Ps.	633	Ps.	1,128	Ps.	1,761
Customer deposits—Time deposits
Pesos	Ps.	463	Ps.	1,526	Ps.	1,989
Foreign currency(1)		89		44		133
Total	Ps.	552	Ps.	1,570	Ps.	2,122
Customer deposits—Repurchase agreements
Pesos	Ps.	536	Ps.	953	Ps.	1,489
Foreign currency(1)
Total	Ps.	536	Ps.	953	Ps.	1,489
Subordinated debentures		—		—		—
Foreign currency(1)	Ps.	55	Ps.	(1)	Ps.	54
Total	Ps.	55	Ps.	(1)	Ps.	54

	IFRS for the six months ended June 30, 2017 and 2016
	Volume		Rate		Net Change
	(Millions of pesos)
Marketable debt securities and other financial liabilities
Pesos	Ps.	118	Ps.	463	Ps.	581
Foreign currency(1)		34		2		36
Total	Ps.	152	Ps.	465	Ps.	617
Other liabilities
Pesos	Ps.	437	Ps.	763	Ps.	1,200
Foreign currency(1)		—		—		—
Total	Ps.	437	Ps.	763	Ps.	1,200
Expense from hedging operations
Pesos	Ps.	11	Ps.	—	Ps.	11
Foreign currency(1)		—		—		—
Total	Ps.	11	Ps.	—	Ps.	11
Other interest expense
Pesos	Ps.	(73)	Ps.	—	Ps.	(73)
Foreign currency(1)		—		—		—
Total	Ps.	(73)	Ps.	—	Ps.	(73)
Total interest-bearing liabilities
Pesos	Ps.	(186)	Ps.	7,263	Ps.	7,078
Foreign currency(1)		178		108		286
Total	Ps.	(8)	Ps.	7,372	Ps.	7,364

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

Assets

Earning Assets—Yield Spread

The following tables analyze our average earning assets, interest income and dividends on equity securities and net interest income and shows gross yields, net yields and yield spread for each of the periods indicated. You should read this table and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	Six months ended June 30,
	2016		2017
	(Millions of pesos, except percentages)
Net Interest Margin and Spread
Average earning assets
Pesos	Ps.	825,926	Ps.	839,457
Foreign currency(1)		146,242		200,893
Total	Ps.	972,168	Ps.	1,040,350
Net interest income
Pesos	Ps.	22,902	Ps.	25,950
Foreign currency(1)		804		1,255
Total	Ps.	23,706	Ps.	27,205
Gross yield(2)
Pesos		4.15%		5.29%
Foreign currency(1)		1.44		1.41
Total		3.74%		4.54%
Net yield(3)
Pesos		2.77%		3.09%
Foreign currency(1)		0.55		0.62
Total		2.44%		2.61%

	IFRS
	Six months ended June 30,
	2016	2017
	(Millions of pesos, except percentages)
Net Interest Margin and Spread
Total	2.44%	2.61%
Yield spread(4)
Pesos	1.04%	0.44%
Foreign currency(1)	(0.33)	(0.30)
Total	0.86%	0.31%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

(2)	Gross yield is the quotient of interest divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets that yield interest or similar income.

(3)	Net yield is the quotient of net interest income divided by average earning assets.

(4)	Yield spread is the difference between gross yield on earning assets and the average cost rate of interest bearing liabilities.

Interest-Earning Assets

The following table shows the percentage mix of our average interest-earning assets for the years indicated. You should read this table in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	Six months ended June 30,
	2015	2016
	(Percentages)
Average Interest-Earning Assets
Cash and balances with the Mexican Central Bank	3.68%	2.98%
Loans and advances to credit institutions	7.55	13.48
Loans and advances to customers–excluding credit cards	52.70	51.32
Loans and advances to customers–credit cards	4.91	4.91
Debt instruments	31.16	27.31
Total interest-earning assets	100.00%	100.00%

	IFRS for the year ended December 31,
	2015					2016
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Cash and balances with the Mexican Central Bank
Pesos	Ps.	35,872	Ps.	1,102	3.07%	Ps.	33,817	Ps.	1,418	4.19%
Total	Ps.	35,872	Ps.	1,102	3.07%	Ps.	33,817	Ps.	1,418	4.19%
Loans and advances to credit institutions
Pesos	Ps.	58,766	Ps.	2,002	3.41%	Ps.	59,361	Ps.	2,605	4.39%
Foreign currency(1)		9,716		100	1.03		30,059		227	0.76
Total	Ps.	68,482	Ps.	2,102	3.07%	Ps.	89,420	Ps.	2,832	3.17%
Loans and advances to customers—excluding credit cards
Pesos	Ps.	387,919	Ps.	37,653	9.71%	Ps.	437,480	Ps.	44,655	10.21%
Foreign currency(1)		74,982		2,258	3.01		90,102		2,885	3.20
Total	Ps.	462,901	Ps.	39,911	8.62%	Ps.	527,582	Ps.	47,540	9.01%
Loans and advances to customers—credit cards
Pesos	Ps.	43,713	Ps.	10,316	23.60%	Ps.	49,096	Ps.	11,724	23.88%
Total	Ps.	43,713	Ps.	10,316	23.60%	Ps.	49,096	Ps.	11,724	23.88%

	IFRS for the year ended December 31,
	2015					2016
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Debt instruments
Pesos	Ps.	245,721	Ps.	9,233	3.76%	Ps.	249,278	Ps.	11,692	4.69%
Foreign currency(1)		27,046		1,280	4.73		40,664		1,457	3.58
Total	Ps.	272,767	Ps.	10,513	3.85%	Ps.	289,942	Ps.	13,149	4.54%
Income from hedging operations
Pesos			Ps.	237				Ps.	703
Foreign currency(1)				—					—
Total			Ps.	237				Ps.	703
Other interest-earning assets
Pesos			Ps.	31				Ps.	70
Foreign currency(1)				18					17
Total			Ps.	49				Ps.	87
Total interest-earning assets
Pesos	Ps.	771,991	Ps.	60,574	7.85%	Ps.	829,032	Ps.	72,867	8.79%
Foreign currency(1)		111,744		3,656	3.27		160,825		4,586	2.85
Total	Ps.	883,735	Ps.	64,230	7.27%	Ps.	989,857	Ps.	77,453	7.82%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	IFRS for the year ended December 31,
	2015					2016
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Cash and loans and advances to credit institutions
Pesos	Ps.	15,804				Ps.	20,972
Foreign currency(1)		1,154					1,829
Total	Ps.	16,958				Ps.	22,801
Allowance for impairment losses
Pesos	Ps.	(15,442)				Ps.	(16,793)
Foreign currency(1)		(1,163)					(1,157)
Total	Ps.	(16,605)				Ps.	(17,950)
Tangible assets
Pesos	Ps.	8,204				Ps.	8,876
Total	Ps.	8,204				Ps.	8,876
Intangible assets
Pesos	Ps.	1,664				Ps.	1,942
Total	Ps.	1,664				Ps.	1,942
Other non-interest-earning assets
Pesos	Ps.	113,877				Ps.	90,366
Foreign currency(1)		23,943					4,182
Total	Ps.	137,820				Ps.	94,548
Total non-interest-earning assets
Pesos	Ps.	124,107				Ps.	105,363
Foreign currency(1)		23,934					4,854
Total	Ps.	148,041				Ps.	110,217
Total average assets
Pesos	Ps.	896,098	Ps.	60,574	6.76%	Ps.	934,395	Ps.	72,867	7.80%
Foreign currency(1)		135,678		3,656	2.69		165,679		4,586	2.77
Total	Ps.	1,031,776	Ps.	64,230	6.23%	Ps.	1,100,074	Ps.	77,453	7.04%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	IFRS for the year ended December 31,
	2015					2016
	Average balance		Interest		Average nominal rate	Average balance		Interest		Average nominal rate
	(Millions of pesos, except percentages)
Deposits from the Mexican Central Bank and credit institutions
Pesos	Ps.	171,815	Ps.	5,848	3.40%	Ps.	135,218	Ps.	5,868	4.34%
Foreign currency(1)		23,924		153	0.64		27,664		277	1.00
Total	Ps.	195,739	Ps.	6,001	3.07%	Ps.	162,882	Ps.	6,145	3.77%
Customer deposits— Demand accounts
Pesos	Ps.	214,963	Ps.	3,153	1.47%	Ps.	267,813	Ps.	5,007	1.87%
Foreign currency(1)		36,118		38	0.11		54,586		51	0.09
Total	Ps.	251,081	Ps.	3,191	1.27%	Ps.	322,399	Ps.	5,058	1.57%
Customer deposits—Savings accounts
Pesos	Ps.	15				Ps.	12
Total	Ps.	15				Ps.	12
Customer deposits— Time deposits
Pesos	Ps.	130,572	Ps.	3,938	3.02%	Ps.	140,045	Ps.	5,617	4.01%
Foreign currency(1)		25,500		52	0.20		31,200		114	0.37
Total	Ps.	156,072	Ps.	3,990	2.56%	Ps.	171,245	Ps.	5,731	3.35%
Customer deposits— Repurchase agreements
Pesos	Ps.	63,803	Ps.	1,845	2.89%	Ps.	90,619	Ps.	3,820	4.22%
Total	Ps.	63,803	Ps.	1,845	2.89%	Ps.	90,619	Ps.	3,820	4.22%
Subordinated debentures
Foreign currency(1)	Ps.	20,438	Ps.	1,259	6.16%	Ps.	24,101	Ps.	1,473	6.11%
Total	Ps.	20,438	Ps.	1,259	6.16%	Ps.	24,101	Ps.	1,473	6.11%
Marketable debt securities and other financial liabilities
Pesos	Ps.	35,047	Ps.	1,193	3.40%	Ps.	38,927	Ps.	1,800	4.62%
Foreign currency(1)		15,974		700	4.38		18,771		825	4.40
Total	Ps.	51,021	Ps.	1,893	3.71%	Ps.	57,698	Ps.	2,625	4.55%
Other liabilities
Pesos	Ps.	77,733	Ps.	2,389	3.07%	Ps.	64,172	Ps.	2,998	4.67%
Total	Ps.	77,733	Ps.	2,389	3.07%	Ps.	64,172	Ps.	2,998	4.67%
Expense from hedging operation
Pesos	Ps.	—	Ps.	463		Ps.	—	Ps.	167
Foreign currency (1)		—		—			—		—
Total	Ps.	—	Ps.	463		Ps.	—	Ps.	167
Other interest expense
Pesos	Ps.	—	Ps.	211		Ps.	—	Ps.	306
Foreign currency(1)		—		—			—		—
Total	Ps.	—	Ps.	211		Ps.	—	Ps.	306
Total interest-bearing liabilities
Pesos	Ps.	693,948	Ps.	19,040	2.74%	Ps.	736,806	Ps.	25,583	3.47%
Foreign currency(1)		121,954		2,202	1.81		156,322		2,740	1.75
Total	Ps.	815,902	Ps.	21,242	2.60%	Ps.	893,128	Ps.	28,323	3.17%

Customer deposits— Demand deposits
Pesos	Ps.	36,952				Ps.	30,806
Foreign currency(1)		15					15
Total	Ps.	36,967				Ps.	30,821
Other liabilities— non-interest-bearing
Pesos	Ps.	65,692				Ps.	61,247
Foreign currency(1)		10,650					3,795
Total	Ps.	76,342				Ps.	65,042
Total equity
Pesos	Ps.	102,565				Ps.	111,083
Total	Ps.	102,565				Ps.	111,083
Total non-interest-bearing liabilities and equity
Pesos	Ps.	205,209				Ps.	203,136
Foreign currency(1)		10,665					3,810
Total	Ps.	215,874				Ps.	206,946
Total liabilities and equity
Pesos	Ps.	899,157	Ps.	19,040	2.12%	Ps.	939,942	Ps.	25,583	2.72%
Foreign currency(1)		132,619		2,202	1.66		160,132		2,740	1.71
Total	Ps.	1,031,776	Ps.	21,242	2.06%	Ps.	1,100,074	Ps.	28,323	2.57%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

Changes in our Net Interest Income—Volume and Rate Analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for the year ended December 31, 2016 compared to the year ended December 31, 2015. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume. You should read the following tables and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

Change in Financial Income and Expense

	IFRS for the year ended December 31, 2016 and 2015
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-EARNING ASSETS
Cash and balances with the Mexican Central Bank
Pesos	Ps.	(86)	Ps.	402	Ps.	316
Total	Ps.	(86)	Ps.	402	Ps.	316
Loans and advances to credit institutions
Pesos	Ps.	26	Ps.	577	Ps.	603
Foreign currency(1)		154		(27)		127
Total	Ps.	180	Ps.	550	Ps.	730
Loans and advances to customers—excluding credit cards
Pesos	Ps.	5,059	Ps.	1,943	Ps.	7,002
Foreign currency(1)		484		143		627
Total	Ps.	5,543	Ps.	2,086	Ps.	7,629
Loans and advances to customers—credit cards
Pesos	Ps.	1,285	Ps.	123	Ps.	1,408
Total	Ps.	1,285	Ps.	123	Ps.	1,408
Debt instruments
Pesos	Ps.	167	Ps.	2,292	Ps.	2,459
Foreign currency(1)		488		(311)		177
Total	Ps.	655	Ps.	1,981	Ps.	2,636
Income from hedging operations
Pesos	Ps.	466	Ps.	—	Ps.	466
Foreign currency(1)		—		—		—
Total	Ps.	466	Ps.	—	Ps.	466
Other interest-earning assets
Pesos	Ps.	39	Ps.	—	Ps.	39
Foreign currency(1)		(1)		—		(1)
Total	Ps.	38	Ps.	—	Ps.	38
Total interest-earning assets
Pesos	Ps.	6,956	Ps.	5,337	Ps.	12,293
Foreign currency(1)		1,125		(195)		930
Total	Ps.	8,081	Ps.	5,142	Ps.	13,223

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

	IFRS for the year ended December 31, 2016 and 2015
	Volume		Rate		Net Change
	(Millions of pesos)
INTEREST-BEARING LIABILITIES
Deposits from the Mexican Central Bank and credit institutions
Pesos	Ps.	(1,588)	Ps.	1,609	Ps.	21
Foreign currency(1)		37		87		124
Total	Ps.	(1,551)	Ps.	1,696	Ps.	145
Customer deposits—Demand accounts
Pesos	Ps.	988	Ps.	866	Ps.	1,854
Foreign currency(1)		17		(4)		13
Total	Ps.	1,005	Ps.	862	Ps.	1,867
Customer deposits—Savings accounts
Pesos	Ps.	—	Ps.	—	Ps.	—
Foreign currency(1)		—		—		—
Total	Ps.	—	Ps.	—	Ps.	—
Customer deposits—Time deposits
Pesos	Ps.	380	Ps.	1,299	Ps.	1,679
Foreign currency(1)		21		41		62
Total	Ps.	401	Ps.	1,340	Ps.	1,741
Customer deposits—Repurchase agreements
Pesos	Ps.	1,130	Ps.	845	Ps.	1,975
Total	Ps.	1,130	Ps.	845	Ps.	1,975
Subordinated debentures
Foreign currency(1)	Ps.	224	Ps.	(10)	Ps.	214
Total	Ps.	224	Ps.	(10)	Ps.	214
Marketable debt securities and other financial liabilities
Pesos	Ps.	179	Ps.	428	Ps.	607
Foreign currency(1)		123		2		125
Total	Ps.	302	Ps.	430	Ps.	732
Other liabilities
Pesos	Ps.	(633)	Ps.	1,241	Ps.	608
Foreign currency(1)		—		—		—
Total	Ps.	(633)	Ps.	1,241	Ps.	608
Expense from hedging operations
Pesos	Ps.	(296)	Ps.	—	Ps.	(296)
Foreign currency(1)		—		—		—
Total	Ps.	(296)	Ps.	—	Ps.	(296)
Other interest expense
Pesos	Ps.	95	Ps.	—	Ps.	95
Foreign currency(1)		—		—		—
Total	Ps.	95	Ps.	—	Ps.	95
Total interest-bearing liabilities
Pesos	Ps.	255	Ps.	6,288	Ps.	6,543
Foreign currency(1)		422		116		538
Total	Ps.	677	Ps.	6,404	Ps.	7,081

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

Assets

Earning Assets—Yield Spread

The following tables analyze our average earning assets, interest income and dividends on equity securities and net interest income and shows gross yields, net yields and yield spread for each of the periods indicated. You should read this table and the footnotes thereto in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos, except percentages)
Net Interest Margin and Spread
Average earning assets
Pesos	Ps.	771,991	Ps.	829,032
Foreign currency(1)		111,744		160,825
Total	Ps.	883,735	Ps.	989,857
Net interest income
Pesos	Ps.	41,534	Ps.	47,284
Foreign currency(1)		1,454		1,846
Total	Ps.	42,988	Ps.	49,130
Gross yield(2)
Pesos		7.85%		8.79%
Foreign currency(1)		3.27		2.85
Total		7.27%		7.82%
Net yield(3)
Pesos		5.38%		5.70%
Foreign currency(1)		1.30		1.15
Total		4.86%		4.96%
Yield spread(4)
Pesos		5.11%		5.32%
Foreign currency(1)		1.46		1.10
Total		4.67%		4.65%

________________________

(1)	Represents assets or liabilities denominated in foreign currencies. Values are presented in pesos.

(2)	Gross yield is the quotient of interest divided by average interest-earning assets, which are loans, receivables, debt instruments and other financial assets that yield interest or similar income.

(3)	Net yield is the quotient of net interest income divided by average earning assets.

(4)	Yield spread is the difference between gross yield on earning assets and the average cost rate of interest-bearing liabilities.

Return-on-average Equity and Assets

The following table presents our selected financial ratios for the periods indicated.

	IFRS
	For the year ended December 31,
	2015	2016
	(Percentages)
Return-on-average Equity and Assets
ROAA: Return-on-average total assets	1.36%	1.50%
ROAE: Return-on-average equity	13.71	14.89
Dividend pay-out ratio(1)	48.07	105.64
Average equity as a percentage of average total assets	9.94%	10.10%

________________________

(1)	Dividends declared per share divided by net income per share. On May 29, 2015, we paid a dividend of Ps.3,534 million, equal to Ps.0.044 per share. On December 22, 2015, we paid a dividend of Ps.3,226 million, equal to Ps.0.040 per share. On May 27, 2016, we paid a dividend of Ps.3,844 million, equal to Ps.0.57 per share. On December 30, 2016, we paid a dividend of Ps.13,624 million, equal to Ps.1.68 per share.

Interest-Earning Assets

The following table shows the percentage mix of our average interest-earning assets for the years indicated. You should read this table in light of our observations noted in “—Average Balance Sheet and Interest Rates.”

	IFRS
	For the years ended December 31,
	2015	2016
	(Percentages)
Average Interest-Earning Assets
Cash and balances with the Mexican Central Bank	4.06%	3.42%
Loans and advances to credit institutions	7.75	9.03
Loans and advances to customers–excluding credit cards	52.37	53.30
Loans and advances to customers–credit cards	4.95	4.96
Debt instruments	30.87	29.29
Total interest-earning assets	100.00%	100.00%

Investment Securities

At December 31, 2015 and 2016, the book value of our investment securities was Ps.331.0 billion and Ps.309.8 billion, respectively (representing 28.1% and 22.9% of our total assets at such dates). Mexican government securities and instruments issued by the Mexican Central Bank represented Ps.284 billion, or 85.7%, of our investment securities at December 31, 2015 and Ps.230 billion, or 74.4%, of our investment securities at December 31, 2016. For a discussion of how we value our investment securities, see Note 2.d of our audited financial statements.

The following table shows the book value of our investment securities by type of counterparty at each of the dates indicated. As of December 31, 2015 and 2016, Ps.77.1 billion and Ps.113.9 billion of our available-for-sale debt instruments, respectively, were issued by the Mexican government and by the Mexican Central Bank. As of December 31, 2015 and 2016, the aggregate book value of our debt instruments issued by the Mexican government, excluding instruments issued by the Mexican Central Bank, was equal to 110.7% and 120.6% of our total equity, respectively, and the aggregate book value of our debt instruments issued by the Mexican Central Bank was equal to 147.9% and 94.08% of our total equity, respectively.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Investment Securities
Debt instruments issued by the Mexican government (excluding Mexican Central Bank)	Ps.	120,420	Ps.	128,577
Debt instruments issued by the Mexican Central Bank		162,200		100,937
Foreign government debt securities		31,162		65,286
Debt instruments issued by private sector		13,967		11,843
Total debt instruments		327,749		306,643
Total equity securities		2,226		2,148
Total investment securities	Ps.	329,975	Ps.	308,791

The following table analyzes the expected maturities of our debt investment securities (before allowance for impairment losses) and the weighted average yield at December 31, 2016.

	Maturity as of December 31, 2016
	Less than 1 year		Average yield	1 to 5 years		Average yield	5 to 10 years			Average yield		Average yield	Total
	(Millions of pesos, except percentages)
Investment Securities
Debt instruments issued by the Mexican government (excluding Mexican Central Bank)	Ps.	12,125	5.75%	Ps.	84,231	5.42%	Ps.	26,557	6.98%	Ps.	5,664	6.66%	Ps.	128,577
Debt instruments issued by the Mexican Central Bank		2,383	5.57%		87,167	5.48%		11,387	4.90%		-	0.00%		100,937
Foreign government debt securities		65,286	4.54%		-	0.00%		-	0.00%		-	0.00%		65,286
Debt instruments issued by the private sector		4,714	5.95%		5,427	7.35%		1,702	6.96%		-	0.00%		11,843
Total debt instruments	Ps.	84,508	5.45%	Ps.	176,825	6.08%	Ps.	39,646	6.28%	Ps.	5,664	6.66%	Ps.	306,643

Loans and Advances to Credit Institutions

The following table shows our short-term funds deposited with other banks at each of the dates indicated.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Loans and Advances to Credit Institutions
Time deposits	Ps.	98	Ps.	96
Call money transactions granted		—		1,062
Reverse repurchase agreements		735		37,831
Guarantee deposits—collateral delivered		30,223		51,414
Other demand accounts		12,928		3,799
Reciprocal accounts		14,192		26,017
Total	Ps.	58,176	Ps.	120,219

Loan Portfolio

At December 31, 2015 and 2016 our total loans and advances to customers (excluding reverse repurchase agreements) equaled Ps.554,026 million, and Ps.599,528 million respectively, representing 47.1% and 44.4%, of our total assets at such dates, respectively. Loans and advances to customers, net of allowance for impairment losses equaled Ps.535,277 million and Ps.581,645 million at December 31, 2015 and 2016, respectively, representing 45.5% and 43.1% of our total assets at such dates. We also have loan commitments drawable by third parties, which amounted to Ps.72,841 million and Ps.140,658 million at December 31, 2015 and 2016, respectively. Loan commitments drawable by third parties include mostly credit card lines and commercial commitments. While credit cards lines are unconditionally cancelable by the issuer, commercial commitments are generally one-year facilities, subject to an evaluation of the customer’s projected cash flows and financial history. The loans guaranteed by governmental entities are reported in non-performing loans without impact on or adjustment relating to the amount guaranteed, and therefore the guarantees have no impact on our non-performing loan ratios.

Types of Loans by Type of Customer

The following tables analyze our loans and advances to customers (excluding reverse repurchase agreements), by type of customer loan, at each of the dates indicated. For each category of loan, we maintain specific risk management policies in line with the standards of the Santander Group, and as managed and monitored by the board of directors of Banco Santander Mexico through the Comprehensive Risk Management Committee. Our credit approval processes for each category of loan are structured primarily around our business segments. See “Item 11. Quantitative and Qualitative Disclosure About Market Risk—Credit Risk” of GFSM’s annual report on Form 20-F for details on our credit approval policies.

	IFRS
	For the year ended December 31,
		2015(1)		2016
		(Millions of pesos)
Loans by Type of Customer
Public sector	Ps.	59,925	Ps.	57,022
Commercial, financial and industrial		278,624		309,207
Mortgage		122,919		132,414
Installment loans to individuals		92,541		100,878
Revolving consumer credit card loans		47,776		51,536
Non-revolving consumer loans		44,765		49,342
Total loans		554,009		599,521
Allowance for impairment losses		(18,749)		(17,883)
Loans net of allowance for impairment losses	Ps.	535,260	Ps.	581,638

________________________

(1)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

The following table shows the percentage of our non-performing loans by type of customer, for the periods indicated.

	IFRS
	For the year ended December 31,
	2015(2)	2016
	(Percentages)
Non-performing Loans as a Percentage of Total Loans by Type of Customer(1)
Public sector	0.0%	0.0%
Commercial, financial and industrial	3.5	2.2
Mortgage	5.3	5.1
Installment loans to individuals	3.8	3.9
Revolving consumer credit card loans	3.9	3.8
Non-revolving consumer loans	3.8	4.1
Total	3.6%	2.9%

________________________

(1)	Since 2015, non-performing loans include (i) all credits past due by more than 90 days, and (ii) other doubtful credits. Other doubtful credits include (i) the sum of all transactions (loans granted) of a customer when the loan balances of such customer classified as impaired are more than 20% of the total outstanding amounts; and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

Prior to 2015, bullet maturity loans (i.e. loans with payment of principal at maturity) were classified as non-performing once more than 30 days past due and revolving loans were classified as past-due when more than 60 days past due.

See Note 2.g.i of our audited financial statements for more details on the classification of impaired loans.

See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Maturity

The following tables set forth an analysis by maturity of our loans and advances to customers by type of loan as of December 31, 2016.

	IFRS as of December 31, 2016
	Less than 1 year					1 to 5 Years	Over 5 years					Total
	Balance			% of total		% of total	Balance		% of total			% of total
	(Millions of pesos, except percentages)
Public sector	Ps.	19,276	7.54%	Ps.	18,174	8.37%	Ps.	19,572	15.48%	Ps.	57,022	9.51%
Commercial, financial and industrial		176,723	69.08%		116,106	53.45%		16,378	12.95%		309,207	51.58%
Mortgages		17,386	6.80%		36,902	16.99%		78,126	61.77%		132,414	22.09%
Installment loans to individuals		42,423	16.58%		46,059	21.19%		12,396	9.80%		100,878	16.84%
Revolving consumer credit card loans		13,322	5.21%		25,834	11.89%		12,380	9.79%		51,536	8.60%
Non-revolving consumer loans		29,101	11.37%		20,225	9.30%		16	0.01%		49,342	8.24%
Total loans		255,808	100.00%		217,241	100.00%		126,472	100.00%		599,521	100.02%
Allowance for impairment losses		(17,883)									(17,883)
Loans net of allowance for impairment losses	Ps.	237,925		Ps.	217,241		Ps.	126,472		Ps.	581,638

Fixed and Variable Rate Loans

The following table sets forth a breakdown of our fixed and floating rate loans having a maturity of more than one year as of December 31, 2016.

	IFRS as of December 31, 2016
		(Millions of pesos)
Interest Rate Formula
Fixed interest rate	Ps.	212,449
Floating interest rate		387,072
Total	Ps.	599,521

Non-Accrual of Interest

The following table shows (i) the amount of gross interest income that would have been recorded on our non-accrual and restructured loans if such loans had been current in accordance with their original terms and had been outstanding throughout the reported periods or since origination if outstanding for less than the entire period and (ii) the amount of interest income that was recorded for such loans in the periods presented. In general, the total interest that we received on our restructured loans in 2012 through 2016 was greater than the amount of non-accrued interest based on the original contractual terms because the restructurings resulted in interest rates that were higher on average than the contractual interest rates that preceded such restructurings.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Non-accrued interest on the basis of contractual terms owed:
Non-accrual loans(1)	Ps.	1,103	Ps.	1,109
Restructured loans(1)		375		461
Interest received:
Non-accrual loans(1)	Ps.	349	Ps.	345
Restructured loans(1)		419		496

________________________

(1)	These amounts do not include non-accrued interest on the basis of contractual terms owed and interest received from revolving consumer credit card loans due to the revolving nature of these types of loans.

The restructured loans referred to in the tables above comprise non-performing loans that have been renegotiated. However, our renegotiated loans include both renegotiations of performing loans and renegotiations of loans in non-performing status, as contractual terms of a loan may be modified not only due to concerns about the customer’s ability to meet contractual payments but also for customer retention purposes and other factors not related to current or potential credit deterioration of the customer. See Note 12.e of our audited financial statements for additional information about our renegotiated loans.

The following table shows the cumulative balance of renegotiated loans as of the dates presented.

	As of December 31,
	2015		2016
	(Millions of pesos)
Commercial	Ps.	9,674	Ps.	12,144
Consumer		641		623
Mortgage		3,628		2,614
Credit card		1,331		1,238
Total	Ps.	15,274	Ps.	16,619

Movements in Allowance for Impairment Losses

The following tables analyze the movements in our allowance for impairment losses for each of the periods indicated below, not including recoveries. For further discussion of movements in the allowance for impairment losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015—Impairment Losses on Financial Assets (Net).”

	IFRS
	For the year ended December 31,
		2015	(2)		2016
		(Millions of pesos)
Movements in Allowance for Impairment Losses
Allowance for impairment losses at beginning of year	Ps.	15,198		Ps.	18,749
Impairment losses on loans and receivables(1)		17,766			19,022
Others		209			157
Charge-offs against allowance for impairment losses		(14,424)			(20,045)
Allowance for impairment losses at end of year	Ps.	18,749		Ps.	17,883

________________________

(1)	The amount of impairment losses on financial assets—Loans and receivables net of recoveries of loans previously charged-off and expenses paid to recovery agencies for an amount of Ps.1,725 million in 2015 and Ps.2,361 million in 2016, is recorded under Impairment losses on financial assets (net)—Loans and receivables in the consolidated income statement.

(2)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

The tables below show a breakdown of recoveries, impairment losses on loans and receivables and charge-offs against allowance for impairment losses by type of borrower for the periods indicated.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Recoveries of Loans Previously Charged Off – by type
Commercial, financial and industrial	Ps.	(735)	Ps.	(961)
Mortgage		(740)		(1,096)
Installment loans to individuals		(1,075)		(1,104)
Revolving consumer credit card loans		(698)		(717)
Non-revolving consumer loans		(377)		(387)
Expenses paid to recovery agencies		825		800
Total recoveries of loans previously charged off	Ps.	(1,725)	Ps.	(2,361)

	IFRS
	For the year ended December 31,
		2015(2)		2016
		(Millions of pesos)
Impairment Losses on Loans and Receivables
Commercial, financial and industrial	Ps.	6,172	Ps.	5,802
Mortgage		1,040		1,388
Installment loans to individuals		10,554		11,832
Revolving consumer credit card loans		6,044		6,683
Non-revolving consumer loans		4,510		5,149
Total impairment losses on loans and receivables(1)	Ps.	17,766	Ps.	19,022

________________________

(1)	The amount of impairment losses on financial assets—Loans and receivables net of recoveries of loans previously charged-off and expenses paid to recovery agencies for an amount of Ps.1,725 million in 2015 and Ps.2,361 million in 2016, is recorded under Impairment losses on financial assets (net)—Loans and receivables in the consolidated income statement.

(2)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Charge-offs against Allowance for Impairment Losses(1)
Commercial, financial and industrial	Ps.	4,443	Ps.	7,282
Mortgage		542		1,657
Installment loans to individuals		9,439		11,106
Revolving consumer credit card loans		5,449		6,229
Non-revolving consumer loans		3,990		4,877
Total charge-offs against allowance for impairment losses	Ps.	14,424	Ps.	20,045

________________________

(1)	See Note 12 of our audited financial statements for more details.

The tables below show a breakdown of the allowance for impairment losses by type of borrowers and the percentage of loans in each category as a share of total loans at the dates indicated.

	IFRS
	For the year ended December 31,
		2015(1)	% of total allowance		2016	% of total allowance
		(Millions of pesos, except percentages)
Allowance for Impairment Losses
Commercial, financial and industrial	Ps.	7,943	42.36%	Ps.	6,463	36.14%
Mortgage		2,558	13.64		2,445	13.67
Installment loans to individuals		8,248	44.00		8,975	50.19
Revolving consumer credit card loans		4,488	23.95		4,942	27.64
Non-revolving consumer loans		3,760	20.05		4,033	22.55
Total	Ps.	18,749	100.00%	Ps.	17,883	100.00%

________________________

(1)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Impaired Loans

The following tables show our impaired loans.

	IFRS
	For the year ended December 31,
	2015(2)	2016
	(Millions of pesos, except percentages)
Impaired Loans(1)
Non-performing loans	Ps. 19,742	Ps. 17,595
Non-performing loans as a percentage of total loans	3.56%	2.93%
Loan charge-offs as a percentage of average total loans	2.85%	3.48%

________________________

(1)	Since 2015, non-performing loans include (i) all credits past due by more than 90 days, and (ii) other doubtful credits. Other doubtful credits include (i) the sum of all transactions (loans granted) of a customer when the loan balances of such customer classified as impaired are more than 20% of the total outstanding amounts; and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

Prior to 2015, bullet maturity loans (i.e. loans with payment of principal at maturity) were classified as non-performing once more than 30 days past due and revolving loans were classified as past-due when more than 60 days past due.

See Note 2.g.i of our audited financial statements for more details on the classification of impaired loans.

See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Movement of Impaired Loans

The following tables show the movement in our impaired loans.

	IFRS
	For the year ended December 31,
		2015(2)		2016
		(Millions of pesos)
Movement of impaired loans(1)
Beginning balance	Ps.	18,430	Ps.	19,742
Additions		30,006		30,430
Transfers to performing loans		(14,270)		(12,532)
Charge-offs		(14,425)		(20,045)
Balance at year-end	Ps.	19,742	Ps.	17,595

________________________

(1)	Since 2015, non-performing loans include (i) all credits past due by more than 90 days, and (ii) other doubtful credits. Other doubtful credits include (i) the sum of all transactions (loans granted) of a customer when the loan balances of such customer classified as impaired are more than 20% of the total outstanding amounts; and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

Prior to 2015, bullet maturity loans (i.e. loans with payment of principal at maturity) were classified as non-performing once more than 30 days past due and revolving loans were classified as past-due when more than 60 days past due.

See Note 2.g.i of our audited financial statements for more details on the classification of impaired loans.

See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Impaired Asset Ratios

The following tables show the ratio of our impaired assets to total computable credit risk and our coverage ratio at the dates indicated.

	IFRS
	For the year ended December 31,
		2015(5)		2016
		(Millions of pesos, except percentages)
Impaired assets and ratios
Computable credit risk(1)	Ps.	594,883	Ps.	661,586
Non-performing loans(2)		19,742		17,595
Commercial, financial and industrial		9,673		6,842
Mortgage		6,514		6,778
Installment loans to individuals		3,555		3,975
Revolving consumer credit card loans		1,846		1,952
Non-revolving consumer loans		1,709		2,023
Allowance for impairment losses		18,749		17,883
Ratios
Non-performing loans to computable credit risk(1)		3.32%		2.66%
Coverage ratio(3)		94.97%		101.64%
Loan charge-off coverage ratio (4)		2.42%		3.03%

________________________

(1)	Computable credit risk for the year ended December 31, 2016 is the sum of the face amounts of loans (including non-performing loans) amounting to Ps.599,521 million and guarantees and documentary credits amounting to Ps.62,065 million. When guarantees or documentary credits are contracted, we record as off-balance sheet accounts. We present the off-balance sheet information to better demonstrate our total managed credit risk.

(2)	Since 2015, non-performing loans include (i) all credits past due by more than 90 days, and (ii) other doubtful credits. Other doubtful credits include (i) the sum of all transactions (loans granted) of a customer when the loan balances of such customer classified as impaired are more than 20% of the total outstanding amounts; and (ii) loans to borrowers in doubtful financial situations such as bankruptcy.

Prior to 2015, bullet maturity loans (i.e. loans with payment of principal at maturity) were classified as non-performing once more than 30 days past due and revolving loans were classified as past-due when more than 60 days past due.

See Note 2.g.i of our audited financial statements for more details on the classification of impaired loans.

(3)	Allowance for impairment losses as a percentage of non-performing loans.

(4)	Loan charge-offs as percentage of computable credit risk.

(5)	See Note 2.h of our audited financial statements for more details on our change in accounting estimates regarding our refinements to impairment models.

Liabilities

Deposits

The principal components of our deposits are demand and time deposits. Our retail customers are the principal source of our demand and time deposits.

	IFRS
	For the year ended December 31,
	2015		2016
	(Millions of pesos)
Deposits from Mexican Central Bank and credit institutions
Reciprocal accounts and overnight deposits	Ps.	10,837	Ps.	10,310
Repurchase agreements		145,484		40,634
Time deposits		18,950		31,545
Other accounts		24,537		57,397
Accrued interest		25		70
Total deposits from Mexican Central Bank and credit institutions	Ps.	199,833	Ps.	139,956
Customer deposits
Current accounts		347,752		403,323
Savings accounts		1		—
Other deposits		24,652		27,696
Time deposits		121,644		140,408
Repurchase agreements		49,595		83,891
Accrued interest		155		578
Total customer deposits	Ps.	543,799	Ps.	655,896
Total deposits	Ps.	743,632	Ps.	795,852

Short-Term Borrowings

The following table shows our short-term borrowings including securities that we sold under repurchase agreements for the purpose of funding our operations as well as short positions from financial liabilities arising out of the outright sale of financial assets acquired under reverse repurchase agreements.

	IFRS
	For the year ended December 31,
	2015			2016
	Amount		Average rate	Amount		Average rate
	(Millions of pesos, except percentages)
Short-Term Borrowings
Repurchase agreements:
At December 31	Ps.	195,079	3.16%	Ps.	124,525	5.45%
Average during year		199,040	2.96		190,943	4.11
Maximum month-end balance		256,412	3.12		249,866	5.45
Short positions:
At December 31(1)	Ps.	30,071	3.27%	Ps.	40,613	5.32%
Average during year		47,880	3.04		49,259	3.92
Maximum month-end balance		95,081	3.16		78,075	5.32
Total short-term borrowings at year end	Ps.	225,150	3.22%	Ps.	165,138	5.39%

________________________

(1)	This amount forms part of the outstanding balance of “Short positions” in our consolidated balance sheet. See Note 11.b of our audited financial statements.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Currently, GFSM owns 99.99% of our shares. See “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders” and “Item 7. Major Shareholders and Related Party Transactions —A. Major Shareholders —Significant Changes in Percentage Ownership of Principal Shareholders” in GFSM’s annual report on Form 20-F for a description of GFSM’s major shareholders. After the Corporate Restructuring, New HoldCo will own 99.99% of our shares. See “The Merger—Implementation of Corporate Restructuring.”

Voting Rights of Principal Shareholders

GFSM does not, and New HoldCo will not, have voting rights distinct from those of our other shareholders. See “The SanMex Shares and Articles of Association—Voting Rights.”

Related Party Transactions

Loans to Related Parties

Articles 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law (Ley de Instituciones de Crédito) regulates and limits loans and other transactions pursuant to which related parties may be liable to a bank. Transactions covered under the Articles are deposits, any type of loans, restructurings and amendments to such loans, net derivatives positions and investments in securities other than equity securities. For purposes of these provisions, the term “related parties” refers to (1) holders, either directly or indirectly, of 2% or more of our or any of our subsidiaries’ shares; (2) our or any of our subsidiaries’ principal and alternate Board members; (3) relatives of a Board member or of any person specified in (1) and (2) above; (4) any person not our officer or employee who, nevertheless, is empowered to contractually bind us; (5) any corporation (or its directors or executive employees) in which we or any of our subsidiaries owns, directly or indirectly, 10% or more of its equity stock; (6) any corporation who has a director or officer in common with us or any of our subsidiaries; or (7) any corporation in which our external auditors, our employees, holders of 2% or more of our shares, or we or any of our directors or officers holds 10% or more of the outstanding capital stock. The majority of our Board of Directors must approve such loans. Before approval, however, the loan must undergo our customary review procedures for loans, which will vary depending on the nature and amount of the loan, except that such loans must always be reviewed and recommended by the highest loan review committee at the management level, and must be recommended by a special committee of directors responsible for reviewing our largest loans and all loans falling within the scope of Articles 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law. In addition, certain filings must be made with the CNBV with respect to such loans. Loans to individuals in amounts less than the greater of (1) two million UDIs (Unidades de inversión, a peso-equivalent unit of account indexed for Mexican inflation) or (2) 1% of a bank’s Tier 1 net capital are exempt from such provisions. Loans to related parties may not exceed 35% of a bank’s Tier 1 capital. The CNBV may, upon request, grant exemptions from these provisions. In our case, all loans to individuals who are related parties, regardless of the amount, are approved by our Board of Directors.

The SHCP has adopted rules which exclude from the category of loans to related parties any loans granted to the Mexican government, provided that the recipient does not make a loan to a related party, and loans to our directors or officers if they fall within the minimum thresholds set forth above. The SHCP rules also exclude from the category of loans to related parties any loans to companies that provide ancillary services to us, meaning our affiliates that provide the necessary auxiliary services we need in order to carry out our operations, such as administrative, accounting, finance, legal, IT and other services, provided that such companies do not make a loan to a related party. These three categories of loans are not considered for purposes of determining the 35% of Tier 1 Capital limit of our loan portfolio that may consist of loans to related parties, and do not require the prior approval of our Board of Directors.

As of June 30, 2017, our loans granted to related parties per Article 73, 73 Bis and 73 Bis 1 of the Mexican Banking Law totaled Ps.75,483 million (U.S.$4,179 million), respectively, which included loans granted to our subsidiaries Santander Consumo and Santander Vivienda for Ps.45,643 million (U.S.$2,527 million) and Ps.16,214 million (U.S.$898 million), respectively, which were eliminated from the balance sheet on consolidation. These loans with related parties were approved by the Board of Directors. According to Mexican Banking Law, loans with subsidiaries that form part of our financial group are not considered to be related party transactions and therefore do not count against the 35% of Tier 1 Capital limit. Pursuant to the methodology to classify the loan portfolio set forth under the loan classification and rating rules, 99.6% of the loans granted to related parties have a credit quality of A1 and 0.04% have a credit quality of B1. Our loans to related parties are made on terms and conditions comparable to other loans of like quality and risk.

Additionally, pursuant to the Mexican Banking Law, no loans may be made to any bank officers or employees, except in connection with certain employment benefits. As permitted by the Mexican Banking Law, we currently provide loans to our employees at favorable rates.

Loans to Our Directors and Executive Officers

We have granted loans to our directors (excluding directors who are also executive officers) of Ps.0.3 million, Ps.0.2 million and Ps.0.6 million as of December 31, 2015 and 2016 and June 30, 2017, respectively. None of these loans is disclosed as non-accrual, past due, restructured or potential problems in the “Business Overview—Selected Statistical Information” section. All loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Banco Santander Mexico, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, we have granted loans to our executive officers (including directors who are also executive officers) of Ps.51.8 million, Ps.31 million and Ps.27.3 million as of December 31, 2015 and 2016 and June 30, 2017, respectively. None of these loans is disclosed as non-accrual, past due, restructured or potential problems in the “Business Overview—Selected Statistical Information” section. As of December 31, 2015 and 2016 and June 30, 2017, 94%, 69% and 64% of the total amount of these loans, respectively, were made pursuant to an employee benefit plan that makes standardized loans available to all of our employees without preferential terms or conditions for any of the executive officers, as permitted by the Mexican Banking Law. The rest of these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Banco Santander Mexico, and did not involve more than the normal risk of collectability or present other unfavorable features.

Under applicable Mexican privacy laws, we are not permitted to disclose the identity of our loan recipients. The following table sets forth unnamed members of our senior management who are the recipients of loans pursuant to an employee benefit plan granted by us to which Instruction 2 of Item 7.B.2. of Form 20-F does not apply. The recipients of such loans have not waived the application of these privacy laws.

The material terms that differentiate these loans to unnamed members of our senior management listed below from those made in the ordinary course of business in transactions with unrelated persons are the following:

•	The applicable interest rate for each of these loans is the 28-day Mexican benchmark interbank money market rate (Tasa de Interés Interbancaria de Equilibrio, or TIIE) capped at 7%, which is less than the interest rate that would be charged to unrelated persons. The average TIIE rate from January 2017 to June 2017 was 6.71%.

•	We do not charge any commissions for these loans, whereas we would normally charge commissions on loans made to unrelated persons.

	As of June 30, 2017
Nature of loan and transaction in which incurred	Mortgage (1)				Credit lines (2)
	Largest amount outstanding (3)		Amount outstanding		Largest amount outstanding (3)		Amount outstanding		Total amount outstanding

Officer 1	Ps.	3.4	Ps.	2.0	Ps.	0.2	Ps.	0.03	Ps.	2.04
Officer 2		2.5		2.2						2.2
Officer 3		8.5		2.4		1.0		0.9		3.1
Officer 4		6.0		5.2		1.0		0.8		6.1
Officer 5						1.0		0.4		0.8
Officer 6		2.2		2.2.		1.0		0.6		0.4
Officer 7		2.2		2.2.		1.0		0.6		2.7
Total	Ps.	22.6	Ps.	13.9	Ps.	5.2	Ps.	3.5	Ps.	17.4

________________________

(1)	Under our employee benefit plan, each officer can be granted up to a maximum of three mortgage loans. The amount outstanding column includes all the loans outstanding as of June 30, 2017.

(2)	Under our employee benefit plan, each officer can be granted up to a maximum of two credit lines (these are consumer loans without guarantees). The amount outstanding column includes all the loans outstanding as of June 30, 2017.

(3)	The largest outstanding amount is equal to the aggregate initial amounts of all loans.

Affiliate Transactions

From time to time, we enter into agreements, including service agreements, with Banco Santander Parent, GFSM and our subsidiaries and affiliates, such as Santander Consumo, Casa de Bolsa Santander, SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión (formerly Gestión Santander), Isban México, S.A. de C.V., Gesban México Servicios Administrativos Globales, S.A. de C.V., Santander Global Property, S.A. de C.V., Santander Global Facilities, S.A. de C.V., Geoban, S.A. and Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V. We have entered into service agreements pursuant to which we render services, such as administrative, accounting, finance, treasury, legal services and others. We believe that these transactions with our affiliates have been made on terms that are not less favorable to us than those that could be obtained from unrelated third parties.

For a list of agreements with service providers that are also affiliates of the Santander Group, please see “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Affiliate Transactions” of GFSM’s annual report on Form 20-F.

The following table sets forth our assets and liabilities held in connection with related parties as of December 31, 2015 and 2016:

	As of
	December 31, 2015				December 31, 2016				June 30, 2017
	Parent		Other Related Party		Parent		Other Related Party		Parent		Other Related Party
	(Millions of pesos)
ASSETS
OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS
Loans and advances to credit institutions
Banco Santander, S.A.	Ps.	4,800		––	Ps.	208		—	Ps.	665	—
Casa de Bolsa Santander, S.A. de C.V.				159				16			1,928
Others		—		—		—		1		—	1
Loans and advances to customers(1)
Banco Santander, S.A.		—		—		1		—		1	—
Produban Servicios Informáticos Generales, S.L.		––	Ps.	1,395		—	Ps.	1,154		—	1,575
Santander Capital Structuring, S.A. de C.V.		––		125		—		—		—	—
Casa de Bolsa Santander, S.A. de C.V.		––		1,078		––		1,267		—	1,307
Grupo Konectanet México, S.A. de C.V.		––		15		—		—		—	—

	As of
	December 31, 2015		December 31, 2016		June 30, 2017
	Parent	Other Related Party	Parent	Other Related Party	Parent	Other Related Party
	(Millions of pesos)
Banco Santander Rio, S.A.	—	—	—	223	—	115
Santander Capital Structuring, S.A. de C.V.	—	—	—	—	—	1,118
Other	—	—	—	1,471	—	2,116
Trading derivatives
Banco Santander, S.A.	38,304	—	90,418	—	47,977	—
Banco Santander (Brasil), S.A.	—	169	—	—	—	—
Abbey National Treasury Services plc	—	1,668		2,352	—	1,635
Other	—	5	—	2	—	13
AVAILABLE FOR SALE
Grupo Financiero Santander México, S.A.B. de C.V	––	––	––	233	––	315
OTHER INTANGIBLE ASSETS
Isban México, S.A. de C.V.	––	––	––	2,364	––	2,707
Produban Servicios Informáticos Generales, S.L.	––	––	––	478	––	487
Ingeniería de Software Bancario, S.L.	––	––	––	412	––	375
Santander Back-Offices Globales Mayoristas, S.A.	––	––	––	74	––	74
Isban Brasil, S.A.	––	––	––	11	––	11
OTHER ASSETS
Banco Santander, S.A.	303	––	72	––	178	––
Santander Issuances, S.A. .	––	––	––	251	––	253
Grupo Financiero Santander México, S.A.B. de C.V.	––	––	––	––	––	11
Casa de Bolsa Santander, S.A. de C.V.	—	34	—	––	—	—
Zurich Santander Seguros México, S.A.	—	824	—	976	––	1,060
SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión	––	144	—	171	––	172
Other	––	13	—	25	––	19
LIABILITIES AND EQUITY
FINANCIAL LIABILITIES HELD FOR TRADING
Trading derivatives
Banco Santander, S.A.	37,214	––	58,537	—	36,222	—
Banco Santander International	––	––	—	64	—	2
Abbey National Treasury Services plc	––	671	—	1,659	—	—
Other	––	46	—	2	—	—
Short position
Casa de Bolsa Santander, S.A. de C.V.	––	––	––	2,646	––	16,192

	As of
	December 31, 2015		December 31, 2016		June 30, 2017
	Parent	Other Related Party	Parent	Other Related Party	Parent	Other Related Party
	(Millions of pesos)
OTHER FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
Customer deposits – Repurchase agreements
Casa de Bolsa Santander, S.A. de C.V.	—	7,193	—	22,162	––	1,421
FINANCIAL LIABILITIES AT AMORTIZED COST
Deposits from credit institutions
Banco Santander, S.A.	222	––	308	—	568	—
Casa de Bolsa Santander, S.A. de C.V.	—	14	—	10	—	11
Banco Santander Chile	—	—	—	—	—	18
Operadora de Carteras Gamma, S.A.P.I de C.V.	—	—	—	—	—	141
Abbey National Treasury Services plc.	—	—	—	—	—	—
SAM Asset Management, S.A. de C.V., Sociedad Operadora de Fondos de Inversión	—	17	18	—	—	10
Santander Capital Structuring, S.A. de C.V.	—	217	—	—	—	—
Other	—	40	—	50	—	49
Customer deposits
Banco Santander, S.A.	1,346	—	32,901	—	11,104	—
Grupo Financiero Santander, S.A.B. de C.V.	—	259	—	193	—	316
Abbey National Treasury Services plc	—	1,005	—	683	—	565
Isban México, S.A. de C.V.	—	856	—	653	—	647
Santander Global Facilities, S.A. de C.V.	—	322	—	—	—	—
Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V.	—	180	—	153	—	34
Produban Servicios Informáticos Generales, S.L.	—	101	—	51	—	330
Santander Capital Structuring	—	—	—	—	—	91
Promociones y Servicios Santiago, S.A. de C.V.	––	—	—	—	—	—
Promociones y Servicios Monterrey, S.A. de C.V.	––	—	—	—	—	—
Santander Global Facilities, S.A. de C.V.	—	—	—	426	—	413
Grupo Alcanza	—	—	—	138	—	—
Other (*)	––	109	—	1,040	—	436
Marketable Debt Securities
Banco Santander, S.A.	850	—	1,016	—	890	—
Other	—	—	—	28	—	20
Subordinated debentures
Banco Santander, S.A.	18,440	—	31,756	—	27,826	—
Grupo Financiero Santander México, S.A.B. de C.V.	—	—	—	10,310	—	9,031

	As of
	December 31, 2015		December 31, 2016		June 30, 2017
	Parent	Other Related Party	Parent	Other Related Party	Parent	Other Related Party
	(Millions of pesos)
Other financial liabilities
Banco Santander, S.A.	6,684	—	3	—	52	—
Casa de Bolsa Santander, S.A. de C.V.	—	93	—	360	—	1,872
Santander Investment Securities Inc.	—	—	—	48	—	—
Santander Global Facilities, S.A. de C.V.	—	—	—	45	—	106
Other	—	15	—	43	—	39
OTHER LIABILITIES
Banco Santander, S.A.	728	—	1,733	—	1,299	—
Santander Back-Offices Globales Mayoristas, S.A.	—	—	—	10	—	23
Ingeniería de Software Bancario, S.L.	—	—	—	19	—	126
Produban Servicios Informáticos Generales, S.L.	—	300	—	352	—	107
Isban México, S.A. de C.V.	—	128	—	188	—	430
Santander Investment Securities Inc.	—	—	—	—	—	97
Other	—	52	—	18	—	44

________________________

(1)	Does not include loans to our directors or executive officers, which are described separately in “Loans to Related Parties—Loans to Our Directors and Executive Officers” above.

(*)       As of June 30, 2017 and December 31, 2016, includes Ps.321 million and Ps.822 million, respectively, related to key management personnel transactions.

The following table set forth our income and expense from related parties for the years ended December 31, 2015 and 2016:

	For the year ended December 31,							For the six month June 30,
	2015				2016			2017
	Parent		Other Related Party		Parent		Other Related Party	Parent	Other Related Party
	(Millions of pesos)
INCOME STATEMENT
Interest and similar income
Banco Santander, S.A.	Ps.	5	Ps.	—	Ps.	5	—	—	—
Casa de Bolsa Santander, S.A. de C.V.		—		37		—	57	—	10
Produban Servicios Informáticos Generales, S.L.		—		45		—	52	—	38
Santander Capital Structuring, S.A. de C.V.		—		22		—	—	—	36
Other		––		1		—	2	—	—
Interest expenses and similar charges
Banco Santander, S.A.		1,026		—		1,275	—	722	—
Casa de Bolsa Santander, S.A. de C.V.		—		637		—	1,316	—	841
Isban México, S.A. de C.V.		—		12		—	24	—	—

	For the year ended December 31,				For the six month June 30,
	2015		2016		2017
	Parent	Other Related Party	Parent	Other Related Party	Parent	Other Related Party
	(Millions of pesos)
Grupo Financiero Santander, S.A.B. de C.V.	—	9	—	9	—	7
Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V.	—	—	—	9	—	—
Santander Global Facilities, S.A. de C.V.	—	—	—	11	—	13
Banco Santander (México), S.A. Institución de Banca Múltiple, Grupo Financiero Santander México como Fiduciaria del Fideicomiso 100740	—	—	—	—	—	13
Other	—	10	—	9	—	17
Fee and commission income
Banco Santander, S.A.	171	—	6	—	—	—
Zurich Santander Seguros México, S.A.	—	3,929	—	4,165	—	2,150
Santander Capital Structuring, S.A. de C.V.	—	—	—	—	—	—
Santander Investment Securities Inc.	—	7	—	—	—	—
SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión.	—	1,363	—	1,647	—	818
Other	––	4	—	16	—	13
Fee and commission expense
Banco Santander, S.A.	1	––	19	—	14	—
Casa de Bolsa Santander, S.A. de C.V.	—	—	—	41	—	—
SAM Asset Management, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión.	—	—	—	52	—	25
Santander Investment Securities Inc.	—	—	—	62	—	—
Santander Global Facilities, S.A. de C.V.	––	131	—	—	—	—
Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V.	––	92	—	—	—	—
Other	—	—	—	11	—	7
Gains/(losses) on financial assets and liabilities (net)
Financial assets held for trading
Banco Santander, S.A.	813	—	24,211	—	(18,181)	—
Santander Benelux, S.A., N.V.	—	—	—	—	—	—
Abbey National Treasury Services plc	—	622	—	(280)	—	(136)
Other	—	(194)	—	(44)	—	62
Other operating income
Santander Global Facilities, S.A. de C.V.	—	62	—	52	—	21
Casa de Bolsa Santander, S.A. de C.V.	—	26	—	—	—	14

	For the year ended December 31,				For the six month June 30,
	2015		2016		2017
	Parent	Other Related Party	Parent	Other Related Party	Parent	Other Related Party
	(Millions of pesos)
Zurich Santander Seguros México, S.A.	—	2	—	—	—	—
SAM Asset Management, S. A. de C.V. Sociedad Operadora de Fondos de Inversión	—	7	—	—	—	—
Other	—	3	—	39	—	8
Administrative expenses
Produban Servicios Informáticos Generales, S.L.	—	1,377	—	1,663	—	799
Isban México, S.A. de C.V.	—	92	—	178	—	127
Santander Global Facilities, S.A. de C.V.	—	259	—	206	—	100
Ingeniería de Software Bancario, S.L.	—	110	—	151	—	90
Casa de Bolsa Santander, S.A. de C.V.	—	58	—	—	—	15
Gesban México Servicios Administrativos	—	—	—	52	—	28
Aquanima México, S. de R.L. de C.V.	—	47	—	43	—	22
Geoban, S.A.	—	76	—	78	—	—
Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V.	—	—	—	110	—	—
Santander Back-Offices Globales Mayoristas, S.A.	—	—	—	—	—	23
Other	—	131	—	103	—	20
Sales of loans previously charged off
Servicios de Cobranza, Recuperación y Seguimiento, S.A. de C.V.	––	—	—	—	—	—

THE SANMEX SHARES AND ARTICLES OF ASSOCIATION

General

Set forth below is certain information relating to the SanMex shares at and following the time of effectiveness of the Merger, including the material provisions of our bylaws, Mexican corporate and securities laws and certain related laws and regulations of Mexico, including those of the CNBV, all as in effect as at the date of this prospectus. The following summary description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our draft bylaws, which we will submit to our shareholders for approval at the shareholders’ meeting to be held in early December 2017. A translation of our draft bylaws is included as an exhibit to the Registration Statement.

We are currently organized as a corporation (sociedad anónima) under the laws of Mexico. A copy of our draft bylaws has been filed with the CNBV and with the Mexican Stock Exchange and is available for inspection at the Mexican Stock Exchange’s website: www.bmv.com.mx, and an English translation thereof is an exhibit to this prospectus. Our corporate domicile is Mexico City, and our headquarters are located at Avenida Prolongación Paseo de la Reforma 500, Colonia Lomas de Santa Fe, 01219, Ciudad de México, Mexico. Our telephone number is +55 5257-8000.

Issued Share Capital

Our capital stock is divided into two series of shares, Series F shares and Series B shares. Series F shares may only be transferred with the prior approval of the CNBV. Series B shares may be purchased by Mexican or non-Mexican individuals or entities, subject to certain transfer restrictions. Series B shares may only represent up to 49% of our issued and outstanding capital stock. Upon effectiveness of the Merger, our Series B shares will be registered with the RNV and listed on the Mexican Stock Exchange.

Upon effectiveness of the Merger, our capital stock will consist of 6,786,994,305 shares issued and outstanding, represented by 3,322,685,160 Series B shares (one vote per share) and 3,464,309,145 Series F shares (one vote per share), all of which are book-entry shares, fully paid and of a par value of Ps.3.780782962 each. In addition, we will have 331,811,068 Series F shares and 318,188,932 Series B shares authorized, unsubscribed and held in treasury.

After the Merger, our capital stock will consist of the following:

	Series F Shares(1)	Total Amount(2)	Series B Shares(1)	Total Amount(2)	Total Number of Shares(1)	Total Amount(2)%
Share Capital
New HoldCo	3,464,309,145	$13,097,800,991	1,623,491,117	$6,138,067,554	5,087,800,262	$19,235,868,545	74.96%
Santander Global Facilities, S.A. de C.V.			1,340	$5,066	1,340	$5,066	0.00%
Diverse shareholders			1,699,192,703	$6,424,278,821	1,699,192,703	$6,424,278,821	25.04%
Total Shareholders’ Equity	3,464,309,145	$13,097,800,991	3,322,685,160	$12,562,351,441	6,786,994,305	$25,660,152,432	100.00%

____________________

(1)	Number of shares represented by Total Shareholders’ Equity does not include shares to be (1) held in treasury.

(2)	Based on par value of Ps.3.780782962 per share.

Corporate Purpose

Our bylaws provide that our corporate purpose includes the provision of banking services provided for in the Mexican Banking Law, thus, we can provide all of the services listed in article 46 of such law and other applicable legal and administravie rules and in compliance with the best banking and corporate practices.

Registration and Transfer of Shares

Our shares are not currently registered with the RNV. However, upon effectiveness of the Merger, our Series B shares will be registered with the RNV maintained by the CNBV. After the Merger, if we wish to cancel our registration, or if it is cancelled by the CNBV, we will be required to make a public offer to purchase all outstanding Series B shares, prior to the cancellation.

Our shares are evidenced by share certificates in registered form. The certificates evidencing our shares are, and will continue to be, deposited with the Mexican depository institution, S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval, and maintained in book-entry form with institutions which have accounts with Indeval. Indeval is the holder of record in respect of all of the shares of our capital stock. Accounts may be maintained at Indeval by brokers, banks and other financial institutions and entities authorized for this purpose. Ownership of our shares is evidenced by certificates issued by Indeval, together with certificates issued by Indeval’s account holders. We maintain a stock registry and only those persons listed in such stock registry and holding certificates issued in their name as registered holders, or persons holding shares through institutions that maintain accounts with Indeval, will be recognized as our shareholders. Pursuant to Mexican law, any transfer of shares must be registered in our stock registry or through book entries that may be traced back from our stock registry to the records of Indeval.

Pursuant to the Mexican Banking Law and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the CNBV, (ii) acquire more than 2% of our shares without informing the CNBV after the acquisition, or (iii) acquire 5% or more of our shares, except with the prior authorization of the CNBV. Furthermore, pursuant to the Mexican Securities Market Law, no person or entity or group or persons or entities may, directly or indirectly, acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the prior authorization of the CNBV, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than a “controlling stake” (as defined in the Mexican Securities Market Law), the greater of 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for a “controlling stake” (as defined in the Mexican Securities Market Law), 100% of our aggregate outstanding shares.

In addition, our Series F shares may only be transferred with the prior approval of the CNBV.

Voting Rights

Holders of Series F or Series B shares are entitled to one vote per share and such shares shall, within each series, confer its holders with the same rights. Holders of our shares do not have cumulative voting rights, which generally are not available under Mexican law.

Conflicts of Interest

A member of our Board of Directors with a conflict of interest must disclose such conflict and abstain from any deliberation or vote in connection therewith. A breach by any member of our Board of Directors of any such obligations may result in such member being liable for damages and losses. Further, any member of our Audit Committee or our Corporate Practices Committee who votes on a transaction in which he or she has a conflict of interest with us may be liable for damages.

Pursuant to the Mexican Securities Market Law, our Corporate Practices Committees must issue an opinion with regard to, among others, transactions and arrangements with related parties, and these transactions and arrangements must be approved by our Board of Directors.

Shareholders’ Meetings

Under Mexican law and our bylaws, shareholders’ meetings may be called by:

•	our Board of Directors;

•	shareholders representing at least 10% of our outstanding capital stock who request that the Chairman of our Board of Directors or the Chairman of either our Corporate Practices Committee or Audit Committee call a shareholder meeting;

•	a Mexican court of competent jurisdiction, in the event the Board of Directors does not comply with a valid request of the shareholders described immediately above;

•	the Audit Committee and the Corporate Practices Committee; and

•	any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders’ meeting did not address the matters required to be addressed in annual shareholders’ meetings.

Calls for shareholders’ meetings will be required to be made in the electronic system managed by the Ministry of Economy, at least 15 days before the scheduled date of the shareholders’ meeting in the case of first call. If the shareholders’ meeting is not held on the scheduled date, then a second call explaining the circumstances shall be made within a period not greater than 15 business days from the date established in the first call. The second call shall be published at least 5 business days in advance of the rescheduled shareholders’ meeting. Calls need to specify the place, date and time as well as the matters to be addressed at the meeting. From the date on which a call is made until the date of the corresponding meeting, all relevant information will have to be made available to the shareholders at our executive offices. To attend a shareholders’ meeting, shareholders will have to be either registered in the stock registry or present evidence of the deposit of their shares with Indeval or other authorized securities depositary, coupled with a certificate issued by a participant of Indeval or such depositary.

Shareholders’ Meetings

General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings. Shareholders may also hold special meetings of a given series (as for example, meetings of Series B shareholders, as a means to exercise their rights or discuss any matters that may affect such series).

General ordinary shareholders’ meetings will be those called to discuss any issues not reserved for extraordinary meetings. General ordinary shareholders’ meetings will have to be held at least once a year during the first four months following the end of each fiscal year to:

•	approve financial statements for the preceding fiscal year prepared by our chief executive officer and the report of the Board of Directors;

•	elect or ratify directors;

•	appoint or ratify the Chairmen of the Audit Committee and the Corporate Practices Committee;

•	discuss and approve the Audit Committee’s and the Corporate Practices Committee’s annual report;

•	determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends); and

•	determine the maximum amount of funds allocated to share repurchases.

General extraordinary shareholders’ meetings will be those called to consider:

•	an extension of our duration or voluntary dissolution;

•	an increase or decrease in our capital stock;

•	any change in our corporate purpose or nationality;

•	any merger, spin-off or transformation into another type of company;

•	any issuance of preferred stock;

•	the redemption of shares with retained earnings;

•	any amendment to our bylaws;

•	any amendment to our Statutory Responsibilities Agreement;

•	the cancellation of the registration of shares at the RNV or any stock exchange (except for automated quotation systems); or

•	the issuance of treasury shares for its further issuance in the stock markets.

A special shareholders’ meeting, comprising a single class of shares (such as our Series B shares), may be called if an action is proposed to be taken that may only affect such class. The quorum for a special meeting of shareholders and the vote required to pass a resolution at such meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding shares of the series that is the subject of the special meeting of shareholders.

The attendance quorum for a general ordinary shareholders’ meeting will be 50% of the outstanding capital stock; and resolutions may be taken by a majority of the capital stock represented therein. If the attendance quorum is not met upon the first call, a subsequent meeting may be called during which resolutions may be approved by the majority of the capital stock present, regardless of the percentage of outstanding capital stock represented at such meeting. The attendance quorum for general extraordinary shareholders’ meetings will be at least 75% of our outstanding capital stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 50% of the capital stock must be represented. In either case, resolutions must be taken by the vote of at least 50% of our outstanding capital stock, except for resolutions in respect of the cancellation of the registration of shares at the RNV or any stock exchange which require that at least 95% of the outstanding capital stock vote in favor of such resolution.

Dividends

Our Board of Directors must submit our financial statements for the previous fiscal year, proposed by our chief executive officer and supplemented by a report of our Board of Directors, for approval at our annual general ordinary shareholders’ meeting.  Once our shareholders approve our financial statements, they are required to allocate net profits for the previous fiscal year.  Under Mexican law and our bylaws, prior to any distribution of dividends, 5% of our earnings must be allocated to a legal reserve fund until such legal reserve fund is equal to at least 20% of our paid-in capital stock.  Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated for the repurchase of shares.  The remaining balance, if any, may be distributed as dividends.

Changes to Capital Stock

Our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our bylaws, which amendment shall be previously approved by the CNBV. Increases or decreases in our capital stock must be recorded in our capital variations register. New shares cannot be issued unless the then-issued and outstanding shares have been paid in full.

Our bylaws provide that we may issue treasury shares that may be offered for subscription and payment by the public, provided that:

•	the general extraordinary shareholders’ meeting approves the maximum amount of the increase of our capital stock, and the terms and conditions for the issuance of the non-subscribed shares;

•	subscription of the shares representing the increase in the capital stock is made through a public offering, and such shares must be registered in the Mexican National Securities Registry, in accordance with the Mexican Securities Market Law; and

•	the subscribed and paid amount of our capital stock must be disclosed when our authorized capital, including any issued and unsubscribed shares, is made public.

Election of Directors

Our Board of Directors may consist of up to 15 members and currently consists of nine directors and eight alternate directors. At least 25% of the members of our Board of Directors (and their respective alternates) must be independent, pursuant to the Mexican Securities Market Law and the Mexican Banking Law. In accordance with our bylaws, holders of Series F shares representing 51% of our capital stock shall have the right to appoint 50% plus 1 of our directors and their respective alternates, and to appoint an extra director for each additional 10% of our capital stock above such percentage. Series B shareholders have the right to appoint the remaining directors and their alternates.

For each director, an alternate director may be appointed, provided that the alternate director corresponding to an independent director must also be independent. All members of the Board of Directors, whether they are directors or alternate directors, are called to attend the meetings of the Board of Directors. If both a director and an alternate director attend the same meeting, only the vote of the director shall be considered.

Pursuant to the Mexican Banking Law, none of the following persons may be appointed as a member of our Board: (i) our officers or officers of other entities of our group, except for our chief executive officer and officers of the first two levels of management immediately below the chief executive officer, who may be appointed as long as they do not represent more than one third of our appointed directors; (ii) the spouse of any director, or any relatives of up to the second degree of more than two directors; (iii) persons who have a pending claim against our company or any other member of our financial group; (iv) persons who have been declared bankrupt or in concurso mercantil, condemned by a court for any patrimonial crime or disqualified to engage in commercial or financial activities; (v) persons involved in supervisory and regulatory activities and of those of our subsidiaries; and (vi) persons who participate in the board of directors of any financial entity that belongs to a different financial group, or to such group’s holding company.

A determination in respect of whether a director may be deemed independent must be made by our shareholders (at the general shareholders’ meeting where the director is elected). Such a determination may be challenged by the CNBV within 30 days from the date the appointment of the director is notified to the CNBV. The CNBV may only challenge the appointment after holding a hearing with us and the affected director. Under the Mexican Securities Market Law, none of the following persons may be deemed as independent directors: (i) our officers or officers of our subsidiaries, who have being in office during the prior 12-month period; (ii) individuals who have a significant influence or authority on our company or in any member of our group; (iii) persons that are part of our group of controlling shareholders; (iv) clients, service providers, suppliers, debtors, creditors (or employees of any of them) that have material commercial relationships with us (i.e., sales to us or our subsidiaries that exceed 10% of the aggregate sales of any such person, during the prior 12-month period); (v) relatives of any of the foregoing; (vi) officers or employees of any charity or non-profit organization that receives significant contributions from us; (vii) general directors and first-level officers of any company at which our general director or any first-level member of our management team is an elected director; or (viii) persons who have occupied any management office in our company or any of the members of our financial group.

Under the Mexican Securities Market Law, our Board of Directors may appoint temporary directors, without the vote of our shareholders, in case existing directors have resigned or their appointment has been revoked.

Directors must be elected at a special shareholders’ meeting held by each series of shares. Holders of at least 10% of our outstanding share capital are entitled to appoint one director and his or her respective alternate. Such an appointment may only be revoked by the shareholders when appointment of all directors designated by the same series of shares is revoked. Any director whose appointment is so revoked may not be reelected during the 12-month period immediately following the revocation. The ordinary shareholders’ meeting acknowledges the appointment of the members of the Board of Directors designated for each series of shares.

The chairman of the Board of Directors will be elected from the members appointed by the Series F shareholders.

Board of Directors

Our management is entrusted to our Board of Directors and our General Director. The Board of Directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution of such strategy.

Meetings of the Board of Directors are deemed as validly convened and held if 51% of its members are present, including at least one independent director. Resolutions passed at these meetings will be valid if approved by a majority of the members of the Board of Directors that do not have a conflict of interest. If required, the chairman of the Board of Directors may cast a tie-breaking vote.

Meetings of our Board of Directors may be called by (i) 25% of our Board members; (ii) the chairman of the Board of Directors; or (iii) any of the statutory auditors (comisarios). Notice of such meetings must be provided to the members of our Board of Directors at least five days prior to the relevant meeting.

The Mexican Securities Market Law imposes duties of care and loyalty on directors. The duty of care generally requires that directors obtain sufficient information and be sufficiently prepared to act in our best interest. The duty of care is discharged, principally, by requesting and obtaining from us all information that may be necessary to take decisions, attending Board meetings and disclosing to the Board of Directors material information in possession of the relevant director. Failure to act with due care by a director subjects the relevant director to joint and several liability, together with other guilty directors, for damages and losses caused to us and our subsidiaries.

The duty of loyalty consists, primarily, of a duty to act for the benefit of the issuer and includes a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the Board of Directors, a director takes advantage of a corporate opportunity belonging to us or our subsidiaries.

The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of our policies, discloses false or misleading information, orders not to, or causes the failure to, register any transaction in our records, that could affect our financial statements, or causes material information not to be disclosed or to be modified.

The violation of the duty of loyalty subjects the breaching director to joint and several liability with all breaching directors, for damages and losses caused to us and to the persons we control. Liability may also arise if damages and losses result from benefits obtained by the directors or third parties, as a result of activities carried out by such directors.

Claims for breach of the duty of care and the duty of loyalty may be brought solely for our benefit (as a derivative suit) and may only be brought by us or by shareholders representing at least 5% of any outstanding shares.

As a safe harbor for the benefit of directors, in respect of perceived violations of the duty of care or the duty of loyalty, the Mexican Securities Market Law provides that liabilities arising from a breach of the duty of care or the duty of loyalty will not be applicable, if the director acted in good faith and (a) complied with applicable law and our bylaws, (b) decided based upon facts and information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (c) selected the more adequate alternative in good faith, or the negative effects of the director’s decision could not have been reasonably foreseeable, based upon the then-available information. Mexican courts have not yet interpreted the meaning of this provision and, as a result, the extent and meaning of it are uncertain.

Under the Mexican Securities Market Law and our bylaws, our chief executive officer and our principal executives are also required to act for our benefit and not for the benefit of a shareholder or group of shareholders. Principally, these executives are required to submit to the Board of Directors for approval the principal strategies for our business and the business of the companies we control, to execute the resolutions of the Board of Directors, to comply with the provisions related to repurchase and offering of our shares, verify the effectiveness of capital contributions, comply with any provisions relating to declaration and payment of dividends, to submit to the audit committee proposals relating to internal control systems, to prepare all material information related to our activities and the activities of the companies we control, to disclose all material information to the public, to maintain adequate accounting and registration systems and internal control mechanisms, and to prepare and submit to the Board the yearly financial statements.

Committees of the Board of Directors

We maintain several committees of the Board of Directors that are required under the Mexican Securities Market Law, the Mexican Banking Law or necessary to discharge our specialized duties and limit conflicts of interest.  Our Audit Committee is required to consist only of independent Board members and it must comprise at least three directors. Our Corporate Practices Committee is required to consist of a majority of independent Board members and it must comprise at least three directors.

Statutory Auditor (Comisario)

SanMex’s internal controls and compliance will be supervised by a statutory auditor (comisario) appointed by the Series F shareholders and a statutory auditor (comisario) appointed by the Series B shareholders, in each case, by a majority vote at special shareholders’ meeting of each series. The statutory auditors (comisarios) will have the obligations and responsibilities set forth in article 166 of the General Corporation Law and other applicable statutes and which are generally consistent with the responsibilities of an audit committee.

Preemptive Rights

Under Mexican law, our shareholders have preemptive rights for all share issuances or increases except in the cases noted below. Generally, if we issue additional shares of capital stock, our shareholders will have the right to subscribe and pay the number of shares necessary to maintain their existing ownership percentage and avoid dilution. Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the general meeting approving the relevant issuance of additional shares. This period must be at least 15 days following the notice of the issuance made in the electronics system of the Ministry of Economy.

The preemptive rights specified in the prior paragraph will not apply (i) in the case of shares issued in connection with mergers, (ii) in the case of resale of shares held in our treasury, as a result of repurchases of shares conducted on the Mexican Stock Exchange, (iii) in the event of an issuance for purposes of a public offering, see “—Changes to Capital Stock” above, and (iv) in respect of shares issued in connection with the conversion of any convertible securities.

We may not be able to offer shares to U.S. shareholders pursuant to preemptive rights granted to our shareholders in connection with any future issuance of shares unless certain conditions are met. See “Item 3. Key Information—D. Risk Factors—Risks Relating to the ADSs and Our Series B Shares— Preemptive rights may be unavailable to non-Mexican holders of our Series B shares and ADSs and, as a result, they may suffer dilution.”

Dissolution or Liquidation

Banks may only be dissolved and liquidated if the CNBV has issued a resolution to that effect. Prior to such dissolution and liquidation, the IPAB may provide temporary financial assistance to banks with liquidity problems.

The Mexican Banking Law sets forth a special judicial liquidation process, accordingly, banks will not be subject to the general insolvency proceedings applicable to other entities in Mexico. Pursuant to the Mexican Banking Law, the extintion of the capital of a bank, that is, when its assets are not enough to cover its liabilities, is ground to revocation of its authorization to operate as a bank, and will trigger its liquidation process, under which the IPAB will act as liquidator and will conduct the process of acknowledging liabilities. In addition, to the liquidation process, Banks may be declared bankrupt pursuant to a special proceeding contemplated in Mexico’s Insolvency Law (Ley de Concursos Mercantiles).

Certain Minority Protections

Pursuant to the Mexican Securities Market Law and the Mexican Corporations Law, our bylaws include a number of minority shareholder protections. These minority protections will include provisions that permit:

•	holders of at least 10% of our outstanding capital stock:

•	to vote (including in a limited or restricted manner) to request a call for a shareholders’ meeting,

•	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed, and

•	to appoint one member of our Board of Directors and one alternate member of our Board of Directors;

•	holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our bylaws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholders; and

•	holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for our benefit, for violations of their duty of care or duty of loyalty, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five-year statute of limitations.

Other Provisions

Duration

Our corporate existence under our bylaws is indefinite.

Share Repurchases

We can purchase our shares through the Mexican Stock Exchange, at the then-prevailing market prices for the shares at the time of the purchase. The economic and voting rights corresponding to repurchased shares may not be exercised by us during the period the shares are owned by us, and such shares will not be deemed outstanding for purposes of calculating any quorum or vote at any shareholders’ meeting. We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our Board of Directors to effect share repurchases; however, we are required to obtain shareholder approval in respect of the maximum amount that may be used by us for share repurchases (including, subsequent sales of such repurchased shares). In addition, our Board of Directors must appoint an individual or group of individuals responsible for effecting share repurchases.

Share repurchases are required to be made pursuant to the provisions of the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase more than 1% of our outstanding shares at a single trading session, we must inform the public of this intention at least ten minutes before submitting our bid. If we intend to repurchase 3% or more of our outstanding shares during a period of 20 trading days, we must conduct a public tender offer for these shares.

Certain Investment Restrictions

Our shares are subject to certain transfer restrictions that may have the effect of delaying or preventing a change in control. See “—Registration and Transfer of Shares” above.

In addition, foreign governmental authorities may not acquire any of our shares.

Tag-Along Rights

Our bylaws do not grant tag-along rights to our shareholders. Notwithstanding, the Mexican Securities Market Law permits our shareholders to enter into these types of agreements or understandings, in which case the applicable shareholders shall notify us within the five business days following the corresponding agreement or understanding so that such information becomes publicly available. Such information is also to be disclosed in our annual report.

Such agreements and understanding shall not be enforceable against us and any breach thereunder shall not affect the validity of the vote taken pursuant to a shareholders’ meeting. Further, the agreement or understanding shall only become effective among the parties thereto once they are disclosed to the public.

Withdrawal Rights

If our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one type of corporate form to another, any shareholder entitled to vote that voted against the approval of these matters has the right to withdraw and receive book value for its shares, as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this withdrawal right within 15 days after the meeting, at which the relevant matter was approved.

Cancellation of Registration in the Mexican National Securities Registry

In accordance with our bylaws, and as set forth in the Mexican Securities Market Law, we will be required to make a public tender offer for the purchase of stock held by minority shareholders, in the event that the listing of our Series B shares on the Mexican Stock Exchange is cancelled, either as a result of our determination or by an order of the CNBV. Our controlling shareholders will be secondarily liable for these obligations. A controlling shareholder will be deemed to be a shareholder that holds a majority of our capital stock, has the ability to control the outcome of decisions made at a shareholders’ or Board of Directors’ meeting, or has the ability to appoint a majority of the members of our Board of Directors. Unless otherwise approved by the CNBV, the price at which the stock must be purchased is the higher of:

•	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the tender offer, or

•	the book value, as reflected in the report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If initiated by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our Board of Directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion. The resolution of the Board of Directors may be accompanied by a fairness opinion issued by an expert selected by our Audit Committee. Directors and first level officers are required to disclose whether they will sell their shares in connection with the tender offer.

Certain Differences between Mexican and U.S. Corporate Law

As an investor, you should be aware that the Mexican Banking Law, the Mexican Securities Market Law and the Mexican Corporations Law, all of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, Consolidations and Similar Arrangements

Under Mexican law, mergers, spin-offs, transformations or other similar reorganizations must be approved by the ordinary and extraordinary general shareholders’ meeting. Pursuant to the Mexican Corporations Law, shareholders are not entitled to appraisal rights.

In contrast, pursuant to Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the Board of Directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under specific circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its Board of Directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Transfer Restrictions

Pursuant to the Mexican Banking Law, and our bylaws, no person or entity, or group of persons or entities, may directly or indirectly, in one or a series of related transactions, (i) acquire any of our Series F shares, except with the prior authorization of the CNBV, (ii) acquire more than 2% of our shares without informing the CNBV after the acquisition, or (iii) acquire 5% or more of our shares, except with the prior authorization of the CNBV. Furthermore, pursuant to the Mexican Securities Market Law, no person or entity or group or persons or entities may, directly or indirectly, acquire 30% or more of our shares, unless (a) the acquiror shall have previously obtained the prior authorization of the CNBV, and (b) the acquiror, with the approval of the CNBV, shall conduct a public tender offer to acquire either (x) if the intended acquisition is for shares representing less than a “controlling stake”, the greater of an additional 10% of the aggregate outstanding shares or the percentage of additional outstanding shares intended to be acquired, or (y) if the intended acquisition is for shares representing a “controlling stake”, 100% of our aggregate outstanding shares.

The Mexican Securities Market Law defines control, for these purposes, as (a) the ability to impose decisions, directly or indirectly, at a shareholders’ meeting (b) the right to vote 50% or more of our shares, or (c) the ability to cause, directly or indirectly, that our management, strategy or policies be pursued in any given fashion. See “Item. 9 The Offer and Listing—C. Markets—Anti-Takeover Protections” in GFSM’s annual report on Form 20-F.

In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

•	prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•	at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the Board of Directors and authorized at a shareholders’ meeting by at least 66⅔% of the voting stock which is not owned by the interested shareholder.

Class Action Lawsuits

Applicable Mexican law has been modified to permit the initiation of class actions; however, rules implementing applicable law have not fully developed the relevant procedural requirements. In Mexico, the law concerning fiduciary duties of directors and executive officers has been in existence for a relatively short period. Actions against directors for breach of fiduciary duties may not be initiated as a direct action, but as a shareholder derivative suit (that is for the benefit of our company). The grounds for shareholder derivative actions under Mexican law are limited. See “—Certain Minority Protections” above.

In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder Proposals

Under Mexican law and our bylaws, holders of at least 10% of our outstanding capital stock may (i) vote to request a call for a shareholders’ meeting; (ii) request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and (iii) appoint one member of our Board of Directors and its respective alternate.

In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Shareholders’ Meetings

Under Mexican law and our bylaws, general shareholders’ meetings may be called by (i) our Board of Directors; (ii) shareholders representing at least 10% of our outstanding capital stock; (iii) a Mexican court of competent jurisdiction; (iv) the audit committee and the corporate practices committee; and (v) a shareholder, in limited cases. See “—Shareholders’ Meetings” above.

Delaware law permits the Board of Directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call an extraordinary meeting of shareholders.

Cumulative Voting

Cumulative voting rights generally are not available under Mexican law.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of Corporate Matters by Written Consent

Under Mexican law and our bylaws, our shareholders may take action by written consent of the holders of all of the outstanding shares of capital stock.

Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of Bylaws

Under Mexican law, any amendment to our bylaws may only be resolved by our shareholders at a general extraordinary shareholders’ meeting. In addition, the CNBV must previously approve any amendment to our bylaws.

Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

COMPARISON OF RIGHTS OF SHAREHOLDERS AND CORPORATE GOVERNANCE OF GFSM AND SANMEX

Shareholders’ Rights

The rights of shareholders in Mexican public entities are governed by the Mexican Securities Market Law and the General Corporation Law. Because both GFSM and SanMex are corporations governed by the General Corporation Law and SanMex will be a public entity after the Merger, substantially all shareholders’ rights will be unaffected by the Merger. For example, the percentage of SanMex shares required to elect directors, call a shareholders’ meeting, oppose a resolution of the shareholders’ meeting or amend the bylaws will be the same as the percentage of GFSM shares currently required.

Corporate Governance

GFSM is a financial services holding company governed by the Mexican Financial Groups Law and SanMex is a commercial bank governed by the Mexican Banking Law. As such, although SanMex will be subject to the same Mexican securities and corporate law frameworks as GFSM currently is, it is subject to a different regulatory framework than GFSM. As a result, there will be certain governance-related differences in the bylaws of SanMex and GFSM after the Merger, as described in more detail below.

Board of Directors and Committees

•	SanMex will have the same board of directors and the same committees as GFSM, each with the same members and areas of responsibility. However, under Mexican Banking Law, banks are also required to have one or more comisarios, or statutory auditors. Comisarios must be independent and are elected by shareholders in the same manner and for the same term as directors. The comisario is responsible for ensuring compliance by the board and management with applicable rules and policies and so provides a further layer of supervision for the benefit of shareholders. Shareholders have the same power to remove the comisario as they do to remove a member of the board of directors. See “The SanMex Shares and Articles of Association—Statutory Auditor (Comisario)” for more information.

Changes to Capital Stock

•	Any GFSM shareholder that opposes the issuance of shares to be subscribed and paid through a public offer shall have the right to demand the public offering of its shares at the same price as the publicly offered shares. Upon any such demand, GFSM is required to offer the dissenting shareholders’ shares in first place. SanMex shareholders will not have this remedy available should they oppose an issuance of shares.

Capital Deficiencies; Dissolution or Liquidation

•	SanMex is subject to substantially more stringent regulation than GFSM, including the possibility of intervention by the regulators in the event of material capital or supervisory deficiencies. In the event of material capital or supervisory deficiencies, control and even ownership of SanMex could in some circumstances, be taken away from SanMex shareholders with limited or no compensation.

•	Shareholders of both GFSM and SanMex can vote to request that the relevant Mexican authorities revoke the operating license of GFSM or SanMex, as applicable. Dissenting shareholders of GFSM can currently seek payment of damages or the invalidation of such resolutions through court order in connection with such a vote whereas dissenting SanMex can only seek payment of damage.

•	Upon GFSM’s dissolution, GFSM shareholders have the right to appoint a liquidator to wind up GFSM’s affairs and all outstanding shares of capital stock are entitled to participate equally in any liquidation distribution. In contrast, in connection with any dissolution of SanMex, IPAB would automatically serve as liquidator.

Because GFSM’s only significant asset is SanMex, the impact of these corporate governance-related differences already impact GFSM and they will thus have no material effect on SanMex shareholders after the Merger.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The principal types of risk inherent in our business are market, liquidity, credit and operational risks. The effectiveness with which we are able to manage the balance between risk and reward is a significant factor in our ability to generate long-term, stable earnings growth. Toward that end, our senior management places great emphasis on risk management. For quantitative and qualitative disclosure about market risk and our risk management, please see “Item 11. Quantitative and Qualitative Disclosure about Market Risk” in GFSM’s annual report on Form 20-F.

LEGAL MATTERS

The validity of the SanMex shares to be issued pursuant to the Merger will be passed upon by Mijares, Angoitia, Cortés y Fuentes, S.C., which has advised GFSM and SanMex as to certain Mexican law matters. Davis Polk & Wardwell LLP has advised GFSM and SanMex as to certain U.S. legal matters.

EXPERTS

On July 23, 2015, GFSM and SanMex announced that their respective Boards of Directors selected PricewaterhouseCoopers, S.C. to be the independent registered public accounting firm of each of GFSM and SanMex for the 2016, 2017 and 2018 fiscal years. Such selection was adopted at the proposal of the Audit Committees of GFSM and SanMex in accordance with corporate governance guidelines recommending periodic rotation of the independent registered public accounting firm, following a transparent selection process. Accordingly, on October 22, 2015, the Boards of Directors of GFSM and SanMex each resolved that Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, was dismissed and was not reelected for another term as the independent registered public accounting firm of GFSM and the Bank.

The Bank’s consolidated financial statements, the related financial statement schedules and the effectiveness of the Bank’s internal control over financial reporting incorporated by reference herein for the year ended December 31, 2016 have been audited by PricewaterhouseCoopers, S.C., an independent registered public accounting firm, as stated in its report incorporated by reference herein. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GFSM’s consolidated financial statements, the related financial statement schedules and the effectiveness of GFSM’s internal control over financial reporting, incorporated in this prospectus by reference to GFSM’s 20-F for the year ended December 31, 2016 have been audited by PricewaterhouseCoopers, S.C., an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The Bank’s consolidated financial statements and the related financial statement schedules as of December 31, 2015 and for the years ended December 31, 2014 and December 31, 2015 have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, an independent registered public accounting firm, as stated in their report incorporatd by reference herein. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GFSM’s consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference herein as of December 31, 2015 and for the years ended December 31, 2014 and December 31, 2015 have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The address of PricewaterhouseCoopers, S.C. is Mariano Escobedo 573, Colonia Rincón del Bosque, Ciudad de Mexico, Mexico and Galaz, Yamazaki, Ruiz Urquiza, S.C. is Paseo de la Reforma 505, Cuauhtémoc, Ciudad de Mexico, Mexico.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a corporation (sociedad anónima) incorporated in accordance with the laws of Mexico. All of our directors and officers and experts named herein are non-residents of the United States, and all or substantially all of the assets of such persons and substantially all of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of United States federal securities laws. We have been advised by our special counsel as to Mexican law, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. We have been advised by such special Mexican counsel that no bilateral treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of civil foreign judgments. In the past, Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment, in order to ascertain, among other matters, whether Mexican legal principles of due process, public policy (orden público) and non-violation of Mexican law have been complied with, without reviewing the merits of the subject matter of the case.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Neither the laws of Mexico nor our bylaws or other constitutive documents provide for indemnification of our directors or officers. We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such.

Item 21. Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as part of this Amendment No. 1 to the registration statement on Form F-4, including those incorporated herein by reference.

Exhibit No.	Document
2.1*	Form of Merger Agreement between Grupo Financiero Santander México, S.A.B. de C.V. and the Registrant (English translation).

3.1*	English translation of the draft bylaws (estatutos) of the Registrant.

4.1*	Form of Deposit Agreement among the Grupo Financiero Santander México, S.A.B. de C.V., JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary receipts issued thereunder evidencing American depositary shares (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 (File No. 333-183694) filed with the SEC on September 4, 2012) of Grupo Financiero Santander México, S.A.B. de C.V.

5.1*	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican legal counsel of the Registrant, as to the validity of the Series B shares.

8.1*	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican legal counsel of the Registrant, with respect to material Mexican tax consequences of the transaction (included in Exhibit 5.1).

8.2	Opinion of Davis Polk & Wardwell LLP, special U.S. tax counsel to the Registrant, with respect to material U.S. tax consequences of the transaction.

21.1*	List of subsidiaries of the Registrant.

23.1*	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included in Exhibit 5.1).

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2).

23.3*	Consent of Pricewaterhouse Coopers, S.C., an independent registered public accounting firm, with respect to the audited financial statements of the Registrant.

23.4*	Consent of Pricewaterhouse Coopers, S.C., an independent registered public accounting firm, with rsepect to the audited financial statements of Grupo Financiero Santander México, S.A.B. de C.V.

23.5*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, with respect to the audited financial statements of the Registrant

23.6*	Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu Limited, with respect to the audited financial statements of Grupo Financiero Santander México, S.A.B. de C.V.

24.1*	Powers of Attorney (included on signature page).

*	Previously filed.

Item 22. Undertakings

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)       The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the Merger and GFSM, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mexico City, Mexico, on December 1, 2017.

BANCO SANTANDER (MÉXICO), S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

By:	/s/ Héctor Blas Grisi Checa
	Name:	Héctor Blas Grisi Checa
	Title:	Executive President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons on December 1, 2017 in the capacities indicated:

Name	Title
*	Executive President and Chief Executive Officer and Director (Principal Executive Officer)
Héctor Blas Grisi Checa
*	Deputy General Director (Chief Financial Officer)
Didier Mena Campos
*	Deputy General Director of Intervention and Control Management (Principal Accounting Officer)
Emilio de Eusebio Saiz

*	Chairman
Marcos Alejandro Martínez Gavica

*	Deputy General Legal Director
Fernando Borja Mujica

*	Director
Rodrigo Echenique Gordillo

*	Director
Ángel Rivera Congosto

*	Director
Rodrigo Brand de Lara

*	Director
Vittorio Corbo Lioi

*	Independent Director
Guillermo Güemez García

*	Independent Director
Joaquín Vargas Guajardo

*	Independent Director
Juan Gallardo Thurlow

*	Independent Director
Antonio Purón Mier y Terán

*	Independent Director
José Eduardo Carredano Fernández

*	Independent Director
Jesús Federico Reyes Heroles González Garza

*	Independent Director
Fernando Ruiz Sahagún

*	Independent Director
Alberto Torrado Martínez

*	Independent Director
Gina Lorenza Diez Barroso Azcárraga

*	Independent Director
Enrique Krauze Kleinbort

*	Independent Director
Guillermo Francisco Vogel Hinojosa

*	Authorized Representative in the United States
James H. Bathon

*By: /s/ Fernando Borja Mujica	Attorney-in-fact
Fernando Borja Mujica